As filed with the Securities and Exchange Commission on June 19, 2012

Registration No. 333-180309

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5 to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TESARO, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	27-2249687 (I.R.S. Employer Identification Number)

1000 Winter Street, Suite 3300
Waltham, Massachusetts 02451
(339) 970-0900
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Leon O. Moulder, Jr.
Chief Executive Officer
TESARO, Inc.
1000 Winter Street, Suite 3300
Waltham, Massachusetts 02451
(339) 970-0900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Asher M. Rubin William I. Intner Hogan Lovells US LLP 100 International Drive, Suite 2000 Baltimore, Maryland 21202 (410) 659-2700	Patrick A. Pohlen Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Common Stock, $0.0001 par value per share	$103,500,000	$11,862

(1)
Estimated solely for purposes of determining the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended. Includes shares of common stock which may be purchased by the underwriters to cover over-allotments, if any.

(2)
The Registrant previously paid $9,885 of the total registration fee in connection with the initial filing of this Registration Statement.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Subject to completion, dated June 19, 2012

PRELIMINARY PROSPECTUS

6,000,000 Shares

TESARO, Inc.

Common Stock

$      per share

        This is the initial public offering of our common stock. We are selling 6,000,000 shares of common stock in this offering. Prior to this offering, there has been no public market for our common stock. The initial public offering price of our common stock is expected to be between $12.00 and $15.00 per share.

        We have applied to list our common stock on the NASDAQ Global Market under the symbol "TSRO."

        We are an "emerging growth company" under applicable Securities and Exchange Commission rules and will be eligible for reduced public company reporting requirements. See "Summary—Implications of Being an Emerging Growth Company." Investing in our common stock involves risks. See "Risk Factors" beginning on page 12.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Initial public offering price	$	$

Underwriting discounts and commissions	$	$

Proceeds to TESARO, before expenses	$	$

        Certain of our existing stockholders, including certain affiliates of our directors, have indicated an interest in purchasing an aggregate of approximately $25 million of shares of our common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no shares in this offering to any of these stockholders, or any of these stockholders may determine to purchase more, less or no shares in this offering.

        We have granted the underwriters an option to purchase up to 900,000 additional shares of common stock to cover over-allotments.

        The underwriters expect to deliver the shares on or about                        , 2012.

Citigroup	Morgan Stanley	Leerink Swann

BMO Capital Markets	Baird

                        , 2012

        We have not, and the underwriters have not, authorized anyone to provide you with any information other than that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell shares of our common stock. The information in this prospectus is complete and accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted.

        Until and including                        , 2012 (25 days after the commencement of this offering), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

        For investors outside the United States: Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

i

PROSPECTUS SUMMARY

        The following summary highlights information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and consolidated financial statements included elsewhere in this prospectus. This summary does not contain all of the information that may be important to you. You should read and carefully consider the following summary together with the entire prospectus, including our consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus and the matters discussed in the sections in this prospectus entitled "Risk Factors," "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," before deciding to invest in our common stock. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See "Special Note Regarding Forward-Looking Statements and Industry Data." Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those discussed in the "Risk Factors" and other sections of this prospectus.

        Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to "TESARO," "the Company," "we," us," and "our," refer to TESARO, Inc., together with its consolidated subsidiary.

Overview

        We are an oncology-focused biopharmaceutical company dedicated to improving the lives of cancer patients. We have in-licensed and are currently developing three product candidates, rolapitant, niraparib and TSR-011. We intend to continue to leverage the experience and competencies of our senior management team to identify, acquire, develop and commercialize cancer therapeutics and oncology supportive care products that are safer and more effective than existing treatments. Upon successful development and regulatory approval of any of our product candidates we intend to make them available to cancer patients in North America, Europe and China through our own commercialization efforts and to establish a network of licensees and distributors in other geographic areas.

        Many marketed products and product candidates in development treat cancer through non-specific damage to cellular components or alter cell metabolism or internal repair mechanisms leading to the demise of cancer cells. More recently, targeted anti-cancer agents have been designed by scientists to inhibit the action of specific molecules within cancer cells that drive the aberrant growth responsible for tumor development. Certain of these targeted agents are developed in conjunction with companion diagnostic tests that are used by clinicians to determine if a patient's cancerous tumor contains these specific molecules and is, therefore, more likely to respond to a particular targeted therapy.

        All of these approaches may be associated with various cancer treatment side effects including, but not limited to, nausea and vomiting. Supportive care products are frequently prescribed or administered to cancer patients to prevent or treat these side effects, thereby allowing the patients to continue to receive potentially life-prolonging cancer therapies. Our product portfolio currently consists of three oncology-related product candidates:

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  Rolapitant, a potent and long-acting neurokinin-1, or NK-1, receptor antagonist currently in Phase 3 clinical trials for the prevention of chemotherapy induced nausea and vomiting, or CINV;

  •
  Niraparib, formerly known as MK-4827, is an orally active and potent poly (ADP-ribose) polymerase, or PARP, inhibitor that has undergone a Phase 1 clinical trial in cancer patients as a monotherapy and is currently under evaluation by Merck & Co., Inc., or Merck, for use in combination with temozolomide for the treatment of solid tumors. We intend to evaluate niraparib for the treatment of patients with solid tumors; and

  •
  TSR-011, an orally available anaplastic lymphoma kinase, or ALK, inhibitor (targeted anti-cancer agent) currently in preclinical development. We plan to test TSR-011 in clinical trials as a treatment for non-small cell lung cancer, or NSCLC, and potentially other cancer indications.

        We were founded in March 2010 by former executives of MGI PHARMA, Inc., or MGI PHARMA, an oncology and acute-care focused biopharmaceutical company. While at MGI PHARMA, our senior management team collaborated in the clinical development and commercialization of several cancer therapeutics and oncology supportive care products, including Aloxi (palonosetron HCl) for CINV. In developing and commercializing TESARO's product candidates, we believe we will be able to leverage our senior management team's long-standing experience with key opinion leaders, patient groups, payors, oncology networks, cancer centers, oncologists, oncology nurses, and pharmacists.

        Our investors include, among others, the following entities or their affiliates: New Enterprise Associates, InterWest Partners, Kleiner Perkins Caufield Byers, Venrock, Oracle Investment Management, Pappas Ventures, Deerfield Capital, Leerink Swann, Frost Gamma Investments and our management team. To date, we have not generated any revenues.

Our Strategy

        Our strategy is based upon our belief that it is efficient and effective to focus our efforts on both cancer therapeutics and oncology supportive care because the same treatment centers and healthcare professionals can be covered by a single sales and marketing organization.

        The key components of our strategy are:

  •
  Rapidly develop and successfully commercialize rolapitant for the prevention of CINV.  We recently initiated our global Phase 3 clinical program for rolapitant, approximately one year after in-licensing this product candidate. We expect to report top line Phase 3 clinical trial data for rolapitant in the second half of 2013.

  •
  Continue the clinical development and successfully commercialize niraparib for the treatment of cancers that are susceptible to PARP inhibition.  In May 2012 we acquired a license to develop and commercialize niraparib. We intend to use the results of the Phase 1 monotherapy clinical trial, together with data from an on-going study by Merck of the safety and efficacy of niraparib given with temozolomide in advanced cancer patients, to establish a clinical development plan for niraparib for the treatment of patients with solid tumors.

  •
  Advance TSR-011 through clinical trials for the treatment of NSCLC and other tumor types associated with ALK mutations.  We intend to pursue an accelerated development pathway for TSR-011 that, if successful, will enable us to reduce the time to receive regulatory approval for this product candidate. We plan to file an IND for TSR-011 during the second half of 2012.

  •
  In-license or acquire additional product candidates to create a balanced product portfolio.  We intend to in-license or acquire additional product candidates across various stages of development. We intend to focus on product candidates that we believe are differentiated from existing cancer therapeutics and oncology supportive care products and that have well defined, and potentially expeditious, clinical and regulatory pathways.

  •
  Build global capabilities to maximize the value of our product candidates.  We are developing rolapitant and intend to develop niraparib and TSR-011 and any future product candidates, on a global basis in order to more rapidly accrue patients and support regulatory submission to health authorities outside of the United States. We currently plan to commercialize our portfolio of cancer therapeutics and oncology supportive care products by deploying fully integrated sales and marketing and medical affairs organizations in core strategic markets.

Our Product Candidates

        Consistent with our strategy to develop and commercialize cancer therapeutics and oncology supportive care products, rolapitant is being developed for the prevention of CINV, niraparib is being developed for the treatment of solid tumors and TSR-011 is being developed for the treatment of NSCLC and potentially other cancer indications.

Rolapitant

        Rolapitant is a potent and long-acting NK-1 receptor antagonist that is being developed for the prevention of CINV, which is currently being studied in Phase 3 clinical trials. According to CINV prevention and treatment guidelines developed and published by respected oncology organizations such as the National Cancer Care Network, or NCCN, Multinational Association for Supportive Care in Cancer, and American Society of Clinical Oncology, if not prevented by prophylaxis, CINV has the potential to afflict up to 90% or more of cancer patients undergoing chemotherapy, depending upon the type of chemotherapy administered, the dosing schedule of the chemotherapy and the patients' age and gender, among other predisposing factors. Prolonged nausea and vomiting may result in unwanted weight loss, dehydration and malnutrition as well as hospitalization. If not prevented, CINV may result in a delay or even discontinuation of chemotherapy treatment. Based on our analysis of market data provided by IMS Health Incorporated and patient treatment data collected from approximately 475 cancer treatment sites in the United States by Ipsos Healthcare, a market research firm, we estimate that in 2011 there were approximately 6.6 million treatments administered on the first day of chemotherapy consisting of the current standard of care for the prevention of CINV (a 5-HT3 receptor antagonist (usually one of ondansetron, granisetron, dolasetron or palonestron) plus a corticosteroid (usually dexamethasone)). The same data indicates that in 2011 approximately 60% of cancer patients receiving the current standard of care for the prevention of CINV were treated with highly emetogenic chemotherapy, or HEC, regimens, and approximately 24% of cancer patients receiving the current standard of care for the prevention of CINV were treated with carboplatin, a commonly utilized chemotherapy agent that qualifies as a moderately emetogenic chemotherapy, or MEC, regimen. Current treatment guidelines recommend that all cancer patients receiving HEC regimens should be treated with an NK-1 receptor antagonist in addition to the current standard of care for CINV, while cancer patients receiving MEC regimens could in appropriate circumstances be treated with an NK-1 receptor antagonist in addition to the current standard of care for the prevention of CINV. The NCCN guidelines clarify that it is appropriate to treat cancer patients on a MEC regimen that utilizes carboplatin with an NK-1 receptor antagonist in addition to the current standard of care for CINV. Based on this data, we estimate that 70% to 80% of cancer patients to whom the current standard of care for the prevention of CINV is administered on the first day of treatment should also receive treatment with an NK-1 receptor antagonist. EMEND, marketed by Merck, is currently the only NK-1 receptor antagonist on the market. According to Merck's Annual Report on Form 10-K for the year ended December 31, 2011, EMEND generated $419 million in revenues globally in 2011.

        We are investigating whether a single dose of rolapitant will, when administered along with the current standard of care for CINV, significantly increase the control of both nausea and vomiting over the 5-day period of risk for cancer patients receiving emetogenic chemotherapy as compared to the current standard of care alone. We presented data from a 454-patient, randomized, placebo controlled Phase 2 clinical trial that evaluated rolapitant in patients at high risk of CINV at the American Society of Clinical Oncology conference in June 2012. We expect to report top line results for our ongoing Phase 3 clinical program for rolapitant during the second half of 2013.

        We believe that rolapitant has several important characteristics, including:

  •
  rapid onset of activity within approximately three hours of completing chemotherapy treatment;

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  long duration of treatment (approximately five days with one dose);

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  low potential for drug-drug interactions; and

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  meaningful impact on reducing nausea.

        In 2008, Schering-Plough completed three Phase 2 clinical trials in which rolapitant was evaluated for the prevention of CINV, post-operative nausea and vomiting and the treatment of chronic cough. One of these trials was designed to assess the efficacy and safety of rolapitant for the prevention of CINV for up to six cycles of chemotherapy, and to determine a Phase 3 dose. This was a multicenter, randomized, double blind clinical trial in which 454 cancer patients receiving HEC were administered a 5-HT3 receptor antagonist and a corticosteroid (ondansetron and dexamethasone), and randomized in equal fashion to groups receiving either placebo or 10mg, 25mg, 100mg or 200mg of a single dose oral formulation of rolapitant. Subjects recorded episodes of emesis, severity of nausea, and use of rescue medications daily in a subject diary from days one through six of cycle 1 of chemotherapy.

        The rolapitant 200 mg group, compared to the control group, had significantly greater complete response rates, meaning no emesis and no use of rescue medication, in the "overall" phase, meaning zero to 120 hours after receipt of HEC, the "acute" phase, meaning zero to 24 hours after receipt of HEC, and the "delayed" phase, meaning greater than 24 hours to 120 hours after receipt of HEC. The comparisons of the rolapitant 200mg group to control group for the overall, acute and delayed phase were 62.5% versus 46.7% (p = 0.032), 87.6% versus 66.7% (p= 0.001) and 63.6% versus 48.9% (p= 0.045), respectively. In clinical trials, the p-value is a measure of how strongly the data support a real difference between the effects of treatment and control. The smaller the p-value, the stronger the evidence. Conventionally, if the p-value is less than 0.05, the presumption is that there is a real difference between the treatment and control groups, and the results are deemed statistically significant. Rates for no significant nausea for the 200mg rolapitant dose group also demonstrated a superior treatment effect versus the control group in the overall, acute, and delayed phases of CINV. The comparisons of the rolapitant 200mg group to control group for the overall, acute and delayed phases for the secondary endpoint of no significant nausea were 63% versus 42% (p = 0.005), 87% versus 73% (p = 0.029) and 64% versus 48% (p = 0.026), respectively. A validated questionnaire was used to assess patient quality of life and these data also demonstrated statistically significant better quality of life scores for the treatment group versus the control group.

	Complete Response Rate
	200mg Rolapitant	Control	P-Value
Overall (0 to 120 hours)	62.5%	46.7%	0.032
Acute (0 to ≤24 hours)	87.6%	66.7%	0.001
Delayed (>24 to 120 hours)	63.6%	48.9%	0.045

        We in-licensed the exclusive worldwide rights to rolapitant from OPKO Health, Inc., or OPKO, in December 2010. OPKO had acquired certain NK-1 receptor related assets in 2010, including rolapitant, from Schering-Plough Corporation, or Schering-Plough, as part of a United States Federal Trade Commission requirement to divest certain assets in connection with Schering-Plough's combination with Merck. Prior to its divestiture of rolapitant, Schering Plough evaluated rolapitant in over 1,000 subjects, including studies for the prevention of post-operative nausea and vomiting, or PONV, and chronic cough, and completed a Phase 2 clinical trial in patients at high risk for CINV.

        We intend to leverage the experience that our senior management team gained at MGI PHARMA to establish rolapitant as part of the standard of care for the prevention of CINV in patients who, per established treatment guidelines, could benefit from an NK-1 receptor antagonist in addition to the current treatment with a 5-HT3 receptor antagonist. While at MGI PHARMA, in 2003 our senior management team successfully launched and commercialized Aloxi, a 5-HT3 receptor antagonist for the prevention of CINV, in the United States. Aloxi, based on revenues, became the largest product in its class in 2006. This success was despite the fact that Aloxi was the fourth 5-HT3 receptor antagonist to market in the United States and competed with products sold by GlaxoSmithKline plc, Roche Holding Ltd. and Sanofi S.A.

Niraparib

        Niraparib, formerly known as MK-4827, is an orally active and potent poly (ADP-ribose) polymerase, or PARP, inhibitor that has undergone a Phase 1 clinical trial in cancer patients as a monotherapy and is currently under evaluation by Merck for use in combination with temozolomide for the treatment of solid tumors. We intend to evaluate niraparib for the treatment of patients with solid tumors. Potential cancer indications we may consider include breast, gastric, lung and ovarian cancer.

        PARP is a family of proteins involved in many functions in a cell, including DNA repair, gene expression, cell cycle control, intracellular trafficking and energy metabolism. PARP inhibitors have shown preclinical efficacy as a monotherapy against tumors with existing defects, such as BRCA1 and BRCA2, and as a combination therapy when administered together with anti-cancer agents that induce DNA damage. Results to date for clinical trials of PARP inhibitors indicate anti-cancer activity, particularly in patients with germ-line BRCA mutations.

        We believe that niraparib has certain characteristics that are highly desirable. Based on our review of the clinical data, we believe that niraparib may inhibit growth of solid tumors in cancer patients. The nonclinical and Phase 1 clinical data show that niraparib has advantages as a treatment for certain cancers. These advantages include:

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  potent inhibition of PARP and demonstrated tumor growth inhibition in tumor models;

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  dose responsive pharmacokinetics in humans;

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  no currently identified drug-drug interactions;

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  demonstrated reduction of PARP activity in human subjects;

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  amenable dosage formulation for further clinical and commercial development;

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  clinical activity with once daily oral administration as a monotherapy, including a disease control rate of 56% in a selected patient population in a Phase 1 clinical trial that enrolled patients with advanced cancers; and

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  tolerability in a Phase 1 combination trial with full doses of another chemotherapy agent, temozolomide, and biologically active doses of niraparib.

        Niraparib has demonstrated promising results in a Phase 1 clinical trial in advanced cancer patients that was designed to determine its toxicity and tolerability, pharmacokinetic and pharmacodynamic profiles, and preliminary anti-tumor activity. This clinical trial concluded that niraparib was well tolerated, had linear pharmacokinetics, evidence of target modulation and promising anti-tumor activity in both BRCA and sporadic cancer. BRCA1 and BRCA2 gene mutations have been linked to certain types of cancers, including breast and ovarian. We intend to use the results of this clinical trial, together with data from an on-going study of the safety and efficacy of niraparib given with temozolomide in advanced cancer patients, to establish a clinical development plan for niraparib for the treatment of patients with solid tumors. Potential cancer indications we may consider include breast, gastric, lung and ovarian cancer.

        In May 2012, we entered into a license agreement with Merck Sharp & Dohme Corp., a subsidiary of Merck, under which we obtained exclusive, worldwide rights to certain patents and non-exclusive rights to certain Merck know-how, to research, develop, manufacture, market and sell niraparib and a backup compound, MK-2512, for all therapeutic and prophylactic uses in humans. We are not currently advancing MK-2512. We made an up-front payment to Merck of $7 million in June 2012 in connection with the license agreement, and that amount is not reflected in our financial results as of March 31, 2012.

TSR-011

        TSR-011 is an orally available ALK inhibitor currently in preclinical development. We plan to test TSR-011 in clinical trials as a treatment for NSCLC and potentially other cancer indications. Although the ALK gene is not widely expressed in adults, ALK is known to be involved in certain types of cancers, including subsets of NSCLC, neuroblastoma and lymphoma. For patients in these subsets, the ALK gene is fused to an activating partner or contains point mutations, resulting in constitutive activation of ALK and the growth of cancer cells and tumor development. Inhibition of ALK in these cancer cells results in cell death and tumor growth inhibition or regression.

        The limited tissue distribution and expression of ALK in adult subjects means that ALK may be a good molecular target for a cancer therapeutic because an ALK inhibitor would primarily affect cancer cells and tumors. In August 2011, the United States Food and Drug Administration, or FDA, approved the first ALK inhibitor, developed by Pfizer Inc., Xalkori (crizotinib), which was approved for the treatment of patients with locally advanced or metastatic NSCLC that are ALK positive. TSR-011 was specifically designed to be selective for, bind tightly to and inhibit the activity of the ALK protein to result in the death of cancer cells and the shrinking of tumors.

        TSR-011 has demonstrated promising results in preclinical studies, and was found to be more active against the ALK protein than what is reported for crizotinib. Also in these studies, it was observed that the IC50 of TSR-011 for recombinant ALK L1196M was 0.1nM, which is 200 times less than the IC50 of crizotinib for this ALK mutant protein. IC50 is the concentration of inhibitor at which 50% of the target protein activity is inhibited. The ALK L1196M mutation has been detected in patients whose tumors progress while they are being treated with crizotinib, and is currently the most commonly identified ALK mutation observed in patients treated with crizotinib. The in vivo activity of our ALK inhibitors has been examined in several ALK models, including an anaplastic large cell lymphoma xenograft model. Daily oral dosing resulted in statistically significant tumor growth inhibition (p < 0.0001) without weight loss. The activity of ALK was evaluated in these tumors post dosing and complete inhibition of phosphorylated ALK, a marked of ALK activation, was observed.

        We plan to develop TSR-011 for oncology indications, including, but not limited to, the treatment of patients with NSCLC whose tumors express an altered ALK protein. We believe that TSR-011 has the potential to be effective in crizotinib-resistant cancers. TSR-011 is currently in preclinical development, and we plan to submit an Investigational New Drug application, or IND, during the second half of 2012. If the FDA does not object to that filing, we intend to then initiate a Phase 1 clinical trial of TSR-011.

        We in-licensed the exclusive worldwide rights to TSR-011 from Amgen, Inc. in March 2011.

Risks Associated with Our Business

        Our ability to implement our business strategy is subject to numerous risks and uncertainties. As an early stage biopharmaceutical company, we face many risks inherent in our business and our industry generally. You should carefully consider all of the information set forth in this prospectus and, in particular, the information under the heading "Risk Factors," prior to making an investment in our common stock. These risks include, among others, the following:

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  we have no source of revenue, may never become profitable and may incur substantial and increasing net losses for the foreseeable future as we continue development of, seek regulatory approvals for, and begin to commercialize our product candidates;

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  we may need to obtain additional funding to continue operations;

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  our success is primarily dependent on the regulatory approval and commercialization of rolapitant, one of our three product candidates, because it is our only late-stage product candidate;

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  we are subject to regulatory approval processes that are lengthy, time consuming and unpredictable. We may not obtain approval for any of our product candidates from the FDA or foreign regulatory authorities;

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  it is difficult and costly to protect our intellectual property rights;

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  we may be unable to recruit or retain key employees, including our senior management team; and

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  we depend on the performance of third parties, including contract research organizations and third-party manufacturers.

Our Corporate Information

        We were incorporated under the laws of the State of Delaware in March 2010. Our principal executive offices are located at 1000 Winter Street, Suite 3300, Waltham, Massachusetts 02451, and our telephone number is (339) 970-0900. Our website address is www.tesarobio.com. Our website and the information contained on, or that can be accessed through, the website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on any such information in making your decision whether to purchase our common stock.

        We have two trademarks, TESARO, Inc. and the TESARO, Inc. design mark. This prospectus also contains registered marks, trademarks and trade names of other companies. All trademarks, registered marks and trade names appearing in this prospectus are the property of their respective holders.

Implications of Being an Emerging Growth Company

        As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an "emerging growth company" as defined in the Jumpstart our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

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  a requirement to have only two years of audited financial statements and only two years of related MD&A;

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  exemption from the auditor attestation requirement on the effectiveness of our internal controls over financial reporting;

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  reduced disclosure about the company's executive compensation arrangements; and

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  no non-binding advisory votes on executive compensation or golden parachute arrangements.

        We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenues, have more than $700 million in market value of our capital stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. We have not taken advantage of any of these reduced reporting burdens in this prospectus, although we may choose to do so in future filings and if we do, the information that we provide stockholders may be different than you might get from other public companies in which you hold equity interests.

 The Offering

Common stock offered	6,000,000 Shares
Common stock to be outstanding immediately following this offering	26,670,486 Shares
Over-allotment option	Up to 900,000 Shares
Use of proceeds

We estimate that the net proceeds from this offering will be approximately $72.8 million, or approximately $84.1 million if the underwriters exercise their over-allotment option in full, assuming an initial public offering price of $13.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We expect to use the proceeds of this offering to fund the development of rolapitant, niraparib and TSR-011, to in-license or acquire, as the case may be, product candidates, technologies, compounds, other assets or complementary businesses, and for working capital and general corporate purposes. See "Use of Proceeds" for a more complete description of the intended use of proceeds from this offering.

Risk factors	You should read "Risk Factors" for a discussion of factors you should carefully consider before deciding to invest in our common stock.
Proposed NASDAQ Global Market symbol	TSRO

        The number of shares of our common stock to be outstanding immediately following this offering set forth above is based on 1,259,996 shares of our common stock outstanding as of March 31, 2012, and gives effect to the conversion of all outstanding shares of our preferred stock into 19,410,490 shares of common stock immediately prior to the closing of this offering.

        The number of shares of our common stock to be outstanding immediately following this offering excludes:

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  1,785,703 shares of our common stock issuable upon the exercise of stock options outstanding as of March 31, 2012 at a weighted-average exercise price of $3.92 per share;

  •
  1,428,571 shares of our common stock reserved for future issuance under our 2012 Omnibus Incentive Plan, or the 2012 Plan, which became effective in April 2012, plus the number of shares of our common stock available for grant under our 2010 Stock Incentive Plan, or the 2010 Plan, as of the effectiveness of the 2012 Plan (which is an additional 6,857 shares), which shares were added to the shares reserved under our 2012 Plan upon the effectiveness of the 2012 Plan, plus any annual increases in the number of shares of common stock reserved for future issuance under the 2012 Plan pursuant to an "evergreen provision" and any other shares that may become issuable under the 2012 Plan pursuant to its terms, as more fully described in "Executive and Director Compensation—Employee Benefit Plans—2012 Omnibus Incentive Plan;" and

  •
  275,000 shares of our common stock reserved for future issuance under our 2012 Employee Stock Purchase Plan, or the ESPP, which will become effective immediately prior to the closing of this offering, plus any other shares that may become issuable under the ESPP pursuant to its terms, as more fully described in "Executive and Director Compensation—Employee Benefit Plans—2012 Employee Stock Purchase Plan."

        Except as otherwise indicated, the information in this prospectus assumes or gives effect to:

  •
  no exercise by the underwriters of their over-allotment option to purchase up to 900,000 additional shares of common stock from us;

  •
  the conversion of all outstanding shares of our preferred stock into shares of our common stock immediately prior to the closing of this offering;

  •
  no purchases by certain of our existing stockholders, including certain affiliates of our directors, who have indicated an interest in purchasing an aggregate of approximately $25 million of shares of our common stock in this offering at the initial public offering price;

  •
  the implementation of a 1 for 3.50 reverse stock split of our common stock effective as of June 18, 2012; and

  •
  the filing of our amended and restated certificate of incorporation and the adoption of our amended and restated bylaws in connection with the closing of this offering.

        Certain of our existing stockholders, including certain affiliates of our directors, have indicated an interest in purchasing an aggregate of approximately $25 million of shares of our common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no shares in this offering to any of these stockholders, or any of these stockholders may determine to purchase more, less or no shares in this offering.

Summary Consolidated Financial Data

        The following table sets forth a summary of our historical consolidated financial data at the dates and for the periods indicated. The summary historical financial data presented below for the year ended December 31, 2011 and the period from March 26, 2010, the date of our inception, to December 31, 2010 have been derived from our audited consolidated financial statements, which are included elsewhere in this prospectus.

        The summary historical consolidated financial data presented below for the three months ended March 31, 2011 and 2012 and the period from March 26, 2010, the date of our inception, to March 31, 2012 have been derived from our unaudited consolidated financial statements, which are included elsewhere in this prospectus, and has been prepared on the same basis as the audited financial statements included elsewhere in this prospectus. In the opinion of management, the unaudited data reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of results as of and for these periods. The historical results are not necessarily indicative of results to be expected in any future period and the results for the three months ended March 31, 2012 are not necessarily indicative of the results that may be expected for the full fiscal year.

        The summary historical consolidated financial data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes thereto, which are included elsewhere in this prospectus. The summary historical consolidated financial data in this section is not intended to replace our financial statements and the related notes thereto.

	The Period from March 26, 2010 (Inception) to December 31, 2010				The Period from March 26, 2010 (Inception) to March 31, 2012
			Three Months Ended March 31,
		Year Ended December 31, 2011
			2011	2012
			(unaudited)	(unaudited)	(unaudited)
Expenses:
Research and development	$46	$11,768	$384	$8,150	$19,964
General and administrative	1,668	3,158	623	1,199	6,025
Acquired in-process research and development	6,630	500	500	—	7,130

Total expenses	8,344	15,426	1,507	9,349	33,119
Loss from operations	(8,344)	(15,426)	(1,507)	(9,349)	(33,119)
Interest income	20	38	4	20	78
Other loss	(651)	(1,010)	(1,010)	—	(1,661)

Net loss	$(8,975)	$(16,398)	$(2,513)	$(9,329)	$(34,702)

Net loss per share applicable to common stockholders—basic and diluted(1)	$(26.65)	$(31.90)	$(5.74)	$(13.59)	$(74.21)

Weighted-average number of common shares used in net loss per share applicable to common stockholders—basic and diluted(1)	337	514	438	687	468

Pro forma net loss per share applicable to common stockholders-basic and diluted (unaudited)(1)		$(1.72)		$(0.70)

Weighted-average number of common shares used in pro forma net loss per share applicable to common stockholders—basic and diluted (unaudited)(1)		9,507		13,269

	As of March 31, 2012
	Actual	Pro Forma(2)(3)	Pro Forma As Adjusted(3)(4)(5)
	(unaudited)	(unaudited)	(unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$88,644	$88,644	$161,434
Working capital	86,871	86,871	159,661
Total assets	92,985	92,985	165,775
Preferred stock	122,704	—	—
Total stockholders' (deficit) equity	$(34,191)	$88,513	$161,303

(1)
See Note 2 within the notes to our financial statements for a description of the method used to calculate basic and diluted net loss per common share and pro forma basic and diluted net loss per common share.

(2)
Pro forma to reflect the conversion of all outstanding shares of our preferred stock into 19,410,490 shares of common stock immediately prior to the closing of this offering.

(3)
We made an up-front payment to Merck of $7 million in June 2012 in connection with the niraparib license agreement, and that amount is not reflected in our financial results as of March 31, 2012, on an actual, pro forma or pro forma as adjusted basis.

(4)
Pro forma as adjusted to further reflect the sale of 6,000,000 shares of our common stock offered in this offering, assuming an initial public offering price of $13.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

(5)
A $1.00 increase (decrease) in the assumed initial public offering price of $13.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents and total stockholders' (deficit) equity by approximately $5.6 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions. An increase of 600,000 shares in the number of shares offered by us together with a concurrent $1.00 increase in the assumed initial public offering price of $13.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase each of cash and cash equivalents and total stockholders' (deficit) equity by approximately $13.7 million after deducting underwriting discounts and commissions. Conversely, a decrease of 600,000 shares in the number of shares offered by us together with a concurrent $1.00 decrease in the assumed initial public offering price of $13.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would decrease each of cash and cash equivalents and total stockholders' (deficit) equity by approximately $12.6 million after deducting underwriting discounts and commissions.

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained in this prospectus, including our financial statements and the related notes appearing at the end of this prospectus, before making your decision to invest in shares of our common stock. We cannot assure you that any of the events discussed in the risk factors below will not occur. These risks could have a material and adverse impact on our business, results of operations, financial condition and cash flows. If that were to happen, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to Our Financial Position and Capital Needs

We have incurred significant losses since our inception and anticipate that we will continue to incur losses in the future.

        We are a development stage biopharmaceutical company with a limited operating history. Investment in biopharmaceutical product development is highly speculative because it entails substantial upfront capital expenditures and significant risk that a product candidate will fail to gain regulatory approval or become commercially viable. We have not generated any revenue from product sales to date, and we continue to incur significant development and other expenses related to our ongoing operations. As a result, we are not profitable and have incurred losses in each period since our inception in 2010. For the quarter ended March 31, 2012 and year ended December 31, 2011, we reported a net loss of $9.3 million and $16.4 million, respectively, and have a deficit accumulated during the development stage of $34.7 million.

        We expect to continue to incur losses for the foreseeable future, and we expect these losses to increase as we continue our development of, and seek regulatory approvals for, our product candidates, and begin to commercialize any approved products. We may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business. The size of our future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate revenues. If any of our product candidates fail in clinical trials or do not gain regulatory approval, or if approved, fail to achieve market acceptance, we may never become profitable. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Our prior losses and expected future losses have had and will continue to have an adverse effect on our stockholders' equity and working capital.

We have a very limited operating history, which may make it difficult for you to evaluate the success of our business to date and to assess our future viability.

        We were incorporated in March 2010. Our operations to date have been limited to organizing and staffing our company, acquiring product and technology rights, and conducting product development activities for two of our three product candidates. We have not yet obtained regulatory approval for, or demonstrated an ability to commercialize, any of our product candidates. Consequently, any predictions about our future success, performance or viability may not be as accurate as they could be if we had a longer operating history and/or approved products on the market.

We currently have no source of revenue and may never become profitable.

        To date, we have not generated any revenues from the three product candidates that we have in-licensed, rolapitant, niraparib and TSR-011. Our ability to generate revenue and become profitable depends upon our ability to successfully commercialize products, including any of our product candidates, or other product candidates that we may in-license or acquire in the future. Even if we are able to successfully achieve regulatory approval for rolapitant, niraparib or TSR-011, we do not know when any of these products will generate revenue for us, if at all. Our ability to generate revenue from our current or future product candidates also depends on a number of additional factors, including our ability to:

  •
  successfully complete development activities, including clinical trials for rolapitant and niraparib and preclinical development and clinical trials for TSR-011;

  •
  complete and submit new drug applications, or NDAs, to the United States Food and Drug Administration, or FDA, and obtain regulatory approval for indications for which there is a commercial market;

  •
  complete and submit applications to, and obtain regulatory approval from, foreign regulatory authorities;

  •
  set a commercially viable price for our products;

  •
  obtain commercial quantities of rolapitant, niraparib and TSR-011 at acceptable cost levels;

  •
  develop a commercial organization capable of sales, marketing and distribution in our core strategic markets;

  •
  find suitable distribution partners to help us market, sell and distribute our approved products in non-core markets; and

  •
  obtain adequate reimbursement from third-party, including government, payors.

        In addition, because of the numerous risks and uncertainties associated with product development, including that our product candidates may not advance through development or achieve the endpoints of applicable clinical trials, we are unable to predict the timing or amount of increased expenses, or when or if we will be able to achieve or maintain profitability. Even if we are able to complete the process described above, we anticipate incurring significant costs associated with commercializing these products.

        Even if we are able to generate revenues from the sale of our products, we may not become profitable and may need to obtain additional funding to continue operations. If we fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations at planned levels and be forced to reduce our operations.

If we require additional capital to fund our operations and we fail to obtain necessary financing, we may be unable to complete the development and commercialization of our product candidates.

        Our operations have consumed substantial amounts of cash since inception. We expect to continue to spend substantial amounts to advance the clinical development of our product candidates and launch and commercialize any product candidates for which we receive regulatory approval, including building our own commercial organizations to address certain markets. We believe that the net proceeds from this offering together with existing cash and cash equivalents and interest thereon will be sufficient to fund our projected operating requirements for at least the next 12 months. However, we may require additional capital for the further development and commercialization of our product candidates and may also need to raise additional funds sooner to pursue our strategy of in-licensing or acquiring additional product candidates.

        Until we can generate a sufficient amount of revenue from our products, if ever, we expect to finance future cash needs through public or private equity or debt offerings. Additional capital may not be available on reasonable terms, if at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us we may have to significantly delay, scale back or discontinue the development or commercialization of one or more of our product candidates. If we raise additional funds through the issuance of additional debt or equity securities that could result in dilution to our existing stockholders, and/or increased fixed payment obligations. Furthermore, these securities may have rights senior to those of our common stock and could contain covenants that would restrict our operations and potentially impair our competitiveness, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. Any of these events could significantly harm our business, financial condition and prospects.

        Our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement and involves risks and uncertainties, and actual results could vary as a result of a number of factors, including the factors discussed elsewhere in this "Risk Factors" section. We have based this estimate on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we currently expect. Our future funding requirements, both near and long-term, will depend on many factors, including, but not limited to:

  •
  the initiation, progress, timing, costs and results of clinical trials for our product candidates and future product candidates we may in-license, including our Phase 3 clinical trials for rolapitant;

  •
  the clinical development plans we establish for niraparib;

  •
  the attainment of milestones and our need to make royalty payments to OPKO Health, Inc., or OPKO, Merck Sharpe & Dohme Corp., a subsidiary of Merck & Co., Inc., or Merck, or Amgen, Inc., or Amgen, or any other future product candidate licensor, if any, under our in-licensing agreements;

  •
  the number and characteristics of product candidates that we in-license and develop;

  •
  the outcome, timing and cost of regulatory approvals by the FDA and comparable foreign regulatory authorities, including the potential for the FDA or comparable foreign regulatory authorities to require that we perform more studies than those that we currently expect;

  •
  the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;

  •
  the effect of competing technological and market developments;

  •
  the cost and timing of completion of commercial-scale outsourced manufacturing activities; and

  •
  the cost of establishing sales, marketing and distribution capabilities for rolapitant or any product candidates for which we may receive regulatory approval.

        If a lack of available capital means that we are unable to expand our operations or otherwise capitalize on our business opportunities, our business, financial condition and results of operations could be materially adversely affected.

Risks Related to Our Business and Industry

Our future success is dependent primarily on the regulatory approval and commercialization of our product candidates, including rolapitant, which is currently undergoing Phase 3 clinical trials.

        We currently do not have any products that have gained regulatory approval. The success of our business is dependent upon our ability to develop and commercialize rolapitant, niraparib and TSR-011, which are currently our only product candidates. We are particularly dependent on the future success of rolapitant, because it is our only late-stage product candidate, and it is just beginning a Phase 3 clinical program. Our other product candidates are at an earlier stage of development. While niraparib has undergone a Phase 1 clinical trial in cancer patients as a monotherapy and is currently under evaluation by Merck for use in combination with temozolomide for the treatment of solid tumors, we have not yet established a development plan, and TSR-011 is still in preclinical development.

        As a result, our business is substantially dependent on our ability to complete the development of, obtain regulatory approval for, and successfully commercialize rolapitant and, to a lesser degree, niraparib and TSR-011 in a timely manner. We cannot commercialize product candidates in the United States without first obtaining regulatory approval for the product from the FDA; similarly, we cannot commercialize product candidates outside of the United States without obtaining regulatory approval from comparable foreign regulatory authorities. Before obtaining regulatory approvals for the commercial sale of any product candidate for a target indication, we must demonstrate with substantial evidence gathered in preclinical and well-controlled clinical studies, and, with respect to approval in the United States, to the satisfaction of the FDA, that the product candidate is safe and effective for use for that target indication and that the manufacturing facilities, processes and controls are adequate. The process to develop, obtain regulatory approval for and commercialize product candidates is long, complex and costly both inside and outside of the United States. Even if rolapitant were to successfully obtain approval from the FDA and comparable foreign regulatory authorities, any approval might contain significant limitations related to use restrictions for certain age groups, warnings, precautions or contraindications, or may be subject to burdensome post-approval study or risk management requirements. If we are unable to obtain regulatory approval for rolapitant in one or more jurisdictions, or any approval contains significant limitations, we may not be able to obtain sufficient funding or generate sufficient revenue to continue the development of niraparib or TSR-011 or any other product candidate that we may in-license or acquire in the future. Furthermore, even if we obtain approval for rolapitant from the FDA and comparable foreign regulatory authorities, we will still need to develop a commercial organization, establish commercially viable pricing and obtain approval for adequate reimbursement from third party and government payors. If we are unable to successfully commercialize rolapitant, we may not be able to earn sufficient revenues to continue our business.

Because the results of preclinical testing or earlier clinical studies are not necessarily predictive of future results, rolapitant, which is currently in Phase 3 clinical trials, or any other product candidate we advance into clinical trials may not have favorable results in later clinical trials or receive regulatory approval.

        Success in preclinical testing and early clinical studies does not ensure that later clinical trials will generate adequate data to demonstrate the efficacy and safety of an investigational drug. A number of companies in the pharmaceutical and biotechnology industries, including those with greater resources and experience, have suffered significant setbacks in clinical trials, even after seeing promising results in earlier clinical trials. Despite the results reported in earlier clinical trials for rolapitant and niraparib and in preclinical studies for TSR-011, we do not know whether the clinical trials we may conduct will demonstrate adequate efficacy and safety to result in regulatory approval to market in any particular jurisdiction or jurisdictions any of our product candidates. If later-stage clinical trials do not produce favorable results, our ability to achieve regulatory approval for any of our product candidates may be adversely impacted.

Clinical drug development involves a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.

        Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical trial process. The results of preclinical studies and early clinical trials of our product candidates may not be predictive of the results of later-stage clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through preclinical studies and initial clinical trials. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier trials. Our future clinical trial results may not be successful.

        We have clinical trials ongoing for rolapitant, we have not yet established a development plan for niraparib, and we are planning to initiate clinical trials for TSR-011 in the second half of 2012, We may experience delays in our ongoing or future clinical trials and we do not know whether planned clinical trials will begin or enroll subjects on time, need to be redesigned or be completed on schedule, if at all. Clinical trials may be delayed, suspended or prematurely terminated for a variety of reasons, such as:

  •
  delay or failure in reaching agreement with the FDA or comparable foreign regulatory authority on a trial design that we are able to execute;

  •
  delay or failure in obtaining authorization to commence a trial or inability to comply with conditions imposed by a regulatory authority regarding the scope or design of a clinical study;

  •
  delay or failure in reaching agreement on acceptable terms with prospective contract research organizations, or CROs, and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

  •
  delay or failure in obtaining institutional review board, or IRB, approval or the approval of other reviewing entities, including comparable foreign regulatory authorities, to conduct a clinical trial at each site;

  •
  withdrawal of clinical trial sites from our clinical trials as a result of changing standards of care or the ineligibility of a site to participate in our clinical trials;

  •
  delay or failure in recruiting and enrolling suitable subjects to participate in a trial;

  •
  delay or failure in having subjects complete a trial or return for post-treatment follow-up;

  •
  clinical sites and investigators deviating from trial protocol, failing to conduct the trial in accordance with regulatory requirements, or dropping out of a trial;

  •
  inability to identify and maintain a sufficient number of trial sites, many of which may already be engaged in other clinical trial programs, including some that may be for the same indication;

  •
  failure of our third-party clinical trial managers to satisfy their contractual duties or meet expected deadlines;

  •
  delay or failure in adding new clinical trial sites;

  •
  ambiguous or negative interim results, or results that are inconsistent with earlier results;

  •
  feedback from the FDA, the IRB, data safety monitoring boards, or a comparable foreign regulatory authority, or results from earlier stage or concurrent preclinical and clinical studies, that might require modification to the protocol;

  •
  decision by the FDA, the IRB, a comparable foreign regulatory authority, or the Company, or recommendation by a data safety monitoring board or comparable foreign regulatory authority, to suspend or terminate clinical trials at any time for safety issues or for any other reason;

  •
  unacceptable risk-benefit profile or unforeseen safety issues or adverse side effects;

  •
  failure to demonstrate a benefit from using a drug;

  •
  manufacturing, including manufacturing or obtaining from third parties sufficient quantities of a product candidate for use in clinical trials; or

  •
  changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial.

        Patient enrollment, a significant factor in the timing of clinical trials, is affected by many factors including the size and nature of the patient population, the proximity of subjects to clinical sites, the eligibility criteria for the trial, the design of the clinical trial, inability to obtain and maintain patient consents, risk that enrolled subjects will drop out before completion, competing clinical trials and clinicians' and patients' perceptions as to the potential advantages of the drug being studied in relation to other available therapies, including any new drugs that may be approved for the indications we are investigating. Furthermore, we rely on CROs and clinical trial sites to ensure the proper and timely conduct of our clinical trials and while we have agreements governing their committed activities, we have limited influence over their actual performance.

        If we experience delays in the completion of, or termination of, any clinical trial of our product candidates, the commercial prospects of our product candidates will be harmed, and our ability to generate product revenues from any of these product candidates will be delayed. In addition, any delays in completing our clinical trials will increase our costs, slow down our product candidate development and approval process and jeopardize our ability to commence product sales and generate revenues. Any of these occurrences may harm our business, financial condition and prospects significantly. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates.

The regulatory approval processes of the FDA and comparable foreign regulatory authorities are lengthy, time consuming and inherently unpredictable, and if we are ultimately unable to obtain regulatory approval for our product candidates, our business will be substantially harmed.

        The time required to obtain approval by the FDA and comparable foreign regulatory authorities is unpredictable but typically takes many years following the commencement of preclinical studies and clinical trials and depends upon numerous factors, including the substantial discretion of the regulatory authorities. In addition, approval policies, regulations, or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate's clinical development and may vary among jurisdictions. We have not obtained regulatory approval for any product candidate and it is possible that none of our existing product candidates or any product candidates we may in-license or acquire and seek to develop in the future will ever obtain regulatory approval.

        Our product candidates could fail to receive regulatory approval from the FDA or a comparable foreign regulatory authority for many reasons, including:

  •
  disagreement with the design or implementation of our clinical trials;

  •
  failure to demonstrate that a product candidate is safe and effective for its proposed indication;

  •
  failure of clinical trials to meet the level of statistical significance required for approval;

  •
  failure to demonstrate that a product candidate's clinical and other benefits outweigh its safety risks;

  •
  disagreement with our interpretation of data from preclinical studies or clinical trials;

  •
  the insufficiency of data collected from clinical trials of our product candidates to support the submission and filing of an NDA or other submission or to obtain regulatory approval;

  •
  disapproval of the manufacturing processes or facilities of third-party manufacturers with whom we contract for clinical and commercial supplies; or

  •
  changes in the approval policies or regulations that render our preclinical and clinical data insufficient for approval.

        The FDA or a comparable foreign regulatory authority may require more information, including additional preclinical or clinical data to support approval, which may delay or prevent approval and our commercialization plans, or we may decide to abandon the development program. If we were to obtain approval, regulatory authorities may approve any of our product candidates for fewer or more limited indications than we request, may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate. In addition, if our product candidate produces undesirable side effects or safety issues, the FDA may require the establishment of Risk Evaluation Mitigation Strategies, or REMS, or a comparable foreign regulatory authority may require the establishment of a similar strategy, that may, for instance, restrict distribution of our products and impose burdensome implementation requirements on us. Any of the foregoing scenarios could materially harm the commercial prospects for our product candidates.

Our product candidates may cause undesirable side effects or have other properties that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following any marketing approval.

        Undesirable side effects caused by our product candidates could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other comparable foreign regulatory authority. Results of our trials could reveal a high and unacceptable severity and prevalence of side effects. In such an event, our trials could be suspended or terminated and the FDA or comparable foreign regulatory authorities could order us to cease further development of or deny approval of our product candidates for any or all targeted indications. The drug-related side effects could affect patient recruitment or the ability of enrolled subjects to complete the trial or result in potential product liability claims. Any of these occurrences may harm our business, financial condition and prospects significantly. In one Phase 2 clinical trial for rolapitant, treatment-related adverse events were mild and included constipation, headache, fatigue and dizziness. Overall, serious adverse events occurred with similar incidences across all treatment groups (9% to 14%). The most common serious adverse events were neutropenia (a disorder characterized by an abnormally low number of certain types of white blood cells), febrile neutropenia (the development of fever, often with signs of infection, in a patient with neutropenia), vomiting, dehydration, nausea and pneumonia. These events, however, were considered by investigators to be related to chemotherapy or the underlying cancer and not to rolapitant. In a Phase 1 clinical trial for niraparib, treatment-related adverse events were generally mild to moderate and included fatigue, anorexia, nausea and myelosuppression (a condition in which bone marrow activity is decreased, resulting in fewer red and white blood cells and platelets). The most common serious adverse events were thrombocytopenia (a decrease in platelets), severe fatigue and pneumonitis (the inflammation of the lungs), all of which were resolved. For both rolapitant and niraparib, additional or more severe side effects may be identified through further clinical trials, or otherwise.

        Additionally if one or more of our product candidates receives marketing approval, and we or others later identify undesirable side effects caused by such products, a number of potentially significant negative consequences could result, including:

  •
  we may suspend marketing of such product;

  •
  regulatory authorities may withdraw approvals of such product;

  •
  regulatory authorities may require additional warnings on the label;

  •
  we may be required to develop a REMS for each product or, if a REMS is already in place, to incorporate additional requirements under the REMS, or to develop a similar strategy as required by a comparable foreign regulatory authority;

  •
  we may be required to conduct post-market studies;

  •
  we could be sued and held liable for harm caused to subjects or patients; and

  •
  our reputation may suffer.

        Any of these events could prevent us from achieving or maintaining market acceptance of the particular product candidate, if approved, and could significantly harm our business, results of operations and prospects.

Even if our product candidates receive regulatory approval, they may still face future development and regulatory difficulties.

        Even if we obtain regulatory approval for a product candidate, it would be subject to ongoing requirements by the FDA and comparable foreign regulatory authorities governing the manufacture, quality control, further development, labeling, packaging, storage, distribution, safety surveillance, import, export, advertising, promotion, recordkeeping and reporting of safety and other post-market information. The safety profile of any product will continue to be closely monitored by the FDA and comparable foreign regulatory authorities after approval. If the FDA or comparable foreign regulatory authorities become aware of new safety information after approval of any of our product candidates, regulatory authorities, may require labeling changes or establishment of a REMS or similar strategy, impose significant restrictions on a product's indicated uses or marketing, or impose ongoing requirements for potentially costly post-approval studies or post-market surveillance. For example, the label ultimately approved for rolapitant, if any, may include restrictions on use.

        In addition, manufacturers of drug products and their facilities are subject to continual review and periodic inspections by the FDA and other regulatory authorities for compliance with current good manufacturing practices, or cGMP, regulations. If we or a regulatory agency discover previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory agency may impose restrictions on that product, the manufacturing facility or us, including requiring recall or withdrawal of the product from the market or suspension of manufacturing. If we, our product candidates or the manufacturing facilities for our product candidates fail to comply with applicable regulatory requirements, a regulatory agency may:

  •
  issue warning letters or untitled letters;

  •
  mandate modifications to promotional materials or require us to provide corrective information to healthcare practitioners;

  •
  require us to enter into a consent decree, which can include imposition of various fines, reimbursements for inspection costs, required due dates for specific actions and penalties for noncompliance;

  •
  seek an injunction or impose civil or criminal penalties or monetary fines;

  •
  suspend or withdraw regulatory approval;

  •
  suspend any ongoing clinical studies;

  •
  refuse to approve pending applications or supplements to applications filed by us;

  •
  suspend or impose restrictions on operations, including costly new manufacturing requirements; or

  •
  seize or detain products, refuse to permit the import or export of products, or require us to initiate a product recall.

        The occurrence of any event or penalty described above may inhibit our ability to commercialize our products and generate revenue.

        Advertising and promotion of any product candidate that obtains approval in the United States will be heavily scrutinized by the FDA, the Department of Justice, the Department of Health and Human Services' Office of Inspector General, state attorneys general, members of Congress, and the public. Violations, including promotion of our products for unapproved (or off-label) uses, are subject to enforcement letters, inquiries and investigations, and civil and criminal sanctions by the FDA. Additionally, advertising and promotion of any product candidate that obtains approval outside of the United States will be heavily scrutinized by comparable foreign regulatory authorities.

        In the United States, engaging in impermissible promotion of our products for off-label uses can also subject us to false claims litigation under federal and state statutes, which can lead to civil and criminal penalties and fines and agreements that materially restrict the manner in which a company promotes or distributes drug products. These false claims statutes include the federal False Claims Act, which allows any individual to bring a lawsuit against a pharmaceutical company on behalf of the federal government alleging submission of false or fraudulent claims, or causing to present such false or fraudulent claims, for payment by a federal program such as Medicare or Medicaid. If the government prevails in the lawsuit, the individual will share in any fines or settlement funds. Since 2004, these False Claims Act lawsuits against pharmaceutical companies have increased significantly in volume and breadth, leading to several substantial civil and criminal settlements based on certain sales practices promoting off-label drug uses. For instance, in 2009, Pfizer, Inc. paid $2.3 billion to settle civil and criminal allegations for illegally marketing four products. This growth in litigation has increased the risk that a pharmaceutical company will have to defend a false claim action, pay settlement fines or restitution, agree to comply with burdensome reporting and compliance obligations, and be excluded from the Medicare, Medicaid, and other federal and state healthcare programs. If we do not lawfully promote our approved products, we may become subject to such litigation and, if we are not successful in defending against such actions, those actions may have a material adverse effect on our business, financial condition and results of operations.

Failure to obtain regulatory approval for the intravenous formulation of rolapitant could limit our commercial success.

        Our clinical development efforts are currently focused on an oral formulation of rolapitant. However, we are also developing an intravenous, or IV, formulation. If we are successful in obtaining regulatory approval of the oral formulation, we would expect the FDA to require an NDA for approval of an IV formulation. Even if the oral formulation gains regulatory approval, there can be no assurance that we would be able to obtain regulatory approval of the IV formulation. To support an NDA for the IV formulation, we will have to provide clinical data specific to the IV formulation. If the clinical results of the IV formulation are positive, we estimate that it would take approximately one year following the submission of the oral form NDA for the FDA to approve the IV formulation, although our submission or FDA review could take significantly longer. We expect the IV formulation of rolapitant to serve what we expect is a larger portion of the market for NK-1 receptor antagonists and generate more revenue compared to the oral formulation. If we do not obtain regulatory approval for the IV formulation, that would negatively affect our revenue and growth prospects.

If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell our product candidates, we may be unable to generate any revenue.

        We do not currently have an organization for the sales, marketing and distribution of pharmaceutical products and the cost of establishing and maintaining such an organization may exceed the cost-effectiveness of doing so. In order to market any products that may be approved by the FDA and comparable foreign regulatory authorities, we must build our sales, marketing, managerial and other non-technical capabilities or make arrangements with third parties to perform these services. If we are unable to establish adequate sales, marketing and distribution capabilities, whether independently or with third parties, we may not be able to generate product revenue and may not become profitable. We will be competing with many companies that currently have extensive and well-funded sales and marketing operations. Without an internal commercial organization or the support of a third party to perform sales and marketing functions, we may be unable to compete successfully against these more established companies.

Failure to obtain regulatory approval in international jurisdictions would prevent our product candidates from being marketed abroad.

        In order to market and sell our products in the European Union and many other jurisdictions, including China, we must obtain separate marketing approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval may differ substantially from that required to obtain FDA approval. The regulatory approval process outside the United States generally includes all of the risks associated with obtaining FDA approval. In addition, in many countries outside the United States, it is required that the product be approved for reimbursement before the product can be approved for sale in that country. We may not obtain approvals from regulatory authorities outside the United States on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one regulatory authority outside the United States does not ensure approval by regulatory authorities in other countries or jurisdictions or by the FDA. We may not be able to file for marketing approvals and may not receive necessary approvals to commercialize our products in any market. If we are unable to obtain approval of any of our product candidates by regulatory authorities in the European Union, China or another country, the commercial prospects of that product candidate may be significantly diminished and our business prospects could decline.

We face substantial competition, which may result in others discovering, developing or commercializing products before or more successfully than we do.

        The development and commercialization of new drug products is highly competitive. We face competition with respect to our current product candidates, rolapitant, niraparib and TSR-011, and will face competition with respect to any product candidates that we may seek to develop or commercialize in the future, from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide. There are a number of large pharmaceutical and biotechnology companies that currently market and sell products or are pursuing the development of products for the treatment of the disease indications for which we are developing our product candidates. If rolapitant is successfully commercialized, we expect it to compete with EMEND, an NK-1 receptor antagonist marketed by Merck. Additionally, we are aware that Helsinn Healthcare has an active clinical program for the development of an oral combination NK-1 receptor antagonist and 5-HT3 receptor antagonist (netupitant plus Aloxi (palonestron HCI) that will be marketed by Helsinn Healthcare and Eisai, Inc. and with which rolapitant would compete. If niraparib is successfully commercialized, we expect it to compete with AstraZeneca Plc's AZD-2281 (olaparib), Abbott Laboratories' ABT-888 (veliparib), Eisai, Inc.'s E-7016, Cephalon, Inc.'s CEP-9722, Clovis Oncology, Inc.'s CO-338 (rucaparib) and Biomarin Pharmaceutical Inc.'s BMN-673, all of which are currently in clinical development. If TSR-011 is successfully commercialized, we expect it to compete with Xalkori (crizotinib), a dual MET/ALK inhibitor marketed by Pfizer. We are also aware of at least four oral ALK inhibitors in development with which TSR-011 could compete if they are approved in the same market: Chugai Pharmaceutical Co., Ltd.'s AF802, ARIAD Pharmaceuticals, Inc.s' AP26113, Astellas Pharma US, Inc.'s ASP-3026 and Novartis AG's LDK378. Some of these competitive products and therapies are based on scientific approaches that are the same as or similar to our approach, and others are based on entirely different approaches. Potential competitors also include academic institutions, government agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing and commercialization.

        Our product candidates are being developed for cancer therapeutics and oncology supportive care. There are a variety of available therapies and supportive care products marketed for cancer patients. In many cases, these drugs are administered in combination to enhance efficacy or to reduce side effects. Some of these drugs are branded and subject to patent protection, and others are available on a generic basis. Many of these approved drugs are well established therapies or products and are widely accepted by physicians, patients and third-party payors. Insurers and other third-party payors may also encourage the use of generic products. We expect that if our product candidates are approved, they will be priced at a significant premium over competitive generic products. This may make it difficult for us to achieve our business strategy of using our product candidates in combination with existing therapies or replacing existing therapies with our product candidates.

        More established companies may have a competitive advantage over us due to their greater size, cash flows and institutional experience. Compared to us, many of our competitors may have significantly greater financial, technical and human resources.

        As a result of these factors, our competitors may obtain regulatory approval of their products more rapidly than we are able to or may obtain patent protection or other intellectual property rights that limit our ability to develop or commercialize our product candidates. Our competitors may also develop drugs that are more effective, more widely used and less costly than ours, and may also be more successful than us in manufacturing and marketing their products.

        Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller and other early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with us in recruiting and retaining qualified scientific, management and commercial personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

Even if we are able to commercialize our product candidates, the products may become subject to unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives, which could harm our business.

        The regulations that govern marketing approvals, pricing and reimbursement for new drug products vary widely from country to country. In the United States, recently passed legislation may significantly change the approval requirements in ways that could involve additional costs and cause delays in obtaining approvals. Some countries require approval of the sale price of a drug before it can be marketed. In many countries, the pricing review period begins after marketing or product licensing approval is granted. In some foreign markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. As a result, we might obtain marketing approval for a product in a particular country, but then be subject to price regulations that delay our commercial launch of the product, possibly for lengthy time periods, which could negatively impact the revenues we are able to generate from the sale of the product in that particular country. Adverse pricing limitations may hinder our ability to recoup our investment in one or more product candidates even if our product candidates obtain marketing approval.

        Our ability to commercialize any products successfully will also depend in part on the extent to which coverage and reimbursement for these products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, determine which medications they will cover and establish reimbursement levels. A primary trend in the U.S. healthcare industry and elsewhere is cost containment. Government authorities and third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. We cannot be sure that coverage and reimbursement will be available for any product that we commercialize and, if reimbursement is available, what the level of reimbursement will be. Coverage and reimbursement may impact the demand for, or the price of, any product candidate for which we obtain marketing approval. If reimbursement is not available or is available only to limited levels, we may not be able to successfully commercialize any product candidate for which we obtain marketing approval.

        There may be significant delays in obtaining coverage and reimbursement for newly approved drugs, and coverage may be more limited than the purposes for which the drug is approved by the FDA or comparable foreign regulatory authorities. Moreover, eligibility for coverage and reimbursement does not imply that any drug will be paid for in all cases or at a rate that covers our costs, including research, development, manufacture, sale and distribution. Interim reimbursement levels for new drugs, if applicable, may also not be sufficient to cover our costs and may only be temporary. Reimbursement rates may vary according to the use of the drug and the clinical setting in which it is used, may be based on reimbursement levels already set for lower cost drugs and may be incorporated into existing payments for other services. Net prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement policies. Our inability to promptly obtain coverage and profitable reimbursement rates from both government-funded and private payors for any approved products that we develop could have a material adverse effect on our operating results, our ability to raise capital needed to commercialize products and our overall financial condition.

Recently enacted and future legislation may increase the difficulty and cost for us to obtain marketing approval of and commercialize our product candidates and affect the prices we may obtain.

        In the United States and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of our product candidates, restrict or regulate post-approval activities and affect our ability to profitably sell any product candidates for which we obtain marketing approval.

        In the United States, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or Medicare Modernization Act, changed the way Medicare covers and pays for pharmaceutical products. The legislation expanded Medicare coverage for drug purchases by the elderly and introduced a new reimbursement methodology based on average sales prices for physician administered drugs. In addition, this legislation provided authority for limiting the number of drugs that will be covered in any therapeutic class. Cost reduction initiatives and other provisions of this legislation could decrease the coverage and price that we receive for any approved products. While the Medicare Modernization Act applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates. Therefore, any reduction in reimbursement that results from the Medicare Modernization Act may result in a similar reduction in payments from private payors.

        In March 2010, President Obama signed into law the Affordable Care Act, a sweeping law intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for healthcare and health insurance industries, impose new taxes and fees on pharmaceutical and medical device manufacturers and impose additional health policy reforms. The Affordable Care Act revises the definition of "average manufacturer price" for reporting purposes, which could increase the amount of Medicaid drug rebates to states. Further, the new law imposes a significant annual fee on companies that manufacture or import branded prescription drug products. Substantial new provisions affecting compliance have also been enacted, which may affect our business practices with healthcare practitioners. A number of state governors have strenuously opposed certain of the Affordable Care Act's provisions, and initiated lawsuits challenging its constitutionality. These challenges are pending final adjudication in several jurisdictions, including the United States Supreme Court. Congress has also proposed a number of legislative initiatives, including possible repeal of the Affordable Care Act. Although it is too early to determine the effect of the Affordable Care Act, the new law appears likely to continue the pressure on pharmaceutical pricing, especially under the Medicare program, and may also increase our regulatory burdens and operating costs.

        In addition, other legislative changes have been proposed and adopted since the Affordable Care Act was enacted. Most recently, on August 2, 2011, the President signed into law the Budget Control Act of 2011, which, among other things, creates the Joint Select Committee on Deficit Reduction to recommend to Congress proposals in spending reductions. The Joint Select Committee did not achieve a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, triggering the legislation's automatic reduction to several government programs. This includes aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, starting in 2013. Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products. We cannot be sure whether additional legislative changes will be enacted, or whether the FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of our product candidates, if any, may be.

If we breach the license agreements for our product candidates, we could lose the ability to continue the development and commercialization of our product candidates.

        In December 2010, we entered into a license agreement with OPKO to obtain exclusive worldwide rights to research, develop, manufacture, market and sell rolapitant. The license agreement also extended to an additional, backup compound, SCH900978, to which we have the same rights and obligations as rolapitant, but which we are not currently advancing. In May 2012, we entered into a license agreement with Merck, under which we obtained exclusive, worldwide rights to certain patents and non-exclusive rights to certain Merck know-how, to research, develop, manufacture, market and sell niraparib and a backup compound, MK-2512, for all therapeutic and prophylactic uses in humans. We are not currently advancing MK-2512. In March 2011, we entered into a license agreement with Amgen to obtain exclusive worldwide rights to research, develop, manufacture, market and sell an anaplastic lymphoma kinase, or ALK, inhibitor product. These agreements require us to use commercially reasonable efforts, in the case of rolapitant and TSR-011, and diligent efforts, in the case of niraparib, to develop and commercialize such products in accordance with such agreements, and to make timely milestone, royalty and other payments, provide certain information regarding our activities with respect to such products, maintain the confidentiality of information we receive from OPKO, Merck and Amgen and indemnify OPKO, Merck and Amgen with respect to our development and commercialization activities under the terms of the agreements.

        If we fail to meet these obligations, our licensors have the right to terminate our exclusive licenses and upon the effective date of such termination, have the right to re-obtain the licensed technology as well as aspects of any intellectual property controlled by us and developed during the period the agreements were in force that relate to the licensed technology. This means that our licensors could effectively take control of the development and commercialization of our product candidates after an uncured, material breach of our license agreements by us. This would also be the case if we voluntarily terminate the agreements. While we would expect to exercise all rights and remedies available to us, including seeking to cure any breach by us, and otherwise seek to preserve our rights under the patents licensed to us, we may not be able to do so in a timely manner, at an acceptable cost or at all. Any uncured, material breach under the licenses could result in our loss of exclusive rights and may lead to a complete termination of our product development and any commercialization efforts for the applicable product candidate.

We may not be successful in obtaining necessary rights to product candidates for our development pipeline through acquisitions and in-licenses.

        We do not intend to develop product candidates from our own original research. Our business model is predicated, in part, on our ability to successfully identify and acquire or in-license product candidates for the treatment and support of cancer patients. However, we may be unable to acquire or in-license any product candidates from third parties, including because we are focusing on a specific area of care and we may be unable to identify product candidates that we believe are an appropriate strategic fit for our company.

        The in-licensing and acquisition of product candidates is a competitive area, and a number of more established companies are also pursuing strategies to in-license or acquire product candidates that we may consider attractive. These established companies may have a competitive advantage over us due to their size, cash resources and greater clinical development and commercialization capabilities. Furthermore, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. We also may be unable to in-license or acquire the relevant product candidate on terms that would allow us to make an appropriate return on our investment.

        In addition, we expect that competition for the in-licensing or acquisition of product candidates that are attractive to us may increase in the future, which may mean fewer suitable opportunities for us as well as higher acquisition or licensing prices. If we are unable to successfully obtain rights to suitable product candidates, our business, financial condition and prospects for growth could suffer.

Product liability lawsuits against us could cause us to incur substantial liabilities and to limit commercialization of any products that we may develop.

        We face an inherent risk of product liability exposure related to the testing of our product candidates in human clinical trials and will face an even greater risk if we commercially sell any products that we may develop. Product liability claims may be brought against us by subjects enrolled in our clinical trials, patients, healthcare providers or others using, administering or selling our products. If we cannot successfully defend ourselves against claims that our product candidates or products caused injuries, we could incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

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  decreased demand for any product candidates or products that we may develop;

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  termination of clinical trial sites or entire trial programs;

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  injury to our reputation and significant negative media attention;

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  withdrawal of clinical trial participants;

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  significant costs to defend the related litigation;

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  substantial monetary awards to trial subjects or patients;

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  loss of revenue;

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  diversion of management and scientific resources from our business operations; and

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  the inability to commercialize any products that we may develop.

        We currently hold $10 million in product liability insurance coverage in the aggregate, which may not be adequate to cover all liabilities that we may incur. We expect to increase our insurance coverage when we begin to commercialize our product candidates, if ever. Insurance coverage is increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise. We intend to expand our insurance coverage for products to include the sale of commercial products if we obtain marketing approval for our product candidates in development, but we may be unable to obtain commercially reasonable product liability insurance for any products approved for marketing. Large judgments have been awarded in class action lawsuits based on drugs that had unanticipated side effects. A successful product liability claim or series of claims brought against us, particularly if judgments exceed our insurance coverage, could decrease our cash and adversely affect our business.

We intend to market our products outside of the United States, and we will be subject to the risks of doing business outside of the United States.

        Because we intend to market products, if approved, outside of the United States, our business is subject to risks associated with doing business outside of the United States. Accordingly, our business and financial results in the future could be adversely affected due to a variety of factors, including:

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  efforts to develop an international sales, marketing and distribution organization may increase our expenses, divert our management's attention from the acquisition or development of product candidates or cause us to forgo profitable licensing opportunities in these geographies;

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  changes in a specific country's or region's political and cultural climate or economic condition;

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  unexpected changes in foreign laws and regulatory requirements;

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  difficulty of effective enforcement of contractual provisions in local jurisdictions;

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  inadequate intellectual property protection in foreign countries;

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  trade-protection measures, import or export licensing requirements such as Export Administration Regulations promulgated by the United States Department of Commerce and fines, penalties or suspension or revocation of export privileges;

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  the effects of applicable foreign tax structures and potentially adverse tax consequences; and

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  significant adverse changes in foreign currency exchange rates.

Our relationships with customers and third-party payors will be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

        Healthcare providers, physicians and third-party payors play a primary role in the recommendation and prescription of any product candidates for which we obtain marketing approval. Our future arrangements with third-party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell and distribute our products for which we obtain marketing approval. Restrictions under applicable federal and state healthcare laws and regulations, include the following:

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  the federal healthcare anti-kickback statute prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under federal and state healthcare programs such as Medicare and Medicaid;

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  the federal False Claims Act imposes criminal and civil penalties, including through civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government;

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  the federal Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, or HIPAA, imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program and also imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

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  HIPAA also created federal criminal laws that prohibit knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services;

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  the federal physician sunshine requirements under the Affordable Care Act requires manufacturers of drugs, devices, biologics and medical supplies to report to the Department of Health and Human Services information related to physician payments and other transfers of value and physician ownership and investment interests; and

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  analogous state laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers, and some state laws require pharmaceutical companies to comply with the pharmaceutical industry's voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government in addition to requiring drug manufacturers to report information related to payments to physicians and other healthcare providers or marketing expenditures.

        Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, exclusion from government funded healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations. If any of the physicians or other providers or entities with whom we expect to do business are found to not be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could have a material adverse effect on our business.

        We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with FDA regulations or similar regulations of comparable foreign regulatory authorities, provide accurate information to the FDA or comparable foreign regulatory authorities, comply with manufacturing standards we have established, comply with federal and state healthcare fraud and abuse laws and regulations and similar laws and regulations established and enforced by comparable foreign regulatory authorities, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. We have adopted a Code of Business Conduct and Ethics, which will be effective as of the closing of this offering, but it is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business and results of operations, including the imposition of significant fines or other sanctions.

We will need to grow the size of our organization, and we may experience difficulties in managing this growth.

        As of March 31, 2012, we had 20 full-time employees. As our development and commercialization plans and strategies develop, or as a result of any in-licenses or acquisitions, we will need additional managerial, operational, sales, marketing, financial and other resources. Our management, personnel and systems currently in place may not be adequate to support this future growth. Future growth would impose significant added responsibilities on members of management, including:

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  managing our clinical trials effectively;

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  identifying, recruiting, maintaining, motivating and integrating additional employees;

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  managing our internal development efforts effectively while complying with our contractual obligations to licensors, licensees, contractors and other third parties;

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  improving our managerial, development, operational and finance systems; and

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  expanding our facilities.

        As our operations expand, we will need to manage additional relationships with various strategic partners, suppliers and other third parties. Our future financial performance and our ability to commercialize our product candidates and to compete effectively will depend, in part, on our ability to manage any future growth effectively. To that end, we must be able to manage our development efforts and clinical trials effectively and hire, train and integrate additional management, administrative and sales and marketing personnel. We may not be able to accomplish these tasks, and our failure to accomplish any of them could prevent us from successfully growing our company.

If we are unable to attract and retain highly qualified employees, we may not be able to grow effectively.

        Our future growth and success depend on our ability to recruit, retain, manage and motivate our employees. The loss of the services of any member of our senior management team or the inability to hire or retain experienced management personnel could adversely affect our ability to execute our business plan and harm our operating results.

        Because of the specialized scientific and managerial nature of our business, we rely heavily on our ability to attract and retain qualified scientific, technical and managerial personnel. Our ability to compete and grow depends in a large part upon the continued service of our senior management team. In particular, the loss of one or more of our senior executive officers could be detrimental to us if we cannot recruit suitable replacements in a timely manner. The competition for qualified personnel in the pharmaceutical field is intense and as a result, we may be unable to continue to attract and retain qualified personnel necessary for the development of our business or to recruit suitable replacement personnel.

Our future success depends on our ability to retain our executive officers and to attract, retain and motivate qualified personnel.

        We are highly dependent on Leon O. Moulder, Jr., our Chief Executive Officer, Mary Lynne Hedley, our President and Chief Scientific Officer, and Richard J. Rodgers, our Executive Vice President and Chief Financial Officer. Although we have offer letter agreements with Mr. Moulder, Dr. Hedley and Mr. Rodgers, these agreements are at-will and do not prevent them from terminating their employment with us at any time. We do not maintain "key person" insurance for any of our executives or other employees. The loss of the services of any of these persons could impede the achievement of our research, development and commercialization objectives.

In addition to in-licensing or acquiring product candidates, we may engage in future acquisitions that could disrupt our business, cause dilution to our stockholders and harm our financial condition and operating results.

        While we currently have no specific plans to acquire any other businesses, we have, from time to time, evaluated acquisition opportunities and may, in the future, make acquisitions of, or investments in, companies that we believe have products or capabilities that are a strategic or commercial fit with our current product candidates and business or otherwise offer opportunities for our company. In connection with these acquisitions or investments, we may:

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  issue stock that would dilute our stockholders' percentage of ownership;

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  incur debt and assume liabilities; and

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  incur amortization expenses related to intangible assets or incur large and immediate write-offs.

        We also may be unable to find suitable acquisition candidates and we may not be able to complete acquisitions on favorable terms, if at all. If we do complete an acquisition, we cannot assure you that it will ultimately strengthen our competitive position or that it will not be viewed negatively by customers, financial markets or investors. Further, future acquisitions could also pose numerous additional risks to our operations, including:

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  problems integrating the purchased business, products or technologies;

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  increases to our expenses;

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  the failure to have discovered undisclosed liabilities of the acquired asset or company;

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  diversion of management's attention from their day-to-day responsibilities;

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  harm to our operating results or financial condition;

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  entrance into markets in which we have limited or no prior experience; and

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  potential loss of key employees, particularly those of the acquired entity.

        We may not be able to complete one or more acquisitions or effectively integrate the operations, products or personnel gained through any such acquisition without a material adverse effect on our business, financial condition and results of operations.

We are relying on the commercial availability of diagnostic tests to identify patients who may benefit from TSR-011.

        We believe that having a commercially available diagnostic test for the identification of ALK fusions will facilitate rapid and efficient development of our lead ALK inhibitor product candidate, TSR-011. While other diagnostic tests are in development (such as tests based on immunohistochemistry and DNA sequencing), the Abbot Vysis Break Apart FISH Probe test, or Vysis diagnostic test, is currently the only commercially available diagnostic test for the identification of ALK fusions. The Vysis diagnostic test is provided by a third party who has no contractual obligation to us to continue to manufacture the test or make it available commercially or to us. We expect that manufacturers of any future diagnostic tests that may become available would similarly have no contractual obligation to us to continue to manufacture tests or to make them available commercially to us. In addition, many diagnostic tests are subject to regulation by the FDA and comparable foreign regulatory authorities and the FDA or another regulatory authority could limit their use. Furthermore, the providers of diagnostic tests may encounter production difficulties that could constrain the supply of the tests or they could otherwise decide to discontinue selling or manufacturing the diagnostic tests. If diagnostic tests are not commercially available, development or commercialization of TSR-011 could be adversely affected.

Our business and operations would suffer in the event of system failures.

        Despite the implementation of security measures, our internal computer systems, and those of our CROs and other third parties on which we rely, are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. If such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our drug development programs. For example, the loss of clinical trial data from completed or ongoing or planned clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development of our product candidates could be delayed.

Risks Related to Our Dependence on Third Parties

We rely on third parties to conduct our preclinical and clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our product candidates and our business could be substantially harmed.

        We have relied upon and plan to continue to rely upon third-party CROs to monitor and manage data for our ongoing preclinical and clinical programs. We rely on these parties for execution of our preclinical and clinical trials, and control only certain aspects of their activities. Nevertheless, we are responsible for ensuring that each of our studies is conducted in accordance with the applicable protocol and legal, regulatory and scientific standards, and our reliance on the CROs does not relieve us of our regulatory responsibilities. We also rely on third parties to assist in conducting our preclinical studies in accordance with Good Laboratory Practices, or GLP, and the Animal Welfare Act requirements. We and our CROs are required to comply with current GCP, which are regulations and guidelines enforced by the FDA, the Competent Authorities of the Member States of the European Economic Area, or the EEA, and comparable foreign regulatory authorities for all of our products in clinical development. Regulatory authorities enforce these GCP through periodic inspections of trial sponsors, principal investigators and trial sites. If we or any of our CROs fail to comply with applicable GCP, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials comply with GCP requirements. In addition, our clinical trials must be conducted with product produced under cGMP requirements. Failure to comply with these regulations may require us to repeat preclinical and clinical trials, which would delay the regulatory approval process.

        Our CROs are not our employees, and except for remedies available to us under our agreements with such CROs, we cannot control whether or not they devote sufficient time and resources to our on-going clinical, nonclinical and preclinical programs. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. As a result, our results of operations and the commercial prospects for our product candidates would be harmed, our costs could increase and our ability to generate revenues could be delayed.

        Because we have relied on third parties, our internal capacity to perform these functions is limited. Outsourcing these functions involves risk that third parties may not perform to our standards, may not produce results in a timely manner or may fail to perform at all. In addition, the use of third-party service providers requires us to disclose our proprietary information to these parties, which could increase the risk that this information will be misappropriated. We currently have a small number of employees, which limits the internal resources we have available to identify and monitor our third-party providers. To the extent we are unable to identify and successfully manage the performance of third-party service providers in the future, our business may be adversely affected. Though we carefully manage our relationships with our CROs, there can be no assurance that we will not encounter similar challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition and prospects.

If we lose our relationships with CROs, our drug development efforts could be delayed.

        We rely on third-party vendors and CROs for preclinical studies and clinical trials related to our drug development efforts. Switching or adding additional CROs involves additional cost and requires management time and focus. Our CROs have the right to terminate their agreements with us in the event of an uncured material breach. In addition, some of our CROs have an ability to terminate their respective agreements with us if it can be reasonably demonstrated that the safety of the subjects participating in our clinical trials warrants such termination, if we make a general assignment for the benefit of our creditors or if we are liquidated. Identifying, qualifying and managing performance of third-party service providers can be difficult, time consuming and cause delays in our development programs. In addition, there is a natural transition period when a new CRO commences work and the new CRO may not provide the same type or level of services as the original provider. If any of our relationships with our third-party CROs terminate, we may not be able to enter into arrangements with alternative CROs or to do so on commercially reasonable terms.

We have no experience manufacturing our product candidates on a large clinical or commercial scale and have no manufacturing facility. We are dependent on single third party manufacturers for the manufacture of our product candidates as well as on third parties for our supply chain, and if we experience problems with any of these third parties, the manufacturing of our product candidates or products could be delayed, which could harm our results of operations.

        We do not own or operate facilities for the manufacture of our product candidates. We currently have no plans to build our own clinical or commercial scale manufacturing capabilities. We currently work with one contract manufacturer, or CMO, Hovione, for the production of rolapitant drug substance, and one other CMO for the production of a rolapitant oral drug product for Phase 3 clinical trials. To meet our projected needs for clinical supplies to support our activities through regulatory approval and commercial manufacturing, the CMOs with whom we currently work will need to increase scale of production. A CMO has manufactured TSR-011 for use in preclinical experiments and is currently manufacturing material to be utilized in Phase 1 clinical trials, but we do not currently have a formal agreement with that CMO. Merck will provide us initial material with which niraparib trials could begin, but we do not currently have agreements with any CMOs for niraparib. We will need to identify CMOs for continued production of supply for TSR-011 and for production of niraparib. We have not yet identified alternate suppliers in the event the current CMOs we utilize are unable to scale production, or if otherwise we experience any problems with them. If we are unable to arrange for alternative third-party manufacturing sources, or to do so on commercially reasonable terms or in a timely manner, we may not be able to complete development of our product candidates, or market or distribute them.

        Reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured product candidates or products ourselves, including reliance on the third party for regulatory compliance and quality assurance, the possibility of breach of the manufacturing agreement by the third party because of factors beyond our control (including a failure to synthesize and manufacture our product candidates or any products we may eventually commercialize in accordance with our specifications) and the possibility of termination or nonrenewal of the agreement by the third party, based on its own business priorities, at a time that is costly or damaging to us. In addition, the FDA and other regulatory authorities require that our product candidates and any products that we may eventually commercialize be manufactured according to cGMP and similar foreign standards. Any failure by our third-party manufacturers to comply with cGMP or failure to scale up manufacturing processes, including any failure to deliver sufficient quantities of product candidates in a timely manner, could lead to a delay in, or failure to obtain, regulatory approval of any of our product candidates. In addition, such failure could be the basis for the FDA to issue a warning or untitled letter, withdraw approvals for product candidates previously granted to us, or take other regulatory or legal action, including recall or seizure, total or partial suspension of production, suspension of ongoing clinical trials, refusal to approve pending applications or supplemental applications, detention or product, refusal to permit the import or export of products, injunction, or imposing civil and criminal penalties.

        Any significant disruption in our supplier relationships could harm our business. We source key materials from third parties, either directly through agreements with suppliers or indirectly through our manufacturers who have agreements with suppliers. There are a small number of suppliers for certain capital equipment and key materials that are used to manufacture our drugs. Such suppliers may not sell these key materials to our manufacturers at the times we need them or on commercially reasonable terms. We do not have any control over the process or timing of the acquisition of these key materials by our manufacturers. Moreover, we currently do not have any agreements for the commercial production of these key materials. Any significant delay in the supply of a product candidate or its key materials for an ongoing clinical study could considerably delay completion of our clinical studies, product testing and potential regulatory approval of our product candidates. If our manufacturers or we are unable to purchase these key materials after regulatory approval has been obtained for our product candidates, the commercial launch of our product candidates would be delayed or there would be a shortage in supply, which would impair our ability to generate revenues from the sale of our product candidates.

        Because of the complex nature of our compounds, our manufacturers may not be able to manufacture our compounds at a cost or in quantities or in a timely manner necessary to make commercially successful products. If we successfully commercialize any of our drugs, we may be required to establish large-scale commercial manufacturing capabilities. In addition, as our drug development pipeline increases and matures, we will have a greater need for clinical study and commercial manufacturing capacity. We have no experience manufacturing pharmaceutical products on a commercial scale and some of these suppliers will need to increase their scale of production to meet our projected needs for commercial manufacturing, the satisfaction of which on a timely basis may not be met.

Risks Related to Our Intellectual Property

If we are unable to protect our intellectual property rights, our competitive position could be harmed and we could be required to incur significant expenses to enforce our rights.

        We depend on our ability to protect our proprietary technology. We rely on trade secret, patent, copyright and trademark laws, and confidentiality, licensing and other agreements with employees and third parties, all of which offer only limited protection. Our success depends in large part on our ability to obtain and maintain patent protection in the United States and other countries with respect to our proprietary technology and products. Where we have the right to do so under our license agreements, we seek to protect our proprietary position by filing patent applications in the United States and abroad related to our novel technologies and products that are important to our business. The patent positions of biotechnology and pharmaceutical companies generally are highly uncertain, involve complex legal and factual questions and have in recent years been the subject of much litigation. As a result, the issuance, scope, validity, enforceability and commercial value of our patents, including those patent rights licensed to us by third parties are highly uncertain.

        The steps we have taken to protect our proprietary rights may not be adequate to preclude misappropriation of our proprietary information or infringement of our intellectual property rights, both inside and outside the United States. The rights already granted under any of our currently issued patents and those that may be granted under future issued patents may not provide us with the proprietary protection or competitive advantages we are seeking. If we are unable to obtain and maintain patent protection for our technology and products, or if the scope of the patent protection obtained is not sufficient, our competitors could develop and commercialize technology and products similar or superior to ours, and our ability to successfully commercialize our technology and products may be adversely affected. Further, under our agreement with Merck for niraparib, Merck is responsible, subject to certain exceptions, for prosecuting the licensed patents, and we are reliant on them to do so in a diligent fashion, subject to our right to review and approve their prosecution activities. If Merck fails to conduct such activities diligently or does not take approved actions, among other reasons, we may not obtain or maintain broad proprietary protection for niraparib.

        With respect to patent rights, we do not know whether any of the pending patent applications for any of our licensed compounds, will result in the issuance of patents that protect our technology or products, or which will effectively prevent others from commercializing competitive technologies and products. Although we have a number of issued patents under our licensing agreements covering our technology, our pending applications cannot be enforced against third parties practicing the technology claimed in such applications unless and until a patent issues from such applications. Further, the examination process may require us or, in the case of niraparib, our licensor, to narrow the claims, which may limit the scope of patent protection that may be obtained. Because the issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, issued patents that we own or have licensed from third parties may be challenged in the courts or patent offices in the United States and abroad. Such challenges may result in the loss of patent protection, the narrowing of claims in such patents, or the invalidity or unenforceability of such patents, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection for our technology and products. Protecting against the unauthorized use of our patented technology, trademarks and other intellectual property rights is expensive, difficult and, may in some cases not be possible. In some cases, it may be difficult or impossible to detect third party infringement or misappropriation of our intellectual property rights, even in relation to issued patent claims, and proving any such infringement may be even more difficult.

        The patent prosecution process is expensive and time-consuming, and we, or in the case of niraparib, our licensor, may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we or our licensors will fail to identify patentable aspects of inventions made in the course of our development and commercialization activities before it is too late to obtain patent protection on them. Further, given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. We expect to seek extensions of patent terms where these are available in any countries where we are prosecuting patents. This includes in the United States under the Drug Price Competition and Patent Term Restoration Act of 1984, which permits a patent term extension of up to five years beyond the expiration of the patent. However the applicable authorities, including the FDA in the United States, and any equivalent regulatory authority in other countries, may not agree with our assessment of whether such extensions are available, and may refuse to grant extensions to our patents, or may grant more limited extensions than we request. If this occurs, our competitors may be able to take advantage of our investment in development and clinical trials by referencing our clinical and preclinical data and launch their product earlier than might otherwise be the case. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our patents or narrow the scope of our patent protection. The laws of foreign countries may not protect our rights to the same extent as the laws of the United States, and these foreign laws may also be subject to change. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore we cannot be certain that we or our licensors were the first to make the inventions claimed in our owned or licensed patents or pending patent applications, or that we or our licensors were the first to file for patent protection of such inventions.

        Currently, in the United States, assuming the other requirements for patentability are met, the first to make the claimed invention is entitled to the patent, while outside the United States, the first to file a patent application is entitled to the patent. In March 2013, the United States will transition to a 'first to file' system in which the first inventor to file a patent application will be entitled to the patent. Under either the current system or new one, third parties will be allowed to submit prior art prior to the issuance of a patent by the United States Patent and Trademark Office, and may become involved in opposition, derivation, reexamination, inter-partes review or interference proceedings challenging our patent rights or the patent rights of others. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, our patent rights, which could adversely affect our competitive position with respect to third parties.

We may become involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time consuming and unsuccessful.

        Competitors may infringe our patents or misappropriate or otherwise violate our intellectual property rights. To counter infringement or unauthorized use, litigation may be necessary in the future to enforce or defend our intellectual property rights, to protect our trade secrets or to determine the validity and scope of our own intellectual property rights or the proprietary rights of others. This can be expensive and time consuming. Many of our current and potential competitors have the ability to dedicate substantially greater resources to defend their intellectual property rights than we can. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing upon or misappropriating our intellectual property. Litigation could result in substantial costs and diversion of management resources, which could harm our business and financial results. In addition, in an infringement proceeding, a court may decide that a patent owned by or licensed to us is invalid or unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation proceeding could put one or more of our patents at risk of being invalidated, held unenforceable or interpreted narrowly. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation.

Third parties may initiate legal proceedings alleging that we are infringing their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on the success of our business.

        Our commercial success depends upon our ability and the ability of our collaborators to develop, manufacture, market and sell our product candidates, and to use our proprietary technologies without infringing the proprietary rights of third parties. We may become party to, or threatened with, future adversarial proceedings or litigation regarding intellectual property rights with respect to our products and technology, including interference proceedings before the U.S. Patent and Trademark Office. Third parties may assert infringement claims against us based on existing patents or patents that may be granted in the future. If we are found to infringe a third party's intellectual property rights, we could be required to obtain a license from such third party to continue developing and commercializing our products and technology. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we are able to obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. We could be forced, including by court order, to cease commercializing the infringing technology or product. In addition, in any such proceeding or litigation, we could be found liable for monetary damages. A finding of infringement could prevent us from commercializing our product candidates or force us to cease some of our business operations, which could materially harm our business. Any claims by third parties that we have misappropriated their confidential information or trade secrets could have a similar negative impact on our business.

We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

        Many of our employees, including our senior management, were previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Some of these employees, including each member of our senior management, executed proprietary rights, non-disclosure and non-competition agreements in connection with such previous employment. Although we try to ensure that our employees do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these employees have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such employee's former employer. We are not aware of any threatened or pending claims related to these matters or concerning the agreements with our senior management, but in the future litigation may be necessary to defend against such claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

Intellectual property disputes could cause us to spend substantial resources and distract our personnel from their normal responsibilities.

        Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses, and could distract our technical and/or management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the market price of our common stock. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

        In addition to seeking patents for some of our technology and products, we also rely on trade secrets, including unpatented know-how, technology and other proprietary information, to maintain our competitive position. We seek to protect these trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as our employees, corporate collaborators, outside scientific collaborators, contract manufacturers, consultants, advisors and other third parties. We also enter into confidentiality and invention or patent assignment agreements with our employees and consultants. Despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts both within and outside the United States may be less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent such competitor from using that technology or information to compete with us, which could harm our competitive position.

Risks Related to this Offering and Ownership of Our Common Stock

We do not know whether an active, liquid and orderly trading market will develop for our common stock or what the market price of our common stock will be and as a result it may be difficult for you to sell your shares of our common stock.

        Prior to this offering there has been no market for shares of our common stock. Although we expect that our common stock will be approved for listing on the NASDAQ Global Market, an active trading market for our shares may never develop or be sustained following this offering. The initial public offering price for our common stock was determined through negotiations with the underwriters, and the negotiated price may not be indicative of the market price of our common stock after this offering. The market value of our common stock may decrease from the initial public offering price. As a result of these and other factors, you may be unable to resell your shares of our common stock at or above the initial public offering price. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. Further, an inactive market may also impair our ability to raise capital by selling shares of our common stock and may impair our ability to enter into strategic partnerships or acquire companies or products by using our shares of common stock as consideration. The market price of our stock may be volatile, and you could lose all or part of your investment.

        The trading price of our common stock following this offering is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. In addition to the factors discussed in this "Risk Factors" section and elsewhere in this prospectus, these factors include:

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  the success of competitive products or technologies;

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  regulatory actions with respect to our products or our competitors' products;

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  actual or anticipated changes in our growth rate relative to our competitors;

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  announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

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  results of clinical trials of our product candidates or those of our competitors;

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  regulatory or legal developments in the United States and other countries;

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  developments or disputes concerning patent applications, issued patents or other proprietary rights;

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  the recruitment or departure of key personnel;

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  the level of expenses related to any of our product candidates or clinical development programs;

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  the results of our efforts to in-license or acquire additional product candidates or products;

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  actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

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  variations in our financial results or those of companies that are perceived to be similar to us;

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  fluctuations in the valuation of companies perceived by investors to be comparable to us;

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  share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

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  announcement or expectation of additional financing efforts;

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  sales of our common stock by us, our insiders or our other stockholders;

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  changes in the structure of healthcare payment systems;

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  market conditions in the pharmaceutical and biotechnology sectors; and

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  general economic, industry and market conditions.

        In addition, the stock market in general, and the NASDAQ Global Market and biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. The realization of any of the above risks or any of a broad range of other risks, including those described in these "Risk Factors," could have a dramatic and material adverse impact on the market price of our common stock.

The estimated price range for this offering is significantly greater per share than our estimate of the fair value of our common stock as of May 31, 2012.

        We periodically conduct valuations of our common stock to be used for the measurement of stock-based compensation expense. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Stock-Based Compensation" for a discussion of these valuations. As of May 31, 2012, we estimated that the fair value of our common stock was $8.58 per share. The estimated price range for this offering, as set forth on the cover page of this prospectus, is significantly greater than this estimate. The estimated price range for this offering was not derived using a formal determination of fair value, but was determined by negotiation between us and the underwriters. The estimate of fair value of our common stock as of May 31, 2012 was not a factor in setting the estimated price range for this offering. Among the factors that were considered in setting this range were the following:

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  an analysis of the typical valuation ranges seen in initial public offerings for companies in our industry for the last two years;

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  the general condition of the securities markets and the recent market prices of, and the demand for, publicly-traded common stock of generally comparable companies;

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  the public trading market for pre-commercial biotechnology companies such as us; and

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  demand for our common stock to support an offering of the size contemplated by this prospectus.

        Investors should be aware that the estimated price range for this offering is significantly greater than our estimate of the fair value of our common stock as of May 31, 2012. Investors are cautioned that the estimated price range does not necessarily represent the fair value of our common stock, but rather reflects an estimate of the offer price determined in consultation with the underwriters. Furthermore, we cannot assure you that the price at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our shares will develop and continue after this offering.

We may be subject to securities litigation, which is expensive and could divert management attention.

        The market price of our common stock may be volatile, and in the past companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management's attention from other business concerns, which could seriously harm our business.

Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

        Prior to this offering, our executive officers, directors, holders of 5% or more of our capital stock and their respective affiliates beneficially owned approximately 81.5% of our voting stock and, upon the closing of this offering, that same group will hold approximately 63.3% of our outstanding voting stock (assuming no exercise of the underwriters' over-allotment option, no exercise of outstanding options and no purchases of shares in this offering by any of this group) in each case assuming the conversion of all outstanding shares of our preferred stock into shares of our common stock immediately prior to the closing of this offering. Certain of our existing stockholders, including certain of our executive officers, directors and certain affiliates of our directors, have indicated an interest in purchasing an aggregate of approximately $25 million of shares of our common stock in this offering. If our executive officers, directors, holders of 5% or more of our capital stock and their respective affiliates purchase $25 million of shares of our common stock in this offering at the initial public offering price of $13.50 per share, which is the midpoint of the price range set forth on the cover, that group will hold approximately 70.2% of our outstanding voting stock (assuming (i) no exercise of the underwriters' overallotment, (ii) no exercise of outstanding options and (iii) the conversion of all outstanding shares of our preferred stock into shares of our common stock immediately prior to the closing of this offering). After this offering this group of stockholders will have the ability to control us through this ownership position even if they do not purchase any additional shares in this offering. These stockholders may be able to determine all matters requiring stockholder approval. For example, these stockholders may be able to control elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest as one of our stockholders. The interests of this group of stockholders may not always coincide with your interests or the interests of other stockholders and they may act in a manner that advances their best interests and not necessarily those of other stockholders, including seeking a premium value for their common stock, and might affect the prevailing market price for our common stock.

If you purchase our common stock in this offering, you will incur immediate and substantial dilution in the book value of your shares.

        The initial public offering price is substantially higher than the net tangible book value per share of our common stock. Investors purchasing common stock in this offering will pay a price per share that substantially exceeds the book value of our tangible assets after subtracting our liabilities. As a result, investors purchasing common stock in this offering will incur immediate dilution of $7.45 per share, based on an initial public offering price of $13.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus. Further, investors purchasing common stock in this offering will contribute approximately 40% of the total amount invested by stockholders since our inception, but will own only approximately 22% of the shares of common stock outstanding immediately following giving effect to this offering.

        This dilution is due to our investors who purchased shares prior to this offering having paid substantially less than the price offered to the public in this offering when they purchased their shares.

These prior issuances include the March 2012 issuance of 26.9 million shares of our Series B preferred stock for aggregate proceeds of approximately $58.5 million, which shares will convert into 7.7 million shares of our common stock immediately prior to the closing of this offering and represents a purchase price on an as-converted to common stock basis of $7.61 per share. In addition, as of March 31, 2012, options to purchase 1,785,703 shares of our common stock at a weighted-average exercise price of $3.92 per share were outstanding, of which options to purchase 45,712 shares were issued in the first quarter of 2012 at an exercise price of $4.97 per share and options to purchase 846,427 shares were issued in March 2012 at an exercise price of $6.62 per share. The number of outstanding options at March 31, 2012, does not include options to purchase 59,282 shares of our common stock issued in April and May 2012 at an exercise price of $6.62 per share. The exercise of any of our outstanding options would result in additional dilution. As a result of the dilution to investors purchasing shares in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of our liquidation. Further, because we may need to raise additional capital to fund our clinical development programs, we may in the future sell substantial amounts of common stock or securities convertible into or exchangeable for common stock. These future issuances of equity or equity-linked securities, together with the exercise of outstanding options and any additional shares issued in connection with acquisitions, if any, may result in further dilution to investors. For a further description of the dilution that you will experience immediately following this offering, see "Dilution."

We are an "emerging growth company" and we intend to take advantage of reduced disclosure and governance requirements applicable to emerging growth companies, which could result in our common stock being less attractive to investors.

        We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an emerging growth company, which in certain circumstances could be for up to five years. See "Summary—Implications of Being an Emerging Growth Company."

If we fail to maintain an effective system of internal control over financial reporting in the future, we may not be able to accurately report our financial condition, results of operations or cash flows, which may adversely affect investor confidence in us and, as a result, the value of our common stock.

        The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. Commencing with our annual report on Form 10-K for the year ending December 31, 2013, we will be required, under Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. A material weakness is a control deficiency, or combination of control deficiencies, in internal control over financial reporting that results in more than a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis. Section 404 of the Sarbanes-Oxley Act also generally requires an attestation from our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. However, for as long as we remain an emerging growth company as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirement.

        Our compliance with Section 404 will require that we incur substantial accounting expense and expend significant management efforts. We currently do not have an internal audit group, and we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge, and compile the system and process documentation necessary to perform the evaluation needed to comply with Section 404. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal control over financial reporting is effective. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition, results of operations or cash flows. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness or significant deficiency in our internal control over financial reporting once that firm begin its reviews, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our common stock could decline, and we could be subject to sanctions or investigations by the NASDAQ, the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

        As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company, and these expenses may increase even more after we are no longer an "emerging growth company." We will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Protection Act, as well as rules adopted, and to be adopted, by the Securities and Exchange Commission, or the SEC, and the NASDAQ Stock Market. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. The increased costs will increase our consolidated net loss. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs to maintain the sufficient coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

        We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

Sales of a substantial number of shares of our common stock in the public market could cause our stock price to fall.

        Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. After this offering, we will have outstanding 26,670,486 shares of common stock based on the number of shares outstanding as of March 31, 2012, assuming: (i) no exercise of the underwriters' over-allotment option; and (ii) the conversion of all outstanding shares of our preferred stock into 19,410,490 shares of common stock immediately prior to the closing of this offering. This includes the shares that we are selling in this offering, which may be resold in the public market immediately without restriction, unless purchased by our affiliates. Of the remaining shares, 20,670,486 shares of our common stock (or 22,522,338 shares assuming certain of our existing stockholders, including certain affiliates of our directors, who have indicated an interest in purchasing an aggregate of approximately $25 million of shares of our common stock in this offering at the initial public offering price of $13.50 per share, which is the midpoint of the price range set forth on the cover) are currently restricted as a result of securities laws or lock-up agreements but will be able to be sold after the offering as described in the "Shares Eligible for Future Sale" section of this prospectus. Moreover, after this offering, holders of an aggregate of 19,410,490 shares of our common stock will have rights, subject to certain conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. We also intend to register all shares of common stock that we may issue under our equity compensation plans. Once we register these shares, they can be freely sold in the public market upon issuance, subject to volume limitations applicable to affiliates and the lock-up agreements described in the "Underwriting" section of this prospectus.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

        Upon completion of this offering, we will become subject to the periodic reporting requirements of the Exchange Act. Our disclosure controls and procedures are designed to reasonably assure that information required to be disclosed by us in reports we file or submit under the Exchange Act is accumulated and communicated to management, recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

        These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.

Future sales and issuances of our common stock or rights to purchase common stock, including pursuant to our equity incentive plans, could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

        We expect that significant additional capital will be needed in the future to continue our planned operations. To raise capital, we may sell substantial amounts of common stock or securities convertible into or exchangeable for common stock. These future issuances of common stock or common stock-related securities, together with the exercise of outstanding options and any additional shares issued in connection with acquisitions, if any, may result in material dilution to our investors. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights, preferences and privileges senior to those of holders of our common stock, including shares of common stock sold in this offering.

        Pursuant to our equity incentive plans, our compensation committee is authorized to grant equity-based incentive awards to our directors, executive officers and other employees and service providers, including officers, employees and service providers of our subsidiaries and affiliates. The number of shares of our common stock available for future grant under our 2012 Omnibus Incentive Plan, or the 2012 Plan, which became effective in April 2012, is 1,428,571 plus the number of shares of our common stock reserved for issuance under our 2010 Stock Incentive Plan, or the 2010 Plan, as of the effective date of the 2012 Plan (which is an additional 6,857 shares). The number of shares of our common stock reserved for issuance under our 2012 Plan will be increased (i) from time to time by the number of shares of our common stock forfeited upon the expiration, cancellation, forfeiture, cash settlement or other termination of awards under our 2010 Plan following the effective date of the 2012 Plan and (ii) on January 1 of each year, starting in 2014, by a number of shares of common stock equal to the lesser of (x) 4% of the shares of common stock outstanding at such time or (y) the number of shares determined by our board of directors. Future option grants and issuances of common stock under our 2012 Plan may have an adverse effect on the market price of our common stock.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

        Although we currently intend to use the net proceeds from this offering in the manner described in "Use of Proceeds" elsewhere in this prospectus, our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the market price of our common stock to decline and delay the development of our product candidates. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

Some provisions of our charter documents and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders and may prevent attempts by our stockholders to replace or remove our current management.

        Provisions in our amended and restated certificate of incorporation and amended and restated bylaws that will become effective in connection with the closing of this offering, as well as provisions of Delaware law, could make it more difficult for a third-party to acquire us or increase the cost of acquiring us, even if doing so would benefit our stockholders, or remove our current management. These provisions include:

  •
  authorizing the issuance of "blank check" preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

  •
  prohibiting cumulative voting in the election of directors, which would otherwise allow for less than a majority of stockholders to elect director candidates;

  •
  prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders;

  •
  eliminating the ability of stockholders to call a special meeting of stockholders; and

  •
  establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings.

        These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, who are responsible for appointing the members of our management. Because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which may discourage, delay or prevent someone from acquiring us or merging with us whether or not it is desired by or beneficial to our stockholders. Under Delaware law, a corporation may not, in general, engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other things, the board of directors has approved the transaction. Any provision of our amended and restated certificate of incorporation or amended and restated bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

        The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on our company. If no securities or industry analysts commence coverage of our company, the trading price for our stock would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
AND INDUSTRY DATA

        This prospectus includes forward-looking statements. We may, in some cases, use terms such as "believes," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should," "approximately" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our ongoing and planned preclinical development and clinical trials, the timing of and our ability to make regulatory filings and obtain and maintain regulatory approvals for our product candidates, our intellectual property position, the degree of clinical utility of our products, particularly in specific patient populations, our ability to develop commercial functions, expectations regarding clinical trial data, our results of operations, cash needs, spending of the proceeds from this offering, financial condition, liquidity, prospects, growth and strategies, the industry in which we operate and the trends that may affect the industry or us.

        By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics and industry change, and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this prospectus, they may not be predictive of results or developments in future periods.

        Actual results could differ materially from our forward-looking statements due to a number of factors, including risks related to:

  •
  our estimates regarding expenses, future revenues, capital requirements and needs for additional financing;

  •
  the success and timing of our preclinical studies and clinical trials;

  •
  the difficulties in obtaining and maintaining regulatory approval of our product candidates, and the labeling under any approval we may obtain;

  •
  our plans and ability to develop and commercialize our product candidates;

  •
  our failure to recruit or retain key scientific or management personnel or to retain our executive officers;

  •
  the size and growth of the potential markets for our product candidates and our ability to serve those markets;

  •
  regulatory developments in the United States and foreign countries;

  •
  the rate and degree of market acceptance of any of our product candidates;

  •
  our use of the proceeds from this offering;

  •
  obtaining and maintaining intellectual property protection for our product candidates and our proprietary technology;

  •
  the successful development of our commercialization capabilities, including sales and marketing capabilities;

  •
  recently enacted and future legislation regarding the healthcare system;

  •
  the success of competing therapies and products that are or become available; and

  •
  the performance of third parties, including contract research organizations and third-party manufacturers.

        Any forward-looking statements that we make in this prospectus speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

        You should also read carefully the factors described in the "Risk Factors" section of this prospectus and elsewhere to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified timeframe, or at all. The Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended, do not protect any forward-looking statements that we make in connection with this offering.

        We obtained the industry, market and competitive position data in this prospectus from our own internal estimates and research as well as from industry and general publications and research surveys and studies conducted by third parties. While we believe that each of these studies and publications is reliable, we have not independently verified market and industry data from third-party sources. While we believe our internal company research is reliable and the market definitions we use are appropriate, neither such research nor these definitions have been verified by any independent source.

 USE OF PROCEEDS

        We estimate that our net proceeds from the sale of the shares of common stock in this offering will be approximately $72.8 million, based on an assumed initial public offering price of $13.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be approximately $84.1 million based on an assumed initial public offering price of $13.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

        The principal purposes of this offering are to obtain additional capital to support our operations, establish a public market for our common stock and to facilitate our future access to the public capital markets. We anticipate that we will use our pre-offering cash resources plus the net proceeds of this offering for the following purposes:

  •
  approximately $65 million to fund the development of rolapitant, currently in Phase 3 clinical trials, through the submission of an NDA;

  •
  approximately $25 million to fund the development of niraparib, including Phase 2 clinical trials;

  •
  approximately $15 million to fund preclinical and Phase 1 clinical development of TSR-011; and

  •
  the remainder to in-license or acquire, as the case may be, product candidates, technologies, compounds, other assets or complementary businesses, for general corporate purposes and for working capital.

        Although it is difficult to predict future liquidity requirements, we believe that the net proceeds from this offering and our existing cash and cash equivalents, together with interest thereon, will be sufficient to fund our operations for at least the next 12 months.

        The expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures depend on numerous factors, including the ongoing status of and results from our clinical trials and other studies, the progress of our preclinical development efforts and any unforeseen cash needs. As a result, our management will have broad discretion in applying the net proceeds of this offering. Although we may use a portion of the net proceeds of this offering for the acquisition or licensing, as the case may be, of product candidates, technologies, compounds, other assets or complementary businesses, we have no current understandings, agreements or commitments to do so.

        Pending these uses, we intend to invest the net proceeds of this offering in a variety of capital preservation investments, including short-term, interest-bearing investment grade securities, money market accounts, certificates of deposit and direct or guaranteed obligations of the U.S. government.

        Each $1.00 increase (decrease) in the assumed initial public offering price of $13.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering by approximately $5.6 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions. We may also increase or decrease the number of shares we are offering. An increase of 600,000 shares in the number of shares offered by us, together with concurrent $1.00 increase in the assumed initial public offering price of $13.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase the net proceeds to us from this offering by approximately $13.7 million after deducting underwriting discounts and commissions. Conversely, a decrease of 600,000 shares in the number of shares offered by us together with a concurrent $1.00 decrease in the assumed initial public offering price of $13.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would decrease the net proceeds to us from this offering by approximately $12.6 million after deducting underwriting discounts and commissions. The as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

 DIVIDEND POLICY

        We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business and do not intend to declare or pay any cash dividends in the foreseeable future. As a result, you will likely need to sell your shares of common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them.

CAPITALIZATION

        The following table sets forth our consolidated cash and cash equivalents and our consolidated capitalization as of March 31, 2012 on:

  •
  an actual basis;

  •
  a pro forma basis giving effect to the conversion of all outstanding shares of our preferred stock into 19,410,490 shares of our common stock immediately prior to the closing of this offering; and

  •
  a pro forma as adjusted basis giving additional effect to the sale of 6,000,000 shares of our common stock offered in this offering, assuming an initial public offering price of $13.50 per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

        The information in this table is illustrative only and our capitalization following the closing of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table in conjunction with the information contained in "Use of Proceeds," "Selected Consolidated Financial Data" and "Management's

Discussion and Analysis of Financial Condition and Results of Operations," as well as the consolidated financial statements and the notes thereto included elsewhere in this prospectus.

	As of March 31, 2012
	Actual	Pro Forma(1)	Pro Forma As Adjusted(1)(2)(3)
	(unaudited)	(unaudited)	(unaudited)
	(dollars in thousands)
Cash and cash equivalents	$88,644	$88,644	$161,434

Series A preferred stock, par value $0.0001 per share; 20,000,000 shares authorized; 20,000,000 shares issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	21,570	—	—
Series B preferred stock, par value $0.0001 per share; 46,436,782 shares authorized; 46,436,761 shares issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	100,504	—	—
Series O preferred stock, par value $0.0001 per share; 1,500,000 shares authorized; 1,500,000 shares issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	630	—	—
Undesignated preferred stock, par value $0.0001 per share; no shares authorized, issued or outstanding, actual and pro forma; 10,000,000 shares authorized and no shares issued and outstanding, pro forma as adjusted	—	—	—
Common stock, par value $0.0001 per share; 85,459,770 shares authorized and 1,259,996 shares issued and outstanding, actual; 85,459,770 shares authorized and 20,670,486 shares issued and outstanding, pro forma; and 100,000,000 shares authorized and 26,670,486 shares issued and outstanding, pro forma as adjusted	—	2	3
Additional paid-in capital	511	123,213	196,002
Deficit accumulated during the development stage	(34,702)	(34,702)	(34,702)

Total stockholders' (deficit) equity	(34,191)	88,513	161,303

Total capitalization	$88,513	$88,513	$161,303

(1)
We made an up-front payment to Merck of $7 million in June 2012 in connection with the niraparib license agreement, and that amount is not reflected in our financial results as of March 31, 2012, on an actual, pro forma or pro forma as adjusted basis.

(2)
A $1.00 increase (decrease) in the assumed initial public offering price of $13.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, additional paid-in capital, total stockholders' equity (deficit) and total capitalization by approximately $5.6 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions. An increase of 600,000 shares in the number of shares offered by us together with a concurrent $1.00 increase in the assumed initial public offering price of $13.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase each of cash and cash equivalents, total stockholders' equity and total capitalization by approximately $13.7 million after deducting underwriting discounts and commissions. Conversely, a decrease of 600,000 shares in the number of shares offered by us together with a concurrent $1.00 decrease in the assumed initial public offering price of $13.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would decrease each of cash and cash equivalents, total stockholders' equity and total capitalization by approximately $12.6 million after deducting underwriting discounts and commissions.

(3)
The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual initial public offering price and other terms of our initial public offering determined at the pricing of this offering.

        The number of shares of our common stock to be outstanding immediately following this offering set forth above is based on 1,259,996 shares of our common stock outstanding as of March 31, 2012, and gives effect to the conversion of all outstanding shares of our preferred stock into 19,410,490 shares of our common stock immediately prior to the closing of this offering.

        The number of shares of our common stock to be outstanding immediately following this offering set forth above excludes:

  •
  1,785,703 shares of our common stock issuable upon the exercise of stock options outstanding as of March 31, 2012 at a weighted-average exercise price of $3.92 per share;

  •
  1,428,571 shares of our common stock reserved for future issuance under our 2012 Plan, which became effective in April 2012, plus the number of shares of our common stock available for grant under our 2010 Plan as of the effectiveness of the 2012 Plan (which is an additional 6,857 shares), which shares were added to the shares reserved under our 2012 Plan upon the effectiveness of the 2012 Plan, plus any annual increases in the number of shares of common stock reserved for future issuance under the 2012 Plan pursuant to an "evergreen provision" and any other shares that may become issuable under the 2012 Plan pursuant to its terms, as more fully described in "Executive and Director Compensation—Employee Benefit Plans—2012 Equity Incentive Plan;" and

  •
  275,000 shares of our common stock reserved for future issuance under our 2012 Employee Stock Purchase Plan, or the ESPP, which will become effective immediately prior to the closing of this offering, plus any other shares that may become issuable under the ESPP pursuant to its terms, as more fully described in "Executive and Director Compensation—Employee Benefit Plans—2012 Employee Stock Purchase Plan."

 DILUTION

        If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock upon closing of this offering. Net tangible book value per share of our common stock is determined at any date by subtracting our total liabilities from the amount of our total tangible assets (total assets less intangible assets) and dividing the difference by the number of shares of our common stock deemed to be outstanding at that date.

        Our historical net tangible book value (deficit) as of March 31, 2012 was approximately $(34.2) million, or $(27.14) per share, based on 1,259,996 shares of common stock outstanding as of March 31, 2012.

        On a pro forma basis, after giving effect to the conversion of all outstanding shares of our preferred stock into 19,410,490 shares of our common stock immediately prior to the closing of this offering, our net tangible book value as of March 31, 2012 would have been approximately $88.5 million, or approximately $4.28 per share of our pro forma outstanding common stock.

        Investors participating in this offering will incur immediate and substantial dilution. After giving effect to our receipt of approximately $72.8 million of estimated net proceeds (after deducting underwriting discounts and commissions and estimated offering expenses payable by us) from our sale of common stock in this offering at an assumed initial public offering price of $13.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, our pro forma as adjusted net tangible book value as of March 31, 2012 would have been $161.3 million, or $6.05 per share. This amount represents an immediate increase in net tangible book value of $1.77 per share of our common stock to existing stockholders and an immediate dilution in net tangible book value of $7.45 per share of our common stock to new investors purchasing shares of common stock in this offering.

        The following tables illustrate this dilution on a per share basis:

Assumed initial public offering price per share		$13.50

Historical net tangible book deficit per share as of March 31, 2012 (unaudited)	$(27.14)

Pro forma increase in net tangible book value per share attributable to pro forma transactions described in preceding paragraphs	31.42

Pro forma net tangible book value per share as of March 31, 2012 (unaudited)	4.28

Pro forma increase in net tangible book value per share attributable to investors participating in this offering	1.77

Pro forma as adjusted net tangible book value per share after this offering		6.05

Dilution of pro forma as adjusted net tangible book value per share to new investors		$7.45

        Each $1.00 increase (decrease) in the assumed initial public offering price of $13.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted net tangible book value by $5.6 million, the pro forma as adjusted net tangible book value per share after this offering by $0.21 per share and the dilution in pro forma as adjusted net tangible book value to new investors in this offering by $0.79 per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions. We may also increase or decrease the number of shares we are offering. An increase of 600,000 shares in the number of shares offered by us, together with concurrent $1.00 increase in the assumed initial public offering price of $13.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, (a) would increase our pro forma as adjusted net tangible book value as of March 31, 2012 by approximately $13.7 million and (b) would also increase the pro forma as adjusted net tangible book value per share after this offering and the dilution in net tangible book value per share to new investors by $0.37 and $0.63, respectively, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions. Conversely, a decrease of 600,000 shares in the number of shares offered by us together with a concurrent $1.00 decrease in the assumed initial public offering price of $13.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, (a) would decrease our pro forma as adjusted net tangible book value as of March 31, 2012 by approximately $12.6 million and (b) would also decrease the pro forma as adjusted net tangible book value per share after this offering and the dilution in net tangible book value per share to new investors by $0.34 and $0.66, respectively, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions.

        The following table summarizes, as of March 31, 2012, giving effect to the pro forma adjustment noted above, the differences between the number of shares purchased from us, the total consideration paid to us, and the average price per share paid to us by existing stockholders and by new investors purchasing shares in this offering, before deducting underwriting discounts and commissions and estimated offering expenses payable by us, at an assumed initial public offering price of $13.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus.

			Total Cash Consideration
	Shares Purchased
					Average Price Per Share
	Number	Percent	Amount	Percent
	(dollars in thousands, except per share amounts)
Existing investors	20,670,486	78%	$121,000	60%	$5.85
New investors	6,000,000	22%	$81,000	40%	$13.50

Total	26,670,486	100%	$202,000	100%	$7.57

        The number of shares of our common stock to be outstanding immediately following this offering set forth above excludes:

  •
  1,785,703 shares of our common stock issuable upon the exercise of stock options outstanding as of March 31, 2012 at a weighted-average exercise price of $3.92 per share;

  •
  1,428,571 shares of our common stock reserved for future issuance under our 2012 Plan, which became effective in April 2012, plus the number of shares of our common stock available for grant under our 2010 Plan as of the effectiveness of the 2012 Plan (which is an additional 6,857 shares), which shares were added to the shares reserved under our 2012 Plan upon the effectiveness of the 2012 Plan, plus any annual increases in the number of shares of common stock reserved for future issuance under the 2012 Plan pursuant to an "evergreen provision" and any other shares that may become issuable under the 2012 Plan pursuant to its terms, as more fully described in "Executive and Director Compensation—Employee Benefit Plans—2012 Equity Incentive Plan;" and

  •
  275,000 shares of our common stock reserved for future issuance under our 2012 Employee Stock Purchase Plan, or the ESPP, which will become effective immediately prior to the closing of this offering, plus any other shares that may become issuable under the ESPP pursuant to its terms, as more fully described in "Executive and Director Compensation—Employee Benefit Plans—2012 Employee Stock Purchase Plan."

        If the underwriters' over-allotment option is exercised in full, the pro forma as adjusted net tangible book value per share after giving effect to this offering would be $6.26 per share, which amount represents an immediate increase in pro forma net tangible book value of $1.98 per share of our common stock to existing stockholders and an immediate dilution in net tangible book value of $7.24 per share of our common stock to new investors purchasing shares of common stock in this offering.

        Certain of our existing stockholders, including certain affiliates of our directors, have indicated an interest in purchasing an aggregate of approximately $25 million of shares of our common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no shares in this offering to any of these stockholders, or any of these stockholders may determine to purchase more, less or no shares in this offering.

        If all our outstanding stock options had been exercised as of March 31, 2012, assuming the treasury stock method, our pro forma net tangible book value as of March 31, 2012 (calculated on the basis of the assumptions set forth above) would have been approximately $88.5 million, or $4.03 per share of our common stock, and the pro forma as adjusted net tangible book value would have been $5.77 per share, representing dilution in our pro forma as adjusted net tangible book value per share to new investors of $7.73.

        In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital by issuing equity securities or convertible debt, your ownership will be further diluted.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following table sets forth a summary of our historical consolidated financial data at the dates and for the periods indicated. The summary historical financial data presented below for the year ended December 31, 2011 and the period from March 26, 2010, the date of our inception, to December 31, 2010 have been derived from our audited consolidated financial statements, which are included elsewhere in this prospectus.

        The summary historical consolidated financial data presented below for the three months ended March 31, 2011 and 2012 and the period from March 26, 2010, the date of our inception, to March 31, 2012 have been derived from our unaudited consolidated financial statements, which are included elsewhere in this prospectus, and has been prepared on the same basis as the audited financial statements included elsewhere in this prospectus. In the opinion of management, the unaudited data reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of results as of and for these periods. The historical results are not necessarily indicative of results to be expected in any future period and the results for the three months ended March 31, 2012 are not necessarily indicative of the results that may be expected for the full fiscal year.

        The summary historical consolidated financial data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes thereto, which are included elsewhere in this prospectus. The summary historical consolidated financial data in this section are not intended to replace our financial statements and the related notes thereto.

	The Period from March 26, 2010 (Inception) to December 31, 2010		Three Months Ended March 31,		The Period from March 26, 2010 (Inception) to March 31, 2012
		Year Ended December 31, 2011
			2011	2012
			(unaudited)	(unaudited)	(unaudited)
Expenses:
Research and development	$46	$11,768	$384	$8,150	$19,964
General and administrative	1,668	3,158	623	1,199	6,025
Acquired in-process research and development	6,630	500	500	—	7,130

Total expenses	8,344	15,426	1,507	9,349	33,119
Loss from operations	(8,344)	(15,426)	(1,507)	(9,349)	(33,119)
Interest income	20	38	4	20	78
Other loss	(651)	(1,010)	(1,010)	—	(1,661)

Net loss	$(8,975)	$(16,398)	$(2,513)	$(9,329)	$(34,702)

Net loss per share applicable to common stockholders—basic and diluted(1)	$(26.65)	$(31.90)	$(5.74)	$(13.59)	$(74.21)

Weighted-average number of common shares used in net loss per share applicable to common stockholders—basic and diluted(1)	337	514	438	687	468

Pro forma net loss per share applicable to common stockholders—basic and diluted (unaudited)(1)		$(1.72)		$(0.70)

Weighted-average number of common shares used in pro forma net loss per share applicable to common stockholders—basic and diluted (unaudited)(1)		9,507		13,269

	As of March 31, 2012
	Actual	Pro forma(2)(3)	Pro forma As Adjusted(3)(4)(5)
	(unaudited)	(unaudited)	(unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$88,644	$88,644	$161,434
Working capital	86,871	86,871	159,661
Total assets	92,985	92,985	165,775
Preferred stock	122,704	—	—
Total stockholders' (deficit) equity	$(34,191)	$88,513	$161,303

(1)
See Note 2 within the notes to our financial statements for a description of the method used to calculate basic and diluted net loss per common share and pro forma basic and diluted net loss per common share.

(2)
Pro forma to reflect the conversion of all outstanding shares of our preferred stock into 19,410,490 shares of common stock immediately prior to the closing of this offering.

(3)
We made an up-front payment to Merck of $7 million in June 2012 in connection with the niraparib license agreement, and that amount is not reflected in our financial results as of March 31, 2012, on an actual, pro forma or pro forma as adjusted basis.

(4)
Pro forma as adjusted to further reflect the sale of 6,000,000 shares of our common stock offered in this offering, assuming an initial public offering price of $13.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

(5)
A $1.00 increase (decrease) in the assumed initial public offering price of $13.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents and total stockholders' (deficit) equity by approximately $5.6 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions. An increase of 600,000 shares in the number of shares offered by us together with a concurrent $1.00 increase in the assumed initial public offering price of $13.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase each of cash and cash equivalents and total stockholders' (deficit) equity by approximately $13.7 million after deducting underwriting discounts and commissions. Conversely, a decrease of 600,000 shares in the number of shares offered by us together with a concurrent $1.00 decrease in the assumed initial public offering price of $13.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would decrease each of cash and cash equivalents and total stockholders' (deficit) equity by approximately $12.6 million after deducting underwriting discounts and commissions.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and related notes appearing in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the "Risk Factors" section of this prospectus, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

        We are an oncology-focused biopharmaceutical company dedicated to improving the lives of cancer patients. We have in-licensed and are currently developing three product candidates, rolapitant, niraparib and TSR-011. We intend to continue to leverage the experience and competencies of our senior management team to identify, acquire, develop and commercialize cancer therapeutics and oncology supportive care products that are safer and more effective than existing treatments.

        Product Candidate Portfolio.    Our product candidate portfolio currently consists of three oncology-related product candidates:

  •
  Rolapitant, a long-acting neurokinin-1, or NK-1, receptor antagonist currently in Phase 3 trials for the prevention of chemotherapy induced nausea and vomiting, or CINV;

  •
  Niraparib, formerly known as MK-4827, is an orally active and potent poly (ADP-ribose) polymerase, or PARP, inhibitor that has undergone a Phase 1 clinical trial in cancer patients as a monotherapy and is currently under evaluation by Merck & Co., Inc., or Merck, for use in combination with temozolomide for the treatment of solid tumors. We intend to evaluate niraparib for the treatment of patients with solid tumors; and

  •
  TSR-011, an orally available anaplastic lymphoma kinase, or ALK, inhibitor (targeted anti-cancer agent) currently in preclinical development. We plan to test TSR-011 in clinical trials as a treatment for non-small cell lung cancer, or NSCLC, and potentially other cancer indications.

        Development Stage Operations.    We commenced business operations in March 2010. Our operations to date have been limited to organizing and staffing our company, business planning, raising capital, acquiring and developing product candidates, identifying potential product candidates and undertaking preclinical studies and clinical trials of our product candidates. To date, we have not generated any revenues and have financed our operations with net proceeds from private placements of our preferred stock. On June 18, 2012, we effectuated a 1 for 3.50 reverse stock split of the our common stock. Our historical share and per share information has been retroactively adjusted to give effect to this reverse stock split.

        As of March 31, 2012, we had a deficit accumulated during the development stage of $34.7 million. Our net losses were $9.3 million, $16.4 million and $9.0 million for the three month period ended March 31, 2012, the year ended December 31, 2011 and for the period from March 26, 2010 (inception) to December 31, 2010, respectively. We expect to incur significant expenses and increasing operating losses for the foreseeable future. We expect our expenses to increase in connection with our ongoing activities, particularly as we continue the development and clinical trials of, and seek regulatory approval for, our product candidates. If we obtain regulatory approval for any of our product candidates, we expect to incur significant commercialization expenses related to product sales, marketing, manufacturing and distribution. Furthermore, upon the closing of this offering, we expect to incur additional costs associated with operating as a public company. Accordingly, we will seek to fund our operations through public or private equity or debt financings or other sources. Adequate additional financing may not be available to us on acceptable terms, or at all. Our failure to raise capital as and when needed would have a negative impact on our financial condition and our ability to pursue our business strategy. We expect that research and development expenses will increase as we continue the development of our product candidates and general and administrative costs will increase as we grow and operate as a public company. We will need to generate significant revenues to achieve profitability, and we may never do so.

        Rolapitant.    In December 2010, we entered into a license agreement with OPKO Health, Inc., or OPKO, to obtain exclusive worldwide rights to research, develop, manufacture, market and sell rolapitant. The license agreement also extended to an additional, backup compound, SCH900978, to which we have the same rights and obligations as rolapitant, but which we are not currently advancing. In consideration for this license, we paid OPKO $6.0 million upon signing the agreement and issued 1,500,000 shares of our Series O preferred stock. At the time of this transaction, the fair value of our Series O preferred stock was determined to be approximately $0.6 million. We are also required to make milestone payments to OPKO of up to an aggregate of $30.0 million if specified regulatory and initial commercial sales milestones are achieved. In addition, we are required to make additional milestone payments to OPKO of up to an aggregate of $85.0 million if specified levels of annual net sales of rolapitant are achieved. If commercial sales of rolapitant commence, we are required to pay OPKO tiered royalties on the amount of annual net sales achieved in the United States and Europe at percentage rates that range from the low teens to the low twenties, which we expect will result in an effective royalty rate in the low teens. The royalty rate on annual net sales outside of the United States and Europe is slightly above the single digits. We will pay royalties on rolapitant until the later of the date that all of the patent rights licensed from OPKO and covering rolapitant expire, are invalidated or are not enforceable and twelve years from the first commercial sale of the product, in each case, on a country-by-country and product-by-product basis. If we elect to develop and commercialize rolapitant in Japan through a third-party licensee we will share equally with OPKO all amounts received by us in connection with such activities under our agreement with such third party, subject to certain exceptions and deductions. OPKO also retains an option to become the exclusive distributor of such products in Latin America, provided that OPKO exercises that option within a defined period following specified regulatory approvals in the United States.

        We are responsible for all preclinical, clinical, regulatory and other activities necessary to develop and commercialize rolapitant. There were no ongoing clinical trials for rolapitant or the additional compound at the time of our acquisition of these rights. None of the assets to which we acquired rights have alternative future uses, nor have they reached a stage of technological feasibility. We accounted for this transaction as an asset acquisition because we did not acquire any processes or activities in addition to the license. We recorded the entire purchase price to acquired in-process research and development expense of $6.6 million.

        Niraparib.    In May 2012, we entered into a license agreement with Merck Sharp & Dohme Corp., a subsidiary of Merck, under which we obtained exclusive, worldwide rights to certain patents and non-exclusive rights to certain Merck know-how, to research, develop, manufacture, market and sell niraparib and a backup compound, MK-2512, for all therapeutic and prophylactic uses in humans. We are not currently advancing MK-2512. Under the terms of the license agreement, we made an up-front payment to Merck of $7 million in June 2012, and that amount is not reflected in our financial results as of March 31, 2012. We are also required to make milestone payments to Merck of up to $57 million in development and regulatory milestones for the first indication, up to $29.5 million in development and regulatory milestones for each successive indication, and up to $87.5 million in one-time sales milestones based on the achievement of annual sales objectives. If commercial sales of niraparib commence, we will pay Merck tiered royalties at percentage rates in the low teens based on worldwide annual net sales, until the later of the expiration of the last patent licensed from Merck covering or claiming niraparib, or the tenth anniversary of the first commercial sale of niraparib, in either case, on a country-by-country basis.

        We are responsible for all clinical, regulatory and other activities necessary to develop and commercialize niraparib. At the time of the license transaction, niraparib had completed a Phase 1 clinical trial in cancer patients as a monotherapy. It is currently under evaluation by Merck for use in combination with temozolomide for the treatment of solid tumors. None of the assets to which we acquired rights have alternative future uses, nor have they reached a stage of technological feasibility. We will account for this transaction as an asset acquisition because we did not acquire any processes or activities in addition to the license. We will record the entire purchase price of $7 million to acquired in-process research and development expense.

        ALK Program.    In March 2011, we entered into a license agreement with Amgen, Inc., or Amgen, to obtain exclusive worldwide rights to research, develop, manufacture, market and sell certain licensed ALK inhibitor compounds. Under the terms of the license agreement, we made an up-front payment to Amgen of $0.5 million. We are also required to make milestone payments to Amgen of up to an aggregate of $138 million if specified clinical development, regulatory, initial commercialization and annual net product sales milestones are achieved. If commercial sales of a product commence, we will pay Amgen tiered royalties at percentage rates ranging from the mid-single digits to slightly above the single digits based on cumulative worldwide net sales until the later of the last patent licensed from Amgen covering the product, the loss of regulatory exclusivity for the product, or the tenth anniversary of the first commercial sale of the product, in all cases, on a country-by-country and product-by-product basis.

        We are responsible for all preclinical, clinical, regulatory and other activities necessary to develop and commercialize the ALK product candidates. At the time of the license transaction, ALK was a preclinical compound. None of the assets to which we acquired rights have alternative future uses, nor have they reached a stage of technological feasibility. We accounted for this transaction as an asset acquisition because we did not acquire any processes or activities in addition to the license. We recorded the entire purchase price to acquired in-process research and development expense of $0.5 million.

        Preferred Stock Financing.    Since our inception on March 26, 2010, we have funded our operations primarily through the private placement of our equity securities. As of March 31, 2012, we had received $120.4 million in net proceeds from the issuance of preferred stock. As of March 31, 2012, our principal source of liquidity was cash and cash equivalents, which totaled $88.6 million.

        Pursuant to the Series B Preferred Stock Purchase Agreement, dated as of June 6, 2011, and as amended on July 7, 2011 and March 21, 2012, we issued 26,884,442 shares of our Series B preferred stock to certain existing investors on March 21, 2012 for additional net proceeds of approximately $58.4 million.

Financial Operations Overview

        The financial information presented from March 26, 2010 (inception) to December 31, 2010 is based solely on the results of TESARO, Inc. Subsequent to January 1, 2011, the financial information is consolidated and includes the results of our wholly owned subsidiary in the United Kingdom. All intercompany transactions and balances are eliminated in this consolidation.

Revenue

        To date, we have not generated any revenues. Our ability to generate revenue and become profitable depends upon our ability to successfully commercialize products, including any of our product candidates that we have in-licensed, rolapitant, niraparib and TSR-011, or other products or product candidates that we may in-license or acquire in the future. We expect to incur losses for the foreseeable future, and we expect these losses to increase as we continue our development of, and seek regulatory approvals for, our product candidates, and begin to commercialize any approved products. Because of the numerous risks and uncertainties associated with product development, we are unable to predict the timing or amount of increased expenses, or when or if we will be able to achieve or maintain profitability. Even if we are able to generate revenues from the sale of our products, we may not become profitable. If we fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations at planned levels and be forced to reduce our operations.

Research and Development Expenses

        Research and development expenses consist primarily of costs incurred for the development of our product candidates, which include:

  •
  license fees related to the acquisition of in-licensed products, which are reported on our statements of operations as acquired in-process research and development;

  •
  employee-related expenses, including salaries, benefits, travel and stock-based compensation expense;

  •
  expenses incurred under agreements with contract research organizations, or CROs, and investigative sites that conduct our clinical trials and preclinical studies;

  •
  the cost of acquiring, developing and manufacturing clinical trial materials;

  •
  facilities, depreciation and other expenses, which include direct and allocated expenses for rent and maintenance of facilities, insurance and other supplies; and

  •
  costs associated with preclinical activities and regulatory operations.

        Research and development costs are expensed as incurred. License fees and milestone payments related to in-licensed products and technology are expensed if it is determined that they have no alternative future use. Costs for certain development activities, such as clinical trials, are recognized based on an evaluation of the progress to completion of specific tasks using data such as patient enrollment, clinical site activations or information provided to us by our vendors.

        Research and development activities are central to our business model. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. We plan to increase our research and development expenses for the foreseeable future. Our costs associated with rolapitant will increase as we continue to enroll our Phase 3 clinical trials and continue the development of both the oral and intravenous formulations. While we had no costs associated with niraparib prior to our acquisition of this product in May 2012, we expect to incur costs and expenses associated with the product as it is further developed. We expect costs associated with TSR-011 to increase as we expand the development activities for this program.

        We cannot determine with certainty the duration and completion costs of the current or future clinical trials of our product candidates or if, when, or to what extent we will generate revenues from the commercialization and sale of any of our product candidates that obtain regulatory approval. We may never succeed in achieving regulatory approval for any of our product candidates. The duration, costs and timing of clinical trials and development of our product candidates will depend on a variety of factors, including the uncertainties of future clinical and preclinical studies, uncertainties in clinical trial enrollment rate and significant and changing government regulation. In addition, the probability of success for each product candidate will depend on numerous factors, including competition, manufacturing capability and commercial viability. We will determine which programs to pursue and how much to fund each program in response to the scientific and clinical success of each product candidate, as well as an assessment of each product candidate's commercial potential.

        The following table identifies research and development expenses and acquired in-process research and development expenses on a program-specific basis for our product candidates in-licensed through

March 31, 2012. It does not include any expenses related to niraparib, which was acquired in May 2012. Personnel-related costs, depreciation and stock-based compensation are not allocated to a program, as they are deployed across multiple projects under development and, as such, are separately classified as personnel and other expenses in the table below (unaudited, in thousands).

	Period From March 26, 2010 (inception) to December 31, 2010		Three Months Ended March 31,		Period From March 26, 2010 (inception) to March 31, 2012
		Year Ended December 31, 2011
			2011	2012
Rolapitant Expenses
Acquired in-process R&D	$6,630	$—	$—	$—	$6,630
Research and development	14	9,041	179	5,926	14,981

Rolapitant total	6,644	9,041	179	5,926	21,611
TSR-011 Expenses
Acquired in-process R&D	—	500	500	—	500
Research and development	—	688	—	958	1,646

TSR-011 total	—	1,188	500	958	2,146
Personnel and Other Expenses	32	2,039	205	1,266	3,337

Total	$6,676	$12,268	$884	$8,150	$27,094

General and Administrative Expenses

        General and administrative expenses consist principally of salaries and related costs for personnel, including stock-based compensation and travel expenses, in executive and other administrative functions. Other general and administrative expenses include facility related costs, communication expenses and professional fees for legal, patent review, consulting and accounting services.

        We anticipate that our general and administrative expenses will increase in the future with the continued research and development and potential commercialization of our product candidates and as we operate as a public company. These increases will likely include increased costs for insurance, costs related to the hiring of additional personnel and payments to outside consultants, lawyers and accountants, among other expenses. Additionally, if and when we believe a regulatory approval of the first product candidate appears likely, we anticipate an increase in payroll and expense as a result of our preparation for commercial operations, especially as it relates to the sales and marketing of our product candidates.

Other Income and Expense

        Other income and expense consists of interest income earned on cash and cash equivalents and expense related to the issuance of certain rights to Series A-1 preferred stock investors to purchase shares of Series A-2 preferred stock, or the Series A-2 Purchase Rights. The Series A-2 Purchase Rights provided for the purchase of preferred stock and were deemed to be legally detachable and separately exercisable, and therefore represented free-standing financial instruments that were accounted for as a liability. We recorded the fair value of the Series A-2 Purchase Rights at the date of issuance of the Series A-1 preferred stock and adjusted the carrying value of such rights to their estimated fair value at each reporting date. The estimated fair value was determined using a valuation model which considers the probability of achieving defined milestones, our cost of capital, the estimated period the Series A-2 Purchase Rights would be outstanding, consideration received for the instrument with such rights, the number of shares to be issued to satisfy such rights and at what price and any changes in the fair value of the underlying instrument to such rights. From the date of issuance to December 31, 2010 the estimated change in fair value of the Series A-2 Purchase Rights was $0.7 million. On February 10, 2011, the holders of the Series A-2 Purchase Rights exercised such rights. From January 1, 2011 to February 10, 2011, the estimated change in the fair value of the Series A-2 Purchase Rights resulted in other expense of $1.0 million.

Critical Accounting Policies and Significant Judgments and Estimates

        Our management's discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to accrued expenses and stock-based compensation. We base our estimates on historical experience, known trends and events and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

        While our significant accounting policies are described in more detail in the notes to our financial statements appearing elsewhere in this prospectus, we believe the following accounting policies to be most critical to the judgments and estimates used in the preparation of our financial statements.

Accrued Research and Development Expenses

        As part of the process of preparing our financial statements, we are required to estimate our accrued expenses. This process involves reviewing open contracts and purchase orders, communicating with our personnel to identify services that have been performed on our behalf and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of the actual cost. The majority of our service providers invoice us monthly in arrears for services performed or when contractual milestones are met. We make estimates of our accrued expenses as of each balance sheet date in our financial statements based on facts and circumstances known to us at that time. We periodically confirm the accuracy of our estimates with the service providers and make adjustments if necessary. Examples of estimated accrued research and development expenses include fees paid to:

  •
  CROs in connection with clinical studies;

  •
  investigative sites in connection with clinical studies;

  •
  vendors in connection with preclinical development activities; and

  •
  vendors related to product manufacturing, development and distribution of clinical supplies.

        We base our expenses related to clinical studies on our estimates of the services received and efforts expended pursuant to contracts with multiple CROs that conduct and manage clinical studies on our behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. There may be instances in which payments made to our vendors will exceed the level of services provided and result in a prepayment of the clinical expense. Payments under some of these contracts depend on factors such as the successful enrollment of subjects and the completion of clinical trial milestones. In accruing service fees, we estimate the time period over which services will be performed, enrollment of subjects, number of sites activated and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from our estimate, we adjust the accrual or prepaid accordingly. Although we do not expect our estimates to be materially different from amounts actually incurred, if our estimates of the status and timing of services performed differs from the actual status and timing of services performed we may report amounts that are too high or too low in any particular period. To date, there have been no material differences from our estimates to the amount actually incurred.

Net Operating Loss Carryforwards

        As of December 31, 2011, we have federal net operating loss carryforwards of $16.5 million to offset future federal income taxes. We also have federal research and development tax credit carryforwards of $0.3 million to offset future federal income taxes. The federal net operating loss carryforwards and research and development tax credit carryforwards expire at various times through 2031. Net operating loss and tax credit carryforwards are subject to review and possible adjustment by the Internal Revenue Service and state tax authorities and may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant stockholders over a three-year period in excess of 50%, as defined under Sections 382 and 383 of the United States Internal Revenue Code of 1986, as amended, as well as similar state provisions. This could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The amount of the annual limitation is determined based on the value of our company immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years. At December 31, 2011, we recorded a 100% valuation allowance against our net operating loss and research and development tax credit carryforwards, as we believe it is more likely than not that the tax benefits will not be fully realized. In the future, if we determine that a portion or all of the tax benefits associated with our tax carryforwards will be realized, net income would increase in the period of determination.

Stock-Based Compensation

        We recognize compensation costs related to stock options and shares of restricted stock granted to employees based on the estimated fair value of the awards on the date of grant, net of estimated forfeitures. Described below is the methodology we have utilized in measuring stock-based compensation expense. Following the consummation of this offering, stock option and restricted stock values will be determined based on the quoted market price of our common stock.

        Since our inception in March 2010, we have applied the fair value recognition provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation, which we refer to as ASC 718. Determining the amount of stock-based compensation to be recorded requires us to develop estimates of the fair value of stock-based awards as of their grant date. Stock-based compensation expense is recognized ratably over the requisite service period, which in most cases is the vesting period of the award. Calculating the fair value of stock-based awards requires that we make highly subjective assumptions. We use the Black-Scholes option pricing model to value our stock option awards. Use of this valuation methodology requires that we make assumptions as to the volatility of our common stock, the expected term of our stock options, the risk free interest rate for a period that approximates the expected term of our stock options and our expected dividend yield. Because we are a privately-held company with a limited operating history, we utilize data from representative peer companies to estimate expected stock price volatility. We selected peer companies from the biopharmaceutical industry with similar characteristics as us, including stage of product development, market capitalization, number of employees and therapeutic focus. We use the simplified method as prescribed by the Securities and Exchange Commission Staff Accounting Bulletin No. 107, Share-Based Payment as we do not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term of stock options granted to employees. We utilize a dividend yield of zero based on the fact that we have never paid cash dividends and have no current intention to pay cash dividends. The risk-free interest rate used for each grant is based on the U.S. Treasury yield curve in effect at the time of grant for instruments with a similar expected life.

        The following table presents the grant dates and related exercise or purchase prices of stock options granted and restricted stock awards, or RSAs, issued to our employees from March 26, 2010

(inception) through May 23, 2012, along with the corresponding exercise price for each option grant and the fair value per share utilized to calculate stock-based compensation expense.

Date of grant	Type of Award	Number of shares underlying awards granted	Exercise price (options) or purchase price (restricted stock) per share	Common stock fair value per share on grant date
September 21, 2010	Option	14,285	$0.04	$0.04
February 7, 2011	RSA	188,570	$—	$0.53
June 6, 2011	Option	47,141	$1.33	$3.22
July 19, 2011	Option	717,855	$1.33	$3.22
September 29, 2011	Option	35,713	$1.33	$3.22
December 8, 2011	Option	78,570	$1.33	$4.97
February 9, 2012	Option	35,712	$4.97	$4.97
March 9, 2012	Option	10,000	$4.97	$4.97
March 16, 2012	Option	846,427	$6.62	$6.62
April 27, 2012	Option	21,428	$6.62	$6.62
May 2, 2012	Option	7,142	$6.62	$6.62
May 16, 2012	Option	30,712	$6.62	$6.62

        The fair value of stock options was estimated at the grant date using the following assumptions:

	December 31,
			March 31, 2012
	2010	2011
Dividend yield	—	—	—
Volatility	82%	67% – 68%	69% – 71%
Risk-free interest rate	2.06%	1.07 – 2.03%	1.19 – 1.56%
Expected term (years)	6.25	6.25	6.25

        Stock-based compensation expense was insignificant for the period March 26, 2010 (inception) through December 31, 2010 and totaled $305,000 for the year ended December 31, 2011, and $206,000 for the three month period ending March 31, 2012. As of March 31, 2012, we had $5.6 million of total unrecognized compensation expense, net of related forfeiture estimates, which is expected to be recognized over a weighted-average remaining vesting period of approximately 3.6 years. While our stock-based compensation expense for stock options and restricted stock granted to employees to date has not been significant, historically, we expect the impact to grow in future periods due to the potential increases in the value of our common stock and headcount.

        Under ASC 718, we are required to estimate the level of forfeitures expected to occur and record compensation expense only for those awards that we ultimately expect will vest. Due to the lack of historical forfeiture activity of our plan, we expect to estimate our forfeiture rate based on peer company data with characteristics similar to our company. For the period from March 26, 2010 (inception) through March 31, 2012, we used a forfeiture rate of zero. There have been no forfeitures through March 31, 2012.

        We have historically granted stock options at exercise prices not less than the fair value of our common stock. As there has been no public market for our common stock to date, the estimated fair value of our common stock has been determined contemporaneously by our board of directors based on valuation estimates provided by management and prepared in accordance with the framework of the AICPA Technical Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, or the Practice Aid. Our contemporaneous valuations of our common stock as of September 21, 2010, December 31, 2010, June 6, 2011 and March 31, 2012 were based on a number of objective and subjective factors, including external market conditions affecting the biotechnology industry sector and the prices at which we sold shares of preferred stock, the superior rights and preferences of securities senior to our common stock at the time of each grant and the likelihood of achieving a liquidity event such as an initial public offering or the sale of our company.

        As of September 21, 2010, our board of directors determined the fair value of our common stock to be $0.04 per share. We granted options to purchase 14,285 shares of our common stock with an exercise price of $0.04 during this time. Based on the valuation methodology selection criteria set forth in the Practice Aid, with a focus on the early stage of our development as a company we determined that an asset-based approach was the most appropriate method to use to determine the enterprise value of our company. We then allocated the enterprise value using the current value method. We concluded that this was the most appropriate method since we had not yet acquired a product candidate for development, no material progress had been made on the enterprise's business plan and there was no reasonable basis for estimating the amount and timing of any such common equity value above the liquidation preference of the Series A preferred stock. As such, we believe an income approach would not have provided a reliable fair value determination. In addition, as a result of the lack of comparative information available for publicly-traded or privately-held start-up enterprises, and because any investments in shares of stock are unlikely to be a reliable indicator of fair value at such an early stage, we concluded that the market approach would also not provide a reliable fair value determination as of this date. The results of this valuation methodology were consistent with our expectations, as we would not have expected any significant value to have been created for the common stockholders.

        In December 2010, we completed the in-licensing of our first product candidate, rolapitant. Due to the significance of this transaction, we deemed it appropriate to update the estimated fair value of our common stock. Our board of directors determined the fair value of our common stock to be $0.53 per share as of December 1, 2010 based on our December 31, 2010 contemporaneous valuation. The increase in value from November 30, 2010 was primarily due to the in-license of rolapitant in December 2010. We issued 188,570 shares of restricted stock on February 7, 2011. We concluded that there were no significant transactions affecting our capital structure or significant developments in our research and development activities that would have indicated that an update to our valuation was required for the restricted stock awards issued on February 7, 2011. Based on the valuation methodology selection criteria set forth in the Practice Aid, the stage of our product candidate as of December 31, 2010 and the fact that rolapitant was our sole product candidate, we determined that the Income Approach using a discounted cash flow, or DCF, analysis was the most appropriate valuation methodology to estimate the fair value of our common stock. Our DCF used the probability weighted average of three cash flow scenarios prepared by our management: (i) 70%—base case; (ii) 10%—best case and (iii) 20%—low case.

        In March 2011, we entered into a license agreement with Amgen, Inc., or Amgen, to obtain exclusive worldwide rights to research, develop, manufacture, market and sell licensed ALK inhibitor compounds. In June and July of 2011, we completed the initial closing of our Series B preferred stock financing, which included several unrelated investors. Based on the significance of these transactions, we deemed it appropriate to perform a contemporaneous valuation of our common stock as of June 6, 2011. For the period from June 1, 2011 to December 31, 2011, our board of directors determined the fair value of our common stock to be $1.33 per share.

        In February 2012, our board of directors authorized management to pursue this initial public offering, or IPO, with a targeted completion date of June 2012. As a result, in connection with the preparation of our consolidated financial statements for the year ended December 31, 2011 and in preparing for our proposed IPO, we reexamined the valuation of our common stock during 2011. In connection with that reexamination, we prepared a retrospective valuation report of the fair value of our common stock for financial reporting purposes as of June 30, 2011 and a contemporaneous valuation report as of December 31, 2011. We believe that the valuation methodologies used in the retrospective and contemporaneous valuation reports are reasonable and consistent with the Practice Aid. We also believe the that preparation of the retrospective valuation as of June 30, 2011 was necessary due to the fact that the timeframe for our potential IPO had accelerated significantly since the time of our initial contemporaneous valuation.

        In the first quarter of 2012, we enrolled our first patients in the Phase 3 clinical trials for rolapitant, filed our initial Form S-1 with the SEC and issued 26.9 million shares of our Series B preferred stock for net proceeds of approximately $58.4 million. Due to the significance of these transactions, we deemed it appropriate to update the estimated fair value of our common stock as of March 31, 2012.

        For the retrospective valuation at June 30, 2011, we used a hybrid of the probability-weighted expected return method, or PWERM, and the option pricing method, or OPM, which we refer to as the Hybrid Method. The Hybrid Method is a PWERM where the values in one of the scenarios in the PWERM is calculated using an OPM. The Hybrid Method considers the potential of two IPO scenarios in the future and considers an OPM scenario. In the two IPO scenarios, the future equity value at the expected IPO date was allocated to the Series A preferred stock, Series B preferred stock and the common stock, based on the rights and preferences of each class of equity. We then discounted the values of each class of equity in each of the two IPO scenarios at an appropriate risk-adjusted rate. In the OPM scenario, we used the back-solve method of the OPM, which derives the implied equity value for one type of equity security from a contemporaneous transaction involving another type of equity security. We applied the OPM back-solve method to solve for the equity value and corresponding value of common stock based on the $2.175 per share price for the sale of Series B preferred stock in June 2011 (which is equivalent to $7.61 per share on an as-converted to common stock basis). Given the proximity to the initial Series B preferred stock financing, and the fact that the Series B preferred stock financing included and was led by unrelated investors, we believe the per share issuance price of the Series B preferred stock provides an indication of the fair value of our equity as of June 30, 2011. The OPM considers the various terms of the stockholder agreements including the level of seniority among the securities, dividend policy, conversion ratios and cash allocations upon liquidation of the enterprise. In addition, this method implicitly considers the effect of the liquidation preferences as of a future liquidation date, not as of the valuation date. The resulting values for the Series A preferred stock, Series B preferred stock and the common stock from the two IPO scenarios and from the OPM scenario were probability weighted to calculate the weighted value as of the June 30, 2011 valuation date.

        For the June 30, 2011 retrospective valuation, we estimated the fair value of our common stock by assigning a 70% weighting to the estimated fair value using the OPM back-solve method and a 30% weighting to the estimated fair values under the two IPO scenarios using PWERM. We believe that the 70% weighting on the OPM back-solve method is appropriate due to the proximity of the issuance of our Series B preferred stock in June 2011 to the valuation date and the fact that the issuance included and was led by unrelated investors. The 30% weighting for the PWERM (15% for a scenario where the IPO occurs on June 30, 2012, or the IPO scenario, and 15% for a scenario where the IPO occurs on June 30, 2013, or the Delayed IPO scenario) was deemed appropriate because at the time of the retrospective valuation, we believed that there was the possibility of two liquidity events, the IPO scenario and Delayed IPO scenario. We believe it appropriate to include these potential scenarios when estimating the value of our common stock as this was a retrospective valuation that was performed at the time of our preparation for this proposed initial public offering.

        The following table summarizes the significant assumptions for each of the valuation scenarios used in the hybrid method to determine the fair value of our common stock as of June 30, 2011.

June 30, 2011 Retrospective Valuation	IPO	Delayed IPO	OPM
Key Assumptions
Probability weighting	15%	15%	70%
Liquidity date	6/30/2012	6/30/2013	12/31/2014
Underlying equity value ($ millions)	$179	$204	$65
WACC	24.90%	24.90%	NA
Volatility	NA	NA	67%
Risk free interest rate	NA	NA	1.29%
Discount for lack of marketability	25%	25%	25%
Estimated per-share fair value of common stock	$5.03	$4.58	$2.54

        The estimated per share fair value of our common stock calculated in our retrospective valuation as of June 30, 2011 of $3.22 per share increased significantly from the December 31, 2010 valuation of $0.53 per share. This is primarily due to the following factors:

  •
  our improved financial position resulting from the issuance of 10.0 million shares in February 2011 of our Series A preferred stock for an aggregate purchase price of $10.0 million and the issuance of 19.6 million shares of our Series B preferred stock for an aggregate purchase price of $42.5 million;

  •
  we entered into a license agreement with Amgen in March 2011 to obtain exclusive worldwide rights to research, develop, manufacture, market and sell licensed ALK inhibitor compounds; and

  •
  the progress on rolapitant development, which included:

  •
  transfer of the Investigative New Drug application from OPKO Health, Inc. to us;

  •
  identification of a CMO for drug product and execution of an agreement to initiate work;

  •
  identification of clinical pharmacology strategy for rolapitant; and

  •
  creation of Phase 3 clinical trial protocols to meet U.S. Food and Drug Administration, or FDA, guidance based on information obtained from the end-of-Phase 2 meeting previously held with the FDA.

        For the contemporaneous valuations at December 31, 2011, March 31, 2012 and May 31, 2012, we used a market approach, the guideline public companies, or GPC, method, to estimate our equity value. We believe that the GPCs used in the valuations are comparable to us because they are all in the same industry, have a market capitalization that is greater than 0.75 times invested capital at the valuation dates and were at a similar stage of development. More specifically, the GPCs were primarily biotechnology or pharmaceutical companies with a lead product candidate in a clinical development phase post Phase 2 clinical trials or later. We are an oncology focused pharmaceutical company with a lead product candidate in post Phase 2 clinical development. The majority of the GPCs have more than one product in development. At each of these valuation dates, we had more than one product in development and our stated strategy is to in-license or acquire additional product candidates across various stages of development. The GPCs equity value was determined as being equal to their market capitalization. We believe that the ratio of market capitalization of the GPCs to their invested capital is an appropriate measure for pre-commercial biotechnology companies due to the uncertainty of valuing such companies and the lack of other reliable, objective metrics.

        In order to allocate the equity values determined using the GPC method to our common stock, we used PWERM described in the Practice Aid. Under the PWERM, the value of our common stock was estimated based upon an analysis of future values for the enterprise assuming various future outcomes. The value of common stock at the valuation date is based upon the probability-weighted present value of expected future investment returns, considering each of the possible future outcomes available to the enterprise as well as the rights of each share class. As each of these methods estimates our equity value at the future liquidity date, such value must be discounted to present value to appropriately estimate the fair value our common stock as of the valuation date. We used the following four scenarios:

            (i)  We become a public company in June 2012 (IPO scenario). The IPO scenario estimated equity value was based upon the average of the multiple of invested capital for a group of GPCs as there was no single company in this group that was more representative of our size and stage of development than the others.

           (ii)  We become a public company in late 2013 (Delayed IPO scenario). The Delayed IPO scenario estimated equity value was based upon the average of the multiple of invested capital for a group of GPCs that were at the higher end of the multiple of invested capital. We selected the higher end of multiple ranges because in this scenario we expect to have a higher equity value after we receive Phase 3 results from our lead product candidate.

          (iii)  We are acquired for a premium in late 2013 (Sale at Premium scenario). The Sale at a Premium scenario equity value represents a 30% premium above the equity value determined in the Delayed IPO scenario.

          (iv)  We are acquired for an amount equal to the aggregate liquidation preference of our preferred stock in late 2013 (Sale at a Discount scenario). The Sale at a Discount scenario equity value was estimated to be a sale price of $122 million, which represents the aggregate liquidation preference of our preferred stock.

        The following tables summarize the significant assumptions for each of the scenarios used to determine the fair value of our common stock as of December 31, 2011, March 31, 2012 and May 31, 2012:

December 31, 2011 Valuation		IPO	Delayed IPO	Sale at Premium	Sale at Discount
Key Assumptions
Probability weighting		45%	15%	15%	25%
Liquidity date		6/30/2012	6/30/2013	6/30/2013	12/31/2013
Underlying equity value ($ millions)		$177	$200	$260	$122
WACC		23.40%	23.40%	23.40%	23.40%
Discount for lack of marketability		13%	13%	13%	13%
Estimated per-share fair value of common stock		$6.51	$5.92	$7.67	$0.00
PWERM	$4.97

March 31, 2012 Valuation		IPO	Delayed IPO	Sale at Premium	Sale at Discount
Key Assumptions
Probability weighting		60%	15%	15%	10%
Liquidity date		6/30/2012	6/30/2013	6/30/2013	12/31/2013
Underlying equity value ($ millions)		$193	$209	$270	$122
WACC		23.80%	23.80%	23.80%	23.80%
Discount for lack of marketability		10%	10%	10%	10%
Estimated per-share fair value of common stock		$7.35	$6.40	$8.30	$0.00
PWERM	$6.62

May 31, 2012 Valuation		IPO	Delayed IPO	Sale at Premium	Sale at Discount
Key Assumptions
Probability weighting		85%	6%	6%	3%
Liquidity date		6/30/2012	6/30/2013	6/30/2013	12/31/2013
Underlying equity value ($ millions)		$203	$220	$284	$122
WACC		23.20%	23.20%	23.20%	23.20%
Discount for lack of marketability		0%	0%	0%	0%
Estimated per-share fair value of common stock		$8.84	$7.76	$10.05	$0.00
PWERM	$8.58

        The estimated per share fair value of our common stock calculated in our contemporaneous valuation as of December 31, 2011 of $4.97 per share increased significantly from the retrospective valuation as of June 30, 2011 of $3.22 per share. This is primarily due to the following factors:

  •
  the probability of a near term liquidity event (IPO) had increased from 15% to 45%;

  •
  we hired seven additional employees to our development team;

  •
  we decreased the discount for lack of marketability from 25% to 13%;

  •
  interest from the investment banking community had increased as a result of the status and timing of our Phase 3 clinical program for rolapitant; and

  •
  the progress on rolapitant development, which included:

  •
  meetings with the FDA and obtaining concurrence for clinical pharmacology plans and the Phase 3 protocol designs;

  •
  finalization of the Phase 3 protocols;

  •
  completion of two year carcinogenicity package and submission to the FDA;

  •
  identification of a CRO for four Phase 1 clinical pharmacology studies;

  •
  identification of a CMO for active pharmaceutical ingredient, or API, manufacture and completion of the transfer of the manufacturing process; and

  •
  execution of a contract with a CRO for Phase 3 clinical trials.

        The estimated per share fair value of our common stock calculated in our contemporaneous valuation as of March 31, 2012 of $6.62 per share increased significantly from the contemporaneous valuation as of December 31, 2011 of $4.97 per share. This is primarily due to the following factors:

  •
  the probability of a near term liquidity event (IPO) had increased from 45% to 60%;

  •
  we decreased the discount for lack of marketability from 13% to 10%;

  •
  our improved financial position resulting from the issuance of 26.9 million shares in March 2012 of our Series B preferred stock for an aggregate purchase price of $58.5 million; and

  •
  the progress on rolapitant development, which included:

  •
  completion and submission of an Investigational Medicinal Product Dossier for international regulatory authorities;

  •
  initiation of the Phase 3 clinical trials (i.e. first patient enrolled);

  •
  completion of the first registration batch of API; and

  •
  completion of two clinical pharmacology studies.

        The estimated per share fair value of our common stock calculated in our contemporaneous valuation as of May 31, 2012 of $8.58 per share increased significantly from the contemporaneous valuation as of March 31, 2012 of $6.62 per share. This is primarily due to the following factors:

  •
  the probability of a near term liquidity event (IPO) had increased from 60% to 85%;

  •
  we decreased the discount for lack of marketability from 10% to 0%;

  •
  we entered into a license agreement with Merck on May 22, 2012, to obtain exclusive, worldwide rights to certain patents and non-exclusive rights to certain Merck know-how, to research, develop, manufacture, market and sell niraparib, which we believe contributed to the significant increase in value at May 31, 2012 for, among others, the following reasons, all of which we believe increased the probability that we would be able to successfully complete this offering:

    •
    niraparib, which has undergone a Phase 1 clinical trial in cancer patients as a monotherapy and is currently under evaluation by Merck for use in combination with temozolomide for the treatment of solid tumors, may be the most-advanced PARP inhibitor in active clinical trials, and has characteristics we believe make it a highly desirable drug-candidate and that investors may consider to be potentially best-in-class PARP inhibitor;

    •
    the license added another clinical-stage candidate to our product portfolio;

    •
    the license provided investors with further evidence that a large, international pharmaceutical company was willing to partner with us, which could be interpreted to mean that it believes that our management team has the ability to successfully develop clinical candidates through approval and launch novel products, which investors may view as indicative of our ability to continue to execute on our strategy of in-licensing or acquiring product candidates; and

    •
    investors who may not otherwise have been as interested in investing in us will find an investment more appealing, including because such investors have greater interest in therapeutic programs focused on PARP inhibitors than on either ALK inhibitors or supportive care programs;

  •
  the progress on rolapitant development, including successfully completing the first registration batch of API for rolapitant, which we believe contributed to the increase in value at May 31, 2012, because this is a necessary step in order to submit the manufacturing portion of our NDA for rolapitant to the FDA and demonstrating that we would likely be able to have commercial supply at the time of product approval; and

  •
  the progress on TSR-011 development in support of our goal to submit an IND in the second half of 2012, including scheduling a pre-IND meeting with the FDA for mid-June, which we believe contributed to the increase in value at May 31, 2012 because it is a critical component to submitting an IND, before which clinical trials cannot begin. The successful progress of a drug candidate through the research and development is generally viewed as a valued-increasing event for the drug candidate's sponsor.

        Initial Public Offering Price.    In consultations with our underwriters, we determined the estimated price range for this offering, as set forth on the cover page of this prospectus. The midpoint of the price range is $13.50 per share. In comparison, our estimate of the fair value of our common stock was $8.58 per share as of May 31, 2012. We note that, as is typical in IPOs, the estimated price range for this offering was not derived using a formal determination of fair value, but was determined by negotiation between us and the underwriters. Among the factors that were considered in setting this range were the following:

  •
  an analysis of the typical valuation ranges seen in initial public offerings for companies in our industry for the last two years;

  •
  the general condition of the securities markets and the recent market prices of, and the demand for, publicly-traded common stock of generally comparable companies;

  •
  an assumption that there would be a receptive public trading market for pre-commercial biotechnology companies such as us; and

  •
  an assumption that there would be sufficient demand for our common stock to support an offering of the size contemplated by this prospectus.

        The midpoint of the estimated price range for this offering reflects a significant increase over the estimated valuation as of May 31, 2012 of $8.58 per share. Investors should be aware of this difference and recognize that the price range for this offering is in excess of our prior valuations. Further, investors are cautioned not to place undue reliance on the valuation methodologies discussed above as an indicator of future stock prices. We believe the difference may be due to the following factors:

  •
  The contemporaneous valuation prepared as of May 31, 2012 contains multiple liquidity scenarios, including an initial public offering with an anticipated completion date of June 30, 2012, one scenario that assumed that we completed an IPO on June 30, 2013 and two scenarios that assumed the sale of our company. However, the consideration of different scenarios accounts for some but not all of the difference between the estimated price range for this offering and the valuation as of May 31, 2012.

  •
  Our senior management team has relevant experience operating a publicly-traded company with a product in a similar supportive care market as rolapitant. In particular, while at MGI PHARMA, which was acquired by Eisai Co. Ltd in 2008, our senior management team collaborated in the clinical development and commercialization of several cancer therapeutics and oncology supportive care products, including Aloxi Injection for CINV, which we believe may contribute to investors' confidence in our management team's ability to lead the Company. This experience could justify, in part, a higher valuation than the May 31, 2012 valuation that was based on more objective factors and by its nature would not have factored in this prior experience.

  •
  In the public markets we believe there are investors who may apply more qualitative valuation criteria to certain of our clinical assets than the valuation methods applied in our valuations. We have been advised by the underwriters that different investors may place higher values on specific assets of ours than others. For example, the underwriters have informed us that certain investors are interested in investing in a PARP inhibitor like our recently in-licensed compound, niraparib, for which there are few opportunities to do so other than through an investment in our company.

  •
  The price that investors are willing to pay in this offering, for which the price range is intended to serve as an estimate, may take into account other things that have not been expressly considered in our prior valuations, are not objectively determinable and that valuation models are not able to quantify.

        Investors should be cautioned that the mid-point of the price range set forth on the cover page of this prospectus does not necessarily represent the fair value of our common stock, but rather reflects an estimate of the offer price determined in consultation with the underwriters.

        There are significant judgments and estimates inherent in the determination of these valuations. These judgments and estimates include assumptions regarding our future performance, including the successful completion of our clinical trials as well as the determination of the appropriate valuation methods. If we had made different assumptions, our stock-based compensation expense could have been different. The foregoing valuation methodologies are not the only methodologies available and they will not be used to value our common stock once this offering is complete. We cannot make assurances as to any particular valuation for our common stock. Accordingly, investors are cautioned not to place undue reliance on the foregoing valuation methodologies as an indicator of future stock prices.

Results of Operations

        We were incorporated on March 26, 2010. As a result, our results of operations reflect the period from March 26, 2010 (inception) to December 31, 2010 and the year ended December 31, 2011. Consequently, amounts for the period from March 26, 2010 (inception) to December 31, 2010 reflect only a partial year of activity.

Comparison of the Three Months Ended March 31, 2011 and 2012:

	Three Months Ended March 31,
			Increase (Decrease)
	2011	2012
	(unaudited, in thousands)
Expenses:
Research and development	$384	$8,150	$7,766
General and administrative	623	1,199	576
Acquired in-process research and development	500	—	(500)

Total expenses	1,507	9,349	7,842
Loss from operations	(1,507)	(9,349)	7,842
Other income (expense), net	(1,006)	20	(1,026)

Net loss	$(2,513)	$(9,329)	$6,816

        Revenues.    We did not recognize any revenue in the three month period ended March 31, 2012 or the three month period ended March 31, 2011.

        Research and Development Expenses.    Research and development expenses were $8.2 million for the three months ended March 31, 2012, compared to $0.4 million for the three months ended March 31, 2011, an increase of $7.8 million. The increase was primarily due to the development expenses related to the development of our in-licensed product candidates, rolapitant and TSR-011. Significant 2012 activities causing the increase in expense included:

  •
  an increase of $5.7 million in costs associated with rolapitant clinical trials and the Phase 3 clinical program, including drug product development, clinical supply manufacturing and distribution;

  •
  an increase of $1.0 million associated with TSR-011 product development and IND enabling studies; and

  •
  an increase of $1.1 million for salaries, benefits and other personnel costs to support the growth of our development activities.

        General and Administrative Expenses.    General and administrative expenses for the three months ended March 31, 2012 were $1.2 million compared to $0.6 million for the three months ended March 31, 2011, an increase of $0.6 million. The increase was due primarily to an increase of $0.3 million in professional and consulting fees and $0.3 million in personnel related expenses to support corporate operational activities.

        Acquired In-Process Research and Development Expenses.    We had no acquired in-process research and development expenses for the three months ended March 31, 2012, compared to $0.5 million for the three months ended March 31, 2011. The decrease was due to the difference in up-front acquisition costs associated with the acquisition of licensing rights for our ALK program in March 2011. We paid $0.5 million in cash and recognized $0.5 million as acquired in-process research and development expense to acquire the licensing rights to our ALK program in the three months ended March 31, 2011 and had no similar expenses in the three months ended March 31, 2012.

        Other Income (expense), Net.    Other income (expense), net was $20,000 for the three months ended March 31, 2012, compared to ($1.0) million for the three months ended March 31, 2011, an increase of approximately $1.0 million. The increase was primarily due to the change in value of the Series A-2 Purchase Rights issued in connection with the issuance of 10,000,000 shares of Series A-1 preferred stock on May 10, 2010. The Company recorded the fair value of the Series A-2 Purchase Rights at the date of issuance of the Series A-1 preferred stock and adjusted the carrying value of such rights to their estimated fair value at each reporting date and upon settlement. On February 10, 2011, the holders of the Series A-2 Purchase Rights exercised such rights. From January 1, 2011 to February 10, 2011, the estimated change in fair value of the Series A-2 Purchase Rights was $1.0 million.

Comparison of the Year Ended December 31, 2011 to the Period from March 26, 2010 (Inception) to December 31, 2010:

	Period from March 26, 2010 (inception) to December 31, 2010	Year Ended December 31, 2011	Increase (Decrease)
		(In Thousands)
Expenses:
Research and development	$46	$11,768	$11,722
General and administrative	1,668	3,158	1,490
Acquired in-process research and development	6,630	500	(6,130)

Total expenses	8,344	15,426	7,082
Loss from operations	(8,344)	(15,426)	7,082
Other income (expense), net	(631)	(972)	341

Net loss	$(8,975)	$(16,398)	$7,423

        Revenues.    We did not recognize any revenue for the year ended December 31, 2011 or the period from March 26, 2010 (inception) to December 31, 2010.

        Research and Development Expenses.    Research and development expenses were $11.8 million for the year ended December 31, 2011, compared to $46,000 for the period from March 26, 2010 (inception) to December 31, 2010, an increase of $11.7 million. The increase was primarily due to the development expenses related to the development of our in-licensed product candidates, rolapitant and TSR-011. Significant 2011 activities causing the increase in expense included:

  •
  an increase of $9.0 million for rolapitant related to the costs for clinical trials and preparations for the Phase 3 clinical program including drug product development, clinical supply manufacturing and distribution;

  •
  an increase of $0.7 million associated with TSR-011 product development and IND enabling studies; and

  •
  an increase of $2.0 million to salaries, benefits and other personnel costs to support the growth in our 2011 development activities.

        General and Administrative Expenses.    General and administrative expenses for the year ended December 31, 2011 were $3.2 million compared to $1.7 million for the period from March 26, 2010 (inception) to December 31, 2010, an increase of $1.5 million. The increase was due primarily to an increase of $1.0 million in professional and consulting fees and $0.5 million in personnel related expenses to support corporate operational activities.

        Acquired In-Process Research and Development Expenses.    Acquired in-process research and development expenses were $0.5 million for the year ended December 31, 2011, compared to $6.6 million for the period from March 26, 2010 (inception) to December 31, 2010, a decrease of approximately $6.1 million. The decrease was primarily due to the difference in up-front acquisition costs associated with the acquisition of licensing rights for our ALK program in March 2011 compared with the acquisition costs for the licensing rights to rolapitant in December 2010. We paid $0.5 million in cash and recognized $0.5 million as acquired in-process research and development expense to acquire the licensing rights to our ALK program for the year ended December 31, 2011. For the period from March 26, 2010 (inception) to December 31, 2010, we paid $6.0 million in cash and issued 1,500,000 shares of our Series O preferred stock to acquire the licensing rights to rolapitant. At the time of the acquisition of the licensing rights to rolapitant, the fair value of our Series O preferred stock was determined to be $0.6 million. As a result, we recognized $6.6 million as acquired in-process research and development expense for the period from March 26, 2010 (inception) to December 31, 2010.

        Other Income (Expense), Net.    Other income (expense), net was $(1.0) million for the year ended December 31, 2011, compared to $(0.6) million for the period from March 26, 2010 (inception) to December 31, 2010, an increase of approximately $0.4 million. The increase was primarily due to change in value of the Series A-2 Purchase Rights issued in connection with the issuance of 10,000,000 shares of Series A-1 preferred stock on May 10, 2010. The Company recorded the fair value of the Series A-2 Purchase Rights at the date of issuance of the Series A-1 preferred stock and adjusted the carrying value of such rights to their estimated fair value at each reporting date. From the date of issuance to December 31, 2010 the estimated change in fair value of the Series A-2 Purchase Rights was $0.7 million. On February 10, 2011, the holders of the Series A-2 Purchase Rights exercised such rights. From January 1, 2011 to February 10, 2011, the estimated change in fair value of the Series A-2 Purchase Rights was $1.0 million.

Liquidity and Capital Resources

        To date, we have not generated any revenue. Since our inception on March 26, 2010, we have funded our operations primarily through the private placement of our equity securities. As of March 31, 2012, we have received $120.4 million in net proceeds from the issuance of preferred stock. As of March 31, 2012, our principal source of liquidity was cash and cash equivalents, which totaled $88.6 million.

        In connection with the Series B Purchase Agreement, dated as of June 6, 2011, and as amended on July 7, 2011 and March 21, 2012, we issued 26,884,442 shares of our Series B preferred stock to certain existing investors on March 21, 2012 for additional net proceeds of approximately $58.4 million.

Cash Flows

        The following table sets forth the primary sources and uses of cash for each of the periods set forth below (in thousands):

	The Period from March 26, 2010 (Inception) to December 31, 2010		Three Months Ended March 31,
		Year Ended December, 2011
			2011	2012
			(unaudited)	(unaudited)
Net cash used in operating activities	(1,231)	(14,141)	(1,101)	(8,453)
Net cash used in investing activities	(6,162)	(698)	(558)	(30)
Net cash provided by financing activities	9,926	52,131	9,983	57,302

Net increase in cash and cash equivalents	2,533	37,292	8,324	48,819

        Operating Activities.    The use of cash in all periods resulted primarily from our net losses adjusted for non-cash charges and favorable changes in components of working capital. The significant increase in cash used in operating activities for the year ended December 31, 2011 compared to the period from March 26, 2010 (inception) to December 31, 2010 is primarily due to an increase in research and development expenses as we continued to develop rolapitant and TSR-011, including an increase in development personnel, increased spending on external research and development costs offset by increases in the balance of accounts payable and accrued expenses. In addition, we commenced operations in March 2010 and, as such, the period ended December 31, 2010 reflects only a partial year of activity. The increase of $7.4 million in cash used in operating activities for the three months ended March 31, 2012 compared to the same period in the prior year was primarily due to an increase in research and development expenses as we continued to develop rolapitant and TSR-011, including an increase in development personnel, an increase in spending on external research and development costs offset by a decrease in working capital.

        Investing Activities.    The cash used in investing activities for the year ended December 31, 2011 and the period from March 26, 2010 (inception) to December 31, 2010 is primarily due to a $0.5 million up front cash payment for the ALK program license and a $6.0 million up front cash payment for the rolapitant license agreement, respectively. The decrease of $0.5 million in cash used in investing activities for the three months ended March 31, 2012 compared to the three months ended March 31, 2011 was due primarily to the cash payment for the ALK program license during the first three month of 2011.

        Financing Activities.    The cash provided by financing activities for the period from March 26, 2010 (inception) to December 31, 2010 is the result of the sale and issuance of 10,000,000 shares of our Series A-1 preferred stock for net proceeds of $9.9 million. The cash provided by financing activities for the year ended December 31, 2011 is the result of the sale and issuance of 10,000,000 shares of our Series A-2 preferred stock for net proceeds of $10.0 million, and the sale and issuance of 19,552,319 shares of our Series B preferred stock for net proceeds of $42.1 million. The increase of $47.3 million in cash provided by financing activities for the three months ended March 31, 2012 compared to the three months ended March 31, 2011 was due primarily to the issuance of 26,884,442 shares of Series B preferred stock for net proceeds of approximately $58.4 million in March of 2012 offset by $1.1 million of issuance costs for this offering.

Operating Capital Requirements

        Assuming that we successfully complete clinical trials and obtain the requisite regulatory approvals, we do not anticipate commercializing any of our product candidates until 2014 at the earliest. We anticipate that we will continue to generate losses for the foreseeable future, and we expect the losses to increase as we continue the development of, and seek regulatory approvals for, our product candidates, and begin to commercialize any approved products. We are subject to all of the risks incident in the development of new biopharmaceutical products, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business.

        Pursuant to the Series B Purchase Agreement, dated as of June 6, 2011, and as amended on July 7, 2011 and March 21, 2012, we issued 26,884,442 shares of our Series B preferred stock to certain existing investors on March 21, 2012 for additional net proceeds of approximately $58.4 million. We believe that the net proceeds from this offering together with existing cash and cash equivalents and interest thereon will be sufficient to fund our projected operating requirements for at least the next 12 months. However, we may require additional capital for the further development and commercialization of our product candidates and may also need to raise additional funds sooner to pursue our strategy of in-licensing or acquiring additional product candidates.

        Until we can generate a sufficient amount of revenue from our products, if ever, we expect to finance future cash needs through public or private equity or debt offerings. Additional capital may not be available on reasonable terms, if at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us we may have to significantly delay, scale back or discontinue the development or commercialization of one or more of our product candidates. If we raise additional funds through the issuance of additional debt or equity securities it could result in dilution to our existing stockholders, increased fixed payment obligations and these securities may have rights senior to those of our common stock and could contain covenants that would restrict our operations and potentially impair our competitiveness, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. Any of these events could significantly harm our business, financial condition and prospects.

        Our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement and involves risks and uncertainties, and actual results could vary as a result of a number of factors. We have based this estimate on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we currently expect. Our future funding requirements, both near and long-term, will depend on many factors, including, but not limited to:

  •
  the initiation, progress, timing, costs and results of clinical trials for our product candidates and future product candidates we may in-license, including our Phase 3 clinical trials for rolapitant and the further development of niraparib;

  •
  the attainment of milestones and our need to make royalty payments to OPKO, Merck or Amgen, or to any other future product candidate licensor, if any, under our in-licensing agreements;

  •
  the number and characteristics of product candidates that we in-license and develop;

  •
  the outcome, timing and cost of regulatory approvals by the FDA and comparable foreign regulatory authorities, including the potential for the FDA or comparable foreign regulatory authorities to require that we perform more studies than those that we currently expect;

  •
  the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;

  •
  the effect of competing technological and market developments;

  •
  the cost and timing of completion of commercial-scale outsourced manufacturing activities; and

  •
  the cost of establishing sales, marketing and distribution capabilities for rolapitant or any product candidates for which we may receive regulatory approval.

        If a lack of available capital results in an inability to expand our operations or otherwise capitalize on our business opportunities, our business, financial condition and results of operations could be materially adversely affected.

Contractual Obligations and Commitments

        The following table summarizes our contractual obligations at December 31, 2011 (in thousands):

	Total	Less than 1 Year	1 to 3 Years	3 to 5 Years	More than 5 Years
Operating lease obligations(1)	$220	$176	$44	—	—

(1)
In October 2011, we entered into an agreement to lease 13,576 square-feet of office space in Waltham, Massachusetts, which serves as our corporate headquarters. The lease will terminate in March 2013.

        In addition to the amounts set forth in the table above, we have certain obligations under licensing agreements with third parties contingent upon achieving various development, regulatory and commercial milestones. Pursuant to our license agreement with OPKO, we may be required to pay OPKO up to an aggregate of $30.0 million if certain regulatory approvals and initial commercial sales of rolapitant are made. Further, we are required to pay OPKO up to an aggregate of $85.0 million in commercial milestone payments if specified levels of annual net sales of rolapitant are achieved. Pursuant to our license agreement with Merck for the development and commercialization of niraparib, we are required to make milestone payments to Merck of up to $57 million in development and regulatory milestones for the first indication, up to $29.5 million in development and regulatory milestones for each successive indication, and up to $87.5 million in one-time sales milestones based on the achievement of annual sales objectives. Pursuant to our license agreement with Amgen for the development and commercialization of TSR-011, we are also required to pay Amgen an aggregate of up to $138 million if specified clinical development, regulatory, initial commercialization and annual net product sales milestones are achieved. Finally, pursuant to terms of each of these license agreements, when and if commercial sales of a product commence, we will pay royalties to our licensors on net sales of the respective products.

        Additionally, we are required to pay up to $350,000 to a manufacturing supplier if certain regulatory approvals are achieved.

Off-Balance Sheet Arrangements

        We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the Securities and Exchange Commission.

Quantitative and Qualitative Disclosures about Market Risks

        We are exposed to market risk related to changes in interest rates. As of December 31, 2011 and March 31, 2012, we had cash and cash equivalents of $39.8 million and $88.6 million, respectively, consisting primarily of money market funds. Our primary exposure to market risk is interest rate sensitivity, which is affected by changes in the general level of United States interest rates, particularly because our investments are in short-term securities. Our available for sale securities are subject to interest rate risk and will fall in value if market interest rates increase. Due to the short-term duration of our investment portfolio and the low risk profile of our investments, an immediate 100 basis point change in interest rates would not have a material effect on the fair market value of our portfolio.

Recently Adopted Accounting Standards

        In May 2011, the Financial Accounting Standards Board issued Accounting Standards Update ("ASU") No. 2011-04, "Fair Value Measurement (Topic 82)—Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs" ("ASU 2011-04"). The amendments in this update will ensure that fair value has the same meaning in U.S. GAAP and in International Financial Reporting Standards and that their respective fair value measurement and disclosure requirements are the same. ASU 2011-05 is effective for the Company in the first quarter of fiscal year 2012. The adoption of this standard has not had a material impact on the Company's financial position or results of operations.

        In June 2011, the Financial Accounting Standards Board issued ASU No. 2011-05, "Comprehensive Income (Topic 220): Presentation of Comprehensive Income" ("ASU 2011-05"), which requires an entity to present total comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. ASU 2011-05 does not change any of the components of comprehensive income, but it eliminates the option to present the components of other comprehensive income as part of the statement of stockholders equity. ASU 2011-05 is effective for the Company in the first quarter of fiscal year 2012 and has been applied retrospectively. The adoption of this standard has impacted our financial statement presentation, but has not had a material impact on the Company's financial position or results of operations.

        The Jumpstart our Business Startups Act of 2012, or the JOBS Act, permits an "emerging growth company" such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are choosing to "opt out" of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

BUSINESS

Overview

        We are an oncology-focused biopharmaceutical company dedicated to improving the lives of cancer patients. We were founded in March 2010 by former executives of MGI PHARMA, Inc., or MGI PHARMA, an oncology and acute-care focused biopharmaceutical company. We have in-licensed and are currently developing three product candidates, rolapitant, niraparib and TSR-011. We intend to continue to leverage the experience and competencies of our senior management team to identify, acquire, develop and commercialize cancer therapeutics and oncology supportive care products that are safer and more effective than existing treatments.

        Our product portfolio currently consists of three oncology-related product candidates:

  •
  Rolapitant, a potent and long-acting neurokinin-1, or NK-1, receptor antagonist currently in Phase 3 clinical trials for the prevention of chemotherapy induced nausea and vomiting, or CINV;

  •
  Niraparib, formerly known as MK-4827, is an orally active and potent poly (ADP-ribose) polymerase, or PARP, inhibitor that has undergone a Phase 1 clinical trial in cancer patients as a monotherapy and is currently under evaluation by Merck & Co., Inc., or Merck, for use in combination with temozolomide for the treatment of solid tumors. We intend to evaluate niraparib for the treatment of patients with solid tumors; and

  •
  TSR-011, an orally available anaplastic lymphoma kinase, or ALK, inhibitor (targeted anti-cancer agent) currently in preclinical development. We plan to test TSR-011 in clinical trials as a treatment for non-small cell lung cancer, or NSCLC, and potentially other cancer indications.

        In December 2010, we in-licensed the exclusive worldwide rights to our first product candidate, rolapitant, a long-acting NK-1 receptor antagonist that is being developed for the prevention of CINV. According to CINV prevention and treatment guidelines developed and published by respected oncology organizations such as the National Cancer Care Network, or NCCN, Multinational Association for Supportive Care in Cancer, or MASCC, and American Society of Clinical Oncology, or ASCO, if not prevented by prophylaxis, CINV has the potential to afflict up to 90% or more of cancer patients undergoing chemotherapy, depending upon the type of chemotherapy administered, the dosing schedule of the chemotherapy and the patients' gender, among other predisposing factors. Prolonged nausea and vomiting may result in unwanted weight loss, dehydration and malnutrition as well as hospitalization. If not prevented, CINV may result in a delay or even discontinuation of chemotherapy treatment. Based on our analysis of market data provided by IMS Health Incorporated and patient treatment data collected from approximately 475 cancer treatment sites in the United States by Ipsos Healthcare, a market research firm, we estimate that in 2011 there were approximately 6.6 million treatments administered on the first day of chemotherapy consisting of the current standard of care for the prevention of CINV. The same patient treatment data indicates that in 2011 approximately 60% of cancer patients receiving the current standard of care for the prevention of CINV were treated with highly emetogenic chemotherapy, or HEC, regimens, and approximately 24% of cancer patients receiving the current standard of care for the prevention of CINV were treated with carboplatin, a commonly utilized chemotherapy agent that qualifies as a moderately emetogenic chemotherapy, or MEC, regimen. Current treatment guidelines recommend that all cancer patients receiving HEC regimens should be treated with an NK-1 receptor antagonist in addition to the current standard of care for CINV, while cancer patients receiving MEC regimens could in appropriate circumstances be treated with an NK-1 receptor antagonist in addition to the current standard of care for the prevention of CINV. The NCCN guidelines clarify that it is appropriate to treat cancer patients on a MEC regimen that utilizes carboplatin with an NK-1 receptor antagonist in addition to the current standard of care for CINV. Based on this data, we estimate that 70% to 80% of cancer patients to whom the current standard of care for the prevention of CINV is administered on the first day of treatment should also receive treatment with an NK-1 receptor antagonist.

        The current standard of care for CINV consists of a 5-HT3 receptor antagonist (usually any one of ondansetron, granisetron, dolasetron or palonosetron) plus a corticosteroid (usually dexamethasone). 5-HT3, or serotonin sub-type 3, receptor antagonists block the binding of serotonin to the 5-HT3 receptor in specific nerve endings in the body and the brain, resulting in a reduction in nausea and vomiting in patients at risk for CINV. Optimal protection against CINV is provided to certain patients when a second class of drug, known as an NK-1 receptor antagonist, is administered together with a 5-HT3 receptor antagonist. NK-1 receptor antagonists block substance P from binding to NK-1 receptors. Neurokinin substance P is a natural substance in the brain that binds to the NK-1 receptor and represents a second mechanism that induces nausea and vomiting. Currently, aprepitant and its pro-drug fosaprepitant, which are both known by the brand name EMEND and marketed by Merck & Co., Inc., or Merck, are the only commercially available NK-1 receptor antagonists. Based upon Merck's Annual Report on Form 10-K for the year ended December 31, 2011, EMEND generated $419 million in global revenues in 2011. We believe there is a significant need for another NK-1 receptor antagonist with improved properties over EMEND.

        We believe that rolapitant has several important characteristics, including rapid onset (meaning within approximately three hours of completing chemotherapy treatment) and long duration of action, low potential for drug-drug interactions, and meaningful impact on reducing nausea. We are investigating whether a single dose of rolapitant will, when administered along with the current standard of care for CINV, significantly increase the control of both nausea and vomiting over the 5-day period of risk for cancer patients receiving emetogenic chemotherapy as compared to the current standard of care alone. We presented data from a 454-patient, randomized, placebo controlled Phase 2 clinical trial that evaluated rolapitant in patients at high risk for CINV at the ASCO conference in June 2012, which included data discussed below under "—Our Product Candidates—Rolapitant—Neurokinin (NK-1) Receptor Antagonist—Rolapitant Clinical Development." We expect to report top line results for our ongoing Phase 3 clinical program for rolapitant during the second half of 2013.

        We in-licensed the exclusive worldwide rights to rolapitant from OPKO Health, Inc., or OPKO. OPKO had acquired certain NK-1 receptor related assets, including rolapitant, in 2010 from Schering-Plough Corporation, or Schering-Plough, as part of a United States Federal Trade Commission, or FTC, requirement to divest certain assets in connection with Schering-Plough's combination with Merck. Prior to its divestiture of rolapitant, Schering Plough evaluated rolapitant in over 1,000 subjects, including studies for the prevention of post-operative nausea and vomiting, or PONV, and chronic cough, and completed a Phase 2 clinical trial in patients at high risk for CINV.

        In May 2012, we entered into a license agreement with Merck Sharp & Dohme Corp., a subsidiary of Merck, under which we obtained exclusive, worldwide rights to certain patents and non-exclusive rights to certain Merck know-how, to research, develop, manufacture, market and sell niraparib and a backup compound, MK-2512, for all therapeutic and prophylactic uses in humans. We are not currently advancing MK-2512.

        Niraparib has demonstrated promising results in a Phase 1 clinical trial in advanced cancer patients. In the trial, a maximum tolerated dose of 300mg of niraparib was determined, and anti-tumor activity in BRCA-deficient cancers was also observed. BRCA1 and BRCA2 belong to a class of human genes the mutation of which have been linked to certain types of cancers, including breast, ovarian and lung. We intend to use the results of the clinical trial, together with data obtained from an on-going study by Merck of the safety and efficacy of niraparib given with temozolomide in advanced cancer patients, to establish a clinical development plan for niraparib for the treatment of patients with solid tumors.

        In March 2011, we in-licensed the exclusive worldwide rights to our final product candidate, TSR-011, from Amgen, Inc., or Amgen. TSR-011 is a small molecule inhibitor of ALK, for the treatment of NSCLC and potentially other cancer indications. The ALK program represents a molecularly targeted approach to treating certain cancer sub-populations of NSCLC that express ALK gene fusions or mutations that result in pathological constitutive activation of ALK, thereby enabling tumor cells to grow. Abnormal ALK proteins, or ALK expression, is also associated with sub-populations of other cancers including lymphoma and neuroblastoma. TSR-011 was specifically designed to be selective for, bind tightly to and inhibit the activity of the ALK protein to result in the death of cancer cells and the shrinking of tumors. In August 2011, the United States Food and Drug Administration, or FDA, approved the first ALK inhibitor, developed by Pfizer Inc., or Pfizer, Xalkori (crizotinib), which was approved for the treatment of patients with locally advanced or metastatic NSCLC that are ALK positive.

        We plan to develop TSR-011 for oncology indications, including, but not limited to, the treatment of patients with NSCLC whose tumors express an altered ALK protein. TSR-011 is currently in preclinical development, and we plan to submit an Investigational New Drug application, or IND, during the second half of 2012. If the FDA does not object to that filing, we plan to initiate a Phase 1 clinical trial of TSR-011.

        Upon successful development and regulatory approval of any of our product candidates we intend to make them available to cancer patients in North America, Europe and China through our own commercialization efforts. At this time, we believe that if we commercialize our products directly in these geographic areas, we will receive a greater return on our investment than if we license these products to third parties for sale. We believe this because our management team has experience commercializing products in these geographic areas, including an understanding of the relevant sales, marketing and reimbursement frameworks unique to these areas. In addition to developing internal commercial capabilities within these three geographic areas, we intend to establish a network of licensees and distributors in other geographic areas.

        We were founded in March 2010 by former executives of MGI PHARMA, which was acquired by Eisai Co., Ltd. in 2008. While at MGI PHARMA, our senior management team collaborated in the clinical development and commercialization of several cancer therapeutics and oncology supportive care drugs, including Aloxi (palonosetron HCl). In marketing rolapitant, we believe we will be able to leverage our senior management team's long-standing experience with key opinion leaders, patient groups, payors, oncology networks, cancer centers, oncologists, oncology nurses, and pharmacists. Given this experience, we believe we can successfully develop and, if approved, commercialize rolapitant, and grow the market for NK-1 receptor antagonists. Through our senior management team's network of industry contacts, we continue to evaluate additional product candidate licensing and acquisition opportunities for the treatment and support of cancer patients.

        Our senior management team includes our Chief Executive Officer and co-founder, Leon (Lonnie) Moulder, Jr., our President and Chief Scientific Officer and co-founder, Mary Lynne Hedley, Ph.D., and our Executive Vice President and Chief Financial Officer and co-founder, Richard Rodgers. Mr. Moulder has been involved in a number of biopharmaceutical companies, including as vice-chairman of the board of directors and president and chief executive officer of Abraxis BioScience, Inc., vice chairman and executive vice president of Eisai Corporation of North America and president and chief executive officer of MGI PHARMA. Dr. Hedley has served as the executive vice president and chief scientific officer of Abraxis BioScience, Inc., executive vice president of Eisai Corporation of North America and executive vice president and chief scientific officer of MGI PHARMA. Dr. Hedley also previously co-founded and served as chief executive officer and president of a biotechnology company, ZYCOS, Inc., which was acquired by MGI PHARMA. Mr. Rodgers has previously served as the senior vice president of finance and administration and chief financial officer for Abraxis BioScience, Inc. and senior vice president, controller and chief accounting officer of MGI PHARMA. For more information on our management, see "Management—Executive Officers and Directors."

Our Strategy

        Our strategy is to leverage the experience and competencies of our senior management team to identify, acquire and develop promising drug candidates and to commercialize cancer therapeutics and oncology supportive care products that are safer and more effective than existing treatments. This strategy is based upon our belief that it is efficient and effective to focus our efforts on both cancer therapeutics and oncology supportive care because the same treatment centers and healthcare professionals can be covered by a single sales and marketing organization.

        The key components of our strategy are:

  •
  Rapidly Develop and Successfully Commercialize Rolapitant for the Prevention of CINV.  We recently initiated our global Phase 3 clinical program for rolapitant, approximately one year after in-licensing this product candidate. We expect to report top line Phase 3 clinical trial data for rolapitant in the second half of 2013. We believe that our senior management team's experience in the development of oncology products will allow us to rapidly identify and accrue patients in our Phase 3 clinical program for rolapitant, which will include investigative sites in over 25 countries. We believe that we are well positioned to maximize the commercial potential of rolapitant. At MGI PHARMA, in 2003 our senior management team successfully launched and commercialized Aloxi, a 5-HT3 receptor antagonist for the prevention of CINV, in the United States. Aloxi, based on revenues, became the largest product in its class in 2006. This success was despite the fact that Aloxi was the fourth 5-HT3 receptor antagonist to market in the United States and competed with products sold by GlaxoSmithKline plc, Roche Holding Ltd. and Sanofi S.A. We intend to leverage the experience that our senior management team gained at MGI PHARMA to establish rolapitant as part of the standard of care for prevention of CINV in patients who, per established treatment guidelines, could benefit, in addition to the current treatment with a 5-HT3 receptor antagonist.

  •
  Continue the clinical development and successfully commercialize niraparib for the treatment of cancers that are susceptible to PARP inhibition.  In May 2012 we acquired a license to develop and commercialize niraparib. We intend to use the results of the Phase 1 monotherapy clinical trial, together with data from an on-going study by Merck of the safety and efficacy of niraparib given with temozolomide in advanced cancer patients, to establish a clinical development plan for niraparib for the treatment of patients with solid tumors.

  •
  Advance TSR-011 Through Clinical Trials for the Treatment of NSCLC and Other Tumor Types Associated with ALK Mutations.  We intend to pursue an accelerated development pathway for TSR-011 that, if successful, will enable us to reduce the time to receive regulatory approval for this product candidate. We plan to file an IND for TSR-011 during the second half of 2012. If our IND is not objected to by the FDA, we plan to conduct a Phase 1 dose escalation clinical trial of TSR-011. We will seek to identify the maximum tolerated dose of TSR-011 in cancer patients and subsequently evaluate TSR-011 in select NSCLC patient populations with ALK mutations, including those who have not been previously treated with ALK inhibitors, those who have progressed during treatment with other ALK inhibitors and those with other tumor types driven by ALK. ALK is a key driver of multiple types of cancers, including subsets of NSCLC, neuroblastoma and lymphoma, and in order to maximize the commercial potential of TSR-011, we plan to study TSR-011 in multiple tumor types and treatment settings. We believe that TSR-011 is differentiated from crizotinib, the only marketed ALK inhibitor, as well as other ALK inhibitors in development due to its potency, specificity and activity on specific mutant ALK proteins and by its pharmacological properties, which could attract clinical investigators and patients to our clinical trials.

  •
  In-license or Acquire Additional Product Candidates to Create a Balanced Product Portfolio.  We intend to in-license or acquire additional product candidates across various stages of development. We do not have, nor do we intend to build, drug discovery capabilities. We intend to focus on product candidates that we believe are differentiated from existing cancer therapeutics and oncology supportive care products and that have well defined, and potentially expeditious, clinical and regulatory pathways. We believe that our three current product candidates have these characteristics. We believe that our ability to execute on this strategy is due to our senior management team's previous experience with in-licensing and acquiring cancer therapeutics and oncology supportive care products on mutually advantageous terms while at MGI PHARMA, developing and obtaining regulatory approval for these compounds and their prior success in developing markets for and commercializing these products. Our objective is to build a portfolio of cancer therapeutics and oncology supportive care products that is balanced by stage of development, resource requirements and development risk. We categorize acquisition or in-licensing targets as follows:

    •
    Lower risk, later-stage assets that serve as a foundation for building a commercial business.    We will continue to seek to in-license or acquire late-stage product candidates such as rolapitant, with well-defined regulatory and clinical development paths. By doing so, we believe that we can minimize to some degree the risks of development and regulatory approval. Having multiple products at, or near, a commercial stage will allow us to utilize the sales and marketing and medical affairs organizations we intend to build in a cost-effective manner.

    •
    Mid-stage assets supported by early clinical study results indicating activity and adequate safety.    We seek to acquire mid-stage product candidates and advance these to final clinical testing, regulatory approval and commercialization. In identifying mid-stage assets, we will focus on assets that we believe demonstrate activity and adequate safety based on early clinical testing (i.e., Phase 1 or 2 clinical trials). Assets at this mid-stage generally will have more risk of eventual success than later-stage assets we acquire. We believe that niraparib is representative of this type of asset.

    •
    Early-stage, potentially transformational assets associated with signals of effectiveness or patient selection approaches, by use of tools such as biomarkers.    We seek to acquire early-stage assets that we can develop from preclinical status to commercialized products. For this category of assets, we intend to focus on those compounds for which signals of effectiveness are demonstrated during in vitro or in vivo preclinical testing. Ideally, the early-stage assets we in-license or acquire will exhibit signals of effectiveness for identifiable subpopulations of cancer patients, thereby allowing for the selection of cancer patients during clinical testing who are most likely to respond to treatment. We believe this will lead to more efficient and effective clinical trials and, if approved, better prescription patterns, providing for the best potential patient outcomes. We believe that this more personalized medicine approach to cancer therapy will allow for a more rapid and efficient path to product candidate development, registration and commercialization. We believe that TSR-011 is representative of this type of asset.

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    Currently marketed products and soon to be marketed products around which we could develop a commercial operation.    We seek to acquire attractive assets that have received regulatory approval and are, or are about to be, marketed to the same treatment centers and healthcare professionals as those to whom we would market our product candidates. Having multiple marketed products can lead to efficiencies of scale in sales and marketing and medical affairs, as well as driving faster market penetration for future products.

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  Build Global Capabilities to Maximize the Value of Our Product Candidates.  We currently retain the exclusive worldwide rights to all of our product candidates, rolapitant, niraparib and TSR-011, and we intend to utilize this to develop and commercialize our product candidates globally. We intend to seek to acquire global rights for product candidates we may acquire or in-license in the future.

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    Develop Our Products Globally.    We are developing rolapitant, and intend to develop niraparib, TSR-011 and any future product candidates, on a global basis in order to more rapidly accrue patients and support regulatory submission to health authorities outside of the United States. We believe that this will result in shortened development timelines, earlier submission of marketing authorization and, if the clinical results warrant, regulatory approval earlier than would be expected if we were to run clinical development programs entirely within the United States.

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    Commercial Operations in Key Markets.    We currently plan to commercialize our portfolio of cancer therapeutics and oncology supportive care products by deploying fully integrated sales and marketing organizations in core strategic markets—specifically North America, key European markets and China—and establishing distributor networks or licensee arrangements in non-core markets around the world. We believe that building our own commercial operations function in our core strategic markets is an important component of our strategy because by doing so we expect to receive a greater return on our product investment than if we license these products to third parties for sale. We believe this because our management team has experience commercializing products in these core strategic markets, and understands the relevant sales, marketing and reimbursement frameworks. We, therefore, expect that we will be able to generate higher revenue than if we sell exclusively through licensees or distributors.

Overview of the Market for Cancer Therapeutics and Oncology Supportive Care Products

        Cancer is a group of diseases characterized by uncontrolled growth and spread of abnormal cells. The American Cancer Society estimated that in the United States in 2011, approximately 1.6 million new cases of cancer would be diagnosed and nearly 600,000 people would die from the disease. Current treatments for cancer include surgery, radiation therapy, chemotherapy, hormone therapy and targeted therapy. The National Institutes of Health estimates overall costs of cancer in 2010 at $263.8 billion, of which $102.8 billion was related to direct medical costs (i.e., a total of all health expenditures), $20.9 billion was related to indirect morbidity costs (i.e., the cost of lost productivity due to illness) and $140.1 billion was related to indirect mortality costs (i.e., the cost of lost productivity due to premature death). The IMS Institute for Healthcare Informatics estimates in a 2011 report that global oncology spending will reach $75 billion to $80 billion by 2015, representing the largest class of drug spending globally.

        Many marketed products and product candidates for treating cancer patients that are currently being developed by biopharmaceutical companies are cytotoxic chemotherapies that exert their toxic effect on cancer generally through nonspecific damage to cellular components with the goal of causing cancer cell malfunction and cell death. Other products and product candidates alter cell metabolism or internal repair mechanisms leading to the demise of the cancer cell. More recently, targeted anti-cancer agents have been designed by scientists to inhibit the action of specific molecules within cancer cells that are driving the aberrant growth responsible for tumor development. Certain of these targeted agents are developed in conjunction with companion diagnostic tests that are used by clinicians to determine if a patient's cancerous tumor contains these specific molecules and is, therefore, more likely to respond to a particular targeted therapy.

        All of these approaches may be associated with various side effects experienced by cancer patients that result from the treatments having an adverse impact on normal functioning cells and organ systems. Some of the more common side effects of cancer therapy include nausea, vomiting or emesis, infections, fatigue and diarrhea. Supportive care products are frequently prescribed or administered to cancer patients to prevent or treat these side effects thereby allowing the patients to continue to receive potentially life prolonging cancer therapies.

        Treatment centers (such as hospitals and community cancer centers) and the healthcare professionals who treat cancer patients (physicians, nurses, physician assistants and pharmacists) utilize various combinations of cancer therapeutics and oncology supportive care products to extend and improve the quality of life of these patients. Aligned with this is our strategy to acquire, develop and directly commercialize product candidates that address the needs of cancer patients, that is, both product candidates that treat cancer diseases and those that address the side-effects from such treatments.

Our Product Candidates

        Our first three in-licensed product candidates are consistent with our strategy to develop and commercialize cancer therapeutics and oncology supportive care products. The following table summarizes the status of these product candidates.

Rolapitant—Neurokinin-1 (NK-1) Receptor Antagonist

  Overview

        Rolapitant, is a potent and long-acting NK-1 receptor antagonist that is being developed as a supportive care product for the prevention of CINV. We are investigating whether a single dose of rolapitant will, when administered along with the current standard of care for CINV (a 5-HT3 receptor antagonist plus a corticosteroid), significantly increase the control of both nausea and vomiting over the 5-day period of risk for cancer patients receiving emetogenic chemotherapy as compared to the current standard of care alone. We obtained the exclusive worldwide rights to research, develop, manufacture, market and sell rolapitant from OPKO in December 2010. OPKO had acquired certain NK-1 assets, including rolapitant, in 2010 from Schering-Plough as part of an FTC requirement to divest certain assets in connection with Schering-Plough's combination with Merck. The license agreement also extended to an additional, backup compound, SCH900978, to which we have the same rights and obligations as rolapitant, but which we are not currently advancing.

  Chemotherapy Induced Nausea and Vomiting

        According to CINV prevention and treatment guidelines developed and published by respected oncology organizations such as NCCN, MASCC, and ASCO, if not prevented by prophylaxis, CINV has the potential to afflict up to 90% or more of cancer patients undergoing chemotherapy, depending upon the type of chemotherapy administered, the dosing schedule of the chemotherapy and the patients' age and gender, among other predisposing factors. Prolonged nausea and vomiting may result in unwanted weight loss, dehydration and malnutrition as well as hospitalization. If not prevented, CINV may result in a delay or even discontinuation of chemotherapy treatment. Based on our analysis of market data provided by IMS Health Incorporated and patient treatment data collected from approximately 475 cancer treatment sites in the United States by Ipsos Healthcare, a market research firm, we estimate that in 2011 there were approximately 6.6 million treatments administered on the first day of chemotherapy consisting of the current standard of care for the prevention of CINV (a 5-HT3 receptor antagonist (usually one of ondansetron, granisetron, dolasetron or palonestron) plus a corticosteroid (usually dexamethasone)). The same patient treatment data indicates that in 2011 approximately 60% of cancer patients receiving the current standard of care for the prevention of CINV were treated with highly emetogenic chemotherapy, or HEC, regimens, and approximately 24% of cancer patients receiving the current standard of care for the prevention of CINV were treated with carboplatin, a commonly utilized chemotherapy agent that qualifies as a moderately emetogenic chemotherapy, or MEC, regimen. Current treatment guidelines recommend that all cancer patients receiving HEC regimens should be treated with an NK-1 receptor antagonist in addition to the current standard of care for CINV, while cancer patients receiving MEC regimens could in appropriate circumstances be treated with an NK-1 receptor antagonist in addition to the current standard of care for the prevention of CINV. The NCCN guidelines clarify that it is appropriate to treat cancer patients on a MEC regimen that utilizes carboplatin with an NK-1 receptor antagonist in addition to the current standard of care for CINV. Based on this data, we estimate that 70% to 80% of cancer patients to whom the current standard of care for the prevention of CINV is administered on the first day of treatment should also receive treatment with an NK-1 receptor antagonist.

        The following figure summarizes rankings of chemotherapy treatment side effects from a study of patients diagnosed with ovarian, primary peritoneal or fallopian tube cancer who received at least three cycles of platinum-based chemotherapy. Using a visual analog score, where patients rank different side effects on a scale from zero to 100, with zero being the least favorable and 100 being the most favorable, patients evaluated different side effects related to cancer and chemotherapy treatment, including CINV 1-6, representing different scenarios of CINV. For all subjects in this study, the most favorable side effects included perfect health and clinical remission. CINV 1 or complete-to-almost complete control of CINV followed, while almost all of the least favorable side effects included nausea and vomiting. This figure shows that patients view CINV as one of the least favorable side effects of chemotherapy treatment.

 Patient Rankings of Chemotherapy Treatment Side Effects

Source:    Adapted from Charlotte C. Sun et al., Rankings and symptom assessments of side effects from chemotherapy: insights from experienced patients with ovarian cancer, Support Care Cancer (2005).

        There are two phases associated with CINV: acute and delayed. The acute phase occurs within the first 24 hours following chemotherapy treatment. It is believed that this phase is caused largely by chemotherapy-induced increases in serotonin release and activation of 5-HT3 receptors on vagal afferent neurons in the gut. There are currently four 5-HT3 receptor antagonists on the market in the US (ondansetron, palonosetron, granisetron and dolasetron) and one additional agent that is available in several international markets (tropisetron), all of which are clinically effective in preventing acute CINV, particularly when given in combination with a corticosteroid, such as dexamethasone. Despite the success of the 5-HT3 receptor antagonists, protection of patients from acute CINV is not complete because other neurotransmitters are also involved in the onset of CINV. Furthermore, there remains a strong need to develop potent therapies effective to prevent or treat delayed CINV.

        Delayed CINV is described as occurring after 24 hours and up to five days following emetogenic chemotherapy and is believed to be primarily driven by a different etiology than acute CINV. Combination therapy with a corticosteroid and 5-HT3 receptor antagonist, particularly with the first generation 5-HT3 receptor antagonists, is less effective during the delayed phase than it is in the acute phase of CINV. This is because the primary etiology of delayed CINV appears to involve the neurokinin substance P. Substance P binds to NK-1 receptors, which are highly concentrated in the brain. Activation of NK-1 receptors plays a central role in nausea and vomiting induced by emetogenic stimuli, including certain cancer chemotherapies. An NK-1 receptor antagonist works by blocking the binding of substance P with NK-1 receptors. A clinical study that employed positron emission tomography, a medical technique utilized for imaging biochemical activity within the body, demonstrated that rolapitant, provided in single oral doses ranging from 5mg to 200mg, binds to brain NK-1 receptors. At a time point of five days following administration of a single 200mg dose, over 90% of NK-1 receptors remained occupied by rolapitant. The addition of an NK-1 receptor antagonist to the standard of care (a 5-HT3 receptor antagonist plus a corticosteroid) has been demonstrated to improve the management of both acute and delayed CINV that is experienced by cancer patients undergoing chemotherapy.

        Despite the importance of the NK-1 receptor in the etiology of both acute and delayed emesis, there are only two approved products that target this receptor, aprepitant and its pro-drug fosaprepitant, which are both known by the brand name EMEND and marketed by Merck. In multiple clinical trials, EMEND provided significantly better protection against both acute and delayed emesis when it was added to a 5-HT3 receptor antagonist and corticosteroid as compared to the 5-HT3 receptor antagonist and corticosteroid alone. EMEND was initially introduced as an oral formulation in 2003. In 2010, Merck introduced a single-dose intravenous, or IV, formulation of EMEND, which we believe currently accounts for over 50% of all EMEND usage.

  Clinical Guidelines for the Usage of 5-HT3 and NK-1 Receptor Antagonists

        Most patients who receive preventative therapy for CINV receive chemotherapy regimens that are defined as having either high or moderate risk. According to the FDA, highly emetogenic chemotherapy, or HEC, regimens typically consist of those containing cisplatin, a chemotherapy drug. However, CINV prevention and treatment guidelines developed and published by respected oncology organizations such as NCCN, MASCC, and ASCO also define anthracycline-cyclophosphamide containing treatment regimens as HEC. Such regimes are frequently utilized to treat certain types of breast cancer. Moderately emetogenic chemotherapy, or MEC, is categorized by ASCO, NCCN and other treatment guidelines, and includes chemotherapy agents such as carboplatin, irinotecan, ifosfamide and cisplatin when administered in doses of less than 50mg/m2.

Emetogenic Potential (ASCO, MASCC, NCCN Guidelines)	Proportion of Patients Who Will Experience Emesis in the Absence of Effective Antiemetic Prophylaxis
High	≥90% of patients
Moderate	30 - 90% of patients
Low	10 - 30% of patients
Minimal	<10% of patients

        According to current treatment guidelines, the risk of vomiting for patients receiving HEC regimens, including anthracycline-cyclophosphamide, is equal to or greater than 90%. The current treatment guidelines also suggest that MEC regimens are associated with a risk of vomiting in the range of 30% to 90%. Based on our analysis of the market data and patient treatment data described above, we estimate that patients receiving HEC regimens make up approximately 70% of the potential NK-1 receptor antagonist treatment market and patients receiving MEC regimens make up approximately 30% of the market.

        While the current United States NK-1 market is approximately $270 million (represented by oral and IV formulations of EMEND), we believe there is a larger market opportunity for the class. Our analysis of data from IMS Health indicates that following the 2011 launch of a single dose, IV-only regimen (versus the pre-existing three day oral regimen), for the aprepitant pro-drug, fosaprepitant, the patient treatment market grew over 25% compared to the prior year. We believe the market will expand further based upon the combined sales and marketing activities and enhanced educational initiatives associated with three companies competing within the NK-1 receptor antagonist market. In addition to our activities and initiatives and those of Merck, we expect that Helsinn Healthcare and Eisai Inc. will be introducing a combination NK-1 receptor antagonist and 5-HT3 receptor antagonist product, netupitant plus Aloxi (palonosetron HCl). Overall trends in the market, growing awareness of supportive care issues and the implementation of guidelines for patient care, including the prevention of CINV, that are developed and published by oncology organizations, may also lead to greater use of NK-1 receptor antagonists.

  The Need for a Second Generation NK-1 Receptor Antagonist

        Rolapitant is a highly potent, long acting NK-1 receptor antagonist that may provide control of both nausea and vomiting over the 5-day period of risk for cancer patients receiving emetogenic chemotherapy, including HEC and MEC. The safety and pharmacokinetic profile observed in Phase 1 clinical trials, combined with clinical activity and safety profile observed in a randomized Phase 2 clinical trial described below, indicate that rolapitant represents a potential advance in the prevention of CINV. Among its advantages are:

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  Long Half Life.  Data from a Phase 1 clinical trial showed that, after oral administration, rolapitant is rapidly absorbed and slowly cleared. The half-life is greater than 120 hours, a finding that suggests that a single dose may be sufficient to block CINV during both the acute (zero to 24 hour) and delayed (from 24 to 120 hours) phases. In comparison, the currently marketed oral NK-1 receptor antagonist therapy requires three doses per chemotherapy cycle.

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  Reduced Risk of Drug Interactions.  Data from clinical studies conducted to date demonstrate that rolapitant is not an inhibitor or inducer of cytochrome P450 3A4 isoenzyme, or CYP3A4. CYP3A4 is a liver enzyme that is responsible for the metabolism of a number of drugs. When a drug inhibits or induces CYP3A4, it can lead to an adverse effect on the ability to metabolize other drugs. The data indicates that rolapitant does not alter the pharmacokinetics of midazolam or other tested CYP3A4 substrates, and consequently is unlikely to have an effect on the pharmacokinetics of drugs metabolized by CYP3A4. Based upon this data, and in contrast with the current oral and IV NK-1 receptor antagonist on the market, we believe that administration of rolapitant is unlikely to cause a clinically significant pharmacokinetic interaction with many commonly used drugs metabolized by CYP3A4 and intended for cancer patients undergoing chemotherapy.

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  Rapid Onset of Activity.  In a Phase 2 clinical trial, time to first emesis or use of rescue medication for rolapitant versus the control group showed rapid onset of activity within approximately three hours of completing chemotherapy treatment, which represents a quicker onset of action than has been observed in other agents in its class.

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  Potential for Reduction in Significant Nausea.  In a Phase 2 clinical trial, the rolapitant 200mg dose group had significantly greater rates of no significant nausea in the overall, acute, and delayed phases than the control group, potentially representing an improvement over current anti-emetic therapies.

  Rolapitant Clinical Development

        In 2008, Schering-Plough completed three Phase 2 clinical trials in which rolapitant was evaluated for the prevention of CINV, PONV and the treatment of chronic cough. One of these trials was designed to assess the efficacy and safety of rolapitant for the prevention of CINV for up to six cycles of chemotherapy, and to determine a Phase 3 dose. This was a multicenter, randomized, double blind clinical trial in which 454 cancer patients receiving HEC were administered a 5-HT3 receptor antagonist and a corticosteroid (ondansetron and dexamethasone), and randomized in equal fashion to groups receiving either placebo or 10mg, 25mg, 100mg or 200mg of a single dose oral formulation of rolapitant. Subjects recorded episodes of emesis, severity of nausea, and use of rescue medications daily in a subject diary from days one through six of cycle 1.

        The rolapitant 200 mg group, compared to the control group, had significantly greater complete response rates, meaning no emesis and no use of rescue medication, in the "overall" phase, meaning zero to 120 hours after receipt of HEC, the "acute" phase, meaning zero to 24 hours after receipt of HEC, and the "delayed" phase, meaning greater than 24 hours to 120 hours after receipt of HEC. The comparisons of the rolapitant 200mg group to control group for the overall, acute and delayed phase were 62.5% versus 46.7% (p = 0.032), 87.6% versus 66.7% (p= 0.001) and 63.6% versus 48.9% (p= 0.045), respectively. The comparisons of the rolapitant 100mg group to control group for the overall, acute and delayed phase were 53.8% versus 46.7% (p = 0.315), 74.7% versus 66.7% (p = 0.209) and 58.2% versus 48.9% (p = 0.191), respectively. The comparisons of the rolapitant 25mg group to control group for the overall, acute and delayed phase were 53.4% versus 46.7% (p = 0.342), 70.8% versus 66.7% (p = 0.504) and 54.5% versus 48.9% (p = 0.417), respectively. The comparisons of the rolapitant 10mg group to control group for the overall, acute and delayed phase were 48.4% versus 46.7% (p = 0.791), 66.7% versus 66.7% (p = 0.954) and 50.5% versus 48.9% (p = 0.788), respectively. In clinical trials, the p-value is a measure of how strongly the data support a real difference between the effects of treatment and control. The smaller the p-value, the stronger the evidence. Conventionally, if the p-value is less than 0.05, the presumption is that there is a real difference between the treatment and control groups, and the results are deemed statistically significant. Rates for no significant nausea for the 200mg rolapitant dose group also demonstrated a superior treatment effect versus the control group in the overall, acute, and delayed phases of CINV. The comparisons of the rolapitant 200mg group to control group for the overall, acute and delayed phases for the secondary endpoint of no significant nausea were 63% versus 42% (p = 0.005), 87% versus 73% (p = 0.029) and 64% versus 48% (p = 0.026), respectively. A validated questionnaire was used to assess patient quality of life and these data also demonstrated statistically significant better quality of life scores for the treatment group versus the control group.

	Complete Response Rate
	200mg Rolapitant	Control	P-Value
Overall (0 to 120 hours)	62.5%	46.7%	0.032
Acute (0 to ≤24 hours)	87.6%	66.7%	0.001
Delayed (>24 to 120 hours)	63.6%	48.9%	0.045

        Treatment-related adverse events were mild and included constipation, headache, fatigue and dizziness. Overall, serious adverse events occurred with similar incidences across all treatment groups (9% to 14%). The most common serious adverse events were neutropenia (a disorder characterized by an abnormally low number of certain types of white blood cells), febrile neutropenia (the development of fever, often with signs of infection, in a patient with neutropenia), vomiting, dehydration, nausea and pneumonia. These events, however, were considered by investigators to be related to chemotherapy or the underlying cancer and not to rolapitant. Data from this clinical study demonstrated that a dose of 200mg rolapitant administered with a 5-HT3 receptor antagonist and dexamethasone achieved statistically significant improvement in preventing CINV than did 5-HT3 receptor antagonist and dexamethasone alone, and this dose was selected for advancement into Phase 3 clinical trials.

        Results from the Phase 2 clinical trial discussed above demonstrated a promising level of activity for CINV prevention for the five-day period following administration of chemotherapy, the period during which patients are at highest risk for CINV. The safety and tolerability of single and repeat doses of rolapitant has been assessed in over 1,000 subjects, including each of the Phase 2 clinical trials completed by Schering-Plough. Although we will continue ECG monitoring in our Phase 3 clinical trials, no significant QTc prolongation effect (a type of heart rhythm abnormality) was detected in a thorough QT study utilizing doses of up to 800mg of rolapitant. We presented data from the Phase 2 clinical trial of rolapitant for the prevention of CINV at the ASCO annual meeting in June 2012.

  Rolapitant Phase 3 Clinical Program

        Based on the results of the Phase 2 clinical trial, in February 2012, we initiated our Phase 3 clinical program for rolapitant and enrolled our first patient. The Phase 3 clinical program consists of approximately 2,400 patients participating in one of three Phase 3 clinical trials. This global program consists of two randomized, double-blind and placebo controlled clinical trials evaluating the efficacy of a single 200mg oral dose of rolapitant in patients receiving HEC, and one clinical trial evaluating the efficacy of a single 200mg oral dose of rolapitant in patients receiving MEC. Each of the HEC clinical trials consist of approximately 530 patients and are focused on evaluating rolapitant plus the standard of care compared with control plus the standard of care. The MEC clinical trial consists of approximately 1,350 patients and is focused on evaluating rolapitant plus the standard of care compared with placebo plus the standard of care. In each of the Phase 3 clinical trials the standard of care consists of the 5-HT3 receptor antagonist granisetron in combination with the corticosteroid dexamethasone. Results from each of these clinical trials are anticipated in the second half of 2013. The patients in these clinical trials are being evaluated for evidence of an improvement in control of nausea and vomiting during the acute, delayed and overall periods between zero and 120 hours post administration of chemotherapy. The primary outcome of each trial will be based on complete response (defined as no emetic episodes and no rescue medication) in the delayed phase (24 hours to 120 hours). Additional outcome measures include complete response for other time points, the incidence and intensity of nausea, and safety and tolerability.

  Intravenous Formulation of Rolapitant

        We are developing a single dose rolapitant IV formulation to address what we believe is the market need for this dosage form. We believe this formulation will provide physicians with an additional route of administering rolapitant, while also alleviating certain concerns associated with payer pre-approval, logistics and pharmacy availability that are sometimes associated with oral formulations of drugs utilized by cancer patients. We expect to identify a single dose of the IV formulation that is bioequivalent to the single dose of the oral formulation through a standard bioequivalence clinical study we plan to initiate in the fourth quarter of 2012. Following identification of a single dose of the IV formulation that is bioequivalent to the oral formulation, we anticipate conducting a bridging safety study to support regulatory approval. Current plans for the development of the IV formulation are dependent on the success of the oral formulation. We expect that the new drug application, or NDA, that we submit to the FDA for the IV formulation of rolapitant will rely heavily on, and reference data in, the NDA submission for oral rolapitant. We plan to discuss this approach with the FDA prior to conducting a bridging safety study. We expect to launch an IV formulation of rolapitant approximately one year following the launch of the oral formulation.

Niraparib—Poly (ADP-ribose) Polymerase (PARP) Inhibitor

  Overview

        Niraparib, formerly known as MK-4827, is an orally active and potent poly (ADP-ribose) polymerase, or PARP, inhibitor that has completed a Phase 1 clinical trial in cancer patients as a monotherapy and is currently under evaluation by Merck for use in combination with temozolomide for the treatment of solid tumors. We intend to evaluate niraparib for the treatment of patients with solid tumors. Potential cancer indications we may consider include breast, gastric, lung and ovarian cancer.

        Niraparib has demonstrated promising results in a Phase 1 clinical trial in advanced cancer patients. In the trial, a maximum tolerated dose of 300mg of niraparib was determined, and anti-tumor activity in BRCA-deficient cancers was also observed. BRCA1 and BRCA2 gene mutations have been linked to certain types of cancers, including breast and ovarian. We intend to use the results of the clinical trial, together with data obtained from an on-going study of the safety and efficacy of niraparib given with temozolomide in advanced cancer patients, to establish a clinical development plan.

        PARP is a family of proteins involved in many functions in a cell, including DNA repair, gene expression, cell cycle control, intracellular trafficking and energy metabolism. PARP inhibitors have shown preclinical efficacy as a monotherapy against tumors with existing defects, such as BRCA1 and

BRCA2, by compromising their ability to repair DNA, and as a combination therapy when administered together with anti-cancer agents that induce DNA damage. Results to date for clinical trials of PARP inhibitors indicate anti-cancer activity, particularly in patients with germ-line BRCA mutations.

        In May 2012, we entered into a license agreement with Merck Sharp & Dohme Corp., a subsidiary of Merck, under which we obtained exclusive, worldwide rights to certain patents and non-exclusive rights to certain Merck know-how, to research, develop, manufacture, market and sell niraparib and a backup compound, MK-2512, for all therapeutic and prophylactic uses in humans. We are not currently advancing MK-2512.

  Background on PARP Inhibitors

        As mentioned above, PARP is a family of proteins involved in many functions in a cell. One well studied area of PARP activity relates to DNA repair.

        DNA contains genetic instructions used in the development and functioning of most known living organisms. DNA can be damaged by many sorts of mutagens, including oxidizing agents, alkylating agents, ultraviolet light and X-rays. An important property of DNA is that it can replicate, or make copies of itself. This is critical when cells divide because each new cell needs to have an exact copy of the DNA present in the old cell. It is also critical to the integrity and survival of cells that DNA damage can be repaired. Cells have evolved multiple mechanisms to enable such DNA repair, and these mechanisms are complementary to each other, each driving repair of specific types of DNA damage. If a cell's DNA damage repair system is overpowered, then the cell is programmed to die. Overpowering a cell's DNA repair system limits the ability of a changed or mutated cell to replicate and potentially form or proliferate a cancerous tumor.

        Radiation and certain chemotherapies such as alkylating agents and topoisomerase inhibitors induce significant damage to tumor cells, which results in programmed cell death. DNA repair mechanisms may reduce the activity of these anti-cancer therapies but, conversely, inhibition of DNA repair processes may enhance the effects of DNA-damaging anti-cancer therapy. PARP is essential for some DNA repair processes and therefore may be an important target in cancer therapy. PARP inhibitors have shown preclinical efficacy as monotherapy against tumors with existing defects, such as BRCA1 and BRCA2, that compromise their ability to repair DNA, and as a combination therapy when administered together with anti-cancer agents that induce DNA damage.

        It is believed that PARP inhibitors may prove highly effective therapies for cancers with BRCA1 and BRCA2, which are highly sensitive to PARP inhibition. PARP inhibitors have been explored in numerous clinical trials as monotherapy and as potentiators of chemotherapy, including in combination with the alkylating agent, temozolomide. Results to date have demonstrated anti-cancer activity, particularly in patients with germ-line BRCA mutations.

  Key Characteristics of Niraparib

        Niraparib is an orally active and potent PARP inhibitor that we believe has certain characteristics that are highly desirable. Based upon our review of the clinical data, we believe that niraparib may inhibit growth of solid tumors in cancer patients. The nonclinical and Phase 1 clinical data show that niraparib has advantages as a treatment for certain cancers. These advantages include:

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  potent inhibition of PARP and demonstrated tumor growth inhibition in tumor models;

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  dose responsive pharmacokinetics in humans;

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  no currently identified drug-drug interactions;

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  demonstrated reduction of PARP activity in human subjects;

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  amenable dosage formulation for further clinical and commercial development;

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  clinical activity with once daily oral administration as a monotherapy, including a disease control rate of 56% in a selected patient population in a Phase 1 clinical trial that enrolled patients with advanced cancers; and

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  tolerability in a Phase 1 combination trial with full doses of another chemotherapy agent, temozolomide, and biologically active doses of niraparib.

Based upon these key characteristics, as well as the data discussed below, we believe that niraparib has the potential to be effective in patients with solid tumors.

  Niraparib Preclinical Development

        In vitro, niraparib increased the radiosensitivity of NSCLC cell lines. Furthermore, niraparib was shown to dramatically reduce PARP activity in these same cancer cell lines within two hours. In testing conducted in mice, treatment of tumor cells with niraparib resulted in the prolonged inhibition of PARP. Niraparib treatment sensitized tumor cells to subsequent radiotherapy and chemotherapy in xenograft models. As a monotherapy, niraparib inhibited the growth of tumors bearing a BRCA1 mutation.

  Niraparib Clinical Development

        In 2011, Merck reported a two-part Phase 1 clinical study of niraparib to determine its toxicity and tolerability, pharmacokinetic and pharmacodynamic profiles, and preliminary anti-tumor activity. Oral treatment with niraparib at doses ranging from 30mg to 400mg given once daily was evaluated in 60 patients with advanced solid tumors enriched for BRCA1 and BRCA2 mutation carriers and non-BRCA homologous recombination defects. The first part of the clinical study was a dose escalation to establish a maximum tolerated dose, or MTD. The second part of the clinical study was a dose expansion study enrolling 20 patients with platinum resistant ovarian cancer. The MTD of oral niraparib was established as 300mg daily on a continuous schedule. A mean plasma half-life of 40 hours (range 37–42 hours) and dose-proportional pharmacokinetics were observed. PARP inhibition of 50% of more was observed following administration of niraparib doses equal to or greater than 80 mg when measured at times when plasma contained the lowest levels of the drug. Evidence of anti-tumor activity was observed in patients with BRCA1 and BRCA2 mutations and in patients with sporadic ovarian cancers. In total, there were 12 patients with partial responses. Ten of the 12 patients had ovarian cancer (seven BRCA-mutation carriers, three sporadic), and two of the 12 were patients with breast cancer. In addition, stable disease, or SD, occurred in eight other patients. Four of those eight patients had ovarian cancer (two BRCA-mutation carriers), and two of the eight patients had NSCLC. Overall, 46% of ovarian cancer patients (n=47) had a clinical benefit, defined as SD for greater than 12 weeks (21%) or partial response (26%), or PR. Fifty-eight percent of ovarian cancer patients with a BRCA mutation (n=21) had clinical benefit, defined as SD for greater than 12 weeks (21%) or PR (37%). Dose limiting toxicities included grade 3 fatigue in one patient with clinical progression, and grade 3 pneumonitis and grade 4 thrombocytopenia, all of which resolved. Grade 1-2 toxicities included fatigue, anorexia, nausea and myelosuppression. Overall conclusions from this trial were that niraparib dosing was well tolerated, demonstrated linear pharmacokinetics, provided evidence of target modulation and promising anti-tumor activity in patients with either BRCA mutated or non-BRCA mutated cancers. We intend to use the results of this clinical trial, together with data from an on-going study sponsored by Merck of the safety and efficacy of niraparib given with temozolomide in advanced cancer patients, to establish a clinical development plan for niraparib for the treatment of patients with solid tumors. Potential cancer indications we may consider include breast, gastric, lung and ovarian cancer.

TSR-011—Anaplastic Lymphoma Kinase (ALK) Inhibitor

  Overview

        TSR-011 is an orally available ALK inhibitor currently in preclinical development. We plan to test TSR-011 in clinical trials as a treatment for NSCLC and potentially other cancer indications. Although the ALK gene is not widely expressed in adults, ALK is known to be involved in certain types of cancers, including subsets of NSCLC, neuroblastoma and lymphoma. For patients in these subsets, the ALK gene is fused to an activating partner or contains point mutations, which results in constitutive activation of ALK and the growth of cancer cells and tumor development. Inhibition of ALK in these cancer cells results in cell death and tumor growth inhibition or regression. The limited tissue distribution and expression of ALK in adult subjects means that ALK may be a good molecular target for a cancer therapeutic because an ALK inhibitor would primarily affect cancer cells and tumors. In August 2011, the first ALK inhibitor was approved for the treatment of NSCLC.

        We believe that existing commercially available diagnostic tests for the identification of ALK gene fusions will facilitate rapid and efficient development of our lead ALK inhibitor product candidate, TSR-011. Data from a Phase 1 clinical program that we intend to initiate in the second half of 2012 will be used to select a dose and schedule of TSR-011. An expansion stage of the Phase 1 clinical trial will evaluate the activity of TSR-011 in cancer patients with ALK mutations or gene fusions. Data from this study will inform us of the activity of TSR-011 in a relevant patient population and will be used to design optimal Phase 2 clinical trials or Phase 2/3 clinical trials that will be used to support future regulatory submissions.

        In March 2011, we entered into a license agreement with Amgen to obtain exclusive worldwide rights to research, develop, manufacture, market and sell licensed ALK inhibitor compounds.

  Non-Small Cell Lung Cancer (NSCLC)

        According to the American Cancer Society, over 1.6 million new lung cancer cases are identified worldwide annually, of which over 200,000 of these new lung cancer cases are in the United States. Lung cancer is the leading cause of cancer death in men and the second leading cause of cancer death in women. Lung cancer is typically divided into two groups based upon the histologic appearance of the tumor cells—small cell and non-small cell lung cancer, each of which is treated with distinct chemotherapeutic approaches. According to the American Cancer Society, NSCLC accounts for approximately 85% of lung cancer cases, with approximately 75% of these patients being diagnosed with metastatic or advanced disease. Despite the introduction of new therapies, such as Avastin (bevacizumab) and Alimta (pemetrexed), patients with locally advanced or metastatic NSCLC have five-year survival rates of just 24% and 4%, respectively, according to the Surveillance Epidemiology and End Results program of the National Cancer Institute. ALK is believed to be a key driver of tumor development in approximately 5% of all NSCLC patients.

  Background on ALK Inhibitors

        There is currently one ALK inhibitor that is marketed. In 2011, Pfizer launched Xalkori (crizotinib), a dual MET/ALK inhibitor that acts as an inhibitor for mesenchymal epithelial transition tyrosine kinase, or MET, a driver of certain types of cancers, and ALK. Clinical studies demonstrated impressive efficacy in a NSCLC sub-population expressing an ALK fusion protein. Treatment with crizotinib results in rapid tumor shrinkage in the majority of ALK patients. However, resistance mechanisms to crizotinib treatment occur within a median time frame of 10 months. In addition, there was a "Dear Doctor" letter issued by the FDA in December 2011 related to drug induced hepatotoxicity, which now requires monitoring of elevated liver enzymes. Currently, crizotinib is dosed near its maximum tolerated dose as side effects include severe or fatal pneumonitis, QTc prolongation and visual effects.

        While crizotinib is a dual MET/ALK inhibitor, the compounds we in-licensed from Amgen, including TSR-011, were specifically designed based on the crystal structure of ALK to be selective for, and to bind to, ALK (as opposed to dual MET/ALK). TSR-011 is currently in preclinical development. We believe there is a well-defined development and regulatory approval path for an ALK inhibitor, and that TSR-011 can be developed in a rapid and efficient manner because appropriate patients for study can be identified with commercially available and other diagnostic tests. Based upon the data set forth below, we believe TSR-011 has the potential to be effective in patients progressing on crizotinib because it has activity against ALK mutations that arise in patients following treatment with crizotinb.

  TSR-011 Preclinical Development

        TSR-011 has demonstrated promising results in preclinical studies, and was found to be more active against the ALK protein than what is reported for crizotinib. Also in these studies, it was observed that the IC50 of TSR-011 for recombinant ALK L1196M was 0.1nM, which is 200 times less than the IC50 of crizotinib for this ALK mutant protein. IC50 is the concentration of inhibitor at which 50% of the target protein activity is inhibited. The ALK L1196M mutation has been detected in patients whose tumors progress while they are being treated with crizotinib, and is currently the most commonly identified ALK mutation observed in patients treated with crizotinib.

        The in vivo activity of our ALK inhibitors has been examined in several ALK models, including an anaplastic large cell lymphoma xenograft model. Daily oral dosing resulted in statistically significant tumor growth inhibition (p < 0.0001) without weight loss. The activity of ALK was evaluated in these tumors post dosing and complete inhibition of phosphorylated ALK, a marker of ALK activation, was observed.

  TSR-011 Clinical Development

        We plan to develop TSR-011 for oncology indications, including the treatment of patients with NSCLC whose tumors have altered ALK proteins and expression patterns. We intend to submit an IND during the second half of 2012. If the FDA does not object, we may then initiate a Phase 1 clinical trial of TSR-011 in the second half of 2012. One goal of the Phase 1 clinical trials will be to determine the maximum tolerated dose of TSR-011 and to define an optimal dosing schedule. Data from these trials will provide an early assessment of the activity of TSR-011 in the following populations: patients with NSCLC who have not been previously treated with ALK inhibitors; patients with NSCLC who have progressed while being treated with ALK inhibitors; and patients with a cancer other than NSCLC who have ALK amplification, ALK activating mutations or other ALK-fusions. Information from these studies will be used to design optimal Phase 2 clinical trials or Phase 2/3 clinical trials that will be used to support future regulatory submissions.

Licensing Agreements

License for Rolapitant

        In December 2010, we entered into a license agreement with OPKO to obtain an exclusive, royalty-bearing, sublicensable worldwide license, to research, develop, manufacture, market and sell rolapitant. The license agreement also extends to an additional, backup compound, SCH900978, to which we have the same rights and obligations as rolapitant, but which we are not currently advancing. Under the OPKO license we are obligated to use commercially reasonable efforts to conduct all preclinical, clinical, regulatory and other activities necessary to develop and commercialize rolapitant.

        Under the terms of the OPKO license, we paid OPKO $6.0 million upon signing the agreement and issued 1,500,000 shares of our Series O preferred stock. We are also required to make development milestone payments to OPKO of up to an aggregate of $30.0 million if specified regulatory and initial commercial sales milestones are achieved. In addition, we are required to make additional milestone payments to OPKO of up to an aggregate of $85.0 million if specified levels of annual net sales of rolapitant are achieved. If commercial sales of rolapitant commence, we are required to pay OPKO tiered royalties on the amount of annual net sales achieved in the United States and Europe at percentage rates that range from the low teens to the low twenties, which we expect will result in an effective royalty rate in the low teens. The royalty rate on annual net sales outside of the United States and Europe is slightly above the single digits. We will pay royalties on rolapitant until the later of the date that all of the patent rights licensed from OPKO and covering rolapitant expire, are invalidated or are not enforceable and twelve years from the first commercial sale of the product, in each case, on a country-by-country and product-by-product basis. If we elect to develop and commercialize rolapitant in Japan through a third-party licensee we will share equally with OPKO all amounts received by us in connection with such activities under our agreement with such third party, subject to certain exceptions and deductions. OPKO also retains an option to become the exclusive distributor of such products in Latin America, provided that OPKO exercises that option within a defined period following specified regulatory approvals in the United States.

        The license with OPKO will remain in force until the expiration of the royalty term in each country, unless OPKO has cause to terminate the license earlier for our material breach of the license or bankruptcy. We have a right to terminate the license at any time during the term for any reason on three months' written notice to OPKO.

License for Niraparib

        In May 2012, we entered into a license agreement with Merck Sharp & Dohme Corp., a subsidiary of Merck, under which we obtained exclusive, worldwide rights to certain patents and non-exclusive rights to certain Merck know-how, to research, develop, manufacture, market and sell niraparib and a backup compound, MK-2512, for all therapeutic and prophylactic uses in humans. We are not currently advancing MK-2512. Under the Merck license, we are obligated to use diligent efforts to develop and commercialize a licensed product.

        Under the terms of the license agreement, we made an up-front payment to Merck of $7 million in June 2012. We are also required to make milestone payments to Merck of up to $57 million in development and regulatory milestones for the first indication, up to $29.5 million in development and regulatory milestones for each successive indication, and up to $87.5 million in one-time sales milestones based on the achievement of annual sales objectives. If commercial sales of niraparib commence, we will pay Merck tiered royalties at percentage rates in the low teens based on worldwide annual net sales, until the later of the expiration of the last patent licensed from Merck covering or claiming niraparib, or the tenth anniversary of the first commercial sale of niraparib, in either case, on a country-by-country basis.

        The license with Merck will remain in effect until the expiration of the royalty term in such country, unless terminated earlier by the mutual agreement of the parties or due to the material breach or bankruptcy of a party. In addition, beginning upon completion of the first Phase 2 clinical trial of a licensed product candidate, we may terminate the license without cause by giving 180 days written notice.

License for ALK Program

        In March 2011, we entered into a license agreement with Amgen, under which we received an exclusive, royalty bearing, sublicensable worldwide license under certain of Amgen's patent rights to research, develop, manufacture, market and sell licensed ALK inhibitor compounds, including TSR-011. We are also responsible for using commercially reasonable efforts to conduct all preclinical, clinical, regulatory and other activities necessary to develop and commercialize an ALK product. In the event that we wish to sublicense any of the development and commercialization rights to any third party, we are required to grant to Amgen a right of first negotiation with respect to the rights we propose to sublicense.

        Under the terms of the license agreement, we made an up-front payment to Amgen of $0.5 million. We are required to make milestone payments to Amgen of up to an aggregate of $138 million if specified clinical development, regulatory, initial commercialization and annual net product sales milestones are achieved. If commercial sales of a product commence, we will pay Amgen royalties at percentage rates ranging from the mid-single digits to slightly above the single digits based on cumulative worldwide net sales until the later of the last patent licensed from Amgen covering the product, the loss of regulatory exclusivity for the product, or the tenth anniversary of the first commercial sale of the product, in all cases, on a country-by-country and product-by-product basis.

        The license with Amgen will remain in force until the expiration of the royalty term in each country, unless Amgen has cause to terminate the license earlier for our material breach of the license or bankruptcy, or in the event that we or any sublicensee bring a challenge against Amgen in relation to the licensed patents. We have the right to terminate the license with Amgen on Amgen's bankruptcy, or at any time during the term on ninety days' written notice if our board of directors concludes that due to scientific, technical, regulatory or commercial reasons, the further commercialization of licensed products is no longer feasible.

Competition

        Our industry is highly competitive and subject to rapid and significant technological change. While we believe that our development experience and scientific knowledge provide us with competitive advantages, we may face competition from large pharmaceutical and biotechnology companies, smaller pharmaceutical and biotechnology companies, including specialty pharmaceutical companies and generic drug companies, academic institutions, government agencies and research institutions, and others.

        The acquisition or licensing of pharmaceutical products is also very competitive, and a number of more established companies, which have acknowledged strategies to in-license or acquire products, may have competitive advantages as may other emerging companies taking similar or different approaches to product acquisitions. The more established companies may have a competitive advantage over us due to their size, cash flows and institutional experience.

        Many of our competitors may have significantly greater financial, technical and human resources than we have. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. Our commercial opportunity could be reduced or eliminated if our competitors develop or market products or other novel technologies that are more effective, safer or less costly than any that will be commercialized by us, or obtain regulatory approval for their products more rapidly than we may obtain approval for ours. Our success will be based in part on our ability to identify, develop, and manage a portfolio of drugs that are safer and more effective in the treatment and support of cancer patients.

Rolapitant Competition

        Aprepitant and its pro-drug fosaprepitant, which are both known by the brand name EMEND and marketed by Merck, are currently the only commercially available NK-1 receptor antagonists. Helsinn Healthcare has an active clinical program for an oral combination NK-1 receptor antagonist and 5-HT3 receptor antagonist product (netupitant plus Aloxi (palonosetron HCl)) that would be marketed by Helsinn Healthcare and Eisai, Inc.

Niraparib Competition

        We believe the products in development targeting the PARP pathway consists of Abbott Laboratories' ABT-888 (veliparib), currently in Phase 2 clinical trials, and AstraZeneca Plc's AZD-2281 (olaparib), Eisai, Inc.'s E-7016, Cephalon, Inc.'s CEP-9722, Clovis Oncology, Inc.'s CO-338 (rucaparib) and Biomarin Pharmaceutical Inc.'s BMN-673, each currently in Phase 1 clinical trials.

TSR-011 Competition

        There is currently one ALK inhibitor that is marketed, Xalkori (crizotinib), a dual MET/ALK inhibitor marketed by Pfizer. In addition, we are aware of four oral ALK inhibitors in clinical development. These products are Chugai Pharmaceutical Co., Ltd.'s AF802, currently in Phase 1/2 clinical trials, and ARIAD Pharmaceuticals, Inc.'s AP26113, Astellas Pharma US, Inc.'s ASP-3026 and Novartis AG's LDK378, each currently in Phase 1 clinical trials.

        For more information on the market for cancer therapeutics and oncology supportive care products, our competitors and the products that may compete with our product candidates, see "—Overview of Market for Cancer Therapeutics and Oncology Supportive Care Products," "—Our Product Candidates—Rolapitant—Neurokinin-1 (NK-1) Receptor Antagonist—Chemotherapy Induced Nausea and Vomiting (CINV)," "—Our Product Candidates—Niraparib—Poly (ADP-ribose) Polymerase (PAPR) Inhibitor" and "—Our Product Candidates—TSR-011—Anaplastic Lymphoma Kinase (ALK) Inhibitor—Background of ALK Inhibitors."

Commercial Operations

        We intend to build the commercial infrastructure in North America, Europe and China necessary to effectively support the commercialization of rolapitant, niraparib and TSR-011, together with future product candidates, if and when we believe a regulatory approval of the first of such product candidates in a particular geographic market appears likely in the near term. The commercial infrastructure is expected to include a targeted, oncology sales force to establish relationships with a focused group of oncologists, oncology nurses and pharmacists. The sales force will be supported by sales management, internal sales support, an internal marketing group and distribution support. Additionally, the sales and marketing teams will manage relationships with key accounts such as managed care organizations, group-purchasing organizations, hospital systems, oncology group networks, and government accounts. To develop the appropriate commercial infrastructure, we will have to invest significant amounts of financial and management resources, some of which will be committed prior to any confirmation that rolapitant, niraparib or TSR-011 will be approved and we could invest resources and then later learn that a particular product candidate is not being approved.

Government Regulation

        As a pharmaceutical company that operates in the United States, we are subject to extensive regulation by the FDA and other federal, state, and local regulatory agencies. The Federal Food, Drug, and Cosmetic Act, or the FDC Act, and its implementing regulations set forth, among other things, requirements for the testing, development, manufacture, quality control, safety, effectiveness, approval, labeling, storage, record keeping, reporting, distribution, import, export, advertising and promotion of our products. Although the discussion below focuses on regulation in the United States, because that is currently our primary focus, we anticipate seeking approval for, and marketing, our products in other countries. Generally, our activities in other countries will be subject to regulation that is similar in nature and scope as that imposed in the United States, although there can be important differences. Additionally, some significant aspects of regulation in Europe are addressed in a centralized way through the European Medicines Agency, but country-specific regulation remains essential in many respects.

Development and Approval

        Under the FDC Act, FDA approval is required before any new drug, including a generic equivalent of a previously approved drug, can be marketed in the United States. As a general matter, the FDA must approve an NDA before a new drug product (other than a generic drug) may be marketed in the United States. NDAs require extensive studies and submission of a large amount of data by the applicant.

        Preclinical Testing.    Before testing any compound in human subjects in the United States, a company must generate extensive preclinical data. Preclinical testing generally includes laboratory evaluation of product chemistry and formulation, as well as toxicological and pharmacological studies in several animal species to assess the quality and safety of the product. Animal studies must be performed in compliance with the FDA's Good Laboratory Practice, or GLP, regulations and the United States Department of Agriculture's Animal Welfare Act.

        IND Application.    Human clinical trials in the United States cannot commence until an IND application is submitted and becomes effective. A company must submit preclinical testing results to the FDA as part of the IND, and the FDA must evaluate whether there is an adequate basis for testing the drug in initial clinical studies in human volunteers. Unless the FDA raises concerns, the IND becomes effective 30 days following its receipt by the FDA. Once human clinical trials have commenced, the FDA may stop the clinical trials by placing them on "clinical hold" because of concerns about the safety of the product being tested, or for other reasons.

        Clinical Trials.    Clinical trials involve the administration of the drug to healthy human volunteers or to patients, under the supervision of a qualified investigator. The conduct of clinical trials is subject to extensive regulation, including compliance with the FDA's bioresearch monitoring regulations and Good Clinical Practice, or GCP, requirements, which establish standards for conducting, recording data from, and reporting the results of, clinical trials, and are intended to assure that the data and reported results are credible and accurate, and that the rights, safety, and well-being of study participants are protected. Clinical trials must be conducted under protocols that detail the study objectives, parameters for monitoring safety, and the efficacy criteria, if any, to be evaluated. Each protocol is reviewed by the FDA as part of the IND. In addition, each clinical trial must be reviewed, approved, and conducted under the auspices of an Institutional Review Board, or IRB, at the institution conducting the clinical trial. Companies sponsoring the clinical trials, investigators, and IRBs also must comply with regulations and guidelines for obtaining informed consent from the study subjects, complying with the protocol and investigational plan, adequately monitoring the clinical trial, and timely reporting adverse events. Foreign studies conducted under an IND must meet the same requirements that apply to studies being conducted in the United States. Data from a foreign study not conducted under an IND may be submitted in support of an NDA if the study was conducted in accordance with GCP and the FDA is able to validate the data.

        A study sponsor is required to publicly post certain details about active clinical trials and clinical trial results on government or independent websites (e.g., http://clinicaltrials.gov). Human clinical trials typically are conducted in three sequential phases, although the phases may overlap with one another:

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  Phase 1 clinical trials represent the initial administration of the investigational drug to humans, typically to a small group of healthy human subjects, but occasionally to a group of patients with the targeted disease or disorder. Phase 1 clinical trials generally are intended to determine the metabolism and pharmacologic actions of the drug, the side effects associated with increasing doses, and, if possible, to gain early evidence of effectiveness.

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  Phase 2 clinical trials generally are controlled studies that involve a relatively small sample of the intended patient population, and are designed to develop data regarding the product's effectiveness, to determine dose response and the optimal dose range, and to gather additional information relating to safety and potential adverse effects.

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  Phase 3 clinical trials are conducted after preliminary evidence of effectiveness has been obtained, and are intended to gather the additional information about safety and effectiveness necessary to evaluate the drug's overall risk-benefit profile, and to provide a basis for physician labeling. Generally, Phase 3 clinical development programs consist of expanded, large-scale studies of patients with the target disease or disorder to obtain statistical evidence of the efficacy and safety of the drug at the proposed dosing regimen.

        The sponsoring company, the FDA, or the IRB may suspend or terminate a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk. Further, success in early-stage clinical trials does not assure success in later-stage clinical trials. Data obtained from clinical activities are not always conclusive and may be subject to alternative interpretations that could delay, limit or prevent regulatory approval.

        We have initiated a Phase 3 clinical program for rolapitant. Our PARP inhibitor, niraparib, has undergone a Phase 1 clinical trial in cancer patients as a monotherapy and is currently under evaluation by Merch for use in combination with temozolomide for the treatment of solid tumors. With regard to our ALK program, we are conducting preclinical studies with compound TSR-011 in preparation for the submission of an IND, which we anticipate will occur in the second half of 2012.

        NDA Submission and Review.    After completing clinical testing of an investigational drug, a sponsor must prepare and submit an NDA for review and approval by the FDA. The NDA is a comprehensive, multi-volume application that includes, among other things, the results of preclinical and clinical studies, information about the drug's composition, and our plans for manufacturing, packaging, and labeling the drug. When an NDA is submitted, the FDA conducts a preliminary review to determine whether the application is sufficiently complete to be accepted for filing. If it is not, the FDA may refuse to file the application and request additional information, in which case the application must be resubmitted with the supplemental information, and review of the application is delayed.

        Although the FDC Act states that the FDA must review and act on an NDA within 180 days, in practice the process typically takes longer than that. In fact, FDA performance goals generally provide for action on an NDA within 10 months of submission, but even that deadline is extended in certain circumstances. Moreover, the review process is often significantly extended by FDA requests for additional information or clarification. The FDA can expedite the review of new drugs that are intended to treat serious or life threatening conditions and demonstrate the potential to address unmet medical needs, such that the targeted action date is 6 months from submission.

        As part of its review, the FDA may refer an NDA to an advisory committee for evaluation and a recommendation as to whether the application should be approved. Although the FDA is not bound by the recommendation of an advisory committee, the agency usually has followed such recommendations. The FDA may determine that a Risk Evaluation and Mitigation Strategy, or REMS, is necessary to ensure that the benefits of a new product outweigh its risks, and the product can therefore be approved. A REMS may include various elements, ranging from a medication guide or patient package insert to limitations on who may prescribe or dispense the drug, depending on what the FDA considers necessary for the safe use of the drug. Under the Pediatric Research Equity Act, certain applications for approval must include an assessment, generally based on clinical study data, of the safety and effectiveness of the subject drug in relevant pediatric populations. The FDA may waive or defer the requirement for a pediatric assessment, either at the company's request or by the agency's initiative. Based on discussions we have had with the FDA, we anticipate that the FDA will allow us to defer a pediatric assessment of rolapitant until after approval.

        If it concludes that an NDA does not meet the regulatory standards for approval, the FDA typically issues a Complete Response letter communicating the agency's decision not to approve the application and outlining the deficiencies in the submission. The Complete Response letter also may request additional information, including additional preclinical or clinical data. Even if such additional information and data are submitted, the FDA may decide that the NDA still does not meet the standards for approval. Data from clinical trials are not always conclusive and the FDA may interpret data differently than the sponsor. Obtaining regulatory approval often takes a number of years, involves the expenditure of substantial resources, and depends on a number of factors, including the severity of the disease in question, the availability of alternative treatments, and the risks and benefits demonstrated in clinical trials. Additionally, as a condition of approval, the FDA may impose restrictions that could affect the commercial success of a drug or require post-approval commitments, including the completion within a specified time period of additional clinical studies, which often are referred to as "Phase 4" or "post-marketing" studies.

        Post-approval modifications to the drug product, such as changes in indications, labeling, or manufacturing processes or facilities, may require a sponsor to develop additional data or conduct additional preclinical or clinical trials, to be submitted in a new or supplemental NDA, which would require FDA approval.

Post-Approval Regulation

        Once approved, products are subject to continuing regulation by the FDA. If ongoing regulatory requirements are not met or if safety problems occur after the product reaches the market, the FDA may at any time withdraw product approval or take actions that would suspend marketing. Additionally, the FDA may require post-marketing studies or clinical trials if new safety information develops.

        Good Manufacturing Practices.    Companies engaged in manufacturing drug products or their components must comply with applicable current Good Manufacturing Practice, or cGMP, requirements and product-specific regulations enforced by the FDA and other regulatory agencies. Compliance with cGMP includes adhering to requirements relating to organization of personnel, buildings and facilities, equipment, control of components and drug product containers and closures, production and process controls, packaging and labeling controls, holding and distribution, laboratory controls, and records and reports. The FDA regulates and inspects equipment, facilities, and processes used in manufacturing pharmaceutical products prior to approval. If, after receiving approval, a company makes a material change in manufacturing equipment, location, or process (all of which are, to some degree, incorporated in the NDA), additional regulatory review and approval may be required. The FDA also conducts regular, periodic visits to re-inspect equipment, facilities, and processes following the initial approval of a product. Failure to comply with applicable cGMP requirements and conditions of product approval may lead the FDA to seek sanctions, including fines, civil penalties, injunctions, suspension of manufacturing operations, operating restrictions, withdrawal of FDA approval, seizure or recall of products, and criminal prosecution. Although we periodically monitor the FDA compliance of our third-party manufacturers, we cannot be certain that our present or future third-party manufacturers will consistently comply with cGMP and other applicable FDA regulatory requirements.

        Advertising and Promotion.    The FDA and other federal regulatory agencies closely regulate the marketing and promotion of drugs through, among other things, standards and regulations for direct-to-consumer advertising, communications regarding unapproved uses, industry-sponsored scientific and educational activities, and promotional activities involving the Internet. A product cannot be commercially promoted before it is approved. After approval, product promotion can include only those claims relating to safety and effectiveness that are consistent with the labeling approved by the FDA. Healthcare providers are permitted to prescribe drugs for "off-label" uses—that is, uses not approved by the FDA and therefore not described in the drug's labeling—because the FDA does not regulate the practice of medicine. However, FDA regulations impose stringent restrictions on manufacturers' communications regarding off-label uses. Broadly speaking, a manufacturer may not promote a drug for off-label use, but may engage in non-promotional, balanced communication regarding off-label use under certain conditions. Failure to comply with applicable FDA requirements and restrictions in this area may subject a company to adverse publicity and enforcement action by the FDA, the Department of Justice, or the Office of the Inspector General of the Department of Health and Human Services, as well as state authorities. This could subject a company to a range of penalties that could have a significant commercial impact, including civil and criminal fines and agreements that materially restrict the manner in which a company promotes or distributes drug products.

        Other Requirements.    In addition, companies that manufacture or distribute drug products or that hold approved NDAs must comply with other regulatory requirements, including submitting annual reports, reporting information about adverse drug experiences, and maintaining certain records.

Hatch-Waxman Act

        The Drug Price Competition and Patent Term Restoration Act of 1984, or the Hatch-Waxman Act, establishes two abbreviated approval pathways for drug products that are in some way follow-on versions of already approved products.

        Generic Drugs.    A generic version of an approved drug is approved by means of an Abbreviated New Drug Application, or ANDA, by which the sponsor demonstrates that the proposed product is the same as the approved, brand-name drug, which is referred to as the "reference listed drug," or RLD. Generally, an ANDA must contain data and information showing that the proposed generic product and RLD (1) have the same active ingredient, in the same strength and dosage form, to be delivered via the same route of administration, (2) are intended for the same uses, and (3) are bioequivalent. This is instead of independently demonstrating the proposed product's safety and effectiveness, which are inferred from the fact that the product is the same as the RLD, which the FDA previously found to be safe and effective.

        505(b)(2) NDAs.    If a product is similar, but not identical, to an already approved product, it may be submitted for approval via an NDA under FDC Act section 505(b)(2). Unlike an ANDA, this does not excuse the sponsor from demonstrating the proposed product's safety and effectiveness. Rather, the sponsor is permitted to rely to some degree on the FDA's finding that the RLD is safe and effective, and must submit its own product-specific data of safety and effectiveness to an extent necessary because of the differences between the products.

        RLD Patents.    An NDA sponsor must identify to the FDA patents that claim the drug substance or drug product or a method of using the drug. When the drug is approved, those patents are among the information about the product that is listed in the FDA publication, Approved Drug Products with Therapeutic Equivalence Evaluations, which is referred to as the Orange Book. The sponsor of an ANDA or 505(b)(2) application seeking to rely on an approved product as the RLD must make one of several certifications regarding each listed patent. A "Paragraph III" certification is the sponsor's statement that it will wait for the patent to expire before obtaining approval for its product. A "Paragraph IV" certification is a challenge to the patent; it is an assertion that the patent does not block approval of the later product, either because the patent is invalid or unenforceable or because the patent, even if valid, is not infringed by the new product.

        Regulatory Exclusivities.    The Hatch-Waxman Act provides periods of regulatory exclusivity for products that would serve as RLDs for an ANDA or 505(b)(2) application. If a product is a "new chemical entity," or NCE,—generally meaning that the active moiety has never before been approved in any drug—there is a period of five years from the product's approval during which the FDA may not accept for filing any ANDA or 505(b)(2) application for a drug with the same active moiety. An ANDA or 505(b)(2) application may be submitted after four years, however, if the sponsor makes a Paragraph IV certification challenging a listed patent. Because it takes time for the FDA to review and approve an application once it has been accepted for filing, five-year NCE exclusivity usually effectively means the ANDA or 505(b)(2) application is not approved for a period well beyond five years from approval of the RLD.

        A product that is not an NCE may qualify for a three-year period of exclusivity, if the NDA contains clinical data that were necessary for approval. In that instance, the exclusivity period does not preclude filing or review of the ANDA or 505(b)(2) application; rather, the FDA is precluded from granting final approval to the ANDA or 505(b)(2) application until three years after approval of the RLD. Additionally, the exclusivity applies only to the conditions of approval that required submission of the clinical data. For example, if an NDA is submitted for a product that is not an NCE, but that seeks approval for a new indication, and clinical data were required to demonstrate the safety or effectiveness of the product for that use, the FDA could not approve an ANDA or 505(b)(2) application for another product with that active moiety for that use.

        Once the FDA accepts for filing an ANDA or 505(b)(2) application containing a Paragraph IV certification, the applicant must within 20 days provide notice to the RLD NDA holder and patent owner that the application with patent challenge has been submitted, and provide the factual and legal basis for the applicant's assertion that the patent is invalid or not infringed. If the NDA holder or patent owner file suit against the ANDA or 505(b)(2) applicant for patent infringement within 45 days of receiving the Paragraph IV notice, the FDA is prohibited from approving the ANDA or 505(b)(2) application for a period of 30 months from the date of receipt of the notice. If the RLD has NCE exclusivity and the notice is given and suit filed during the fifth year of exclusivity, the 30-month stay does not begin until five years after the RLD approval. The FDA may approve the proposed product before the expiration of the 30-month stay if a court finds the patent invalid or not infringed or if the court shortens the period because the parties have failed to cooperate in expediting the litigation. At present, we anticipate rolapitant, niraparib and TSR-011, if approved, to qualify for five-year NCE exclusivity.

        Patent Term Restoration.    Under the Hatch-Waxman Act, a portion of the patent term lost during product development and FDA review of an NDA or 505(b)(2) application is restored if approval of the application is the first permitted commercial marketing of a drug containing the active ingredient. The patent term restoration period is generally one-half the time between the effective date of the IND and the date of submission of the NDA, plus the time between the date of submission of the NDA and the date of FDA approval of the product. The maximum period of restoration is five years, and the patent cannot be extended to more than 14 years from the date of FDA approval of the product. Only one patent claiming each approved product is eligible for restoration and the patent holder must apply for restoration within 60 days of approval. The United States Patent and Trademark Office, or PTO, in consultation with the FDA, reviews and approves the application for patent term restoration. When any of our products is approved, we intend to seek patent term restoration for an applicable patent when it is appropriate. At present, we anticipate rolapitant, niraparib and TSR-011, if approved, to qualify for patent term restoration.

Other Exclusivities

        Pediatric Exclusivity.    Section 505A of the FDC Act provides for six months of additional exclusivity and patent protection if an NDA sponsor submits pediatric data that fairly respond to a written request from the FDA for such data. The data does not need to show the product to be effective in the pediatric population studied; rather, if the clinical trial is deemed to fairly respond to the FDA's request, the additional protection is granted. If reports of requested pediatric studies are submitted to and accepted by FDA within the statutory time limits, whatever statutory or regulatory periods of exclusivity or Orange Book listed patent protection cover the drug are extended by six months. This is not a patent term extension, but it effectively extends the regulatory period during which the FDA cannot approve an ANDA or 505(b)(2) application owing to regulatory exclusivity or listed patents. When any of our products is approved, we anticipate seeking pediatric exclusivity when it is appropriate.

        Orphan Drug Exclusivity.    The Orphan Drug Act provides incentives for the development of drugs intended to treat rare diseases or conditions, which generally are diseases or conditions affecting less than 200,000 individuals annually in the United States. If a sponsor demonstrates that a drug is intended to treat a rare disease or condition, the FDA grants orphan drug designation to the product for that use. The benefits of orphan drug designation include research and development tax credits and exemption from user fees. A drug that is approved for the orphan drug designated indication is granted seven years of orphan drug exclusivity. During that period, the FDA generally may not approve any other application for the same product for the same indication, although there are exceptions, most notably when the later product is shown to be clinically superior to the product with exclusivity. We intend to seek orphan drug designation and exclusivity for our products whenever it is available.

Foreign Regulation

        In addition to regulations in the United States, we will be subject to a variety of regulations in other jurisdictions governing, among other things, clinical trials and any commercial sales and distribution of our products.

        Whether or not we obtain FDA approval for a product, we must obtain the requisite approvals from regulatory authorities in foreign countries prior to the commencement of clinical trials or marketing of a product in those countries. Certain countries outside of the United States have a similar process that requires the submission of a clinical trial application much like IND prior to the commencement of clinical trials. In Europe, for example, a clinical trial application, or CTA, must be submitted to each country's national health authority and an independent ethics committee, much like the FDA and IRB, respectively. Once the CTA is approved in accordance with a country's requirements, clinical trial development may proceed.

        The requirements and process governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country. In all cases, the clinical trials are conducted in accordance with GCP and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.

        To obtain regulatory approval of an investigational drug under European Union regulatory systems, we must submit a marketing authorization application. The application used to file the NDA in the United States is similar to that required in Europe, with the exception of, among other things, country-specific document requirements.

        For other countries outside of the European Union, such as countries in Eastern Europe, Central and South America or Asia, the requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country. In all cases, again, the clinical trials are conducted in accordance with GCP and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.

        If we fail to comply with applicable foreign regulatory requirements, we may be subject to, among other things, warning letters or untitled letters, injunctions, civil or criminal penalties or monetary fines, suspension or withdrawal of regulatory approvals, suspension of ongoing clinical studies, refusal to approve pending applications or supplements to applications filed by us, suspension or the imposition of restrictions on operations, product recalls, the refusal to permit the import or export of our products or the seizure or detention of products.

Coverage and Reimbursement

        Significant uncertainty exists as to the coverage and reimbursement status of any products for which we may obtain regulatory approval. Sales of any of our product candidates, if approved, will depend, in part, on the extent to which the costs of the products will be covered by third-party payors, including government healthcare programs such as Medicare and Medicaid, commercial health insurers and managed care organizations. The process for determining whether a payor will provide coverage for a product may be separate from the process for setting the price or reimbursement rate that the payor will pay for the product once coverage is approved. Third party payors may limit coverage to specific products on an approved list, or formulary, which might not include all of the FDA approved products for a particular indication.

        In order to secure coverage and reimbursement for any product that might be approved for sale, we may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of the product, in addition to the costs required to obtain FDA or other comparable regulatory approvals. Our product candidates may not be considered medically necessary or cost-effective. A payor's decision to provide coverage for a product does not imply that an adequate reimbursement rate will be approved. Third party reimbursement may not be sufficient to enable us to maintain price levels high enough to realize an appropriate return on our investment in product development.

        The containment of healthcare costs has become a priority of federal, state and foreign governments, and the prices of drugs have been a focus in this effort. Government healthcare programs and other third party payors are increasingly challenging the prices charged for medical products and services and examining the medical necessity and cost-effectiveness of medical products and services, in addition to their safety and efficacy. If these payors do not consider our products to be cost-effective compared to other available therapies, they may not cover our products after approval as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow us to sell our products at a profit. The United States government, state legislatures and foreign governments also have shown significant interest in implementing cost-containment programs to limit the growth of government-paid healthcare costs, including price controls, restrictions on reimbursement and requirements for substitution of generic products for branded prescription drugs. Adoption of such controls and measures, and tightening of restrictive policies in jurisdictions with existing controls and measures, could limit payments for products such as the product candidates that we are developing and could adversely affect our net revenue and results.

        The marketability of any products for which we receive regulatory approval for commercial sale may suffer if the government and third-party payors fail to provide adequate coverage and reimbursement. In addition, emphasis on managed care in the United States has increased and we expect will continue to increase the pressure on drug pricing. Coverage policies, third-party reimbursement rates and drug pricing regulation may change at any time. In particular, the Affordable Care Act contains provisions that may reduce the profitability of drug products, including, for example, increased rebates for covered outpatient drugs sold to Medicaid programs, extension of Medicaid rebates to Medicaid managed care plans, mandatory discounts for certain Medicare Part D beneficiaries, and annual fees based on pharmaceutical companies' share of sales to federal healthcare programs. Even if favorable coverage and reimbursement status is attained for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

Fraud and Abuse Laws

        In addition to FDA restrictions on marketing of pharmaceutical products, several other types of state and federal laws have been applied to restrict certain marketing practices in the pharmaceutical industry in recent years. These laws include anti-kickback and false claims statutes.

        The federal healthcare program anti-kickback statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce or in return for purchasing, leasing, ordering or arranging for the purchase, lease or order of any healthcare item or service reimbursable under Medicare, Medicaid or other federally financed healthcare programs. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand and prescribers, purchasers, and formulary managers on the other. Although there are a number of statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution, the exemptions and safe harbors are drawn narrowly and practices that involve remuneration intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exemption or safe harbor. Our practices may not in all cases meet all of the criteria for safe harbor protection from anti-kickback liability.

        Federal false claims laws prohibit any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government, or knowingly making, or causing to be made, a false statement to get a false claim paid. In recent years, several pharmaceutical and other healthcare companies have been prosecuted under these laws for allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. Other companies have been prosecuted for causing false claims to be submitted because of the company's marketing the product for unapproved, and thus non-reimbursable, uses. In addition, violation of the federal anti-kickback statute may be actionable under the federal false claims laws.

        The Health Insurance Portability and Accountability Act of 1996, or HIPAA, also created several new federal crimes, including healthcare fraud, and false statements relating to healthcare matters. The healthcare fraud statute prohibits knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private third-party payors. The false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services.

        The majority of states also have statutes or regulations similar to the federal anti-kickback and false claims laws, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor.

        Sanctions under these federal and state laws may include civil monetary penalties, exclusion of a manufacturer's products from reimbursement under government programs, criminal fines and imprisonment.

        In addition, the United States Foreign Corrupt Practices Act prohibits corporations and individuals from engaging in certain activities to obtain or retain business or to influence a person working in an official capacity. It is illegal to pay, offer to pay or authorize the payment of anything of value to any official of another country, government staff member, political party or political candidate in an attempt to obtain or retain business or to otherwise influence a person working in that capacity.

        Because of the breadth of these various fraud and abuse laws, it is possible that some of our business activities could be subject to challenge under one or more of such laws. Such a challenge could have material adverse effects on our business, financial condition and results of operations.

Patents and Proprietary Rights

        We have in-licensed three patent portfolios, one each for rolapitant, niraparib and our ALK program.

        Our NK-1 receptor antagonist portfolio, which relates to rolapitant, consists of eight patent families currently being prosecuted or maintained, which include applications and patents directed to compositions of matter, formulations (including oral and IV), solid forms, methods of treatment (including both delayed and acute onset nausea and/or vomiting and timing of administration in relation to chemotherapy) and methods of preparing rolapitant. Rolapitant is a NK-1 receptor antagonist being developed for the prevention of chemotherapy-induced nausea and/or vomiting. As of May 15, 2012, the portfolio licensed for rolapitant consists of seven issued United States patents and 71 issued non-United States patents across the eight families. In the patent family covering the composition of matter, we have two issued United States patents and 58 issued non-United States patents, including Australia, Canada, Columbia, Europe, Hong Kong, India, Indonesia, Japan, Malaysia, Mexico, New Zealand, Norway, Peru, Philippines, Russia, Singapore, South Africa and Taiwan. We are actively pursuing eight United States patent applications and 110 non-United States applications in 29 jurisdictions.

        Our PARP inhibitor portfolio includes three patent families relating to niraparib and two other patent families relating to MK-2512, the backup PARP inhibitor compound licensed from Merck that is not currently being developed. All five of the patent families are being prosecuted or maintained by

Merck in consultation with us. The three patent families relating to niraparib include applications and patents directed to compositions of matter, methods of treatment (including treatment of cancer and other diseases), and particular salts of niraparib. Of these three patent families, the first claims a broad genus of compounds that encompasses niraparib and uses thereof, but does not specifically disclose or claim niraparib. This first family consists of applications pending in Australia, Canada, China, Europe, India, and the United States, and a patent issued in Japan. The second family, which specifically discloses and claims niraparib, presently comprises 60 issued patents world-wide, including a patent in the United States as well as patents in several European countries that all derive from one centrally granted by the European Patent Office. This second family also has applications pending in 34 jurisdictions. The third patent family relating to niraparib is directed to particular salts of niraparib. This third family was filed in 14 jurisdictions, including the United States and Europe, and a patent has issued in South Africa.

        Our anaplastic lymphoma kinase portfolio consists of three patent families directed to both compositions of matter and methods of treating certain cancer sub-populations whose tumors express mutant ALK protein. These are currently at a very early stage of prosecution and a number of the applications have not yet been published. The three families consist of four provisional United States patent applications (two pending and two expired) and two Patent Cooperation Treaty applications, both of which are published. The national phase deadlines for conversion of the PCT applications to the national phase expire between November 2012 and March 2013, depending on the family.

Intellectual Property Protection Strategy

        We currently seek, and intend to continue seeking patent protection whenever available for any patentable aspects of our existing products or product candidates and related technology or any new products or product candidates we acquire in the future. Where our intellectual property is not protectable by patents, we seek to protect this through other means, including maintenance of trade secrets and careful protection of our proprietary information. Our license from Merck for niraparib requires Merck to, subject to certain exceptions, prosecute and maintain, upon consultation with us, its patent rights as they relate to the licensed compounds. If Merck decides to cease prosecution of the licensed patent rights, we have the right to take over such prosecution activities. Our licenses from OPKO for rolapitant and from Amgen for TSR-011 grant us the right to control all prosecution and maintenance activities for the licensed compounds, at our sole discretion.

        The patent positions of biopharmaceutical companies like us are generally uncertain and involve complex legal, scientific and factual questions. In addition, the coverage claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted after issuance. Consequently, we do not know whether any of the product candidates we in-license or acquire will be protectable or remain protected by enforceable patents. We cannot predict whether the patent applications we are currently pursuing will issue as patents in any particular jurisdiction, and furthermore, we cannot determine whether the claims of any issued patents will provide sufficient proprietary protection to protect us from competitors, or will be challenged, circumvented or invalidated by third parties. Because patent applications in the United States and certain other jurisdictions are maintained in secrecy for 18 months, and since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, we cannot be certain of the priority of inventions covered by pending patent applications. This potential issue is exacerbated by the fact that currently, in the United States, the first to make the claimed invention is entitled to the patent. In March 2013, the United States will transition to a 'first to file' system in which the first inventor to file a patent application will be entitled to the patent. Moreover, we may have to participate in interference proceedings declared by the PTO or a foreign patent office to determine priority of invention and/or in post-grant challenge proceedings (such as oppositions) that challenge priority of invention or other features of patentability. Such proceedings could result in substantial cost, even if the eventual outcome is favorable to us.

        Although we currently have issued patents covering a number of different attributes of our products, and pending applications on others, there can be no assurance that any issued patents would be held valid by a court of competent jurisdiction. An adverse outcome could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties or require us to cease using specific compounds or technology. To the extent prudent, we intend to bring litigation against third parties that we believe are infringing our patents.

        The term of individual patents depends upon the legal term of the patents in the countries in which they are obtained. In most countries in which we file, the patent term is 20 years from the earliest date of filing a non-provisional patent application. In the United States, a patent's term may be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the PTO in granting a patent, or may be shortened if a patent is terminally disclaimed over another patent.

        In the United States, the patent term of a patent that covers an FDA-approved drug may also be eligible for patent term extension, which permits patent term restoration as compensation for the patent term lost during the FDA regulatory review process. The Hatch-Waxman Act permits a patent term extension of up to five years beyond the expiration of the patent. The length of the patent term extension is related to the length of time the drug is under regulatory review. Patent extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval and only one patent applicable to an approved drug may be extended. Similar provisions are available in Europe and other non-U.S. jurisdictions to extend the term of a patent that covers an approved drug. In the future, if and when our pharmaceutical products receive FDA approval, we expect to apply for patent term extensions on patents covering those products. We intend to seek patent term adjustments and extensions to any of our issued patents in any jurisdiction where these are available, however there is no guarantee that the applicable authorities, including the FDA in the United States, will agree with our assessment of whether such extensions should be granted, and even if granted, the length of such adjustments or extensions.

        To protect our rights to any of our issued patents and proprietary information, we may need to litigate against infringing third parties, or avail ourselves of the courts or participate in hearings to determine the scope and validity of those patents or other proprietary rights. These types of proceedings are often costly and could be very time-consuming to us, and we cannot be certain that the deciding authorities will rule in our favor. An unfavorable decision could result in the invalidation or a limitation in the scope of our patents or forfeiture of the rights associated with our patents or pending patent applications. Any such decision could result in our key technologies not being protectable, allowing third parties to use our technology without being required to pay us licensing fees or may compel us to license needed technologies from third parties to avoid infringing third-party patent and proprietary rights. Such a decision could even result in the invalidation or a limitation in the scope of our patents or could cause us to lose our rights under existing issued patents or not to have rights granted under our pending patent applications.

        In addition we intend to seek orphan drug status in jurisdictions in which it is available. An orphan drug designation may be granted where a drug is developed specifically to treat a rare or uncommon medical treatment. If a product which has an orphan drug designation subsequently receives the first regulatory approval for the indication for which it has such designation, the product is entitled to orphan exclusivity, meaning that the applicable regulatory authority may not approve any other applications to market the same drug for the same indication, except in certain very limited circumstances, for a period of seven years in the United States and ten years in the European Union. Orphan drug designation does not prevent competitors from developing or marketing different drugs for an indication.

        We also rely on trade secret protection for our confidential and proprietary information. Although we take steps to protect our proprietary information and trade secrets, including through contractual means with our employees and consultants, no assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose such technology, or that we can meaningfully protect our trade secrets. It is our policy to require our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with us. These agreements provide that all confidential information developed or made known to the individual during the course of the individual's relationship with us is to be kept confidential and not disclosed to third parties except in specific circumstances. In the case of employees, the agreements provide that all inventions conceived by the individual shall be our exclusive property. There can be no assurance, however, that these agreements will provide meaningful protection or adequate remedies for our trade secrets in the event of unauthorized use or disclosure of such information.

NK-1 Receptor Antagonists

        We have an exclusive, worldwide license from OPKO to a portfolio of patents related to rolapitant, including issued claims covering the composition of matter and certain formulations and methods of use.

        United States Patent 7,049,320 claims composition of matter for the chemical composition of rolapitant, and a sister patent claims compositions of matter of related compounds. Corresponding applications and issued patents in 57 foreign jurisdictions have similar composition of matter claims. This family of patents and/or applications has a patent term of at least until December 17, 2022. Some jurisdictions, including the United States, permit adjustment of patent term on the basis of delay before the relevant patent office. The patent term adjustment for United States Patent 7,049,320 is 356 days. United States Patent 7,049,320 therefore expires on December 8, 2023.

        Many jurisdictions also grant extensions of patent term, typically up to five years, for post-issuance regulatory delay. Only one patent may be extended per approved product. We believe that patent term extension under the Hatch-Waxman Act could be available to extend our patent exclusivity for rolapitant by up to five years in the United States depending on timing of our first approval. In Europe, we believe that patent term extension under supplementary protection certificate could also be available for an additional five years depending on timing of our first approval. There is no guarantee that the maximum allowable extension will be granted, and any extension granted may be shorter than this, or not granted at all.

        United States Patent 7,563,801 claims oral pharmaceutical formulations of rolapitant, including capsule formulations. A sister patent, United States Patent 7,981,905, claims methods of treating nausea and/or emesis by administration of pharmaceutical formulations of rolapitant. Corresponding patents and applications in 23 foreign jurisdictions similarly have claims directed to pharmaceutical formulations of rolapitant and uses thereof. This family of patents and/or applications has a patent term of at least until April 4, 2027.

        A patent application directed to the hydrochloride monohydrate polymorphic form of the chemical composition of rolapitant is allowed in the United States. Corresponding applications and issued patents in 14 foreign jurisdictions have similar claims to various polymorphic forms of rolapitant. This family of patents and/or applications has a patent term of at least until April 4, 2027.

        Patent applications directed towards a tablet formulation of rolapitant are also pending in the United States and 11 other jurisdictions, which, if issued, would expire in 2028. Patent applications directed towards IV formulations of rolapitant (including in the form of a micelle formulation) are pending in the United States and 13 foreign jurisdictions. If issued, this family of patents would expire in 2030. We have also filed patent applications directed to methods of synthesizing the chemical composition of rolapitant, including the current commercial synthesis, which, if issued, would expire in 2028 and 2029, respectively.

PARP Inhibitor

        We have an exclusive, worldwide license from Merck to a portfolio of patents related to two inhibitors of poly (ADP-ribose) polymerase: niraparib and MK-2512. The three patent families that relate to niraparib include one issued United States patent: United States Patent 8,071,623. This patent claims both a genus that includes, and the specific chemical compound that is, niraparib. The patent term adjustment for this patent is 804 days. This patent is therefore due to expire on March 22, 2030. However, the actual expiration date may be as early as April 2, 2027, as a result of the filing of a terminal disclaimer during prosecution of this patent. The filing of this terminal disclaimer linked the expiration date of United States Patent 8,071,623 to the potential expiration date of any patent that issues from pending United States Application No. 13/091,427. This terminal disclaimer will take effect, and therefore shorten the patent term for the currently issued niraparib patent, only if a patent in fact issues from United States Application No. 13/091,427. In the patent family of which United States Patent 8,071,623 is a part, there are corresponding applications or issued patents in 93 other jurisdictions world-wide, including 59 issued patents. Unless their patent terms are extended due to delays by the responsible patent office or regulatory authority, or are shortened by terminal disclaimers, the patents in this family (other than United States Patent 8,071,623) will expire on approximately January 8, 2028.

        The patent family corresponding to United States Application No. 13/091,427 discloses and claims a broad genus of compounds that encompasses niraparib. This family includes applications pending in six jurisdictions (including the United States) and one patent issued in Japan. Unless their patent terms are extended due to delays by the responsible patent office or regulatory authority, or shortened by terminal disclaimers, the patents in this family will expire on approximately April 2, 2027.

        The third patent family relating to niraparib discloses and claims particular salts of niraparib. This family includes applications pending in thirteen jurisdictions (including the United States) and one patent issued in South Africa. Unless their patent terms are extended due to delays by the responsible patent office or regulatory authority, or shortened by terminal disclaimers, the patents in this family will expire on approximately January 8, 2029.

        We believe that patent term extension under the Hatch-Waxman Act could be available to extend our patent exclusivity for niraparib by up to five years in the United States, depending on timing of our first approval. Such an extension would be available, if at all, on only one United States patent. With respect to Europe, we believe that supplementary protection certificates (which are issued on a country-by-country basis in Europe) could add up to five years to the patent term of a patent issued in each European country, depending on timing of our first approval. There is no guarantee that any extension will be granted, and even if granted, the extension may be less than the maximum allowable extension.

Anaplastic Lymphoma Kinase (ALK)

        We have an exclusive, worldwide license from Amgen to a portfolio of patents related to inhibitors of anaplastic lymphoma kinase, including TSR-011. Our ALK portfolio consists of three patent families, two of which are published, that are directed to both novel compositions of matter and methods of treating certain cancer sub-populations whose tumors express an ALK fusion protein. These applications, if issued, would expire in 2031 and 2032.

Manufacturing

        During March 2012, the Company entered into a process development and manufacturing services agreement with Hovione Inter Limited, or Hovione, under which Hovione will provide certain process development and manufacturing services in connection with the manufacture of rolapitant. The agreement also provides that if Hovione is successful in implementing the manufacturing process and the agreement is not terminated by the Company, Hovione would also manufacture certain commercial quantities of rolapitant. Under the agreement, the Company will pay Hovione for services in accordance with the terms of work plans, which the Company will enter into from time to time. Each party to the agreement is subject to customary indemnification provisions. Unless terminated earlier, the agreement will continue until the later of the fifth anniversary of (i) all development services under the last work plan executed in accordance with the terms of the agreement or (ii) the first launch date of the product to occur in any of the following jurisdictions: Europe; Japan; or the United States. The agreement may be extended by agreement of the parties. The Company may terminate the agreement at the end of each phase of the initial work plan and may terminate any work plan executed after the initial work plan upon at least thirty (30) days' prior written notice to Hovione.

        Additionally, we currently contract with other third parties for the manufacture of our product candidates for preclinical studies and clinical trials and intend to do so in the future. We currently work with one contract manufacturer, or CMO, Hovione, for the production of rolapitant drug substance, and one other CMO for the production of a rolapitant oral drug product for Phase 3 clinical trials. A CMO has manufactured TSR-011 for use in preclinical experiments and is currently manufacturing material to be utilized in Phase 1 clinical trials, but we do not currently have a formal agreement with that CMO. Merck will provide us initial material with which niraparib trials could begin, but we do not currently have agreements with any CMOs for niraparib. We will need to identify CMOs for continued production of supply for TSR-011 and for production of niraparib. We may elect to pursue other CMOs for manufacturing clinical supplies for later-stage trials and for commercialization. We do not own or operate manufacturing facilities for the production of clinical quantities of our product candidates. We currently have no plans to build our own clinical or commercial scale manufacturing capabilities. To meet our projected needs for clinical supplies to support our activities through regulatory approval and commercial manufacturing, the CMOs with whom we currently work will need to increase scale of production or we will need to secure alternate suppliers. We have not currently identified alternate suppliers in the event the current CMOs we utilize are unable to scale production. Although we rely on CMOs, we have personnel with pharmaceutical development and manufacturing experience who are responsible for the relationships with our CMOs.

        Following selection of the final commercial dosage form and presentation for rolapitant, we anticipate that our CMO will scale the process and manufacture three registration batches in 2013 to gain experience with the manufacturing process and to provide the required stability data for inclusion in the NDA. Stability testing will continue for at least two years. We anticipate that some of this drug product will be needed to support clinical studies.

Employees

        As of March 31, 2012, we had 20 full-time employees, seven of whom hold Ph.D. or M.D. degrees. Of these full time employees, 17 were engaged in development activities and three were engaged in support administration, including business development and finance. None of our employees are represented by labor unions or covered by collective bargaining agreements. We consider our relationship with our employees to be good.

Facilities

        Our offices are located at a 13,576 square foot facility in Waltham, Massachusetts used primarily for corporate functions. Our lease for this space expires in March 2013. We believe that our existing facility is sufficient for our needs for the foreseeable future.

Legal Proceedings

        We are not currently a party to any material legal proceedings.

MANAGEMENT

Executive Officers and Directors

        The following table sets forth information about our current directors and executive officers, including their ages, as of December 31, 2011.

Name	Age	Position
Leon O. Moulder, Jr.	54	Chief Executive Officer, Director
Mary Lynne Hedley, Ph.D.	49	President and Chief Scientific Officer, Director
Richard J. Rodgers	45	Executive Vice President, Chief Financial Officer, Secretary and Treasurer
David M. Mott(2)(3)	46	Chairman of the Board of Directors
Lawrence M. Alleva(1)	62	Director
Arnold L. Oronsky, Ph.D.(1)(2)	72	Director
Beth Seidenberg, M.D.(3)	55	Director
Paul Walker(1)	37	Director

(1)
Audit Committee member

(2)
Governance and Nominating Committee member

(3)
Compensation Committee member

        Leon (Lonnie) O. Moulder, Jr. has served as Chief Executive Officer and as a member of our board of directors since co-founding the Company in March 2010. From April 2009 to January 2010, Mr. Moulder served as vice chairman of the board of directors and president and chief executive officer of Abraxis BioScience, Inc., a biotechnology company, and as president and chief executive officer of its wholly owned operating subsidiary, Abraxis BioScience, LLC, and the Abraxis Oncology division. Before that, Mr. Moulder served as vice chairman and executive vice president of Eisai Corporation of North America, from January 2008 until January 2009, following Eisai Co. Ltd.'s acquisition of MGI PHARMA, Inc., a pharmaceutical company, in January 2008. Mr. Moulder served as president and chief executive officer and as member of the board of directors of MGI PHARMA, Inc. from May 2003 through January 2008. Mr. Moulder joined MGI PHARMA, Inc. in September 1999 as executive vice president and was promoted to president and chief operating officer in May 2002. Mr. Moulder earned a bachelor of science degree in pharmacy from Temple University and master of business administration degree from the University of Chicago. Mr. Moulder currently serves as a director of Cubist Pharmaceuticals, Inc. (NASDAQ:CBST), a publicly held biopharmaceutical company, and Trevena, Inc. Our board of directors believes Mr. Moulder's perspective and experience as our co-founder and Chief Executive Officer, as well as his depth of operating and senior management experience in our industry and his experience serving on the boards of directors of public and private companies in the life sciences industry, provides him with the qualifications and skills to serve as a director.

        Mary Lynne Hedley, Ph.D. has served as our President and Chief Scientific Officer and as a member of our board of directors since co-founding the Company in March 2010. From July 2009 to February, Dr. Hedley served as executive vice president of operations and chief scientific officer of Abraxis BioScience, Inc., a biotechnology company. Dr. Hedley served as executive vice president of Eisai Corporation of North America from January 2008 until July 2009, following Eisai Co. Ltd.'s acquisition of MGI PHARMA, Inc. in January 2008. Dr. Hedley served in various positions at MGI PHARMA, Inc. from 2004 through its acquisition in January 2008, most recently as executive vice president and chief scientific officer. Prior to that, Dr. Hedley co-founded and served as the president and chief executive officer of ZYCOS, Inc., a biotechnology company, which was acquired by MGI PHARMA, Inc. in 2004. Prior to co-founding Zycos, Dr. Hedley completed two consecutive postdoctoral fellowships at Harvard University. Dr. Hedley earned her bachelor of science degree in microbiology from Purdue University and her doctoral degree in Immunology from the University of Texas, Southwestern Medical Center. Our board of directors believes Dr. Hedley's perspective and experience as our co-founder and President, as well as her educational background and operating and management experience in the life sciences industry, provides her with the qualifications and skills to serve as a director.

        Richard J. Rodgers has served as our Executive Vice President, Chief Financial Officer, Secretary and Treasurer since co-founding the Company in March 2010. Mr. Rodgers previously served as the senior vice president of finance and administration of Abraxis BioScience, Inc., a biotechnology company, from June 2009 to February 2010 and as its chief financial officer from July 2009 to February 2010. Prior to that, Mr. Rodgers served as senior vice president, controller and chief accounting officer of MGI PHARMA, Inc. from 2004 until it acquisition by Eisai Co. Ltd. in January 2008. Mr. Rodgers has held finance and accounting positions at several private and public companies, including Arthur Anderson & Co. Mr. Rodgers earned his bachelor of science degree in financial accounting from St. Cloud State University and his master of business administration degree in Finance from the University of Minnesota, Carlson School of Business. Mr. Rodgers is a Certified Public Accountant (inactive).

        David M. Mott has served on our board of directors since May 2010 and as the Chairman of the board of directors since July 2011. Mr. Mott has served as a general partner of New Enterprise Associates, an investment firm focused on venture capital and growth equity investments, since September 2008, where he leads the healthcare investing practice. From 1992 until 2008, Mr. Mott worked at MedImmune Limited, a biotechnology company and subsidiary of AstraZeneca Plc (NYSE:AZN), and served in numerous roles during his tenure including chief financial officer, president and chief operating officer, and most recently as chief executive officer from October 2000 to July 2008. During that time, Mr. Mott also served as executive vice president of AstraZeneca Plc from June 2007 to July 2008 following AstraZeneca Plc's acquisition of MedImmune Limited in June 2007. Prior to joining MedImmune Limited, Mr. Mott was a vice president in the healthcare investment banking group at Smith Barney, Harris Upham & Co. Inc. Mr. Mott received a bachelor of arts degree from Dartmouth College. Mr. Mott also serves as the chairman of the boards of directors for 3-V Biosciences, Inc. and Zyngenia, Inc., and serves on the board of directors of Ardelyx, Inc., Epizyme, Inc., Omthera Pharmaceuticals, Inc. and Prosensa. Our board of directors believes Mr. Mott's experience in the life sciences industry as a senior executive and venture capitalist, as well as his service on the boards of directors of other life sciences companies, provides him with the qualifications and skills to serve as a director.

        Lawrence (Larry) M. Alleva was appointed to our board of directors in March 2012. Mr. Alleva is currently retired. Prior to his retirement in June 2010, Mr. Alleva was employed by PriceWaterhouseCoopers LLP, or PwC, for 39 years, 28 of which as a partner with the firm. Mr. Alleva served clients primarily in the technology sector, including pharmaceutical and biotechnology companies. Additionally, he served in a variety of office and regional practice leadership roles, most recently as ethics and compliance leader (assurance) for PwC from 2006 until his retirement. Mr. Alleva is a Certified Public Accountant (inactive). Mr. Alleva received a bachelor of science degree in accounting from Ithaca College and attended Columbia University's Executive MBA Program. Mr. Alleva also serves as a director for GlobalLogic, Inc. Our board of directors believes Mr. Alleva's extensive experience and expertise working with public companies on corporate finance and accounting matters as a Certified Public Accountant (inactive), as well as his experience in a senior leadership role at PwC, provides him with the qualifications and skills to serve as a director.

        Arnold L. Oronsky, Ph.D. has served on our board of directors since June 2011. Dr. Oronsky has been a general partner with InterWest Partners, a venture capital firm, since 1994, focusing primarily on life science companies. Dr. Oronsky also serves as a senior lecturer at Johns Hopkins Medical School. Prior to joining InterWest Partners, Dr. Oronsky served as the vice president for discovery research at the Lederle Laboratories division of American Cyanamid Company. Dr. Oronsky holds a Ph.D. in immunology from Columbia University and an A.B. degree from New York University. Dr. Oronsky serves as chairman of the board of directors for Dynavax Technologies (NASDAQ: DVAX), a publicly held biotechnology company, as well as several privately held life science companies. Our board of directors believes Dr. Oronsky's experience in the life sciences industry as a venture capitalist, his educational background and his service on the boards of directors of other public and private life sciences companies, provides him with the qualifications and skills to serve as a director.

        Beth Seidenberg, M.D. has served on our board of directors since June 2011. Dr. Seidenberg has been a partner at Kleiner Perkins Caufield & Byers, a venture capital firm, since May 2005, where she has primarily focused on life science investing. Dr. Seidenberg was previously the senior vice president, head of global development and chief medical officer at Amgen, Inc. (NASDAQ: AMGN), a biotechnology company. In addition, Dr. Seidenberg was a senior executive in research and development at Bristol Myers Squibb Company (NYSE: BMY), a biopharmaceutical company, and Merck & Co., Inc. (NYSE: MRK), a healthcare company. Dr. Seidenberg received her bachelor of science degree from Barnard College and her medical degree from the University of Miami School of Medicine and completed her post-graduate training at Johns Hopkins University and the National Institutes of Health. Dr. Seidenberg serves on the board of directors of: Auxogyn, Inc., 3-V Biosciences, Inc., Breathe Technologies, Inc., Epizyme, Inc., iPierian Inc. and Redbrick Health Corporation. Our board of directors believes Dr. Seidenberg's training as a physician, as well as her experience in the life sciences industry as a senior executive and venture capitalist, provides her with the qualifications and skills to serve as a director.

        Paul Walker has served on our board of directors since May 2010. Mr. Walker has served as a partner of New Enterprise Associates, an investment firm focused on venture capital and growth equity investments, since May 2008, where he has primarily focused on later-stage biotechnology and life sciences investments. From January 2001 to March 2008, Mr. Walker worked at MPM Capital, a life science venture capital firm, as a general partner with the MPM BioEquities Fund. From July 1996 to December 2000, Mr. Walker served as portfolio manager at Franklin Templeton Investments. Mr. Walker received a bachelor of science degree in biochemistry and cell biology from the University of California at San Diego. Mr. Walker is Chartered Financial Analyst. Our board of directors believes Mr. Walker's experience in the life sciences industry as an investor and venture capitalist, as well as his educational background, provides him with the qualifications and skills to serve as a director.

Composition of the Board of Directors

        Our amended and restated bylaws provide that our board of directors shall consist of no less than one person. The exact number of members of our board of directors will be determined from time to time by resolution of our board of directors. Our board of directors currently consists of seven directors, five of whom, including Drs. Oronsky and Seidenberg and Messrs. Mott, Walker and Alleva, qualify as independent directors under the corporate governance standards of the NASDAQ Global Market.

Voting Arrangements

        Pursuant to a voting agreement that we entered into with certain holders of our common stock and certain holders of our preferred stock:

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  the holders of outstanding shares of common stock have the right to nominate two directors to our board of directors, one of whom must be our Chief Executive Officer;

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  New Enterprise Associates 13, L. P. (or its affiliates) has the right to nominate two directors to our board of directors;

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  KPCB Holdings, Inc. (or its affiliates) has the right to nominate a director to our board of directors;

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  InterWest Partners X, L. P. (or its affiliates) has the right to nominate a director to our board of directors; and

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  the holders of a majority of our common stock and the holders of a majority of our preferred stock have the right to nominate the remaining director, who must be an outside industry expert, to our board of directors, and the holders of our common stock and preferred stock who are parties to the voting agreement are obligated to vote for such nominee. The provisions of this voting agreement will terminate upon the completion of this offering and there will be no further contractual obligations regarding the election of our directors. Our directors hold office until their successors have been elected and qualified or appointed, or the earlier of their death, resignation or removal.

Independence of the Board of Directors and Board Committees

        Rule 5605 of the NASDAQ Marketplace Rules requires a majority of a listed company's board of directors to be comprised of independent directors within one year of listing. In addition, the NASDAQ Marketplace Rules require that, subject to specified exceptions, each member of a listed company's audit, compensation and nominating and governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act. Under Rule 5605(a)(2), a director will only qualify as an "independent director" if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

        In June 2012, our board of directors undertook a review of the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family and other relationships, including those relationships described under "Certain Relationships and Related Party Transactions," our board of directors has determined that none of Drs. Oronsky and Seidenberg and Messrs. Mott, Walker and Alleva, representing five of our seven directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is "independent" as that term is defined under Rule 5605(a)(2) of the NASDAQ Marketplace Rules. Mr. Moulder and Dr. Hedley are each not considered independent because they serve as our Chief Executive Officer and our President and Chief Scientific Officer, respectively. Our board of directors also determined that Dr. Oronsky and Mr. Alleva, who are members of our audit committee, Mr. Mott and Dr. Seidenberg, who comprise our compensation committee, and Mr. Mott and Dr. Oronsky, who comprise our governance and nominating committee, satisfy the independence standards for such committees established by the SEC and the NASDAQ Marketplace Rules, as applicable. Our board of directors determined that Mr. Walker, who is a member of our audit committee, did not satisfy the independence standards for the audit committee established by the SEC and the NASDAQ Marketplace Rules because of his relationship with one of our large investors. In making these determinations on the independence of our directors, our board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Leadership Structure and the Role of the Board in Risk Oversight

Board Leadership Structure

        The positions of our Chairman of the Board and Chief Executive Officer are separated. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the board of directors in its fundamental role of providing advice to and independent oversight of management. Our board of directors recognizes the time, effort and energy that the Chief Executive Officer must devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as the board of directors' oversight responsibilities continue to grow. Our board of directors also believes that this structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our board of directors.

        Although our amended and restated bylaws that will be in effect upon the closing of this offering will not require that the Chairman of the Board and Chief Executive Officer position be separate, our board of directors believes that having separate positions is the appropriate leadership structure for us at this time. The board recognizes that depending on the circumstances, other leadership models, such as combining the role of Chairman of the Board with the role of Chief Executive Officer, might be appropriate. Accordingly, the board may periodically review its leadership structure.

        Our independent directors will meet alone in executive session at no less than four regular meetings of our board of directors each year. Additional executive sessions of the independent directors may be called at any time by the Chairman of the Board, and shall be called by the Chairman of the Board at the request of a majority of the independent directors. The purpose of these executive sessions is to promote open and candid discussion among non-employee directors.

Role of the Board in Risk Oversight

        We face a number of risks, including those described under the caption "Risk Factors" contained elsewhere in this prospectus. The board of directors believes that risk management is an important part of establishing, updating and executing on the Company's business strategy. The board of directors, as a whole and at the committee level, has oversight responsibility relating to risks that could affect the corporate strategy, business objectives, compliance, operations, and the financial condition and performance of the Company. The board of directors focuses its oversight on the most significant risks facing the Company and on its processes to identify, prioritize, assess, manage and mitigate those risks. The board of directors and its committees receive regular reports from members of the Company's senior management on areas of material risk to the Company, including strategic, operational, financial, legal and regulatory risks. While the board of directors has an oversight role, management is principally tasked with direct responsibility for management and assessment of risks and the implementation of processes and controls to mitigate their effects on the Company.

        The audit committee, as part of its responsibilities oversees the management of financial risks, including but not limited to accounting matters, liquidity and credit risks, corporate tax positions, insurance coverage, and cash investment strategy and results. The audit committee is also responsible for overseeing the management of risks relating to the performance of its independent registered public accounting firm, as well as our systems of internal controls and disclosure controls and procedures. The compensation committee is responsible for overseeing the management of risks relating to our executive compensation and overall compensation and benefit strategies, plans, arrangements, practices and policies, and compensation of the board of directors. The governance and nominating committee oversees the management of risks associated with the overall compliance and corporate governance practices, and the independence and composition of the board of directors. These committees provide regular reports, on at least a quarterly basis, to the full board of directors.

Director Compensation

        For a discussion of our director compensation arrangements, see "Executive and Director Compensation—Director Compensation."

Committees of the Board

        The board of directors has a standing audit committee, compensation committee and governance and nominating committee.

Audit Committee

        The audit committee is responsible for assisting the board of directors in its oversight of the integrity of our financial statements, the qualifications and independence of our independent auditors, and our internal financial and accounting controls. The audit committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent auditors, and our independent auditors report directly to the audit committee. The audit committee also prepares the audit committee report that the SEC rules require to be included in our filings with the SEC.

        The members of the audit committee are Dr. Oronsky, Mr. Alleva and Mr. Walker. Under the applicable corporate governance standards of the NASDAQ Stock Market, a company listing in connection with its initial public offering is permitted to phase in its compliance with the independent audit committee requirements set forth in NASDAQ Market Rule 5605 on the same schedule as it is permitted to phase in its compliance with the independent audit committee requirement pursuant to Rule 10A-3 under the Exchange Act, that is: (1) one independent member at the time of listing; (2) a majority of independent members within 90 days of listings; and (3) all independent members within one year of listing. Dr. Oronsky and Mr. Alleva each qualify as an independent director under the corporate governance standards of the NASDAQ Stock Market and the independence requirements of Rule 10A-3 of the Exchange Act. Within one year of our listing on the NASDAQ Global Market, we expect that Mr. Walker will resign from our audit committee and be replaced with a new director, who is independent under NASDAQ Market Rules and Rule 10A-3 of the Exchange Act. Our board of directors has determined that Mr. Alleva qualifies as an "audit committee financial expert" as such term is currently defined in Item 407(d)(5) of Regulation S-K. Each member of the audit committee is able to read and understand fundamental financial statements, including our balance sheet, income statement and cash flows statements. The audit committee has adopted a charter that will be posted on our website upon the closing of the offering.

Compensation Committee

        The compensation committee approves the compensation objectives for the Company, provides a recommendation on the compensation of the Chief Executive Officer, which is subject to approval by the full board of directors, and establishes the compensation for other executives. The compensation committee reviews all compensation components including base salary, bonus, benefits and other perquisites. See "Executive and Director Compensation—Compensation Discussion and Analysis" for more information regarding the role of the compensation committee, management and compensation consultants in determining or recommending the amount or form of executive compensation.

        The members of the compensation committee are Mr. Mott and Dr. Seidenberg. Each member of the compensation committee is a non-employee director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act, each is an outside director, as defined by Section 162(m) of the United States Internal Revenue Code of 1986, as amended, or the Code, and each is an independent director, as defined by the NASDAQ Stock Market. The compensation committee has adopted a charter that will be posted on our website upon the closing of the offering.

Governance and Nominating Committee

        The governance and nominating committee is responsible for making recommendations to the board of directors regarding candidates for directorships and the size and composition of the board. In addition, the governance and nominating committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the board concerning corporate governance matters.

        The members of the governance and nominating committee are Mr. Mott and Dr. Oronsky. Each member of the governance and nominating committee is a non-employee director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act and an independent director, as defined by the NASDAQ Stock Market. The governance and nominating committee has adopted a charter that will be posted on our website upon the closing of the offering.

Corporate Governance Policies and Procedures

        We have adopted several policies to govern the activities of our Company, including a corporate governance policy and a Code of Business Conduct and Ethics.

        The corporate governance policy addresses the following topics:

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  the duties and responsibilities of each director;

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  the composition, responsibilities and operation of the board of directors;

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  the establishment and operation of board committees;

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  succession planning for our Chief Executive Officer;

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  convening executive sessions of independent directors;

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  the board of directors' interaction with management and third parties; and

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  the evaluation of the performance of the board of directors and the Chief Executive Officer.

        The Code of Business Conduct and Ethics is designed to promote the highest standards of ethical conduct by our directors, executive officers and employees. The Code of Business Conduct and Ethics requires that our directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in our best interest. Under the terms of the Code of Business Conduct and Ethics, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Business Conduct and Ethics.

        Further, we have established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls and auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner. The Code of Business Conduct and Ethics also prohibits the Company from retaliating against any director, executive officer or employee who reports actual or apparent violations of the Code of Business Conduct and Ethics. Upon the completion of the offering, the Code of Business Conduct and Ethics will be available on our website. We intend to disclose future amendments to the Code of Business Conduct and Ethics, or any waivers of its requirements, on our website or in filings under the Exchange Act to the extent required by the applicable rules and exchange requirements.

Compensation Committee Interlocks and Insider Participation

        None of the members of our Compensation Committee has ever been an officer or employee of the Company. None of our executive officers serves, or has served during the last fiscal year, as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Limitation on Liability and Indemnification of Directors and Officers

        Our amended and restated certificate of incorporation and amended and restated bylaws limit our directors' and officers' liability to the fullest extent permitted under Delaware corporate law. Specifically, our directors and officers will not be liable to us or our stockholders for monetary damages for any breach of fiduciary duty by a director or officer, except for liability:

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  for any breach of the director's or officer's duty of loyalty to us or our stockholders;

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  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

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  for unlawful dividends or stock repurchases under Section 174 of the Delaware General Corporation Law; or

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  for any transaction from which a director or officer derives an improper personal benefit.

        If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of our directors or officers shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

        The provision regarding indemnification of our directors and officers in our amended and restated certificate of incorporation will generally not limit liability under state or federal securities laws.

        Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws provide that we will, in certain situations, indemnify any person made or threatened to be made a party to a proceeding by reason of that person's former or present official capacity with us against judgments, penalties, fines, settlements and reasonable expenses. Any such person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses (including attorneys' fees and disbursements and court costs) in advance of the final disposition of the proceeding.

        We maintain a directors' and officers' insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and officers.

        The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

        In addition, we have entered into indemnification agreements with each of our directors and executive officers, which also provide, subject to certain exceptions, for indemnification for related expenses, including, among others, reasonable attorney's fees, judgments, fines and settlements incurred in any action or proceeding. Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

        There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Rule 10b5—1 Sales Plans

        Our directors and executive officers may adopt written plans, known as Rule 10b5—1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5—1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. A director or officer can only enter into a 10b5—1 plan when he or she is not in possession of material non-public information regarding the Company. Under certain circumstances, a broker may subsequently execute trades pursuant to such plan, even if the director or officer has subsequently come into possession of material non-public information. The director or officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5—1 plan when they are not in possession of material, non-public information.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

        This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the "Summary Compensation Table" below, or our "named executive officers," and material factors relevant to an analysis of these policies and decisions. It should be read together with the related tables and disclosures that follow. Our named executive officers for the fiscal year ended December 31, 2011 were:

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  Leon O. Moulder, Jr., our Chief Executive Officer;

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  Mary Lynne Hedley, Ph.D., our President and Chief Scientific Officer; and

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  Richard J. Rodgers, our Executive Vice President and Chief Financial Officer.

Compensation Philosophy and Objectives

        Our primary objectives with respect to compensation of our named executive officers are to retain and motivate them because we believe they have experience and competencies that are critical to achievement of our business goals. This is consistent with the overall approach of our compensation system, which is to attract, retain and motivate employees and officers who have relevant, critical skills and experience, and can make important contributions to the achievement of our business goals. We seek to achieve these objectives by setting the components of our executive compensation packages at competitive levels, by implementing annual variable incentive compensation that is tied to specific corporate goals, and by using equity awards that vest over time and that align our named executive officers' interests with the interest of our stockholders in increasing stockholder value in the long term.

        Determination of Compensation.    Our named executive officers are also our founders. The framework for each of their respective compensation packages was initially established in May 2010 when our named executive officers and New Enterprise Associates, or NEA, and its affiliates completed our Series A preferred stock financing. All of our named executive officers personally invested in the Company as part of that financing. The offer letters that were entered into at that time are described elsewhere in this prospectus under "Executive Compensation—Offer Letter Agreements." NEA is a sophisticated investor that regularly invests in emerging growth companies in the life sciences, and it determined, on an arm's-length basis in connection with its investment, that the compensation packages for our named executive officers were appropriate. We believe the arrangements reflect both market standards for venture capital-backed development stage companies and the nature and experience of our senior management team.

        For 2011, we continued to use the framework for our named executive officer's compensation that was established in May 2010. However, our compensation committee and the non-management members of our board of directors did consider adjustments to base salaries, the corporate objectives under our short-term incentive, or STI, program, and the timing, size and form of equity awards. In reviewing compensation decisions for our executive officers for 2011, our compensation committee and board of directors considered our financial condition and the contributions that the named executive officers had made to our business, and relied on its members' collective industry experience and business judgment. For example, because Mr. Mott and Dr. Seidenberg are partners in venture capital firms with many investments in portfolio companies, they were able to use their experiences working with other private companies on executive recruitment and compensation and survey data of which they were aware when making decisions on the compensation for our named executive officers. The compensation committee also considered information from Mr. Moulder, who as our Chief Executive Officer regularly discussed compensation issues with the chairperson of the compensation committee and met with the compensation committee to discuss compensation matters. Mr. Moulder also provided his evaluation of the performance of the named executive officers other than himself.

        Our compensation committee, acting under authority delegated to it by our board of directors, makes compensation decisions regarding our named executive officers, other than our Chief Executive Officer, and for our Chief Executive Officer, the compensation committee makes formal recommendations to the board of directors, with the non-management directors making the final compensation decisions for our Chief Executive Officer.

        Our compensation committee and board of directors have not historically engaged the services of outside consultants or advisors to review and provide advice with respect to our executive officer compensation arrangements. In connection with this offering, our compensation committee has engaged Radford to serve as an independent compensation consultant to assist the compensation committee in evaluating and reviewing executive compensation and to advise it regarding executive compensation practices in our industry. In 2012, our compensation committee anticipates identifying a specified peer group of companies against which it will compare our compensation practices.

Components of our Compensation Program

        The compensation packages of our named executive officers generally consist of base salary, STI opportunities, equity awards, and benefits. Our named executive officers are also entitled to certain compensation upon termination of their employment. We believe this overall framework achieves an appropriate mix between the various elements of our compensation program in order to meet our compensation objectives and philosophy. While we believe a mix is appropriate, we have not, however, adopted any formal policies or guidelines for allocating compensation among these elements.

        Base Salary.    The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive's skill set, experience, roles and responsibilities. Base salary amounts for each named executive officer were initially set at $350,000, $300,000 and $275,000 in the offer letter agreements entered into in May 2010 by Mr. Moulder, Dr. Hedley and Mr. Rodgers, respectively. The compensation committee reviewed the base salaries for 2011 and determined that an increase was appropriate given the individual performance of each of our named executive officers and our overall performance. In particular, the compensation committee considered that in the prior year management had successfully launched the company, completed our Series A financing and in-licensed our first product candidate, rolapitant. The compensation committee also considered, however, that 2010 had been less than a full year of operation for the company and that it was appropriate for the company to be conservative in the use of cash resources. For 2011, the compensation committee recommended, and the board approved with respect to Mr. Moulder, increasing the base salary of each of our named executive officers by 2%, to $357,000, $306,000 and $280,500 for Mr. Moulder, Dr. Hedley and Mr. Rodgers, respectively.

        Short-term Incentive Payouts.    Our STI program is intended to provide a cash incentive to our named executive officers for achieving previously specified goals. We believe that having an annual incentive plan is a customary practice necessary to retain executives, and that it motivates our executives to achieve the specific goals. For 2011, the STI program was based entirely on company-wide goals and did not use any personal goals. This decision to use exclusively company-wide goals was based in part on our named executive officers having then recently founded the company together and that the early-stage nature of the company made personal rewards for performance less important than overall company success. For 2012, our STI program allows us to pay for performance, based on achievement of company-wide performance goals, as well as individual goals.

        For 2011, the company-wide goals were established by the compensation committee and approved by the board of directors. The five corporate goals used for 2011 were based on our 2011 operating plan and long term strategy, and each of the corporate goals used was weighted to reflect the committee and board of director's subjective judgments about its relative importance. If each of the corporate goals was achieved at the 100% level, then each of the named executive officers would have received his or her target award under the STI program. The STI program for 2011 was structured so that each named executive officer could receive a payment ranging from 0% to 150% of the target award, depending on the compensation committee's assessment of the level of performance for each of the corporate objectives.

        The target amounts for each named executive officer under the STI program were equivalent to 30% of base salary for Mr. Moulder and Dr. Hedley, and 25% of base salary for Mr. Rodgers. These percentages were negotiated and set forth in the offer letter agreements entered into in May 2010. The compensation committee determined that these levels continued to be appropriate in 2011.

        The table below sets forth the following information with respect to the five company-wide objectives for 2011 under our STI program, the relative weighting, which reflects the subjective assessment of our compensation committee of the objective's importance to our strategic plan, the level of achievement of each objective and the resulting payout expressed as a percentage of the executive's target amount.

Objective	Weighting	Achievement	STI Payout Percentage
1. Rolapitant Clinical:
Enroll first patient in our Phase 3 clinical program in the fourth quarter	30%	70%	21%
2. Rolapitant Clinical:
Complete bioequivalence study in the third quarter	10%	50%	5%
3. Rolapitant Chemistry Manufacturing Controls:
Manufacture and ship clinical drug supply in the third quarter	10%	100%	10%
4. Capital Raising:
Raise $40 million by the end of the second quarter	30%	150%	45%
5. Business Development:
Acquire two additional oncology assets that meet business development criteria, by end of year	20%	70%	14%
Total	100%		95%

        At the beginning of 2012, the compensation committee determined, and board of directors confirmed, that company-wide objectives were achieved at the percentages specified in the table above. The first objective, related to enrolling the first patient in our Phase 3 clinical program, was determined to have been achieved at the 70% level, which reflects that significant work toward this goal was accomplished during the year, that the objective was achieved early in the first quarter of 2012, and that the reason for the change in timing was due to factors largely outside of the control of management. The second objective, related to completing a bioequivalence study in the third quarter, was determined to have been achieved at the 50% level, which reflects that the objective was achieved in the fourth quarter, including as a result of significant work by our named executive officers, and that this did not impact our development timeline. The third objective, related to manufacturing and shipping of clinical drug supply in the third quarter, was achieved on target. The fourth objective, related to additional financing, was determined to have been achieved at the maximum level, which reflects that management accomplished the objective on schedule, on favorable terms and in a much larger amount than was expected. The fifth objective, related to business development activities, was determined to have been achieved at the 70% level, which reflects that management negotiated an in-license in the early part of the year for a product candidate that is a strong strategic fit and has run a robust and selective process for evaluating many other opportunities.

        Equity Awards.    Our use of equity awards is intended to align our named executive officers' interests with the interest of our stockholders by providing an additional incentive to our named executive officers to focus on increasing stockholder value in the long term. Furthermore, we believe that in the biopharmaceutical industry, equity awards are a primary motivator in retaining executives. We have determined the size and frequency of awards based on numerous factors, including the executive's skills and experience, the executive's responsibilities, internal equity and the approach to setting compensation described under "—Determination of Compensation" above.

        In February 2011, our board of directors, at the recommendation of our compensation committee, granted a restricted stock award to each of our named executive officers. The compensation committee viewed this award as an annual equity award consistent with the objectives and purposes described in this Compensation Discussion and Analysis. The compensation committee used restricted stock instead of stock options because the fair market value of our common stock at the time was nominal, which meant that the exercise price of stock options would be immaterial to us and to the executive, and did not outweigh the potential for favorable tax treatment for the award recipients of restricted stock.

        In July 2011, in connection with the closing of our Series B financing, the compensation committee granted stock options to each of our named executive officers. This was a one-time award intended to counterbalance (in small part, but not in whole) the proportionate reduction in stock ownership experienced by each of our named executive officers in their capacities as founders, as a result of the size of the Series B financing.

        Benefits.    Our named executive officers are eligible to receive the same basic benefits, including retirement and health benefits that are available to our other employees. The terms of each named executive officer's offer letter agreement provide for vacation benefits and the ability to participate in our employee benefit plans on the same terms as other similarly situated executive officers.

        Payments on Termination.    Pursuant to their offer letters, each of our named executive officers are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change of control of our company. The terms of these arrangements are more fully described below under "—Offer Letter Agreements" and "—Potential Payments Upon a Termination or Change in Control." Furthermore, we believe these protections are appropriate for the founders of an entrepreneurial company, and we believe that providing such benefits in the event of a change of control of our company allows our named executive officers to focus their attention on the requirements of the Company's business rather than on the implications of a transaction for them personally.

Federal Tax Considerations under Sections 162(m)

        Section 162(m) of the Internal Revenue Code of 1986, as amended, disallows a federal income tax deduction to any publicly traded corporation for any remuneration in excess of $1.0 million of compensation paid to specified executive officers in a calendar year. Compensation in excess of $1.0 million may be deducted if, among other things, it qualifies as performance-based compensation within the meaning of Section 162(m). We expect that once we are a publicly traded company our compensation committee will periodically review the potential consequences of Section 162(m) on the various elements of our executive compensation program and where reasonably practicable, will seek to structure the equity incentives component of our executive compensation program to comply with exemptions in Section 162(m). Our 2012 Omnibus Incentive Plan has been structured to facilitate this process. However, our board of directors or compensation committee may, in their judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) in situations where they believe that such payments are appropriate.

        The regulations under Section 162(m) include a "grandfather" provision to protect existing compensation arrangements of privately held companies that go public. The Section 162(m) limitation does not apply to any compensation plan or agreement that existed before a corporation becomes publicly held to the extent that the plan or agreement was disclosed in the prospectus accompanying the initial public offering. This exception may be relied on until the earliest of: (i) the expiration of the plan or agreement, (ii) the material modification of the plan or agreement, (iii) the issuance of all stock and other compensation that has been allocated under the plan, or (iv) the first shareholder meeting at which directors will be elected that occurs after the close of the third calendar year following the calendar year in which the initial public offering occurs.

Executive Compensation

        The following table presents summary information regarding the total compensation awarded to, earned by, or paid to our Chief Executive Officer, our President and Chief Scientific Officer and our Executive Vice President and Chief Financial Officer for services rendered to us for the year ended December 31, 2011. We refer to these individuals as our "named executive officers."

Summary Compensation Table

	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Total ($)
Leon O. Moulder, Jr. Chief Executive Officer	2011	356,731	35,625	784,969	101,668	1,278,993
Mary Lynne Hedley, Ph.D. President, Chief Scientific Officer	2011	305,769	33,375	713,608	87,144	1,139,896
Richard J. Rodgers Executive Vice President and Chief Financial Officer	2011	280,289	22,500	267,603	66,569	636,961

(1)
The amounts reflect the aggregate grant date fair value of restricted stock granted during the year computed in accordance with the provisions of ASC 718. For information regarding assumptions underlying the value of stock awards, see Note 6 to our financial statements and the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Stock-Based Compensation," included elsewhere in this prospectus.

(2)
The amounts reflect the aggregate grant date fair value of option awards granted during the year computed in accordance with the provisions of ASC 718. For information regarding assumptions underlying the value of stock awards, see Note 6 to our financial statements and the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Stock-Based Compensation," included elsewhere in this prospectus.

(3)
The figures shown for non-equity incentive plan compensation represents amounts earned for the fiscal year ended December 31, 2011, that were paid during 2012. See "—Compensation Discussion and Analysis—Short-term Incentive Payouts" for more information.

Narrative Disclosure Relating to Summary Compensation Table

        For an explanation of the amount of salary, bonus, stock and option awards and other compensation paid to our named executive officers, please see "—Compensation Discussion and Analysis—Components of our Compensation Program," and the disclosure provided in the "Summary Compensation Table," above.

Grants of Plan-Based Awards

        The following table provides information concerning grants of plan-based awards to each of our named executive officers during 2011.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)
							Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
	Grant Date	Threshold ($)	Target ($)(1)	Maximum ($)
Leon O. Moulder, Jr.	2/7/2011	—	—	—	67,857	—	—	35,625
	2/16/2011	—	107,019	160,529
	7/19/2011	—	—	—	—	314,285	1.33	784,969
Mary Lynne Hedley, Ph.D.	2/7/2011	—	—	—	63,571	—	—	33,375
	2/16/2011	—	91,731	137,597
	7/19/2011	—	—	—	—	285,714	1.33	713,608
Richard J. Rodgers	2/7/2011	—	—	—	42,857	—	—	22,500
	2/16/2011	—	70,072	105,108
	7/19/2011	—	—	—	—	107,142	1.33	267,603

(1)
Amounts shown as estimated possible payouts under non-equity incentive plan awards are the target and maximum cash incentive each executive was eligible to receive pursuant to the terms of our STI program. For actual amounts paid, see "—Summary Compensation Table." For more information regarding these payments, see "—Compensation Discussion and Analysis—Components of our Compensation Program—Short-term Incentive Payouts."

(2)
Amounts represent the fair value of our common stock as determined in good faith by our board of directors on the date of grant. For a description of the terms of stock options granted, please see "—Employee Benefit Plans—2010 Stock Incentive Plan."

(3)
Reflects the grant date fair value of each award computed in accordance with ASC 718. These amounts do not correspond to the actual value that will be recognized by the named executive officers. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in Note 6 to our financial statements appearing elsewhere in this prospectus.

Outstanding Equity Awards at Fiscal Year-End

        The following table provides information regarding equity awards held by each of our named executive officers that were outstanding as of December 31, 2011.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested ($)
Leon O. Moulder, Jr.	—	314,285	$1.33	7/19/2021
					210,938	(2)	2,847,663	(4)
					67,857	(3)	916,070	(4)
Mary Lynne Hedley, Ph.D.	—	285,714	$1.33	7/19/2021
					180,803	(2)	2,440,841	(4)
					63,571	(3)	858,209	(4)
Richard J. Rodgers	—	107,142	$1.33	7/19/2021
					60,267	(2)	813,605	(4)
					42,857	(3)	578,570	(4)

(1)
The options held by the named executive officers were granted on July 19, 2011. On the one-year anniversary of the grant date, 25% of these options vest and, thereafter, 1/36th of the remaining options vest on each monthly anniversary of the date of grant.

(2)
The restricted stock held by the named executive officer was purchased on March 26, 2010 in connection with the founding of the Company and was 25% vested as of such date, and thereafter 1/48th of the remaining restricted stock vest on each monthly anniversary of the date of grant.

(3)
The restricted stock held by the named executive officer was granted on February 7, 2011. On the one-year anniversary of the grant date, 25% of these shares of restricted stock vest and, thereafter, 1/36th of the remaining shares vest on each monthly anniversary of the date of grant.

(4)
The market value of the stock award is based on an assumed initial public offering price of $13.50 per share, which is the midpoint of the price range listed on the cover page of this prospectus.

Option Exercises and Stock Vested

        The following table sets forth information regarding the number of shares of stock awards acquired on vesting by our named executive officers during the fiscal year ended December 31, 2011. No options were exercised during the fiscal year ended December 31, 2011.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Leon O. Moulder, Jr.	93,750	$210,263
Mary Lynne Hedley, Ph.D.	80,357	$180,225
Richard J. Rodgers	26,785	$60,075

(1)
The value realized upon vesting is the fair value of our common stock on the vesting date multiplied by the number of shares acquired on vesting.

Pension Benefits and Deferred Compensation

        We maintain a defined contribution employee retirement plan for our employees. Our 401(k) plan is intended to qualify as a tax-qualified plan under Section 401 of the Code so that contributions to our 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan. Effective as of January 1, 2012, we amended our 401(k) plan to provide for employer matching contributions equal to (1) 100% of employee deferral contributions up to a deferral rate of 3% of compensation plus (2) 50% of employee deferral contributions up to a deferral rate of an additional 2% of compensation. We did not maintain any deferred compensation plans for any named executive officer for the year ended December 31, 2011.

Amended and Restated Offer Letter Agreements

        We have amended and restated offer letter agreements with all of our named executive officers. The agreements were originally entered into on May 10, 2010, and amended and restated on June 18, 2012, and are at-will arrangements. These agreements were designed to be a part of a competitive compensation package and keep our executive officers focused on our business goals and objectives. The agreements provide for base salaries, incentive compensation benefits and, in certain circumstances, severance benefits.

        The amended and restated offer letter agreements with each of Mr. Moulder, Dr. Hedley and Mr. Rodgers provided for an initial base salary of $375,000, $350,000 and $300,000, respectively. Mr. Moulder, Dr. Hedley and Mr. Rodgers are also eligible for a bonus target of 30%, 30% and 25% of their respective annual base salary, payable upon attainment of objectives as determined by our board of directors. In addition to base salary and bonus, the amended and restated offer letter agreements provide for vacation benefits and the ability to participate in our employee benefit plans on the same terms as other similarly situated executive officers.

        The amended and restated offer letter agreements also provide the named executive officer with certain payments and benefits upon certain terminations of employment. Pursuant to the amended and restated offer letter agreements, in order to receive certain severance benefits each named executive officer is required to execute a general release in favor of the Company, which includes, among other things, non-solicitation and non-disparagement provisions.

        Under the terms of the amended and restated offer letter agreements, in the event that the named executive officer resigns without "Good Reason," as defined below, or their employment terminates due to death or disability (as such term is defined in the amended and restated offer letter agreements), such executive is entitled to receive the following: (i) unpaid annual base salary for services rendered prior to the date of termination or resignation, (ii) any earned but unpaid annual bonus for any year prior to the year in which termination of employment occurs, (iii) reimbursement of any un-reimbursed business expenses, (iv) accrued but unused vacation pay and (v) any other payments, benefits or fringe benefits to which the executive is entitled to under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant (items (i) through (v) collectively referred to herein as accrued benefits). In the event that the Company terminates the executive for "Cause," as defined below, the executive will be entitled to receive all of their accrued benefits, with the exception of any earned but unpaid bonus.

        In the event the named executive officer's employment is terminated for any reason other than for "Cause," death, or disability, or if the named executive officer resigns for "Good Reason," and such termination is not in connection with or within 12 months following an "Offer Letter Change of Control," as defined below, the named executive officer is entitled, provided he or she executes a release in favor of the Company and any revocation period in connection with such release has lapsed, to receive the following payments and compensation (in accordance with our regular pay policies and commencing 60 days following termination):

  •
  their accrued benefits;

  •
  in the case of Mr. Moulder, 18 months' base salary, and in the case of Dr. Hedley and Mr. Rodgers, 12 months' base salary;

  •
  payment of a monthly COBRA coverage premium for the earlier of (i) in the case of Mr. Moulder, 18 months, and in the case of Dr. Hedley and Mr. Rodgers, 12 months, or (ii) the date upon which the executive commences full-time employment or employment that provides such executive with eligibility for healthcare benefits substantially comparable to those provided by the Company; and

  •
  the vesting of such executive's restricted stock, purchased on March 26, 2010, pursuant to the terms of their restricted stock agreement with the Company, or the Restricted Stock Agreement. All other equity awards will be governed by the terms of the applicable award agreement.

        If, in connection with or within 12 months following an "Offer Letter Change of Control," as defined below, the named executive officer's employment is terminated for any reason other than for "Cause" or if the named executive officer resigns for "Good Reason," the named executive officer is entitled, provided he or she executes a release in favor of the Company and any revocation period in connection with such release has lapsed to receive the following payments and compensation:

  •
  their accrued benefits;

  •
  in the case of Mr. Moulder, 18 months base salary, and in the case of Dr. Hedley and Mr. Rodgers, 12 months' base salary, payable in a lump sum 60 days after termination;

  •
  in the case of Mr,. Moulder, 150% of his target bonus for the year his employment terminates, and in the case of Dr. Hedley and Mr. Rodgers, 100% of their target bonus for the year their employment terminates, payable in a lump sum 60 days after termination of employment;

  •
  payment of a monthly COBRA coverage premium for the earlier of (i) in the case of Mr. Moulder, 18 months following termination of employment, and in the case of Dr. Hedley and Mr. Rodgers, 12 months following termination of employment, or (ii) the date upon which the executive commences full-time employment or employment that provides such executive with eligibility for healthcare benefits substantially comparable to those provided by the Company; and

  •
  the immediate vesting of all of such executive's restricted stock and stock options.

        If any of the payments or benefits received by the executive in connection with an Offer Letter Change of Control or termination of employment, whether received pursuant to the amended and restated offer letter agreements or otherwise, referred to as 280G payments, constitute "parachute payments" within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code, then, pursuant to the terms of the amended and restated offer letter agreements, such 280G payments shall be reduced by us so that the executive will not be considered to have received a parachute payment, unless the executive would receive a greater after-tax amount by receiving all such 280G payments without reduction pursuant to the terms of the amended and restated offer letter agreements.

        For purposes of the amended and restated offer letter agreements, termination for "Cause" shall mean termination for such named executive officer's: (i) willful misconduct or gross negligence as to a material matter in connection with their duties; (ii) act constituting material dishonesty or fraud with respect to the Company; (iii) indictment for, conviction of, or a plea of guilty or nolo contendere to, a felony under applicable law; (iv) material violation of a material term of any written Company policy made available to the executive; (v) failure to attempt in good faith to perform their duties in all material respects or follow a clear, lawful and reasonable directive of the board of directors; or (vi) material breach of fiduciary duty owed to the Company that has caused or could reasonably be expected to cause a material injury to the Company's business; provided, however, that the Company has provided the executive with written notice of the existence of such event or circumstance and, with respect to the circumstances in clauses (iv) and (v) only, the executive fails to substantially cure the event or circumstance identified within 30 days of receipt of such notice. A resignation by the named executive officer shall be deemed a resignation for "Good Reason" if the executive provides written notice to the Company of the specific circumstances alleged to constitute Good Reason within 90 days after any one or more of the following events: (i) the executive is required to report to another person other than the board of directors, in the case of Mr. Moulder, and the Chief Executive Officer, in the case of Dr. Hedley and Mr. Rodgers, or the assignment to the executive of any duties or responsibilities which result in the material diminution of the executive's position as, in the case of Mr. Moulder, the Chief Executive Officer of the Company, in the case of Dr. Hedley, the President and Chief Scientific Officer of the Company, and in the case of Mr. Rodgers, the Executive Vice President and Chief Financial Officer of the Company, subject to certain exceptions; (ii) a reduction by the Company in the executive's annual base salary or target bonus percentage; (iii) the relocation of the executive's primary office at the Company's headquarters in the Boston, Massachusetts metropolitan area to another location by more than 50 miles or relocation of the executive's primary office at the Company's headquarters to another location that is not the Company's headquarters; or (iv) a breach by the Company of the terms of the executive's amended and restated offer letter agreement or the executive's Restricted Stock Agreement, including, without limitation, the diminution of such executive's job title. In each case, the Company shall have 30 days to cure such circumstances in all material respects upon the receipt of notice from the executive of such circumstances. In no event shall termination for Good Reason occur after the 180th day following the first occurrence of any Good Reason event.

        For purposes of the amended and restated offer letter agreements, the term "Offer Letter Change of Control" shall mean the occurrence of any of the following: (i) subject to certain exceptions, a "Person" (as defined in the amended and restated offer letter agreement) or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the voting stock of the Company, on a fully diluted basis; (ii) individuals who on the effective date of the 2012 Plan constitute the board of directors (together with any new directors whose election by such board or whose nomination by such board for election by the stockholders of the Company was approved by a vote of at least a majority of the members of such board then in office who either were members of such board on the effective date of the 2012 Plan or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of such board then in office; (iii) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, other than any such transaction in which the holders of securities that represented 100% of the voting stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the voting stock of the surviving Person in such merger or consolidation transaction immediately after such transaction; (iv) there is consummated any direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to any "Person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act); or (v) the stockholders of the Company adopt a plan or proposal for the liquidation, winding up or dissolution of the Company.

Non-Disclosure and Inventions Assignment Agreement

        Each of our named executive officers has also entered into a standard form agreement with respect to the non-disclosure of information and assignment of inventions. Among other things, this agreement obligates each named executive officer to refrain from disclosing any of our proprietary and confidential information received during the course of employment and to assign to us any inventions conceived or developed during the course of their employment.

Potential Payments Upon a Termination or Change in Control

        As discussed under the caption "—Amended and Restated Offer Letter Agreements" above, we have agreements with our named executive officers pursuant to which they will receive severance payments upon certain termination events. The information below describes and quantifies certain compensation that would be available under our existing plans and arrangements if (i) the named executive officer was terminated as of December 31, 2011 or (ii) if an Offer Letter Change of Control, Change of Control or Acquisition, as the case may be and each as defined herein, occurred on December 31, 2011 and the named executive officer had been subsequently terminated on the same date. Each scenario assumes that the amended and restated offer letter agreements were effective prior to December 31, 2011.

  Acceleration of Restricted Stock and Equity Awards.

        Pursuant to the terms of each named executive officer's Restricted Stock Agreement, in the event of a "Change of Control" that occurs during any time such named executive officer's Business Relationship (as such term is defined in the Restricted Stock Agreements) with the Company or any parent corporation or subsidiary, all shares of restricted stock awards granted pursuant to such Restricted Stock Agreement shall fully vest. In the event of a termination by the Company for Cause or if the executive resigns for Good Reason, in addition to any shares of common stock such executive receives pursuant to the normal vesting schedule of their Restricted Stock Agreement, an additional 18.75% of the shares subject to such executive's agreement shall vest. For purposes of these shares of restricted stock, a "Change of Control" shall mean (A) the Company merges with or into or consolidates with any other corporation or sells, leases or otherwise disposes of all or substantially all of its assets or properties, unless the stockholders of the Company, before giving effect to such merger, consolidation or sale, lease or other disposition of assets, beneficially own at least 50% of the outstanding shares of capital stock of, or other equity interests in, the surviving or acquiring corporation or entity (calculated on a fully diluted basis) or (B) any person (other than persons who were stockholders of the Company prior to such transactions or any venture capital or private equity investor making a portfolio investment), together with its associates, acquires beneficial ownership of 50% or more of the outstanding shares of the Company's common stock.

        In addition, in the event of an "Acquisition" or a "Offer Letter Change of Control" of the Company, as defined herein, all equity awards granted under the Company's 2010 Stock Incentive Plan or any other applicable equity plan that are outstanding immediately prior to the Acquisition or Offer Letter Change of Control shall become fully vested and exercisable.

        Termination Other than for Cause, Death or Disability; Resignation for Good Reason.    Assuming a December 31, 2011 termination event, the aggregate value of the payment and benefits to which each named executive officer would be entitled to in the event that the named executive officer's employment is terminated for any reason other than for Cause, death, or Disability, or if the named executive officer resigns for Good Reason, would be as follows:

Name	Cash Severance ($)(1)	Benefits and Health Programs ($)(2)	Value of Accelerated Awards Under Restricted Stock Agreements ($)(3)	Total ($)
Leon O. Moulder, Jr.	562,500	31,499	1,265,625	1,859,624
Mary Lynne Hedley, Ph.D.	350,000	21,029	1,084,818	1,455,847
Richard J. Rodgers	300,000	21,330	361,604	682,934

(1)
This amount represents, in the case of Mr. Moulder, 18 months' base salary, and in the case of Dr. Hedley and Mr. Rodgers, 12 months' of the executive's base salary, each at the rate in effect immediately prior to the executive's termination of employment.

(2)
This amount represents, in the case of Mr. Moulder, 18 months, and in the case of Dr. Hedley and Mr. Rodgers, 12 months, of continued Company-paid benefits and health coverage.

(3)
The value of the restricted stock vesting acceleration is calculated based on an assumed initial public offering price of $13.50 per share, which is the midpoint of the price range listed on the cover page of this prospectus, with respect to unvested restricted stock subject to acceleration.

        Termination Following a Change of Control or Acquisition.    Assuming a December 31, 2011 Offer Letter Change of Control, Change of Control or Acquisition, as the case may be, and subsequent termination event on that same date for any reason other than Cause, death or disability, or if the named executive officer resigns for Good Reason, the aggregate value of the payment and benefits to which each named executive officer would be entitled to would be as follows:

Name	Cash Severance ($)(1)	Bonus ($)(2)	Benefits and Health Programs ($)(3)	Value of Accelerated Awards Under Restricted Stock Agreements ($)(4)	Value of All Other Accelerated Equity ($)(5)	Total ($)
Leon O. Moulder, Jr.	562,500	168,750	31,499	2,847,656	7,298,200	10,908,605
Mary Lynne Hedley, Ph.D.	350,000	105,000	21,029	2,440,840	6,695,919	9,612,788
Richard J. Rodgers	300,000	75,000	21,330	813,610	2,718,520	3,928,460

(1)
This amount represents, in the case of Mr. Moulder, 18 months' base salary, and in the case of Dr. Hedley and Mr. Rodgers, 12 months' of the executive's base salary, each at the rate in effect immediately prior to the executive's termination of employment.

(2)
This amount represents, in the case of Mr. Moulder, 150% of his target bonus for the year his employment terminates, and in the case of Dr. Hedley and Mr. Rodgers, 100% of their target bonus for the year their employment terminates, payable if an executive is terminated without Cause or resigns for Good Reason upon an Offer Letter Change of Control.

(3)
This amount represents, in the case of Mr. Moulder, 18 months, and in the case of Dr. Hedley and Mr. Roger, 12 months, of continued Company-paid benefits and health coverage.

(4)
The value of the restricted stock vesting acceleration is calculated based on an assumed initial public offering price of $13.50 per share, which is the midpoint of the price range listed on the cover page of this prospectus, with respect to unvested restricted stock subject to acceleration.

(5)
Assuming a December 31, 2011 Offer Letter Change of Control or Acquisition, the value of all equity awards issued pursuant to the applicable equity plan that would vest and become exercisable for each named executive officer would be as follows:

Name	Value of Stock Options ($)	Value of Restricted Shares ($)
Leon O. Moulder, Jr.	6,382,130	916,070
Mary Lynne Hedley, Ph.D.	5,837,710	858,209
Richard J. Rodgers	2,139,950	578,570

        The value of stock option vesting acceleration is calculated based on an assumed initial public offering price of $13.50 per share, which is the midpoint of the price range listed on the cover page of this prospectus, with respect to unvested option shares subject to acceleration, less the exercise price of these unvested options shares. The actual value will vary depending on the date the options are exercised. The value of the restricted stock vesting acceleration is calculated based on an assumed initial public offering price of $13.50 per share, which is the midpoint of the price range listed on the cover page of this prospectus, with respect to unvested restricted stock subject to acceleration.

Non-Employee Director Compensation

        For the fiscal year ended December 31, 2011, non-employee directors received no compensation for services rendered as members of our board of directors.

        In May 2012, our board of directors approved a non-employee director compensation policy, which will be effective for all non-employee directors upon the effective date of the registration statement for this offering. Each non-employee director will receive an annual base retainer of $40,000. In addition, our non-employee directors will receive the following cash compensation for board services, as applicable:

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  the non-executive chairman of the board of directors will receive an additional annual retainer of $10,000;

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  each member of our audit, compensation and governance and nominating committees will receive an additional retainer of $5,000, $5,000 and $2,500, respectively;

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  each chairperson of our audit, compensation and governance and nominating committees will receive an additional annual retainer of $10,000, $7,500 and $5,000, respectively;

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  for each board meeting attended in excess of 10 per year, such non-employee director shall receive $1,500; and

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  for each committee meeting attended in excess of six per year, such non-employee director shall receive $1,000.

        All amounts shall be paid in quarterly installments.

        In addition, newly appointed non-employee directors will receive a one-time initial award of options to purchase 28,571 shares of our common stock, which will vest annually over a three-year period subject to the director's continued service on the board of directors. Thereafter, each non-employee director will receive an annual award of options to purchase 10,714 shares of our common stock, which will vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders, subject to the director's continued service on the board of directors.

        Non-employee directors will be provided an election to receive their retainer and fees in cash or common stock and to defer the receipt of the stock to a date elected by the director or to termination of their service as a director.

Equity Benefit Plans

2012 Omnibus Incentive Plan

        Our board of directors adopted, subject to, and effective upon, the approval of our stockholders, our 2012 Omnibus Incentive Plan, or 2012 Plan, for the purpose of attracting, rewarding and retaining directors, executive officers and other key employees and service providers, including officers, employees and service providers of our subsidiaries and affiliates, and to stimulate their efforts toward our continued success, long-term growth and profitability. In April 2012, our stockholders approved the 2012 Plan. The 2012 Plan provides for the grant of stock options, stock appreciation rights, restricted stock, unrestricted stock, stock units, dividend equivalent rights, performance shares or other performance-based awards, other equity-based awards and cash bonus awards. We have reserved 1,428,571 shares of common stock for issuance pursuant to the 2012 Plan, subject to certain adjustments set forth in the plan. In addition, all shares of common stock available for issuance under our 2010 Stock Incentive Plan as of the effective time of the 2012 Plan became available for issuance under the 2012 Plan (which is an additional 6,857 shares). This summary is qualified in its entirety by the detailed provisions of the 2012 Plan, which is filed as an exhibit to the registration statement of which this prospectus is a part.

        Section 162(m) of the Code limits publicly held companies to an annual deduction for U.S. federal income tax purposes of $1,000,000 for compensation paid to each of their chief executive officer and their three highest compensated executive officers (other than the chief executive officer or the chief financial officer) determined at the end of each year, referred to as covered employees. However, performance-based compensation is excluded from this limitation. The 2012 Plan is designed to permit the compensation committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), but it is not required under the 2012 Plan that awards qualify for this exception. To qualify as performance-based (i) the compensation must be paid solely on account of attainment of one or more pre-established objective performance goals; (ii) the performance goal under which compensation is paid must be established by a compensation committee comprised solely of two or more directors who qualify as outside directors; (iii) the material terms under which the compensation is to be paid must be disclosed to, and subsequently approved by, stockholders before payment is made; and (iv) the compensation committee must certify in writing before payment of the compensation that the performance goals and any other material terms were in fact satisfied.

        Administration of the 2012 Plan.    The 2012 Plan will be administered by our compensation committee, and our compensation committee will determine all terms of awards under the plan. Each member of our compensation committee that administers the plan will be a "non-employee director" within the meaning of Rule 16b-3 of the Exchange Act, an "outside director" within the meaning of Section 162(m) of the Code and an "independent" director within the meaning of the NASDAQ Marketplace Rules. Our compensation committee will also determine who will receive awards under the plan, the type of award and its terms and conditions and the number of shares of our common stock subject to the award, if the award is equity-based. Our compensation committee will also interpret the provisions of the plan. During any period of time in which we do not have a compensation committee, the plan may be administered by our board of directors or another committee appointed by our board of directors. References below to the compensation committee include a reference to the board of directors or another committee appointed by the board of directors for those periods in which the board of directors or such other committee appointed by the board of directors is acting.

        Eligibility.    All employees and officers of the Company and our affiliates are eligible to receive awards under the 2012 Plan. In addition, our non-employee directors and consultants and advisors who perform services for us and our affiliates may receive awards under the 2012 Plan, other than incentive stock options.

        Share Authorization.    As stated above, we have reserved 1,428,571 shares of common stock for issuance under the 2012 Plan, in addition to 6,857 shares of common stock that remain available for issuance under the 2010 Stock Incentive Plan as of the completion of this offering. In connection with stock splits, dividends, recapitalizations and certain other events, our board will make proportionate adjustments that it deems appropriate in the aggregate number of shares of common stock that may be issued under the 2012 Plan and the terms of outstanding awards. In addition, the number of shares available for issuance under the 2012 Plan will be increased automatically on January 1 of each year, starting with 2014, by a number of shares of common stock equal to the lesser of (i) 4% of the shares of common stock outstanding at such time or (ii) the number of shares determined by our board of directors.

        If any awards terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or paid or if any awards are forfeited or expire or otherwise terminate without the delivery of any shares of common stock, the shares of common stock subject to such awards will again be available for purposes of our 2012 Plan. However, the number of shares of common stock available for issuance under our 2012 Plan will not be increased by the number of shares of common stock (i) tendered or withheld or subject to an award surrendered in connection with the purchase of shares of common stock upon exercise of an option, (ii) deducted or delivered from payment of an award in connection with our tax withholding obligations, or (iii) purchased by us with the proceeds from option exercises.

        During any time that the transition period under Section 162(m) of the Code has expired, the maximum number of shares of common stock subject to options or stock appreciation rights that can be issued in any single calendar year under the 2012 Plan to any person is 142,857 shares. The maximum number of shares of common stock that can be issued in any single calendar year under the 2012 Plan to any person other than pursuant to an option or stock appreciation right is 71,428 shares. The maximum amount that may be earned as a performance award or other cash award in any calendar year by any one person is $3,000,000 and the maximum amount that may be earned as a performance award or other cash award in respect of a performance period greater than 12 months by any one person is $6,000,000.

        Share Usage.    Shares of common stock that are subject to awards will be counted against the 2012 Plan share limit as one share of stock for every one share of stock subject to the award. The number of shares of stock subject to any stock appreciation rights awarded under the 2012 Plan will be counted against the aggregate number of shares of stock available for issuance under the 2012 Plan regardless of the number of shares of stock actually issued to settle the stock appreciation right upon exercise.

        No Repricing.    Except in connection with certain corporate transactions, no amendment or modification may be made to an outstanding stock option or stock appreciation right, including by replacement with or substitution of another award type, that would reduce the exercise price of the stock option or stock appreciation right or would replace any stock option or stock appreciation right with an exercise price above the current market price with cash or another security, in each case without the approval of our stockholders (although appropriate adjustments may be made to outstanding stock options and stock appreciation rights to achieve compliance with applicable law, including the Code).

        Options.    The 2012 Plan authorizes our compensation committee to grant incentive stock options (under Section 421 of the Code) and options that do not qualify as incentive stock options, or nonstatutory stock options. The exercise price of each option will be determined by the compensation committee, provided that the price will be equal to at least the fair market value of the shares of common stock on the date on which the option is granted. If we were to grant incentive stock options to any 10% stockholder, the exercise price may not be less than 110% of the fair market value of our shares of common stock on the date of grant.

        The term of an option cannot exceed 10 years from the date of grant. If we were to grant incentive stock options to any 10% stockholder, the term cannot exceed five years from the date of grant. The compensation committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The exercisability of options may be accelerated by the compensation committee.

        The aggregate fair market value, determined at the time of grant, of our common stock with respect to incentive stock options that are exercisable for the first time by an optionee during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as nonstatutory stock options.

        The exercise price for any option or the purchase price for shares of restricted stock is generally payable (1) in cash or cash equivalents, (2) to the extent the award agreement provides, by the surrender of shares of common stock (or attestation of ownership of such shares) with an aggregate fair market value on the date on which the option is exercised, of the exercise or purchase price, (3) with respect to an option only, to the extent the award agreement provides, by payment through a broker in accordance with procedures established by us or (4), to the extent the award agreement provides and/or unless otherwise specified in an award agreement, any other form permissible by applicable laws, including net exercise and service to us.

        Stock Appreciation Rights.    The 2012 Plan authorizes our compensation committee to grant stock appreciation rights that provide the recipient with the right to receive, upon exercise of the stock appreciation right, cash, shares of common stock or a combination of the two. The amount that the recipient will receive upon exercise of the stock appreciation right will equal the excess of the fair market value of our common stock on the date of exercise over the shares' fair market value on the date of grant. Stock appreciation rights will become exercisable in accordance with terms determined by our compensation committee. Stock appreciation rights may be granted in tandem with an option grant or independently from an option grant. The term of a stock appreciation right cannot exceed 10 years from the date of grant.

        Stock Awards.    The 2012 Plan also provides for the grant of stock awards (which includes restricted stock and stock units). A stock award is an award of shares of common stock that may be subject to restrictions on transferability and other restrictions as our compensation committee determines in its sole discretion on the date of grant. The restrictions, if any, may lapse over a specified period of time or through the satisfaction of conditions, in installments or otherwise, as our compensation committee may determine. A participant who receives a stock award will have all of the rights of a stockholder as to those shares, including, without limitation, the right to vote and the right to receive dividends or distributions on the shares, except that the board of directors may require any dividends to be reinvested in shares. During the period, if any, when share awards are non-transferable or forfeitable, a participant is prohibited from selling, transferring, assigning, pledging or otherwise encumbering or disposing of his or her award shares.

        Stock Units.    The 2012 Plan also authorizes our compensation committee to grant stock units. Stock units represent the participant's right to receive, upon payments by us of a cash dividend on our outstanding stock, a cash payment for each stock unit held, equal to the per stock dividend paid on such outstanding stock. A holder of stock units will not have rights as a stockholder.

        Dividend Equivalents.    Our compensation committee may grant dividend equivalents in connection with the grant of any equity-based award (other than stock options or stock appreciation rights). Dividend equivalents may be paid currently or may be deemed to be reinvested in additional shares of stock, which may thereafter accrue additional equivalents, and may be payable in cash, shares of common stock or a combination of the two. Our compensation committee will determine the terms of any dividend equivalents.

        Performance Awards.    The 2012 Plan permits the grant of performance-based stock and cash awards that may qualify as performance-based compensation not subject to the $1,000,000 limitation on the income tax deductibility of compensation paid to a covered executive officer imposed by Section 162(m) of the Code. Performance-based awards are awards of options, stock appreciation rights, restricted stock, stock units, other equity-based awards or cash that are made subject to the achievement of performance goals over a performance period specified by our compensation committee. Our compensation committee will determine the applicable performance period, the performance goals and such other conditions that apply to the performance-based award. Performance goals may relate to our financial, the participant's performance or such other criteria determined by our compensation committee.

        The performance goals that may be selected include one or more of the following: net earnings or net income; operating earnings; pretax earnings; earnings per share of stock; share price, including growth measures and total stockholder return; earnings before interest and taxes; earnings before interest, taxes, depreciation and/or amortization, on an adjusted or unadjusted basis; sales or revenue growth, whether in general, by type of product or service, or by type of customer; gross or operating margins; return measures, including return on assets, capital, investment, equity, sales or revenue; cash flow, including operating cash flow, free cash flow, levered cash flow, cash flow return on equity and cash flow return on investment; productivity ratios; expense targets; market share; financial ratios as provided in credit agreements of the Company and its subsidiaries; working capital targets; completion of in-licenses or acquisitions of products, technologies, businesses or companies; completion of divestitures and assets sales; results of preclinical testing; results of preclinical or clinical trial; submitting regulatory filings; regulatory approvals; entering into contractual arrangements; meeting contractual requirements; achieving contractual milestones; entering into collaborations; regulatory body approval for commercialization of a product; implementation or completion of critical projects; segment share; product development; research; licensing; manufacturing; manufacturing capacity; production; inventory; production volume levels; market penetration; agency ratings; and any combination of any foregoing criteria.

        The performance goals may be based on a Company-wide basis, with respect to one or more business units, divisions, affiliates or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Awards that are intended to qualify as performance-based compensation may not be adjusted upward. The plan administrator shall retain the discretion to adjust performance-based awards downward, either on a formula or discretionary basis, or any combination as the compensation committee determines. The performance goals may differ from participant to participant and from award to award.

        Other Equity-Based Awards.    Our compensation committee may grant other types of equity-based awards under the 2012 Plan. Other equity-based awards are payable in cash, shares of common stock or other equity, or a combination thereof, and may be restricted or unrestricted, as determined by our compensation committee. The terms and conditions that apply to other equity-based awards are determined by the compensation committee.

        Recoupment.    Award agreements for awards granted pursuant to the 2012 Plan may be subject to mandatory repayment by the recipient to us of any gain realized by the recipient to the extent the recipient is in violation of or in conflict with certain agreements with us (including but not limited to an employment or non-competition agreement) or upon termination for "cause" as defined in the 2012 Plan, applicable award agreement, or any other agreement between us and the grantee. Awards are also subject to mandatory repayment to the extent the grantee is or becomes subject to any clawback or recoupment right we may have or to the extent any law, rule or regulation imposes mandatory recoupment.

        Change in Control.    If we experience a change in control of the Company in which any awards issued under the 2012 Plan are not assumed or continued, except as otherwise provided in the applicable award agreement or in another agreement with the grantee, the compensation committee may elect to, in its sole discretion: (i) cause some or all of the outstanding awards to be deemed to have vested; (ii) cancel any of the outstanding awards and pay or deliver, or cause to be paid or delivered, to the holder an amount in cash or securities having a value (as determined by the compensation committee in good faith), in the case of restricted stock or stock units and dividend equivalent rights, equal to the formula or fixed price per share paid to holders of shares of common stock pursuant to such change in control and, in the case of options or SARs, equal to the product of the number of shares of common stock subject to such options or SARs, or Award Stock, multiplied by the amount, if any, by which (x) the formula or fixed price per share paid to holders of shares of common stock pursuant to such transaction exceeds (y) the option price of SAR price applicable to such Award Stock; or (iii) take no action, in which case the awards shall be governed by the terms of the applicable award agreement.

        If we experience a change in control of the Company in which any awards issued under the 2012 Plan are assumed or continued, except as otherwise provided in the applicable award agreement or in another agreement with the grantee, the 2012 Plan and the applicable awards granted under such plan shall continue in a manner and under the terms so provided, to the extent that provision is made in writing in connection with such change in control for the assumption or substitution of such awards.

        For purposes of this section only, a "change in control" shall mean the occurrence of any of the following: (i) subject to certain exceptions, a "Person" (as defined in the amended and restated offer letter agreement) or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the voting stock of the Company, on a fully diluted basis; (ii) individuals who on the effective date of the 2012 Plan constitute the board of directors (together with any new directors whose election by such board or whose nomination by such board for election by the stockholders of the Company was approved by a vote of at least a majority of the members of such board then in office who either were members of such board on the effective date of the 2012 Plan or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of such board then in office; (iii) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, other than any such transaction in which the holders of securities that represented 100% of the voting stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the voting stock of the surviving Person in such merger or consolidation transaction immediately after such transaction; (iv) there is consummated any direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to any "Person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act); or (v) the stockholders of the Company adopt a plan or proposal for the liquidation, winding up or dissolution of the Company.

        Amendment; Termination.    Our board of directors may amend or terminate the 2012 Plan at any time; provided that no amendment may adversely impair the benefits of participants with outstanding awards. Our stockholders must approve any amendment if such approval is required under applicable law or NASDAQ regulations. Our stockholders also must approve any amendment that changes the no re-pricing provisions of the plan. Unless terminated sooner by our board of directors or extended with stockholder approval, the 2012 Plan will terminate on April 27, 2022.

2010 Stock Incentive Plan

        General.    In March 2010, our board of directors and stockholders adopted the 2010 Stock Incentive Plan, or the 2010 Plan. The 2010 Plan was amended on June 6, 2011. The 2010 Plan is administered by our compensation committee, except with respect to matters related to the Chief Executive Officer's equity awards, which are determined by the board of directors. The administrator has the authority to determine the terms and conditions of the awards granted under the 2010 Plan. Our administrator has determined not to grant any additional awards under the 2010 Plan after the completion of this offering. However, the 2010 Plan will continue to govern the terms and conditions of the outstanding awards granted under the 2010 Plan which, as of the date of this prospectus, constitute all of our outstanding stock options and restricted stock awards.

        Share Reserve.    As of March 31, 2012, a total of 1,981,130 shares of our common stock had been authorized for issuance under the 2010 Plan. As of March 31, 2012, options to purchase a total of 1,785,703 shares of our common stock were issued and outstanding, a total of 188,570 shares of common stock had been issued under the 2010 Plan and 6,857 shares remained available for future grants. As of the effective time of the 2012 Plan, the remaining share balance under the 2010 Plan became available for issuance under the 2012 Plan.

        Types of Awards.    The 2010 Plan provides for the grant of nonstatutory stock options, restricted stock, restricted stock units and other stock-based interests to our employees, officers, directors, consultants and advisors. Our 2010 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to employees of such company or a "parent corporation" or "subsidiary corporation" thereof (as such terms are defined in Section 424(e) and (f) of the Code).

        Corporate Transactions.    The 2010 Plan provides that upon the consummation of an "Acquisition" of the Company, our board of directors, or the board of directors of the surviving or acquiring entity, shall, as to the outstanding equity awards under the 2010 Plan, either (i) continue, assume or substitute on an equitable basis for each outstanding award, (ii) provide written notice that such awards must be exercised within a given period or (iii) terminate such awards in exchange for a cash payment equal to the excess of fair market value for the vested shares subject to such awards over the exercise price. Notwithstanding the prior sentence, in the event of an Acquisition, vesting of any awards issued pursuant to the 2010 Plan will accelerate in full prior to the consummation of the transaction but with payment deferred until six months following the transaction. For purposes of the 2010 Plan, an "Acquisition" shall mean: (x) the sale of the Company by merger or consolidation after giving effect to which the stockholders of the Company immediately prior to such event shall, immediately following such event, hold less than a majority of the voting power of the outstanding equity securities of the Company (or its successor); (y) any sale, lease, exchange or other disposition of all or substantially all of the assets or capital stock of the Company (other than in a spin-off or similar transaction) or (z) any other acquisition of the business of the Company, as determined by the board of directors.

        Repricing of Options.    The board of directors may, without stockholder approval, (i) amend any outstanding option to reduce the exercise price of such option, or (ii) cancel any outstanding option and grant a substitution of new options covering the same or a different number of shares and having a lower exercise price than the cancelled option.

        Transfer.    The 2010 Plan does not allow for the transfer of awards other than by will or the laws of descent and distribution and only the recipient of an award may exercise such an award during his or her lifetime, or, in the case of a nonstatutory stock option, pursuant to a qualified domestic relations order.

        Suspension; Amendment; Termination.    Our board of directors may amend, suspend or terminate the 2010 Plan or any portion thereof at any time. Unless terminated sooner by our board of directors or extended with stockholder approval, the 2010 Plan will terminate on March 26, 2020. No awards may be granted under our 2010 Plan while the 2010 Plan is suspended or after it is terminated.

2012 Employee Stock Purchase Plan

        In June 2012, we adopted a new employee stock purchase plan, or ESPP, which is subject to stockholder approval and which will be effective as of the closing of this offering, that will provide our employees, including our named executive officers, and employees of any subsidiary of the Company with an opportunity to purchase or common stock at a discount on a tax-qualified basis through payroll deductions following the effective date of this registration statement. The purpose of the ESPP is to encourage stock ownership in the Company by employees of the Company and its subsidiaries, thereby enhancing employee interest in the continued success and progress of the Company. The ESPP will be designed to qualify as an "employee stock ESPP" under Section 423 of the Code. A summary of the provision of the ESPP is set forth below and is qualified in its entirety by the detailed provisions of the ESPP, which is filed as an exhibit to the registration statement of which this prospectus is a part.

        The aggregate number of shares of common stock available for purchase by eligible employees of the Company or any of its subsidiaries pursuant to the terms of the ESPP is 275,000. The shares of common stock issuable under the ESPP may be authorized but unissued shares, treasury shares, or shares purchased on the open market.

        The ESPP permits eligible employees to elect to have a portion of their pay deducted by the Company or to make periodic cash payments, if authorized by the compensation committee, to purchase shares of our common stock. In the event there is any increase or decrease in common stock without receipt of consideration by the Company (for instance, by a recapitalization or stock split), there shall be a proportionate adjustment to the number and kinds of shares that may be purchased under the ESPP. We will determine the length and duration of the periods during which payroll deductions or other cash payments will be accumulated to purchase shares of common stock. This period is known as the offering period.

        Administration.    The compensation committee shall administer the ESPP. The compensation committee has board powers to administer and interpret the ESPP.

        Eligibility.    The ESPP permits employees to purchase common stock on the open market through a third party administrator at a price not greater than fair market value, and for certain offering periods at a discounted price up to the Maximum Discounted Price (as defined below). The ESPP also confers possible favorable tax consequences to the participants who make discounted purchases. All of the employees of the Company and its subsidiaries designated by the board of directors who have been employed by the Company or one of its designated subsidiaries to work at least 20 hours per week are eligible to participate in any of the offering periods of the ESPP. A participant must be employed on the last day of an offering period in order to acquire stock under the ESPP, unless the participant has retired, died, become disabled, been laid off, discharged without cause or is on an approved leave of absence. A participant will not be granted an option to purchase under the ESPP if, after exercising his or her right to purchase shares under the ESPP, that person would own stock or outstanding options possessing 5% or more of the total combined voting power of all classes of Company stock. There are currently no participants in the ESPP.

        Participation and Exercise of Right.    Under the ESPP, eligible employees may elect to participate in the ESPP prior to the first day of any offering period. Payroll deductions shall commence on the first pay date of the offering period. Once an eligible employee elects to participate, the employee will continue to be a participant for subsequent offering periods, unless the employee elects not to participate. The offering periods are expected to be six month periods. However, the compensation committee can change the duration and frequency of the offering periods without stockholder approval.

        On the first day of each offering period, each participant will receive an option to purchase up to a specified number of shares of stock on the last business day on or before the end of the offering period, which is referred to as the exercise date. Upon enrollment in the ESPP, the participant will authorize a payroll deduction, on an after-tax basis, in an amount of not more than 10% of the participant's base pay on each payroll date. A participant may not during any offering period increase his or her percentage of payroll deduction or contribution for that offering period, nor may a participant withdraw any contributed funds other than by terminating participation in the ESPP. A participating employee may decrease his or her rate of contribution once during a purchase period (but not below $10.00 per pay period), or may increase or decrease his or her rate of contribution to take effect on the first day of the next offering period, by delivering to the Company a new form regarding election to participate in the ESPP. A participating employee may terminate payroll deductions or contributions at any time.

        Unless the participant withdraws from the ESPP before the end of an offering period, the participant's option for the purchase of shares will be exercised automatically on each exercise date, and the participant's accumulated payroll deductions will be used to purchase the maximum number of full shares available under the right. Shares will be purchased on the open market. The purchase price for the shares will come from the accumulated payroll deductions credited to the participant's account under the ESPP. The Company will refund any excess payroll deduction amounts to the participant. The Company will not pay any interest on funds withheld, and the Company will use these funds for general operating purposes. The withheld amounts will not be held in a trust or other account separate from the Company's other funds.

        Option Purchase Periods.    The Company may, but is not required to, permit periodic purchases of stock within a single offering period. The periods during which payroll deductions are accumulated for these purchases are referred to as purchase periods.

        Delivery.    On the purchase date, a participating employee will be credited with the number of whole shares of common stock purchased under the ESPP for such period. Common stock purchased under the ESPP will be held in the custody of an agent designated by the Company. The agent may hold the common stock purchased under the ESPP in stock certificates in nominee names and may commingle shares held in its custody in a single account or stock certificate, without identification as to individual employees. Subject to any additional restrictions imposed by the compensation committee in its discretion, a participant may, at any time following his or her purchase of shares under the ESPP, by written notice instruct the agent to have all or part of such shares reissued in the participant's own name and have the stock certificate delivered to the employee. The compensation committee may also elect to impose a holding period requirement of up to two years from the purchase date for shares of common stock purchased by participating employees under the ESPP.

        If in any purchase period the number of unsold shares that may be made available for purchase under the ESPP is insufficient to permit eligible employees to exercise their rights to purchase shares, a participation adjustment will be made, and the number of shares purchasable by all participating employees will be reduced proportionately. Any funds then remaining in a participating employee's account after such exercise will be refunded to the employee.

        Maximum Purchase.    No participant may purchase shares under the ESPP that have a fair market value in excess of $25,000 in any offering period, subject to change by the compensation committee.

        Pricing and Annual Limit.    The price per share of the shares offered in a given offering period is determined by the compensation committee, provided that the price is no greater than the fair market value of the share on the date of purchase and no less than the "Maximum Discounted Price" as follows:

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  85% of the fair market value of a share of the common stock on the first business day of the offering period; or, if lower,

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  85% of the fair market value of a share of the common stock on the last day of the offering period.

        In no event may the purchase price be less than the par value of the common stock. As required by the Code, no participant may receive a right under the ESPP for shares that have a fair market value in excess of $25,000 for any calendar year in which the right is outstanding, determined at the time the participant receives the right. The compensation committee may also, prior to the start of an offering period, impose an additional limitation on the number or value of shares of common stock an employee may purchase during an offering period.

        Termination of Participation.    A participating employee will be refunded all monies in his or her account, and his or her participation in the ESPP will be terminated, if: (i) the participant ceases to be eligible to participate in the ESPP, or (ii) the participant either voluntarily leaves the employ of the Company or a participating affiliate, other than by retirement, or is discharged for cause prior to the purchase date. A participating employee's participation in the ESPP will also terminate in the event that the board of directors elects to terminate the plan; provided that termination of the plan will not impair the vested rights of the participant.

        If a participating employee elects to terminate participation in the ESPP, terminates participation because of his or her retirement or death, or terminates participation because of an involuntary termination of employment without cause, the participant (or his or her representative in the event of death) can choose to either: (i) purchase common stock on the purchase date with the amounts then accumulated in his or her account or (ii) have all monies in his or her account refunded.

        Lay-off, Authorized Leave of Absence or Disability.    Payroll deductions may be suspended for a participating employee during any period of absence of the participant from work due to lay-off, authorized leave of absence or disability or, if the participant so elects, periodic payments to the ESPP by the participant may continue to be made in cash. If the participating employee returns to active service prior to the purchase date, the participant's payroll deductions will be resumed. If the participant did not make periodic cash payments during the participant's period of absence, the participant may elect to either: (i) make up any deficiency in the participant's account resulting from a suspension of payroll deductions by an immediate cash payment; (ii) not to make up the deficiency in his or her account, in which event the number of shares to be purchased by the participant will be reduced to the number of whole shares which may be purchased with the amount, if any, credited to the participant's account on the purchase date; or (iii) withdraw the amount in the participant's account and terminate the participant's option to purchase. If a participating employee's period of lay-off, authorized leave of absence or disability terminates on or before the purchase date, and the participant has not resumed active employment with the Company or a participating affiliate, the participant will receive a distribution of his or her account.

        Transferability of Shares.    No participating employee may assign his or her rights to purchase shares of common stock under the ESPP, whether voluntarily, by operation of law or otherwise. Any payment of cash or issuance of shares of common stock under the ESPP may be made only to the participating employee (or, in the event of the participant's death, to the participant's estate).

        Termination of ESPP; Reorganizations.    The board of directors or committee will determine when to end the ESPP, provided that such termination shall not impair any rights of participants that have vested at the time of termination. In any event, the ESPP will terminate without further action of the board of directors at the earlier of (i) June 18, 2022 and (ii) such time as all shares of common stock that may be available for purchase under the ESPP have been issued.

        Under circumstances of dissolution or liquidation of the Company the offering period will terminate. Upon a merger of the Company with or into another company or upon a sale of all or substantially all of the Company's assets, the ESPP will be terminated, unless the board of directors determines for the continuation of the ESPP and the assumption of the options outstanding under it will be assumed or an equivalent option will be substituted by the successor corporation. In the event of a termination of the ESPP, the last day of an offering that is in progress will be deemed to be the last trading day before the termination and the outstanding options of participating employees will be deemed to be automatically exercised that day.

        Effect of Certain Corporate Transactions.    The ESPP provides for adjustment of the number of shares for which options may be granted, the number of shares subject to outstanding options and the exercise price of outstanding options in the event of any increase or decrease in the number of issued and outstanding shares of common stock as a result of one or more recapitalizations, reclassifications, stock splits, combinations of shares, exchanges of shares, stock dividends, or other distribution payable in capital stock, or other increase or decrease in shares.

        Amendment.    The board of directors may amend the ESPP at any time, provided that no amendment may change any option previously granted in a way that adversely affects the rights of the holder of the option and, without stockholder approval, the board of directors may not increase the maximum number of shares available for purchase under the ESPP or changing the eligibility requirements for participating in the ESPP.

        No Employment Rights.    Neither the ESPP nor any right to purchase common stock under the ESPP confers upon any participant any right to continued employment with the Company or a participating affiliate.

        Other Rights.    Company stockholders will not have any preemptive rights to purchase or subscribe for the shares reserved for issuance under the ESPP.

401(k) Retirement Plan

        We maintain a defined contribution employee retirement plan for our employees. Our 401(k) plan is intended to qualify as a tax-qualified plan under Section 401 of the Code so that contributions to our 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan. Our 401(k) plan provides that each participant may contribute up to 100% of his or her pre-tax compensation, up to a statutory limit of $17,000 for 2012. Participants who are at least 50 years old can also make "catch-up" contributions, which in 2012 may be up to an additional $5,500 above the statutory limit. Under our 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan's trustee. Our 401(k) plan also permits us to make discretionary and matching contributions, subject to certain limits. Effective as of January 1, 2012, we amended our 401(k) plan to provide for employer matching contributions equal to (1) 100% of employee deferral contributions up to a deferral rate of 3% compensation plus (2) 50% of employee deferral contributions up to a deferral rate of an additional 2% compensation.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        The following is a description of transactions, since our formation in March 2010, to which we have been a party, in which the amount involved exceeded or will exceed $120,000, and in which any of our executive officers, directors or holders of more than 5% of any class of our voting securities, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest, other than compensation, termination and change in control arrangements, which are described under "Executive and Director Compensation." We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm's-length transactions with unrelated third parties.

Preferred Stock Issuances

Issuance of Series A-1 and A-2 Preferred Stock

        In May 2010 and February 2011, we issued and sold an aggregate of 20,000,000 shares of our Series A preferred stock, in two tranches, Series A-1 preferred stock and Series A-2 preferred stock, at a price per share of $1.00, for aggregate consideration of $20 million. In connection with the sale of Series A preferred stock, we paid approximately $25,000 in legal fees for the benefit of the entities affiliated with New Enterprise Associates.

        The table below sets forth the number of shares of Series A-1 and A-2 preferred stock purchased by our executive officers, directors and stockholders who held more than 5% of any class of our voting securities and their affiliates. For every 3.5 shares of preferred stock set forth in the table below, the holder will receive, upon conversion, one share of our common stock immediately prior to the closing of this offering.

	Series A-1 Preferred Stock (#)	Aggregate Purchase Price of Series A-1 Preferred Stock ($)	Series A-2 Preferred Stock (#)	Aggregate Purchase Price of Series A-2 Preferred Stock ($)	Shares of Common Stock Issuable Upon Conversion of Series A-1 and Series A-2 Preferred Stock (#)
Stockholders
Entities affiliated with New Enterprise Associates(1)	8,000,000	8,000,000	9,995,000	9,995,000	5,141,427
Directors and Executives Officers
Leon O. Moulder, Jr.	1,500,000	1,500,000	—	—	428,571
Mary Lynne Hedley, Ph.D.	250,000	250,000	—	—	71,428
Richard J. Rodgers	250,000	250,000	—	—	71,428

(1)
David M. Mott and Paul Walker, each of whom is one of our directors, are a general partner and partner, respectively, of New Enterprise Associates.

Issuance of Series B Preferred Stock

        In June 2011, July 2011 and March 2012, we issued and sold an aggregate of 46,436,761 shares of our Series B preferred stock at a price per share of $2.175, for aggregate consideration of approximately $101 million. In connection with the sale of the Series B preferred stock, we paid approximately $77,000 in legal fees for the benefit of the investors, including the stockholders identified in the table below.

        The table below sets forth the number of shares of Series B preferred stock purchased by our stockholders who held more than 5% of any class of our voting securities or their affiliates in June 2011 and March 2012. No shares were purchased by these stockholders and their affiliates in July 2011. For every 3.5 shares of preferred stock set forth in the table below, the holder will receive, upon conversion, one share of our common stock immediately prior to the closing of this offering.

	June 2011 Purchase of Series B Preferred Stock (#)	Aggregate Purchase Price of June 2011 Purchase of Series B Preferred Stock ($)	March 2012 Purchase of Series B Preferred Stock (#)	Aggregate Purchase Price of March 2012 Purchase of Series B Preferred Stock ($)	Shares of Common Stock Issuable Upon Conversion of Series B Preferred Stock (#)
Stockholders
Entities affiliated with New Enterprise Associates(1)	7,741,199	16,837,108	10,647,306	23,157,892	5,253,859
Entity affiliated with InterWest Partners(2)	3,871,748	8,421,052	5,323,654	11,578,948	2,627,257
Entities affiliated with Kleiner Perkins Caufield & Byers(3)	2,903,811	6,315,789	3,992,740	8,684,211	1,970,443

(1)
David M. Mott and Paul Walker, each of whom is one of our directors, are a general partner and partner, respectively, of New Enterprise Associates.

(2)
Arnold L. Oronsky, Ph.D., one of our directors, is a general partner of InterWest Partners.

(3)
Shares are held for convenience in the name of "KPCB Holdings, Inc., as nominee." Beth Seidenberg, M.D., one of our directors, is a partner of Kleiner Perkins Caufield & Byers.

Restricted Stock Agreements

        Each of our named executive officers purchased shares of our common stock subject to restricted stock agreements, effective as of March 26, 2010, between the named executive officers and us. Pursuant to these agreements, Mr. Moulder, Dr. Hedley and Mr. Rodgers purchased 500,000, 428,570 and 142,856 shares of restricted stock, respectively, at a purchase price of $0.00004 per share. Until such time as the shares vest (as described below), the shares are subject to repurchase by us following the termination of the named executive officer's Business Relationship (as such term is defined in the restricted stock agreements) with us at a purchase price equal to the purchase price per share. The restricted stock was 25% vested as of March 26, 2010, and 1/48th of the remaining shares of stock vest on each monthly anniversary thereafter, subject to acceleration of vesting upon termination of employment and or in specified circumstances in connection with certain change of control transactions. The agreements also impose restrictions on the transfer of the restricted stock.

Participation in this Offering

        Certain of our existing stockholders, including certain affiliates of our directors, have indicated an interest in purchasing an aggregate of approximately $25 million of shares of our common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no shares in this offering to any of these stockholders, or any of these stockholders may determine to purchase more, less or no shares in this offering.

Second Amended and Restated Voting Agreement

        We have entered into a voting agreement with certain holders of our common stock and the holders of our preferred stock, including our named executive officers and entities with which certain of our directors are affiliated, with respect to the election of our directors and certain other matters. All of our current directors were elected pursuant to the terms of this agreement. The voting agreement will terminate upon the closing of this offering. For more information, see "Management—Voting Arrangements."

Second Amended and Restated Right of First Refusal and Co-Sale Agreement

        We have entered into a right of first refusal and co-sale agreement with holders of our common stock and preferred stock, including our named executive officers and entities with which certain of our directors are affiliated. This agreement provides the holders of preferred stock a right of purchase and of co-sale in respect of sales of securities by certain holders of our common stock and Series O preferred stock. These rights of purchase and co-sale will terminate upon the closing of this offering.

Second Amended and Restated Investors' Rights Agreement

        We are party to an investors' rights agreement with the holders of our outstanding preferred stock, including our named executive officers and entities with which certain of our directors are affiliated, which provides that the holders of common stock issuable upon conversion of our preferred stock have the right to demand that we file a registration statement or request that their shares of common stock be covered by a registration statement that we are otherwise filing. With respect to this offering, the registration rights have been validly waived. In addition to the registration rights, the investors' rights agreement provides for certain information rights, board observer rights and rights of first refusal. The provisions of the investors' rights agreement, other than those relating to registration rights, will terminate upon completion of this offering. For more information regarding this agreement, see "Description of Capital Stock—Registration Rights."

Management Rights

        In connection with our sale of our preferred stock to investors, we are party to management rights letters with certain purchasers of our preferred stock, including entities affiliated with New Enterprise Associates, Kleiner Perkins Caufield & Byers and InterWest Partners, pursuant to which such entities were granted certain management rights, including the right to consult with our management on significant business issues, review our operating plans, examine our books and records and inspect our facilities. These management rights will terminate upon the completion of this offering.

Indemnification Agreements

        We have entered into indemnification agreements with each of our directors and named executive officers. For more information regarding these agreements, see "Management—Limitation on Liability and Indemnification of Officers and Directors."

Policies and Procedures Regarding Transactions with Related Persons

        Our board of directors has adopted a written related person transaction policy that will be in effect upon the closing of this offering. Accordingly, following this offering, all future related person transactions will be reviewed and approved by our audit committee (or any other committee of the board of directors consisting of independent directors) or our full board of directors. This review will cover any material transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, the amount involved exceeds $120,000, and a related person had or will have a direct or indirect material interest, including, but not limited to, purchases of goods or services by or from a related person or entities in which the related person has a material interest, and indebtedness, guarantees of indebtedness and employment by us of a related person. A "related person," as determined since the beginning of our last fiscal year, is any executive officer, director or nominee to become director, a holder of more than 5% of our common stock, including any immediate family members of such persons or any entity which is owned or controlled by such a person.

        All of the transactions described above were entered into prior to the adoption of this policy and were approved by our board of directors.

PRINCIPAL STOCKHOLDERS

        The following table and accompanying footnotes set forth certain information regarding the beneficial ownership of our common stock as of May 31, 2012 and as adjusted to reflect the sale of shares of common stock in this offering and the conversion of all outstanding shares of our preferred stock by:

  •
  each of our named executive officers;

  •
  each of our directors;

  •
  all of our executive officers and directors as a group; and

  •
  each person, or group of affiliated persons, known by us to be the beneficial owners of more than 5% of any class of our voting securities.

        We have based our calculation of beneficial ownership prior to the offering on 1,259,996 shares of common stock outstanding on March 31, 2012, assuming the automatic conversion of all outstanding shares of preferred stock into an aggregate of 19,410,490 shares of common stock immediately prior to the closing of this offering. We have based our calculation of beneficial ownership after the offering on 26,670,486 shares of our common stock outstanding immediately following the completion of this offering, which gives effect to the issuance of 6,000,000 shares of common stock in this offering and the automatic conversion of all outstanding shares of our preferred stock into an aggregate of 19,410,490 shares of common stock immediately prior to the closing of this offering. Ownership information assumes no exercise of the underwriters' over-allotment option.

        Certain of our existing stockholders, including certain of our executive officers, directors and certain affiliates of our directors, have indicated an interest in purchasing an aggregate of approximately $25 million of shares of our common stock in this offering at the initial public offering price set forth on the cover page of this prospectus. However, because indications of interest are not binding agreements or commitments to purchase and the underwriters may determine to sell more, less or no shares in this offering to any of these stockholders, or any of these stockholders may determine to purchase more, less or no shares in this offering. The information set forth in the table below does not reflect any potential purchase of any shares in this offering by such parties.

        Information with respect to beneficial ownership has been furnished to us by each director, executive officer or stockholders who held more than 5% of any class of our voting securities, as the case may be. Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security, and includes options that are currently exercisable within 60 days of May 31, 2012. Options to purchase shares of our common stock that are exercisable within 60 days of May 31, 2012, are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other persons' ownership percentage. Except as indicated in the footnotes below, each of the beneficial owners named in the table below has, and upon the closing of this offering will have, to our knowledge, sole voting and investment power with respect to all shares of common stock listed as beneficially owned by them. Unless otherwise indicated, the address for each of the stockholders in the table below is c/o TESARO, Inc., 1000 Winter Street, Suite 3300, Waltham, Massachusetts 02451.

		Percentage of Shares Beneficially Owned
	Number of Shares Beneficially Owned
Name of Beneficial Owner		Prior to this Offering	After this Offering
Directors and Executive Officers
Leon O. Moulder, Jr.(1)	1,074,999	5.2%	4.0%
Mary Lynne Hedley, Ph.D.(2)	634,997	3.1%	2.4%
Richard J. Rodgers(3)	283,926	1.4%	1.1%
David M. Mott(4)	10,395,286	50.3%	39.0%
Lawrence M. Alleva	—	—	—
Arnold L. Oronsky, Ph.D.(5)	2,627,257	12.7%	9.9%
Beth Seidenberg, M.D.(6)	1,970,443	9.5%	7.4%
Paul Walker(7)	—	—	—
All executive officers and directors as a group (8 persons)(8)	16,986,908	81.5%	63.3%
Other 5% Stockholders
Entities affiliated with New Enterprise Associates(4)	10,395,286	50.3%	39.0%
Entity affiliated with InterWest Partners(5)	2,627,257	12.7%	9.9%
Entities affiliated with Kleiner Perkins Caufield & Byers(6)	1,970,443	9.5%	7.4%

*
Represents beneficial ownership of less than one percent of our outstanding common stock.

(1)
Includes (i) 217,113 shares of restricted stock and (ii) 78,571 shares of common stock subject to outstanding options that are exercisable within 60 days of May 31, 2012.

(2)
Includes (i) 189,702 shares of restricted stock and (ii) 71,428 shares of common stock subject to outstanding options that are exercisable within 60 days of May 31, 2012.

(3)
Includes (i) 77,679 shares of restricted stock and (ii) 26,785 shares of common stock subject to outstanding options that are exercisable within 60 days of May 31, 2012.

(4)
Includes (i) 10,388,144 shares of common stock held of record by New Enterprise Associates 13, L.P. ("NEA 13"); and (ii) 7,142 shares of common stock held of record by NEA Ventures 2010, L.P. ("Ven 2010"). The shares directly held by NEA 13 are indirectly held by NEA Partners 13, L.P. ("NEA Partners 13"), the sole general partner of NEA 13, NEA 13 GP, LTD ("NEA 13 LTD"), the sole general partner of NEA Partners 13 and each of the individual Directors of NEA 13 GP, LTD. The individual directors of NEA 13 LTD (collectively, the "NEA 13 Directors") are M. James Barrett, Peter J. Barris, Forest Baskett, Ryan D. Drant, Patrick J. Kerins, Krishna "Kittu" Kolluri, C. Richard Kramlich, David M. Mott (a member of our board of directors), Scott D. Sandell, Ravi Viswanathan and Harry R. Weller. NEA 13, NEA Partners 13 and NEA 13 LTD and the NEA 13 Directors share voting and dispositive power with regard to the Company's securities directly held by NEA 13. The shares directly held by Ven 2010 are indirectly held by Karen P. Welsh, the general partner of Ven 2010. Karen P. Welsh, the general partner of Ven 2010, holds voting and dispositive power over the shares held by Ven 2010. The principal business address for New Enterprise Associates is 1954 Greenspring Drive, Suite 600, Timonium, Maryland 21093.

Mr. Mott, a general partner at New Enterprise Associates, disclaims beneficial ownership of all of the above referenced shares except to the extent of his pecuniary interest therein, if any. Paul Walker, a partner at New Enterprise Associates, has no voting or dispositive power with regard to any of the above referenced shares and disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein, if any. All indirect holders of the above referenced shares disclaim beneficial ownership of all applicable shares except to the extent of their pecuniary interest therein, if any.

(5)
The shares are owned by InterWest Partners X, LP ("IW10"). InterWest Management Partners X, LLC ("IMP10") is the general partner of IW10 and has sole voting and dispositive power over the shares owned by IW10. Harvey B. Cash, Bruce A. Cleveland, Christopher B. Ehrlich, Philip T. Gianos, W. Stephen Holmes, Nina S. Kjellson, Gilbert H. Kliman, Arnold L. Oronsky, Douglas A. Pepper and Thomas L. Rosch are managing directors of IMP10. Keval Desai and Khaled A. Nasr are venture members of IMP10. Each managing director and venture member of IMP10 shares voting and dispositive power over the shares and disclaims beneficial ownership of such shares, except to the extent of his or her pecuniary interest therein. The address for IW10 and IMP10 is 2710 Sand Hill Road, Suite 200, Menlo Park, California 94025.

(6)
Includes 1,816,748 shares held by Kleiner Perkins Caufield & Byers XIV, LLC ("KPCB XIV") and 153,695 shares held by KPCB XIV Founders Fund, LLC ("KPCB XIV Founders"), all such shares are held for convenience in the name of "KPCB Holdings, Inc., as nominee." KPCB Holdings, Inc. has no voting, dispositive or pecuniary interest in any such shares. The managing member of KPCB XIV and KPCB XIV Founders is KPCB XIV Associates, LLC ("KPCB XIV Associates"). Brook Byers, L. John Doerr, Raymond Lane, Theodore Schlein, William Joy, William B. Gordon, the managing members, and Dr. Seidenberg, a member, of KPCB XIV Associates, exercise shared voting and dispositive control over the shares directly held by KPCB XIV and KPCB XIV Founders. Dr. Seidenberg disclaims beneficial ownership of all shares held by KPCB XIV and KPCB XIV Founders except to the extent of her pecuniary interest therein. The address for all entities and individuals affiliated with Kleiner Perkins Caufield & Byers is 2750 Sand Hill Road, Menlo Park, California 94025.

(7)
Mr. Walker is a partner of New Enterprise Associates. The address for Mr. Walker is c/o New Enterprise Associates, 1954 Greenspring Drive, Suite 600, Timonium, Maryland 21093. See note 4 above.

(8)
Certain of our existing stockholders, including certain of our executive officers, directors and certain affiliates of our directors, have indicated an interest in purchasing an aggregate of approximately $25 million of shares of our common stock in this offering. If our executive officers, directors and certain affiliates of our directors purchase $25 million of shares of our common stock and the shares in this offering are sold at the mid-point of the price range on the cover of this prospectus, this group will beneficially own approximately 70.2% of our outstanding common stock (assuming (i) no exercise of the underwriters' overallotment, (ii) no exercise of outstanding options and (iii) the conversion of all outstanding shares of our preferred stock into shares of our common stock immediately prior to the closing of this offering).

DESCRIPTION OF CAPITAL STOCK

        Upon the closing of this offering, our amended and restated certificate of incorporation will authorize us to issue up to 110,000,000 total shares, including 100,000,000 shares of common stock, par value $0.0001 per share and 10,000,000 shares of preferred stock, par value $0.0001 per share. A description of the material terms and provisions of our amended and restated certificate of incorporation and amended and amended and restated bylaws that will be in effect at the closing of this offering and affecting the rights of holders of our capital stock is set forth below. The description is intended as a summary, and is qualified in its entirety by reference to the form of our amended and restated certificate of incorporation and the form of our amended and restated bylaws to be adopted in connection with our initial public offering that will be filed with the registration statement relating to this prospectus.

        As of March 31, 2012, and after giving effect to the automatic conversion of all of our outstanding preferred stock into 19,410,490 shares of common stock immediately prior to the closing of this offering, there were outstanding:

  •
  20,670,486 shares of our common stock held by approximately 26 stockholders; and

  •
  1,785,703 shares of common stock subject to outstanding options.

        The following descriptions of our capital stock is not complete and is subject to and qualified in its entirety by our amended and restated certificate of incorporation and amended and restated bylaws and by the provisions of applicable Delaware law. Copies of these documents are filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of our common stock and preferred stock reflect changes to our capital structure that will occur immediately in connection with the closing of this offering.

Common Stock

        Voting Rights.    Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders.

        Dividends.    Subject to the preferences that may be applicable to any outstanding preferred stock, holders of our common stock shall be entitled to receive ratably any dividends that may be declared by the board of directors out of funds legally available for that purpose.

        Liquidation.    In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock.

        No Preemptive or Similar Rights.    Our common stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions.

Preferred Stock

        Immediately prior to the closing of this offering, all outstanding shares of our preferred stock will be converted into shares of common stock. Under our amended and restated certificate of incorporation that will be in effect in connection with the closing of this offering our board of directors has the authority, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations and restrictions. Our board of directors also can increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the market price of our common stock and the voting and other rights of the holders of common stock. We have no current plan to issue any shares of preferred stock.

Anti-Takeover Provisions

        Maximum Number of Directors.    Our amended and restated certificate of incorporation and amended and restated bylaws do not limit the maximum size of our board of directors.

        No Cumulative Voting.    Under Delaware law, cumulative voting for the election of directors is not permitted unless a corporation's certificate of incorporation authorizes cumulative voting. Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting in the election of directors.

        Special Stockholder Meetings.    Our amended and restated certificate of incorporation and amended and restated bylaws provide that a special meeting of stockholders may be called only by a written request from a majority of our board of directors.

        No Stockholder Action by Written Consent.    Our amended and restated certificate of incorporation and amended and restated bylaws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing.

        Issuance of Undesignated Preferred Stock.    Our amended and restated certificate of incorporation provide our board of directors with the authority, without further action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the board of directors.

        Section 203 of the Delaware General Corporation Law.    Upon the closing of this offering, we will be governed by the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents some Delaware corporations from engaging, under some circumstances, in a business combination, which includes a merger or sale of at least 10% of the corporation's assets with any interested stockholder, meaning a stockholder who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of the corporation's outstanding voting stock, unless:

  •
  the transaction is approved by the board of directors prior to the time that the interested stockholder became an interested stockholder;

  •
  upon consummation of the transaction which resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock owned by directors who are also officers of the corporation; or

  •
  subsequent to such time that the stockholder became an interested stockholder the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may "opt out" of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

        Stockholder Advance Notice Procedure.    Our amended and restated bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. The amended and restated bylaws provide that any stockholder wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to our secretary a written notice of the stockholder's intention to do so. To be timely, the stockholder's notice must be delivered to, or mailed and received by, us not later than 90 days nor earlier than 120 days prior to the anniversary date of the preceding year's annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or 60 days after such anniversary date, we must receive the notice not earlier than the 120th day prior to such annual meeting and not later than the 90th day prior to such annual meeting or the 10th day following the day on which we provide the notice or public disclosure of the date of the meeting. The notice must include the following information:

  •
  As to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

  •
  the name and address of the stockholder and of such beneficial owner, if any;

  •
  the class and number of shares of our capital stock owned beneficially and of record by such stockholder and such beneficial owner, if any;

  •
  if applicable, a description of all agreements, arrangements or understandings with respect to the nomination or proposal between or among such stockholder and such beneficial owner, if any, any of their respective affiliates or associates, and any others acting in concert with the foregoing;

  •
  if applicable, a description of all agreements, arrangements or understandings (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that have been entered into as of the date of the stockholders' notice by, or on behalf of, such stockholder and such beneficial owner, if any, the effect or intent of which is to mitigate loss, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder and such beneficial owner, if any, with respect to our shares of stock;

  •
  such other information relating to such stockholder and such beneficial owner, if any, as would be required to be included in a proxy statement or other filings to be made in connection with solicitations of proxies for the election of directors in a contested election under the SEC's proxy rules;

  •
  a representation that the stockholder is a holder of record of our stock, entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination;

  •
  a representation whether the stockholder or the beneficial owner, if any, intends, or is part of a group which intends, (a) to deliver a proxy statement and/or form of proxy to holder of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or elect the nominee(s) and/or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination; and

  •
  such other information that the board of directors may request in its discretion.

  •
  As to each person whom a stockholder proposes to nominate for election as a director:

  •
  such person's name, age, business address and, if known, residential address;

    •
    such person's principal occupation or employment;

    •
    the class, series and number of shares of our stock that is, directly or indirectly, owned, beneficially or of record, by such person;

    •
    if applicable, a description of all agreements, arrangements or understandings between the stockholder and each nominee and any other person or persons, naming such person or persons, pursuant to which the nomination is to be made by the stockholder;

    •
    such other information regarding each nominee as would be required to be included in a proxy statement filed under the SEC's proxy rules if the nominee had been nominated, or intended to be nominated, by the board of directors; and

    •
    the consent of each nominee to be named in the proxy statement as a nominee and to serve as a director if elected.

  •
  As to any other business that the stockholder proposes to bring before the meeting:

  •
  a brief description of the business desired to be brought before the meeting and the reason for conducting such business at the meeting;

  •
  the text of the proposal or business;

  •
  any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and

  •
  any other information concerning such matter that must be included in a proxy statement filed under the SEC's proxy rules as if the matter had been proposed, or intended to be proposed, by the board of directors.

Registration Rights

        We entered into a second amended and restated investors' rights agreement, dated June 6, 2011, as amended June 7, 2011, with the holders of our preferred stock. Under the amended and restated investors' rights agreement, holders of shares having registration rights can demand that we file a registration statement.

        Demand Registration Rights.    At any time after 180 days after the closing of this offering, fifty percent or more of the shares having demand registration rights may request that we register all or a portion of their share. We will effect the registration as requested, unless, in the good faith judgment of our board of directors, such registration would be materially detrimental to the Company and its stockholders and should be delayed. In addition, when we are eligible for the use of Form S-3, or any successor form, holders of a majority of the shares having demand registration rights may make unlimited requests that we register all or a portion of their common stock for sale under the Securities Act on Form S-3, or any successor form, so long as the aggregate price to the public in connection with any such offering is at least $1.0 million.

        Incidental Registration Rights.    In addition, if at any time after this offering we register any shares of our common stock, the holders of all shares having registration rights are entitled to notice of the registration and to include all or a portion of their common stock in the registration.

        Other Provisions.    In the event that any registration in which the holders of registrable shares participate pursuant to the registration rights agreement is an underwritten public offering, the number of registrable shares to be included may, in specified circumstances, be limited due to market conditions.

        We will pay all registration expenses, other than underwriting discounts and selling commissions, and the reasonable fees and expenses, other than underwriting discounts and selling commissions, and the reasonable fees and expenses of a single special counsel for the selling stockholders, related to any demand or piggyback registration. The investors' rights agreement contains customary cross-indemnification provisions, pursuant to which we are obligated to indemnify the selling stockholders in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions in the registration statement attributable to them. The demand, piggyback and Form S-3 registration rights described above will expire, with respect to any particular stockholder, five years after our initial public offering or when that stockholder can sell any of its shares under Rule 144 of the Securities Act.

Limitation on Liability and Indemnification of Directors and Officers

        See "Management—Limitation on Liability and Indemnification of Directors and Officers."

Transfer Agent and Registrar

        Our transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Book Entry; Uncertificated Shares

        Our common stock is issued in book-entry form through the direct registration system. Under this system, unless a common stockholder requests a physical stock certificate, ownership of our common stock is reflected in account statements periodically distributed to our common stockholders by our transfer agent, who will hold the book-entry shares on behalf of our common stockholders. However, any holder of our common stock who wishes to receive a physical stock certificate evidencing his, her or its shares of our common stock may at any time obtain a stock certificate at no charge by contacting our transfer agent.

Listing

        We have applied to have our common stock listed on the NASDAQ Global Market under the symbol "TSRO."

 SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there was no public market for our common stock, and a liquid trading market for our common stock may not develop or be sustained after this offering. Future sales of substantial amounts of our common stock in the public market, including shares issued upon exercise of outstanding options, or the perception that such sales could occur, could materially and adversely affect the market price of our common stock and could impair our future ability to raise capital in the future. Furthermore, because only a limited number of shares of our common stock will be available for sale in the public market for a period of several months after closing of this offering due to contractual and legal restrictions on resale described below, sales of a substantial number of shares of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price of our common stock and our ability to raise capital in the future.

        Based upon the number of shares outstanding as of March 31, 2012, upon the closing of this offering, we will have outstanding an aggregate of 26,670,486 shares of our common stock outstanding. The number of shares outstanding upon completion of this offering assumes:

  •
  the conversion of all outstanding shares of our preferred stock into an aggregate of 19,410,490 shares of common stock immediately prior to the closing of this offering;

  •
  no exercise of the underwriters' over-allotment options; and

  •
  no exercise of outstanding options.

        Of these shares, approximately 6,000,000 shares sold in this offering (which does not take into account any potential purchases of the shares sold in this offering by existing investors), in addition to any shares sold in this offering in connection with the exercise by the underwriters of their over-allotment option, will be freely tradable without restriction or further registration under the Securities Act.

        Approximately 20,670,486 shares of our common stock (or 22,522,338 shares assuming certain of our existing stockholders, including certain affiliates of our directors, who have indicated an interest in purchasing an aggregate of approximately $25 million of shares of our common stock in this offering at the initial public offering price of $13.50 per share, which is the midpoint of the price range set forth on the cover) that will be outstanding immediately following this offering, including the shares owned by our existing equity investors, will be deemed "restricted securities" or "control securities" as that term is defined under Rule 144. Restricted securities may be sold in the public market only if registered, or if they qualify for an exemption from registration, under the Securities Act, such as under Rule 144 or Rule 701, which we summarize below.

        We may issue shares of common stock from time to time as consideration for future acquisitions, investments or other corporate purposes. In the event that any such acquisition, investment or other transaction is significant, the number of shares of common stock that we may issue may in turn be significant. We may also grant registration rights covering those shares of common stock issued in connection with any such acquisition and investment.

        In addition, shares of common stock that are either subject to outstanding options or reserved for future issuance under our equity incentive plans will become eligible for sale in the public market to the extent permitted by the provisions of various vesting schedules, the lock-up agreements and Rule 144 and Rule 701 under the Securities Act.

Rule 144

        In general, under Rule 144 under the Securities Act, as in effect on the date of this prospectus, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock for at least six months, would be entitled to sell an unlimited number of shares of our common stock provided current public information about us is available and, after owning such shares for at least one year, would be entitled to sell an unlimited number of shares of our common stock without regard to the current public information requirements of Rule 144.

        Beginning 90 days after the effective date of the registration statement of which this prospectus is a part, our affiliates who have beneficially owned shares of our common stock for at least six months are entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of our common stock then outstanding, which will equal approximately 266,705 shares, or 275,705 shares if the underwriters exercise their over-allotment option in full, immediately following this offering, based on the number of shares of our common stock outstanding upon the closing of this offering; or

  •
  the average weekly trading volume of our common stock on the NASDAQ Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

        Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

        Upon expiration of the 180-day lock-up period described below, approximately 20,670,486 shares of our common stock (or 22,522,338 shares assuming certain of our existing stockholders, including certain affiliates of our directors, who have indicated an interest in purchasing an aggregate of approximately $25 million of shares of our common stock in this offering at the initial public offering price of $13.50 per share, which is the midpoint of the price range set forth on the cover) will be eligible for sale under Rule 144. We cannot estimate the number of shares of our common stock that our existing stockholders will elect to sell under Rule 144.

Rule 701

        In general, Rule 701 as currently in effect, generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of ours during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of ours to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares; however, are required to wait until 90 days after the date of this prospectus before selling such shares pursuant to Rule 701 and until expiration of the lock-up agreements to which they are subject.

Lock-up Agreements

        In connection with this offering, we, our directors, our executive officers and our other stockholders have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of the lock-up agreement continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Citigroup and Morgan Stanley. Each of Citigroup and Morgan Stanley have advised us that they have no current intent or arrangement to release any of the shares subject to the lock-up agreements prior to the expiration of the lock-up period. The lock-up agreements permit stockholders to transfer common stock and other securities subject to the lock-up agreements in certain circumstances.

        The 180-day restricted period described in the preceding paragraph will be automatically extended if:

  •
  during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event; or

  •
  prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the date of the issuance of the earnings release or the announcement of the material news or material event.

        Following the lock-up periods set forth in the agreements described above, and assuming that the representatives of the underwriters do not release any parties from these agreements and that there is no extension of the lock-up period, all of the shares of our common stock that are restricted securities or are held by our affiliates as of the date of this prospectus will be eligible for sale in the public market in compliance with Rule 144 under the Securities Act.

Equity Incentive Plans

        Upon the closing of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of common stock issued or reserved for issuance under our equity incentive plans, including the equity incentive plans we adopted in connection with this offering. Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with us or the lock-up restrictions described above. For more information on our equity incentive plans, see "Executive and Director Compensation—Employee Benefit Plans."

Registration Rights

        Some of our security holders have the right to require us to register shares of our common stock for resale in some circumstances. For more information, see "Description of Capital Stock—Registration Rights."

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a general discussion of the material U.S. federal income and estate tax consequences to non-U.S. holders (as defined below) of the ownership and disposition of our common stock purchased in the offering. It is not intended to be a complete analysis of all the potential U.S. federal income and estate tax consequences that may be relevant. Except where noted, this summary deals only with common stock that is purchased by a non-U.S. holder pursuant to this offering and that is held as a capital asset within the meaning of Section 1121 of the U.S. Internal Revenue Code of 1986, as amended, or the Code, (generally property held for investment) by the non-U.S. holder.

        A "non-U.S. holder" is a beneficial owner of our common stock purchased in the offering that is not a U.S. person or a partnership for U.S. federal income and estate tax purposes. For this purpose, a U.S. person is:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if (a) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (b) it has a valid election in effect to be treated as a U.S. person.

        If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock and partners in such partnerships should consult their respective tax advisors with respect to the U.S. federal income and estate tax consequences of the ownership and disposition of our common stock.

        The following discussion is based on current provisions of the Code, the U.S. Treasury Regulations, and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. Accordingly, each non-U.S. holder should consult its tax advisors regarding the U.S. federal, state, local, and non-U.S. income, estate and other tax consequences of acquiring, holding, and disposing of shares of our common stock. This discussion does not address any U.S. federal tax consequences other than income and estate tax consequences or any tax consequences arising under the laws of any state, local, or non-U.S. taxing jurisdiction. This discussion also does not address all aspects of U.S. federal income and estate taxation that may be relevant in light of a non-U.S. holder's special tax status or special circumstances, including (without limitation):

  •
  U.S. expatriates;

  •
  "Controlled foreign corporations" or "passive foreign investment companies;"

  •
  Shareholders that acquired our common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

  •
  Shareholders that hold our common stock as part of a "hedge," "straddle," "conversion transaction," "synthetic security," constructive sale transaction, or other integrated investment or transaction;

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  Shareholders subject to the alternative minimum tax provisions of the Code;

  •
  Dealers in securities or currencies;

  •
  Traders in securities that use a mark-to-market method of accounting for U.S. income tax purposes;

  •
  Financial institutions;

  •
  Insurance companies;

  •
  Real estate investment trusts (REITs);

  •
  Regulated investment companies (RICs);

  •
  Subchapter S corporations; or

  •
  Tax-exempt organizations.

        THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. INVESTORS CONSIDERING THE PURCHASE OF SECURITIES PURSUANT TO THIS OFFERING ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICATION OF OTHER FEDERAL TAX LAWS, FOREIGN, STATE AND LOCAL LAWS, AND TAX TREATIES.

Distributions

        Distributions in cash or other property on our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder's adjusted basis in the common stock, but not below zero, and then the excess, if any, will be treated as gain from the sale of common stock, as described below.

        As discussed above in the section titled "Dividend Policy," we do not intend to pay cash dividends on our common stock for the foreseeable future. In the event that we do make distributions on our common stock, amounts paid to a non-U.S. holder of common stock that are treated as dividends for U.S. federal income tax purposes generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the dividends or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, a non-U.S. holder generally must provide a valid Internal Revenue Service, or IRS, Form W-8BEN (or other applicable Form W-8) certifying qualification for the reduced rate.

        Dividends received by a non-U.S. holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. holder (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) are exempt from such withholding tax. In order to obtain this exemption, a non-U.S. holder must provide a valid IRS Form W-8ECI or other applicable form properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, will generally be subject to regular U.S. federal income tax as if the non-U.S. holder were a U.S. person, unless an applicable income tax treaty provides otherwise. A non-U.S. holder that is taxable as a corporation for U.S. federal income tax purposes that receives effectively connected dividends may also be subject to an additional "branch profits tax" imposed at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the earnings and profits attributable to its effectively connected income.

        Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Gain on Disposition of Common Stock

        A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of common stock received in the offering unless:

  •
  the gain is "effectively connected" with the non-U.S. holder's conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

  •
  the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met; or

  •
  our common stock constitutes a U.S. real property interest by reason of our status as a U.S. real property holding corporation, as defined below, at any time within the five-year period preceding the disposition or the non-U.S. holder's holding period, whichever period is shorter (the "relevant period").

        Unless an applicable treaty provides otherwise, gain described in the first bullet point above generally will be subject to regular U.S. federal income tax as if the non-U.S. holder were a U.S. person and, in the case of non-U.S. holders taxed as corporations, the branch profits tax described above.

        If an individual falls under the second bullet point above, such individual will generally be subject to a flat 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from a sale, which may be offset by certain U.S.-source capital losses (notwithstanding the fact that such individual is not considered a resident of the United States).

        Generally, a corporation is a U.S. real property holding corporation, or USRPHC, if the fair market value of its U.S. real property interests, as defined in the Code and applicable Treasury regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business.

        We believe that we are not, and currently do not anticipate becoming, a USRPHC. However, there can be no assurance that our current analysis is correct or that we will not become a USRPHC in the future. Even if we are or become a USRPHC, as long as our common stock is "regularly traded on an established securities market," within the meaning of applicable Treasury regulations, such common stock will be treated as U.S. real property interests only if the non-U.S. holder actually or constructively held more than 5% of such regularly traded common stock at some time during the relevant period. If we are determined to be a USRPHC and the foregoing exception does not apply, among other things, a purchaser may be required to withhold 10 percent of the gross proceeds payable to the non-U.S. holder from a disposition of our common stock, and a non-U.S. holder generally will be taxed on its net gain derived from the disposition in the same manner as U.S. persons.

        Non-U.S. holders should consult their own tax advisors regarding the potential consequences and the potential applicability of any income tax treaty in their particular circumstances.

Backup Withholding and Information Reporting

        Information reporting and backup withholding may apply to dividends paid with respect to our common stock and to proceeds from the sale or other disposition of our common stock. In certain circumstances, non-U.S. holders may avoid information reporting and backup withholding tax requirements if they certify under penalties of perjury as to their status as non-U.S. holders or otherwise establish an exemption and certain other requirements are met. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding tax as well. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

        Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules from a payment to a non-U.S. holder generally may be refunded or credited against the non-U.S. holder's U.S. federal income tax liability, if any, provided that the required information is timely filed with the IRS.

U.S. Federal Estate Tax

        Shares of our common stock owned or treated as owned by an individual who is a non-U.S. holder at the time of his or her death will be included in such non-U.S. holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and, therefore, may be subject to U.S. federal estate tax.

Legislation Relating to Foreign Accounts

        On February 8, 2012, the Treasury Department issued proposed regulations relating to the Foreign Account Tax Compliance Act, or FATCA, which was enacted in March of 2010. As a general matter, FATCA imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our common stock if paid to a foreign entity unless (i) if the foreign entity is a "foreign financial institution," the foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is not a "foreign financial institution," the foreign entity identifies certain of its U.S. investors, or (iii) the foreign entity is otherwise excepted under FATCA. Under the proposed regulations, withholding is required (i) with respect to dividends on our common stock beginning on January 1, 2014, and (ii) with respect to gross proceeds from a sale or other disposition of our common stock that occurs on or after January 1, 2015.

        Notwithstanding the foregoing, the proposed regulations will not be effective until issued in final form. There can be no assurance either as to when final regulations relating to FATCA will be issued or as to the particular form that those final regulations might take. If withholding is required under FATCA on a payment related to our common stock, investors that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) on such payment generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). We will not pay any additional amounts in respect of amounts withheld under FATCA. Prospective investors should consult their tax advisors regarding the effect of FATCA in their particular circumstances.

UNDERWRITING

        Citigroup Global Markets Inc., Morgan Stanley & Co. LLC and Leerink Swann LLC are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter's name.

Underwriter	Number of Shares
Citigroup Global Markets Inc.
Morgan Stanley & Co. LLC
Leerink Swann LLC
BMO Capital Markets Corp.
Robert W. Baird & Co. Incorporated

Total	6,000,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

        Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $      per share. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The representatives have advised us that the underwriters do not intend to make sales to discretionary accounts.

        If the underwriters sell more shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 900,000 additional shares at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

        We, our officers and directors, and our other stockholders have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Citigroup and Morgan Stanley, dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock, subject to certain exceptions. Citigroup and Morgan Stanley in their sole discretion may release any of the securities subject to these lock-up agreements at any time, which, in the case of officers and directors, shall be with notice. Notwithstanding the foregoing, if (i) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (ii) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

        Prior to this offering, there has been no public market for our shares. Consequently, the initial public offering price for the shares was determined by negotiations between us and the representatives.

Factors considered in determining the initial public offering price include those discussed below under "Determination of Offering Price." We cannot assure you, however, that the price at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our shares will develop and continue after this offering.

        We have applied to have our shares listed on the NASDAQ Global Market under the symbol "TSRO."

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

Paid by TESARO
	No Exercise	Full Exercise
Per share	$	$
Total	$	$

        In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

  •
  Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

  •
  "Covered" short sales are sales of shares in an amount up to the number of shares represented by the underwriters' over-allotment option.

  •
  "Naked" short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters' over-allotment option.

  •
  Covering transactions involve purchases of shares either pursuant to the over-allotment option or in the open market after the distribution has been completed in order to cover short positions.

  •
  To close a naked short position, the underwriters must purchase shares in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  To close a covered short position, the underwriters must purchase shares in the open market after the distribution has been completed or must exercise the over-allotment option. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

  •
  Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

        Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NASDAQ Global Market, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters have not performed commercial banking, investment banking or advisory services for us in the past for which they have received any fees or reimbursement of expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. In addition, affiliates of Leerink Swann, one of the joint-bookrunning managers, are beneficial owners of less than 1.5% of our outstanding common stock before giving effect to this offering.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Determination of Offering Price

        Prior to this offering, there has been no public market for our shares. As of May 31, 2012, we estimated that the fair value of our common stock was $8.58 per share. The estimated price range for this offering, as set forth on the cover page of this prospectus, is significantly greater than this estimate. The estimated price range for this offering was not derived using a formal determination of fair value, but was determined by negotiation between us and the underwriters. The estimate of fair value of our common stock as of May 31, 2012 was not a factor in setting the estimated price range for this offering. Among the factors that were considered in setting this range were an analysis of the typical valuation ranges seen in initial public offerings for companies in our industry during the last several years, the general condition of the securities markets and the recent market prices of, and the demand for, publicly-traded common stock of generally comparable companies, the public trading market for pre-commercial biotechnology companies, and demand for our common stock to support an offering of the size contemplated by this prospectus.

        We cannot assure you, however, that the price at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our shares will develop and continue after this offering. Furthermore, investors should be aware of the significant difference between the initial public offering price and the prior valuations that we have used for measuring stock based compensation expense. For a discussion of the factors that may contribute to the difference between the initial offering price and the valuation as of May 31, 2012, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Stock-Based Compensation—Initial Public Offering Price."

Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus may not be made to the public in that relevant member state other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

        The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

        This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a "relevant person"). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

        Neither this prospectus nor any other offering material relating to the shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be:

  •
  released, issued, distributed or caused to be released, issued or distributed to the public in France; or

  •
  used in connection with any offer for subscription or sale of the shares to the public in France.

        Such offers, sales and distributions will be made in France only:

  •
  to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d'investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

  •
  to investment services providers authorized to engage in portfolio management on behalf of third parties; or

  •
  in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l'épargne).

        The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

        The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

        The shares offered in this prospectus have not been registered under the Securities and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

        Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  •
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  •
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

  •
  shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

  •
  to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

  •
  where no consideration is or will be given for the transfer; or

  •
  where the transfer is by operation of law.

 LEGAL MATTERS

        The validity of our common stock offered by this prospectus will be passed upon for us by our counsel, Hogan Lovells US LLP, Baltimore, Maryland. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP, Menlo Park, California.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements at December 31, 2011 and 2010, for the year ended December 31, 2011, and the period from March 26, 2010, the date of our inception, to December 31, 2010, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in this registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock being offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. Some items included in the registration statement are omitted from the prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered in this prospectus, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract, agreement or any other document to which reference is made are summaries of the material terms of these contracts, agreements or other document. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to such exhibit for a more complete description of the matter involved.

        A copy of the registration statement and the accompanying exhibits and schedules and any other document we file may be inspected without charge at the public reference facilities maintained by the SEC in 100 F Street, N.E., Washington, D.C. 20549 and copies of all or any part of the registration statement may be obtained from this office upon the payment of the fees prescribed by the SEC. The public may obtain information on the operation of the public reference facilities in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are available to the public from the SEC's website at www.sec.gov.

        Upon the closing of this offering, we will be subject to the information and periodic reporting requirements of the Exchange Act applicable to a company with securities registered pursuant to Section 12 of the Exchange Act. In accordance therewith, we will file proxy statements, periodic information and other information with the SEC. All documents filed with the SEC are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.tesarobio.com. You may access our reports, proxy statements and other information free of charge at this website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not a part of this prospectus.

TESARO, Inc.
(A Development Stage Company)

Consolidated Financial Statements

Period from March 26, 2010 (Inception) to December 31, 2010, the year ended December 31, 2011, the three months ended March 31, 2011 and March 31, 2012 (unaudited) and the period from
March 26, 2010 (Inception) to March 31, 2012 (unaudited)

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
TESARO, Inc.

        We have audited the accompanying consolidated balance sheets of TESARO, Inc. (a development stage enterprise) (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders' deficit, and cash flows for the year ended December 31, 2011 and for the period from March 26, 2010 (inception) to December 31, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TESARO, Inc. as of December 31, 2011 and 2010, and the consolidated results of its operations and its cash flows for the year ended December 31, 2011 and for the period from March 26, 2010 (inception) to December 31, 2010, in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP
Boston, Massachusetts May 3, 2012, except for Note 1(B), as to which the date is June 18, 2012

TESARO, Inc.
(A Development Stage Company)

Consolidated Balance Sheets

(all amounts in 000's, except for share and per share data)

			March 31, 2012
	December 31, 2010	December 31, 2011
			Actual	Pro forma
			(unaudited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,533	$39,825	$88,644	$88,644
Other current assets	21	2,606	2,699	2,699

Total current assets	2,554	42,431	91,343	91,343
Property and equipment, net	55	118	136	136
Restricted cash	100	200	200	200
Other assets	6	130	1,306	1,306

Total assets	$2,715	$42,879	$92,985	$92,985

Liabilities, convertible preferred stock and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$109	$605	$826	$826
Accrued expenses	368	2,980	3,635	3,635
Investor rights obligation	2,819	—	—	—
Other current liabilities	6	11	11	11

Total current liabilities	3,302	3,596	4,472	4,472
Other non-current liabilities	—	3	—	—
Commitments and contingencies (Note 9)
Series A convertible preferred stock, $0.0001 par value; 20,000,000 shares authorized at December 31, 2010, December 31, 2011 and March 31, 2012; 10,000,000 shares, 20,000,000 shares and 20,000,000 shares issued and outstanding at December 31, 2010, December 31, 2011 and March 31, 2012, respectively, and no shares issued and outstanding pro forma (aggregate liquidation preference of $20,000)	7,758	21,570	21,570	—
Series O convertible preferred stock, $0.0001 par value; 1,500,000 shares authorized at December 31, 2010, December 31, 2011 and March 31, 2012; 1,500,000 shares issued and outstanding at December 31, 2010, December 31, 2011 and March 31, 2012; and no shares issued and outstanding pro forma (aggregate liquidation preference of $1,500)	630	630	630	—
Series B convertible preferred stock, $0.0001 par value; 0 shares authorized at December 31, 2010 and 46,436,782 shares authorized at December 31, 2011 and March 31, 2012; 0 shares, 19,552,319 shares and 46,436,761 shares issued and outstanding at December 31, 2010, December 31, 2011 and March 31, 2012, respectively; and no shares issued and outstanding pro forma (aggregate liquidation preference of $101,000)	—	42,148	100,504	—
Stockholders' equity (deficit):
Common stock, $0.0001 par value, 36,500,000 shares, 85,459,770 shares and 85,459,770 shares authorized at December 31, 2010, December 31, 2011 and March 31, 2012, respectively; 1,071,426 shares, 1,259,996 shares and 1,259,996 shares issued and outstanding at December 31, 2010, December 31, 2011 and March 31, 2012, respectively; and 20,670,486 shares issued and outstanding pro forma	—	—	—	2
Additional paid-in capital	—	305	511	123,213
Deficit accumulated during the development stage	(8,975)	(25,373)	(34,702)	(34,702)

Total stockholders' equity (deficit)	(8,975)	(25,068)	(34,191)	88,513

Total liabilities, convertible preferred stock and stockholders' equity (deficit)	$2,715	$42,879	$92,985	$92,985

See accompanying notes to financial statements.

TESARO, Inc.
(A Development Stage Company)

Consolidated Statements of Operations and Comprehensive Loss

(all amounts in 000's, except per share data)

					The Period from March 26, 2010 (Inception) to March 31, 2012
	March 26, 2010 (Inception) to December 31, 2010		Three Months Ended March 31,
		Year Ended December 31, 2011
			2011	2012
			(unaudited)	(unaudited)	(unaudited)
Expenses:
Research and development	$46	$11,768	$384	$8,150	$19,964
General and administrative	1,668	3,158	623	1,199	6,025
Acquired in-process research and development	6,630	500	500	—	7,130

Total expenses	8,344	15,426	1,507	9,349	33,119
Loss from operations	(8,344)	(15,426)	(1,507)	(9,349)	(33,119)
Interest income	20	38	4	20	78
Other loss	(651)	(1,010)	(1,010)	—	(1,661)

Net loss	$(8,975)	$(16,398)	$(2,513)	$(9,329)	$(34,702)

Net loss per share applicable to common stockholders—basic and diluted	$(26.65)	$(31.90)	$(5.74)	$(13.59)	$(74.21)

Weighted-average number of common shares used in net loss per share applicable to common stockholders—basic and diluted	337	514	438	687	468

Pro forma net loss per share applicable to common stockholders—basic and diluted (unaudited)		$(1.72)		$(0.70)

Weighted-average number of common shares used in pro forma net loss per share applicable to common stockholders—basic and diluted (unaudited)		9,507		13,269

Comprehensive Loss	$(8,975)	$(16,398)	$(2,513)	$(9,329)	$(34,702)

See accompanying notes to financial statements.

TESARO, Inc.
(A Development Stage Company)

Consolidated Statements of Convertible Preferred Stock and Stockholders' Equity (Deficit)

(all amounts in 000's, except for share and per share data)

	Series A Convertible Preferred Stock		Series O Convertible Preferred Stock		Series B Convertible Preferred Stock					Deficit Accumulated During the Development Stage
							Common Stock				Total Stockholders' Equity (Deficit)
									Additional Paid-in Capital
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at March 26, 2010 (Inception)	—	$—	—	$—	—	$—	—	$—	$—	$—	$—
Issuance of common stock to founders	—	—	—	—	—	—	1,071,426	—	—	—	—
Issuance of Series A-1 convertible preferred stock; $1.00 per share, net of offering costs of $74 and investors rights obligation	10,000,000	7,758	—	—	—	—	—	—	—	—	—
Issuance of Series O convertible preferred stock	—	—	1,500,000	630			—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	(8,975)	(8,975)

Balance at December 31, 2010	10,000,000	$7,758	1,500,000	$630	—	$—	1,071,426	$—	$—	$(8,975)	$(8,975)
Issuance of Series A-1 convertible preferred stock; $1.00 per share, net of offering costs of $17 and investors rights obligation	10,000,000	13,812	—	—	—	—	—	—	—	—	—
Issuance of Series B convertible preferred stock; $2.175 per share, net of offering costs of $378	—	—	—	—	19,552,319	42,148	—	—	—	—	—
Issuance of restricted common stock	—	—	—	—	—	—	188,570	—	—	—	—
Stock based compensation expense	—	—	—	—	—	—	—	—	305	—	305
Net loss	—	—	—	—	—	—	—	—	—	(16,398)	(16,398)

Balance at December 31, 2011	20,000,000	$21,570	1,500,000	$630	19,552,319	$42,148	1,259,996	$—	$305	$(25,373)	$(25,068)
Issuance of Series B convertible preferred stock; $2.175 per share, net of offering costs of $117 (unaudited)	—	—	—	—	26,884,442	58,356	—	—	—	—	—
Stock based compensation expense (unaudited)	—	—	—	—	—	—	—	—	206	—	206
Net loss (unaudited)	—	—	—	—	—	—	—	—	—	(9,329)	(9,329)

Balance at March 31, 2012 (unaudited)	20,000,000	$21,570	1,500,000	$630	46,436,761	$100,504	1,259,996	$—	$511	$(34,702)	$(34,191)
Conversion of convertible preferred stock into common stock (unaudited)	(20,000,000)	(21,570)	(1,500,000)	(630)	(46,436,761)	(100,504)	19,410,490	2	122,702	—	122,704

Pro forma balance at March 31, 2012 (unaudited)	—	$—	—	$—	—	$—	20,670,486	$2	$123,213	$(34,702)	$88,513

See accompanying notes to financial statements.

TESARO, Inc.
(A Development Stage Company)

Consolidated Statements of Cash Flows

(all amounts in 000's)

	The Period from March 26, 2010 (Inception) to December 31, 2010		Three Months Ended March 31,		The Period from March 26, 2010 (Inception) to March 31, 2012
		Year Ended December, 2011
			2011	2012
			(unaudited)	(unaudited)	(unaudited)
Operating activities
Net loss	$(8,975)	$(16,398)	$(2,513)	$(9,329)	$(34,702)
Adjustments to reconcile net loss to net cash used in operating activities:
Acquired in-process research and development	6,630	500	500	—	7,130
Depreciation	7	35	5	12	54
Increase in fair value of investor rights obligation	651	1,010	1,010	—	1,661
Share based compensation expense	—	305	18	206	511
Changes in operating assets and liabilities:
Other assets	(27)	(2,709)	(232)	(215)	(2,951)
Accounts payable	109	496	139	221	826
Accrued expenses	368	2,612	(25)	655	3,635
Other current liabilities	6	8	(3)	(3)	11

Net cash used in operating activities	(1,231)	(14,141)	(1,101)	(8,453)	(23,825)

Investing activities
Acquisition of Rolapitant license	(6,000)	—	—	—	(6,000)
Acquisition of ALK license	—	(500)	(500)	—	(500)
Restricted cash	(100)	(100)	—	—	(200)
Purchase of property and equipment	(62)	(98)	(58)	(30)	(190)

Net cash used in investing activities	(6,162)	(698)	(558)	(30)	(6,890)

Financing activities
Accumulated issuance costs of planned initial public offering	—	—	—	(1,054)	(1,054)
Proceeds from sale of convertible preferred and common stock and related investor rights, net of issuance costs	9,926	52,131	9,983	58,356	120,413

Net cash provided by financing activities	9,926	52,131	9,983	57,302	119,359

Increase in cash and cash equivalents	2,533	37,292	8,324	48,819	88,644
Cash and cash equivalents at beginning of period	—	2,533	2,533	39,825	—

Cash and cash equivalents at end of period	$2,533	$39,825	$10,857	$88,644	$88,644

Non-cash investing activities
Issuance of Series O convertible preferred stock	$630	$—	$—	$—	$630

Settlement of investors rights obligation	$—	$3,829	$3,829	$—	$3,829

See accompanying notes to financial statements.

TESARO, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements

(Information as of March 31, 2012, for the Three Months Ended March 31, 2011 and 2012
and the Period from March 26, 2010 (Inception) to March 31, 2012 is unaudited)

1(A). Nature of Business

The Company

        TESARO, Inc. (the "Company" or "TESARO"), is a development stage company that was incorporated in Delaware on March 26, 2010 and commenced operations in May 2010. TESARO is headquartered in Waltham, Massachusetts.

        TESARO is an oncology-focused biopharmaceutical company dedicated to improving the lives of cancer patients by identifying, acquiring, developing and commercializing cancer therapeutics and oncology supportive care products in the United States, Europe and other international markets. Since incorporation, primary activities have consisted of acquisition of product candidates, advancing development of its product candidates, developing intellectual property, recruiting personnel and raising capital. The Company has and intends to continue to in-license and/or acquire rights to oncology compounds in all stages of clinical development. The Company currently operates in one segment. The Company has never earned revenue from these activities, and accordingly, the Company is considered to be in the development stage as of March 31, 2012. The Company is subject to a number of risks similar to those of other development stage companies, including dependence on key individuals, the need to develop commercially viable products, competition from other companies, many of whom are larger and better capitalized, and the need to obtain adequate additional financing to fund the development of its product candidates and further its in-licensing and acquisition activities.

        The Company has one business activity, which is the identification, acquisition, development and commercialization of oncology therapeutics and supportive care product candidates, and a single reporting and operating unit structure.

Liquidity

        The Company has incurred significant operating losses since inception and has relied on its ability to fund its operations through private equity financings, and management expects operating losses and negative cash flows to continue for at least the next several years. As the Company continues to incur losses, transition to profitability is dependent upon the successful development, approval, and commercialization of its product candidates and achieving a level of revenues adequate to support the Company's cost structure. The Company may never achieve profitability, and unless and until it does, the Company will continue to need to raise additional capital. Management intends to fund future operations through additional private or public debt or equity offerings, and may seek additional capital through arrangements with strategic partners or from other sources.

        In March of 2012, the Company issued an additional 26,884,442 shares of Series B convertible preferred stock (the "Series B Preferred Stock") to existing investors for net proceeds of approximately $58.4 million. The Company expects that its existing cash and cash equivalents as of March 31, 2012, will be sufficient to fund its current operating plan through at least January 1, 2013.

1(B). Stock Split

        On June 18, 2012, the Company effectuated a 1 for 3.50 reverse stock split of its common stock. The Company's historical share and per share information has been retroactively adjusted to give effect to this reverse stock split.

TESARO, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the Three Months Ended March 31, 2011 and 2012
and the Period from March 26, 2010 (Inception) to March 31, 2012 is unaudited)

2. Summary of Significant Accounting Policies

Basis of Presentation

        The information reported within the Company's financial statements from March 26, 2010 to December 31, 2010 was based solely on the accounts of TESARO, Inc. Effective December 22, 2011, TESARO UK Limited, a wholly owned subsidiary of the Company, was incorporated. All financial information presented after December 31, 2010 was consolidated and includes the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation. The financial statements are prepared in conformity with accounting principles generally accepted in the United States ("GAAP").

Unaudited Pro Forma Presentation

        On March 16, 2012, the Company's board of directors authorized management of the Company to file a registration statement with the Securities and Exchange Commission permitting the Company to sell shares of its common stock (the "Common Stock") to the public. The unaudited pro forma balance sheet as of March 31, 2012 reflects the conversion of all of the Series A-1 convertible preferred stock (the "Series A-1 Preferred Stock"), the Series A-2 convertible preferred stock (the "Series A-2 Preferred Stock, and together with the Series A-1 Preferred Stock, the "Series A Preferred Stock"), the Series O convertible preferred stock (the "Junior Preferred Stock") and the Series B Preferred Stock (together with the Series A Preferred Stock and the Junior Preferred Stock, the "Preferred Stock") into 19,410,490 shares of Common Stock, occurring immediately prior to the closing of the Company's proposed initial public offering.

        Unaudited pro forma net loss per share is computed using the weighted-average number of common shares outstanding after giving effect to the pro forma effect of the conversion of all Preferred Stock during the year ended December 31, 2011 and the three months ended March 31, 2012 into shares of the Company's Common Stock as if such conversion had occurred at the beginning of the period presented, or the date of original issuance, if later.

Unaudited interim financial data

        The accompanying unaudited March 31, 2012 interim balance sheet and the statements of operations and comprehensive loss, and cash flows for the three months ended March 31, 2012 and 2011 and statements of convertible preferred stock and stockholders' equity (deficit) for the three months ended March 31, 2012 and the related interim information contained within the notes to the financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission for interim financial information. Accordingly, they do not include all of the information and the notes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of management, the unaudited interim financial statements reflect all adjustments, consisting of normal and recurring adjustments, necessary for the fair statement of the Company's financial position at March 31, 2012 and results of its operations and its cash flows for the three months ended March 31, 2012 and 2011. The results for the three months ended March 31, 2012 are not necessarily indicative of future results.

TESARO, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the Three Months Ended March 31, 2011 and 2012
and the Period from March 26, 2010 (Inception) to March 31, 2012 is unaudited)

2. Summary of Significant Accounting Policies (Continued)

Segment Information

        Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company views its operations and manages its business in one operating segment, which is the business of developing and commercializing safer and more effective oncology-focused therapeutics.

Use of Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, expenses, other comprehensive income and related disclosures. On an ongoing basis, management evaluates its estimates, including estimates related to clinical trial accruals and stock-based compensation expense. The Company bases its estimates on historical experience and other market-specific or other relevant assumptions that it believes to be reasonable under the circumstances. Actual results may differ from those estimates or assumptions.

        The Company utilizes significant estimates and assumptions in determining the fair value of its Common Stock. The Company utilized various valuation methodologies in accordance with the framework of the 2004 American Institute of Certified Public Accountants Technical Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, to estimate the fair value of its Common Stock. Each valuation methodology includes estimates and assumptions that require the Company's judgment. These estimates and assumptions include a number of objective and subjective factors, including external market conditions affecting the biotechnology industry sector, the prices at which the Company sold shares of Preferred Stock, the superior rights and preferences of securities senior to the Company's Common Stock at the time and the likelihood of achieving a liquidity event, such as an initial public offering or sale. Significant changes to the key assumptions used in the valuations could result in different fair values of Common Stock at each valuation date.

Concentrations of Credit Risk and Off-Balance Sheet Risk

        Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash, cash equivalents and restricted cash. The Company maintains its cash and cash equivalent balances in the form of money market accounts with financial institutions that management believes are creditworthy. The Company's investment policy includes guidelines on the quality of the institutions and financial instruments and defines allowable investments that the Company believes minimizes the exposure to concentration of credit risk. The Company has no financial instruments with off-balance-sheet risk of loss.

Cash and Cash Equivalents

        The Company considers all highly liquid investments with original or remaining maturity from the date of purchase of three months or less to be cash equivalents. Cash and cash equivalents include bank demand deposits, marketable securities with maturities of three months or less at purchase, and

TESARO, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the Three Months Ended March 31, 2011 and 2012
and the Period from March 26, 2010 (Inception) to March 31, 2012 is unaudited)

2. Summary of Significant Accounting Policies (Continued)

money market funds that invest primarily in certificate of deposits, commercial paper and U.S. government and U.S. government agency obligations. Cash equivalents are reported at fair value.

Fair Value of Financial Instruments

        The Company is required to disclose information on all assets and liabilities reported at fair value that enables an assessment of the inputs used in determining the reported fair values. The fair value hierarchy prioritizes valuation inputs based on the observable nature of those inputs. The fair value hierarchy applies only to the valuation inputs used in determining the reported fair value of the investments and is not a measure of the investment credit quality. The hierarchy defines three levels of valuation inputs:

Level 1 inputs	Quoted prices in active markets for identical assets or liabilities
Level 2 inputs	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly
Level 3 inputs	Unobservable inputs that reflect the Company's own assumptions about the assumptions market participants would use in pricing the asset or liability

        The following table presents information about the Company's financial assets and liabilities that have been measured at fair value at December 31, 2010, December 31, 2011 and March 31, 2012 and indicates the fair value hierarchy of the valuation inputs utilized to determine such fair value (in thousands).

Description	Balance	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
December 31, 2010
Cash equivalents	$2,013	$2,013	$—	$—
Investor rights obligation	$2,819	$—	$—	$2,819
December 31, 2011
Cash equivalents	$39,337	$39,337	$—	$—
March 31, 2012
Cash equivalents	$88,644	$88,644	$—	$—

        The Company's investor rights obligation was valued using a valuation model that included various significant unobservable inputs and is therefore classified as a Level 3 liability. The valuation of the investor rights obligation is discussed further in Note 5.

TESARO, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the Three Months Ended March 31, 2011 and 2012
and the Period from March 26, 2010 (Inception) to March 31, 2012 is unaudited)

2. Summary of Significant Accounting Policies (Continued)

        The following table presents the change in the fair value of the investor rights obligation:

Balance at March 26, 2010	$—
Issuance of investor rights obligation	2,168
Change in fair value in 2010	651

Balance at December 31, 2010	2,819
Change in fair value in 2011	1,010
Settlement of investor rights obligation	(3,829)

Balance at December 31, 2011	$—

        The carrying amounts of accounts payable and accrued expenses approximate their fair values due to their short-term maturities.

Property and Equipment

        Property and equipment are stated at cost, less accumulated depreciation. Property and equipment are depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the economic life of the asset or the lease term, whichever is shorter. Maintenance and repairs are expensed as incurred. The following estimated useful lives were used to depreciate the Company's assets:

Estimated Useful Life
Computer hardware and software	3 years
Furniture and fixtures	5 years

        Upon retirement or sale, the cost of the disposed asset and the related accumulated depreciation are removed from the accounts and any resulting gain or loss recognized.

        The Company reviews long-lived assets when events or changes in circumstances indicate the carrying value of the assets may not be recoverable. Recoverability is measured by comparison of the assets' book value to future net undiscounted cash flows that the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the book value of the assets exceed their fair value, which is measured based on the projected discounted future net cash flows arising from the assets. No impairment losses have been recorded through March 31, 2012.

Restricted Cash

        Under the Company's corporate credit card agreement, the Company granted a security interest in a money market account to the financial institution issuing the credit cards. The credit cards are secured by the cash in this money market account which is classified as restricted cash on the balance sheet.

TESARO, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the Three Months Ended March 31, 2011 and 2012
and the Period from March 26, 2010 (Inception) to March 31, 2012 is unaudited)

2. Summary of Significant Accounting Policies (Continued)

Research and Development Expenses

        Research and development costs are charged to expense as incurred and include, but are not limited to:

  •
  license fees related to the acquisition of in-licensed products, which are reported on the statements of operations as acquired in-process research and development;

  •
  employee-related expenses, including salaries, benefits, travel and stock-based compensation expense;

  •
  expenses incurred under agreements with contract research organizations and investigative sites that conduct clinical trials and preclinical studies;

  •
  the cost of acquiring, developing and manufacturing clinical trial materials;

  •
  facilities, depreciation and other expenses, which include direct and allocated expenses for rent and maintenance of facilities, insurance and other supplies; and

  •
  costs associated with preclinical activities and regulatory operations.

        Costs for certain development activities, such as clinical trials, are recognized based on an evaluation of the progress to completion of specific tasks using data such as patient enrollment, clinical site activations, or information provided to us by our vendors on their actual costs incurred. Payments for these activities are based on the terms of the individual arrangements, which may differ from the pattern of costs incurred, and are reflected in the financial statements as prepaid or accrued research and development.

Acquired In-Process Research and Development Expense

        The Company has acquired the rights to develop and commercialize new product candidates. The up-front payments to acquire a new drug compound, as well as future milestone payments, are immediately expensed as acquired in-process research and development provided that no processes or activities have been obtained along with the license, the drug has not achieved regulatory approval for marketing and, absent obtaining such approval, has no alternative future use.

Comprehensive Loss

        Comprehensive loss is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Comprehensive loss was equal to net loss for all periods presented.

Income Taxes

        The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Tax benefits are recognized when it is more likely than not that a tax position will be sustained during

TESARO, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the Three Months Ended March 31, 2011 and 2012
and the Period from March 26, 2010 (Inception) to March 31, 2012 is unaudited)

2. Summary of Significant Accounting Policies (Continued)

an audit. Deferred tax assets are reduced by a valuation allowance if current evidence indicates that it is considered more likely than not that these benefits will not be realized.

Stock-Based Compensation Expense

        Stock-based compensation is recognized as expense for all stock-based awards based on estimated fair values. The Company determines equity-based compensation at the grant date using the Black-Scholes option pricing model. The value of the award that is ultimately expected to vest is recognized as expense on a straight-line basis over the requisite service period. Any changes to the estimated forfeiture rates are accounted for prospectively.

Recent Accounting Pronouncements

        In May 2011, the Financial Accounting Standards Board issued Accounting Standards Update ("ASU") No. 2011-04, "Fair Value Measurement (Topic 82)—Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs" ("ASU 2011-04"). The amendments in this update will ensure that fair value has the same meaning in U.S. GAAP and in International Financial Reporting Standards and that their respective fair value measurement and disclosure requirements are the same. ASU 2011-05 is effective for the Company in the first quarter of fiscal year 2012. The adoption of this standard has not had a material impact on the Company's financial position or results of operations.

        In June 2011, the Financial Accounting Standards Board issued ASU No. 2011-05, "Comprehensive Income (Topic 220): Presentation of Comprehensive Income" ("ASU 2011-05"), which requires an entity to present total comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. ASU 2011-05 does not change any of the components of comprehensive income, but it eliminates the option to present the components of other comprehensive income as part of the statement of stockholders equity. ASU 2011-05 is effective for the Company in the first quarter of fiscal year 2012 and has been applied retrospectively. The adoption of this standard has impacted our financial statement presentation, but has not had a material impact on the Company's financial position or results of operations.

Subsequent Events

        The Company considers events or transactions that occur after the balance sheet date but prior to the issuance of the financial statements to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure.

Net Loss Per Share

        Basic and diluted net loss per common share is calculated by dividing net loss applicable to common stockholders by the weighted-average number of common shares outstanding during the period, without consideration for common stock equivalents. The Company's potentially dilutive shares, which include the Preferred Stock, outstanding stock options and unvested restricted stock are

TESARO, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the Three Months Ended March 31, 2011 and 2012
and the Period from March 26, 2010 (Inception) to March 31, 2012 is unaudited)

2. Summary of Significant Accounting Policies (Continued)

considered to be common stock equivalents and are only included in the calculation of diluted net loss per share when their effect is dilutive.

        The amounts in the table below were excluded from the calculation of diluted net loss per share, prior to the use of the treasury stock method, due to their anti-dilutive effect (in thousands):

	The Period from March 26, 2010 (Inception) to December 31, 2010	Year Ended December 31, 2011	Three Months Ended March 31, 2012	The Period from March 26, 2010 (Inception) to March 31, 2012
Preferred stock	3,286	11,729	19,410	19,410
Outstanding stock options	14	894	1,786	1,786
Unvested restricted stock	653	641	535	535

3. Property and Equipment

        Property and equipment and related accumulated depreciation are as follows:

	December 31,
			March 31, 2012
	2010	2011
	(in thousands)
Furniture and fixtures	$18	$—	$—
Computer equipment and software	44	150	180

	62	$150	$180
Less accumulated depreciation	(7)	(32)	(44)

	$55	$118	$136

        Total depreciation expense amounted to $7,000, $35,000 and $12,000 for the period from March 26, 2010 (inception) to December 31, 2010, the period ended December 31, 2011 and the three months ended March 31, 2012, respectively.

TESARO, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the Three Months Ended March 31, 2011 and 2012
and the Period from March 26, 2010 (Inception) to March 31, 2012 is unaudited)

4. Accrued Expenses

        Accrued expenses are as follows (in thousands):

	December 31,
			March 31, 2012
	2010	2011
Research and development	$—	$1,995	$1,933
Bonus	202	417	186
Vacation	55	138	181
Payroll	49	133	79
Professional Services	23	70	1,051
Other	39	227	205

	$368	$2,980	$3,635

5. Stockholders' Equity

Overview

        As of December 31, 2011, the authorized capital stock of the Company consisted of 85,459,770 shares of Common Stock, and 67,936,782 shares of Preferred Stock, of which (i) 20,000,000 shares were designated as Series A Preferred Stock, (ii) 46,436,782 shares were designated as Series B Preferred Stock (the Series B Preferred Stock together with the Series A Preferred Stock, the "Senior Preferred Stock") and (iii) 1,500,000 shares were designated as the Junior Preferred Stock. As of December 31, 2011, 10,000,000 shares of Series A Preferred Stock were designated as Series A-1 Preferred Stock and 10,000,000 shares of Series A Preferred Stock were designated as Series A-2 Preferred Stock.

        In connection with the issuance of 10,000,000 shares of Series A-1 Preferred Stock on May 10, 2010, the Company issued certain rights to Series A-1 Preferred Stock investors to purchase shares of Series A-2 Preferred Stock (the "Series A-2 Purchase Rights"). The Series A-2 Purchase Rights were deemed to be legally detachable and separately exercisable and therefore represent free-standing financial instruments that are accounted for as liabilities which are classified on the balance sheet as investor rights obligation. The Company recorded the fair value of the Series A-2 Purchase Rights at the date of issuance of the Series A-1 Preferred Stock and adjusted the carrying value of such rights to their estimated fair value at each reporting date. Increases or decreases in the fair value of the Series A-2 Purchase Rights were recorded as other expense or income in the statement of operations. The estimated fair value was determined using a valuation model that includes various significant unobservable inputs including the probability of achieving defined milestones, the Company's cost of capital, the estimated period the Series A-2 Purchase Rights would be outstanding, consideration received for the instrument with such rights, the number of shares to be issued to satisfy such rights and at what price and any changes in the fair value of the underlying instrument to such rights. At the date of issuance of the Series A-1 Preferred Stock, May 10, 2010, the Series A-2 Purchase Rights were recorded at their fair value of $2.2 million and reflected in investor rights obligation on the balance sheet. From the date of issuance to December 31, 2010, the changes in fair value of the Series A-2 Purchase Rights were $650,896 and recorded as other expense in the statement of operations.

TESARO, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the Three Months Ended March 31, 2011 and 2012
and the Period from March 26, 2010 (Inception) to March 31, 2012 is unaudited)

5. Stockholders' Equity (Continued)

        In February 2011, the holders of the Series A-2 Purchase Rights exercised such rights. In connection with the closing of the Series A-2 Preferred Stock purchase, the Company issued 10,000,000 shares of Series A-2 Preferred Stock at a purchase price of $1.00 per share, resulting in net proceeds to the Company of $9.98 million. The Series A-2 Purchase Right was also settled in connection with the closing of the Series A-2 Preferred Stock. The Company estimated the fair value of the Series A-2 Purchase Right, resulting in other expense of $1.0 million. Upon the closing of the purchase of Series A-1 Preferred Stock, the fair value of the Series A-2 Purchase Right was recorded in additional paid-in capital.

        The Junior Preferred Stock was issued on December 10, 2010 in connection with the in-licensing of rolapitant (see Note 10, Technology In-Licensing Agreements).

        In June 2011, the Company entered into the Series B Preferred Stock Purchase Agreement with various investors, as amended in July 2011 and March 2012 (the "Series B Purchase Agreement"). The Series B Purchase Agreement provided for the issuance of up to $101 million of Series B Preferred Stock, subject to various terms and conditions. On June 6, 2011 and July 7, 2011, the Company sold 18,390,796 shares and 1,161,523 shares, respectively, of Series B Preferred Stock pursuant to the Series B Purchase Agreement at a price of $2.175 per share, resulting in aggregate net proceeds to the Company of $42.1 million. Subject to the terms of the Series B Purchase Agreement, the Company was required to sell, and certain existing investors were required to purchase, up to an additional $58.5 million of Series B Preferred Stock upon the occurrence of, or in connection with, certain milestone events. Pursuant to the March 2012 amendment to the Series B Purchase Agreement, the Company and the existing investors agreed to accelerate the purchase and sale of the remaining shares of Series B Preferred Stock available for issuance under the Series B Purchase Agreement, notwithstanding the original milestones. On March 21, 2012, the Company sold an additional 26,884,442 shares of Series B Preferred Stock to existing investors pursuant to the Series B Purchase Agreement at a price of $2.175 per share, resulting in net proceeds to the Company of approximately $58.4 million. The Company evaluated the terms of the Series B Preferred Stock and concluded that an investor's right to acquire additional shares of Series B Preferred Stock was not legally detachable and therefore was embedded and not required to be separated from Series B Preferred Stock.

        The Company accounts for potentially beneficial conversion features under ASC 470-20, Debt with Conversion and Other Options. At the time of each of the issuances of convertible preferred stock, the common stock into which the Series A and B convertible preferred stock is convertible had a fair value less than effective conversion price of the convertible preferred stock and as such, there was no intrinsic value on the respective commitment dates.

TESARO, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the Three Months Ended March 31, 2011 and 2012
and the Period from March 26, 2010 (Inception) to March 31, 2012 is unaudited)

5. Stockholders' Equity (Continued)

Preferred Stock

        The rights, preferences, and privileges of the Preferred Stock are as follows:

Conversion

        Each share of Preferred Stock is convertible into that number of shares of Common Stock determined by dividing the original purchase price of such share by the applicable conversion price (initially $1.00, $2.175 and $1.00 for the Series A Preferred Stock, Series B Preferred Stock and Junior Preferred Stock, respectively). The current conversion rate is 3.50:1 but, subject to certain exceptions, is subject to adjustment in the event that the Company issues additional equity securities at a purchase price less than the then-applicable conversion price and for certain other dilutive events. Conversion of the Preferred Stock is at the option of the holder, although conversion is automatic upon the earlier of (i) the consummation of an underwritten public offering at a public offering price of at least $4.35 per share (as adjusted for certain dilutive events) and resulting in aggregate gross proceeds to the Company of at least $50,000,000 or (ii) the date specified by affirmative vote or written consent of (a) a majority of the outstanding shares of Series A Preferred Stock and (b) at least sixty percent (60%) of the outstanding shares of Series B Preferred Stock, including at least one of two specified major investors, provided, that if the Junior Preferred Stock is not treated identically to the Series A Preferred Stock and Series B Preferred Stock in such automatic conversion, an automatic conversion of the Junior Preferred Stock requires the affirmative vote or written consent of a majority of the shares of Junior Preferred Stock.

        The Company has evaluated each of its series of Preferred Stock and determined that they should be considered an "equity host" and not a "debt host". This evaluation is necessary to determine if any embedded features require bifurcation and therefore, accounted for separately as a derivative liability. The Company's analysis followed the "whole instrument approach," which compares an individual feature against the entire preferred stock instrument which includes that feature. The Company's analysis was based on a consideration of the economic characteristics and risks and more specifically evaluated all the stated and implied substantive terms and features including (i) whether the preferred stock included redemption features, (ii) how and when any redemption features could be exercised, (iii) whether the preferred stockholders were entitled to dividends, (iv) the voting rights of the preferred stock and (v) the existence and nature of any conversion rights. As a result of the Company's determination that the preferred stock is an "equity host", the embedded conversion option is not considered a derivative liability.

Dividends

        Holders of Series B Preferred Stock are entitled to receive non-cumulative dividends at the annual rate of $0.1305 per share (as adjusted for certain dilutive events), payable when, as and if declared by the Company's Board of Directors, and in preference and priority to any dividend declared or paid on the Series A Preferred Stock, Junior Preferred Stock, or Common Stock. Holders of Series A Preferred Stock and Junior Preferred Stock are entitled to receive, on a pari passu basis, non-cumulative dividends at the annual rate of $0.06 per share (as adjusted for certain dilutive events), payable when, as and if declared by the Company's Board of Directors, and in preference and priority to any dividend declared or paid on the Common Stock. No dividends have been declared since the Company's inception.

TESARO, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the Three Months Ended March 31, 2011 and 2012
and the Period from March 26, 2010 (Inception) to March 31, 2012 is unaudited)

5. Stockholders' Equity (Continued)

Liquidation Preference

        In the event of any liquidation, dissolution or winding-up of the Company, including a deemed liquidation event, such as certain mergers or a disposition of substantially all the assets of the Company (a "Liquidation Event"), unless otherwise elected by (a) a majority of the outstanding shares of Series A Preferred Stock and (b) at least sixty percent (60%) of the outstanding shares of Series B Preferred Stock, including at least one of two specified major investors, the holders of Preferred Stock are entitled to receive, in preference to the holders of Common Stock, an amount equal to the original purchase price per share ($1.00, $2.175 and $1.00 for the Series A Preferred Stock, Series B Preferred Stock and Junior Preferred Stock, respectively, adjustable for certain dilutive events) plus all declared but unpaid dividends (each, a "Liquidation Preference"). The Liquidation Preference of the Series B Preferred Stock is payable in preference and priority to the Liquidation Preference of the Series A Preferred Stock and Junior Preferred Stock, and the Liquidation Preference of the Series A Preferred Stock is payable in preference and priority to the Liquidation Preference of the Junior Preferred Stock. After payment of the Liquidation Preferences to the holders of Preferred Stock, if any amounts remain available for distribution by the Company following a Liquidation Event, the holders of Common Stock receive all of the remaining assets of the Company pro rata based on the number of shares of Common Stock held by each such holder. Notwithstanding the foregoing, each share of Preferred Stock will be deemed to have been converted into Common Stock immediately prior to a Liquidation Event if, as a result of an actual conversion, the holder thereof would have received an amount greater than the amount distributable to such holder in connection with such Liquidation Event if such holder did not convert such share of Preferred Stock.

Voting Rights

        Holders of Senior Preferred Stock are entitled to vote as a single class with holders of Common Stock, and have one vote for each share of Common Stock into which their shares of Senior Preferred Stock are convertible. The affirmative vote or written consent of (a) a majority of the outstanding shares of Series A Preferred Stock and (b) at least sixty percent (60%) of the outstanding shares of Series B Preferred Stock, including at least one of two specified major investors, is required in order for the Company to, among other things, amend the Company's certificate of incorporation or bylaws, to the extent such amendment would adversely affect the rights, preferences or privileges of such series of Senior Preferred Stock, increase the authorized number of shares of Senior Preferred Stock, establish another class of stock having preference over, or being on parity with, the Senior Preferred Stock, or effect a Liquidation Event. Additionally, a majority vote of the Senior Preferred Stock, voting together as a single class on an as-converted basis, is required in order for the Company to, among other things, repurchase or redeem any Common Stock, subject to limited exceptions, increase or decrease the authorized number of directors on the Company's Board of Directors, pay any dividends on any class or series of Company stock, other than dividends payable solely in shares of Common Stock, incur or guarantee indebtedness in excess of $500,000, or enter into certain extraordinary transactions.

        Holders of Series A Preferred Stock, Series B Preferred Stock and Common Stock, each voting as a separate class, are each entitled to elect two members of the Company's Board of Directors, and holders of

TESARO, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the Three Months Ended March 31, 2011 and 2012
and the Period from March 26, 2010 (Inception) to March 31, 2012 is unaudited)

5. Stockholders' Equity (Continued)

Senior Preferred Stock and Common Stock, voting together as a single class, are entitled to elect any member of the Company's Board of Directors not otherwise elected by a class or series of stockholders.

        Subject to certain exceptions, the Junior Preferred Stock generally does not have a right to vote with the Senior Preferred Stock and Common Stock. However, a majority vote of the Junior Preferred Stock is required in order to amend the Company's certificate of incorporation or bylaws to the extent such amendment would adversely affect the rights, preferences or privileges of the Junior Preferred Stock.

Common Stock

        As of December 31, 2010, December 31, 2011 and March 31, 2012, respectively, the Company reserved for future issuance the following shares of Common Stock from its authorized shares of Common Stock for the potential conversion of outstanding Preferred Stock and for issuance in connection with stock-based awards under the 2010 Incentive Plan (as defined below), including for the exercise of outstanding options to purchase shares of Common Stock and for future stock-based awards under the 2010 Incentive Plan:

	December 31,
			March 31, 2012
	2010	2011
Series A Preferred Stock	2,857,141	5,714,282	5,714,282
Junior Preferred Stock	428,571	428,571	428,571
Series B Preferred Stock	—	5,586,373	13,267,637
Common Stock Awards (granted and ungranted)	357,142	1,792,560	1,792,560

	3,642,854	13,521,786	21,203,050

6. Stock-Based Compensation

        In connection with the Company's formation, the Company adopted the TESARO, Inc. 2010 Stock Incentive Plan (the "2010 Incentive Plan") under which it may grant stock-based awards to purchase up to 357 shares of Common Stock to eligible employees, officers, directors and consultants. On May 10, 2010, in connection with the Company's sale of Series A-1 Preferred Stock, each such share was reclassified for 1,000 shares of Common Stock, or an aggregate of 357,142 shares available under the 2010 Incentive Plan. On June 6, 2011, in connection with the Company's sale of Series B Preferred Stock, the 2010 Incentive Plan was amended to increase the number of shares of Common Stock available to be issued under the 2010 Incentive Plan by 1,623,988 shares of Common Stock. As of March 31, 2012, 6,857 shares are available for future issuance under the 2010 Incentive Plan. Terms of stock award agreements, including vesting requirements, are determined by the board of directors, subject to the provisions of the 2010 Incentive Plan. Options granted by the Company vest twenty five percent (25%) one year from vesting start date and seventy-five percent (75%) in equal installments over the subsequent thirty-six (36) months (subject to acceleration of vesting in the event of certain change of control transactions) and are exercisable

TESARO, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the Three Months Ended March 31, 2011 and 2012
and the Period from March 26, 2010 (Inception) to March 31, 2012 is unaudited)

6. Stock-Based Compensation (Continued)

from the date of grant for a period of ten years. For options granted to date, the exercise price equaled the estimated fair value of the Common Stock as determined by the board of directors on the date of grant.

Restricted Common Stock

        In connection with the Company's formation, the founders purchased an aggregate of 1,071 shares of Company Common Stock at a nominal per share purchase price. On May 10, 2010, in connection with the Company's sale of Series A-1 Preferred Stock, each such share was reclassified into 1,000 shares of Common Stock, or an aggregate of 1,071,426 shares of Common Stock (the "Founder Common"). The shares of Founder Common were subject to various restrictions pursuant to restricted stock agreements between the Company and each founder, including restrictions on transfer and a Company right of repurchase. Under these agreements, the founders' shares vest and the restrictions thereon lapse as follows: twenty five percent (25%) of such stock vested effective as of March 26, 2010, and seventy-five percent (75%) of such stock vests in equal installments over the subsequent forty-eight (48) months (subject to acceleration of vesting in the event of certain terminations of employment and in connection with certain change of control transactions).

        On February 7, 2011, the Company granted to the founders and one employee an aggregate of 188,570 shares of Common Stock as compensation for services provided (the "2011 Awards"). The 2011 Awards are subject to the 2010 Incentive Plan and various restrictions pursuant to restricted stock agreements between the Company and each recipient, including restrictions on transfer and a Company right of repurchase. Under these agreements, the recipients' shares of Common Stock vests as follows: twenty five percent (25%) of such stock vests effective as of January 6, 2012, and seventy-five percent (75%) of such stock vests in equal installments over the subsequent thirty-six (36) months (subject to acceleration of vesting in the event of certain change of control transactions).

        The Company records stock-based compensation expense for the Common Stock subject to repurchase, or restricted Common Stock grants, based on the grant date intrinsic value for employees. For the period from March 26, 2010 (inception) to December 31, 2010 the Company did not recognize any stock-based compensation for restricted Common Stock grants. The Company recorded stock-based compensation expense of $24,000 for the period ended December 31, 2011, and $6,000 for the three month period ending March 31, 2012, associated with restricted Common Stock grants. For the period from March 26, 2010 (inception) to March 31, 2012 the Company recorded $30,000 in stock-based compensation expense associated with restricted Common Stock grants.

TESARO, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the Three Months Ended March 31, 2011 and 2012
and the Period from March 26, 2010 (Inception) to March 31, 2012 is unaudited)

6. Stock-Based Compensation (Continued)

        A summary of the Company's restricted stock activity and related information is as follows (in thousands, except per share data):

	Shares	Weighted-average fair value per share
Unvested at March 26, 2010	—	$—
Granted	1,071,426	—
Vested	(418,526)	—

Unvested at December 31, 2010	652,900	—

Granted	188,570	0.53
Vested	(200,892)	—

Unvested at December 31, 2011	640,578	0.14

Granted (unaudited)	—	—
Vested (unaudited)	(105,223)	—

Unvested at March 31, 2012 (unaudited)	535,355	$0.18

At December 31, 2010, December 31, 2011 and March 31, 2012 there was $0, $75,000 and $68,000 of total unrecognized compensation cost related to restricted stock, respectively. As of March 31, 2012, the Company expects to recognize this cost over a remaining weighted-average period of 2.7 years.

Stock Options

        A summary of the Company's stock option activity and related information follows:

	Shares	Weighted- average price per share	Weighted- average remaining contractual term (years)	Aggregate intrinsic value
Outstanding at March 26, 2010 (inception)	—	$—
Granted	14,285	0.04
Exercised	—	—
Cancelled	—	—

Outstanding at December 31, 2010	14,285	0.04	9.7
Granted	879,279	1.33
Exercised	—	—
Cancelled	—	—

Outstanding at December 31, 2011	893,564	1.31	9.6	$3,270,444

Exercisable at December 31, 2011	5,356	0.04	8.7	$26,405

Vested and expected to vest at December 31, 2011(1)	893,564	$1.31	9.6	$3,270,444

TESARO, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the Three Months Ended March 31, 2011 and 2012
and the Period from March 26, 2010 (Inception) to March 31, 2012 is unaudited)

6. Stock-Based Compensation (Continued)

	Shares	Weighted- average price per share	Weighted- average remaining contractual term (years)	Aggregate intrinsic value
Outstanding at December 31, 2011	893,564	$1.31	9.6	$3,270,444
Granted (unaudited)	892,139	6.53
Exercised (unaudited)	—	—
Cancelled (unaudited)	—	—

Outstanding at March 31, 2012 (unaudited)	1,785,703	3.92	9.6	$4,821,398

Exercisable at March 31, 2012 (unaudited)	15,891	0.82	8.9	$92,168

Vested and expected to vest at March 31, 2012 (unaudited)(2)	1,785,703	$3.92	9.6	$4,821,398

(1)
This represents the number of vested options as of December 31, 2011, plus the number of unvested options expected to vest as of December 31, 2011, based on the unvested options at December 31, 2011, adjusted for the estimated forfeiture rate of 0%.

(2)
This represents the number of vested options as of March 31, 2012, plus the number of unvested options expected to vest as of March 31, 2012, based on the unvested options at March 31, 2012, adjusted for the estimated forfeiture rate of 0%.

        The fair value of each employee stock option was estimated at the date of grant using a Black-Scholes option-pricing model with the following assumptions:

	December 31,
			March 31, 2012
	2010	2011
Dividend yield	—	—	—
Volatility	82%	67% – 68%	69% – 71%
Risk-free interest rate	2.06%	1.07 – 2.03%	1.19 – 1.56%
Expected term (years)	6.25	6.25	6.25

        The Company uses the simplified method as prescribed by the Securities and Exchange Commission Staff Accounting Bulletin No. 107, Share-Based Payment, to calculate the expected term as it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term for options granted to employees. The expected term is applied to the stock option grant group as a whole, as the Company does not expect substantially different exercise or post-vesting termination behavior among its employee population. The computation of expected volatility is based on the historical volatility of a representative group of companies with similar characteristics to us, including early stage of product development and therapeutic focus. The representative group of companies consisted of Ardea Biosciences, Inc., ArQule, Inc., AVEO Pharmaceuticals, Inc., Exelixis, Inc., Rigel Pharmaceuticals, Inc., and Clovis Oncology, Inc. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the stock options.

TESARO, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the Three Months Ended March 31, 2011 and 2012
and the Period from March 26, 2010 (Inception) to March 31, 2012 is unaudited)

6. Stock-Based Compensation (Continued)

Management estimates expected forfeitures based on data from a representative group of companies with similar characteristics as the Company and recognizes compensation costs only for those equity awards expected to vest.

        For the period from March 26, 2010 (inception) to December 31, 2010 the Company did not recognize any stock-based compensation for employee stock option grants. The Company recorded stock-based compensation expense of $281,000 for the period ended December 31, 2011, and $200,000 for the three month period ending March 31, 2012, associated with employee stock options. For the period from March 26, 2010 (inception) to March 31, 2012 the Company recorded $481,000 in stock-based compensation expense associated with employee stock options. The weighted-average grant date fair value of options granted in the period from March 26, 2010 (inception) to December 31, 2010, the year ended December 31, 2011, the three month period ending March 31, 2012 and the period from March 26, 2010 (inception) to March 31, 2012 was $0.01, $0.76, $1.20 and $0.98 per share, respectively.

        Due to its operating losses in all periods, the Company has not recorded tax benefits associated with stock-based compensation and option exercises. Tax benefits will be recorded when realized.

        At December 31, 2010, December 31, 2011 and March 31, 2012, there was $0, $2.2 million and $5.6 million of total unrecognized compensation cost related to unvested stock options, respectively. As of March 31, 2012, the Company expects to recognize this cost over a remaining weighted-average period of 3.6 years.

7. Income Taxes

        The Company accounts for income taxes under FASB Accounting Standards Codification 740 ("ASC 740"). Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

        For the years ended December 31, 2010, December 31, 2011 and the three month period ending March 31, 2012, the Company did not have a current or deferred income tax expense or benefit.

        As of December 31, 2011 the Company had federal net operating loss carryforwards of approximately $16.5 million and state net operating loss carryforwards of $16.4 million, which are available to reduce future taxable income. The Company also had federal tax credits of $294,000, which may be used to offset future tax liabilities. The net operating loss ("NOL") and tax credit carryforwards will expire at various dates through 2031. The NOL and tax credit carryforwards are subject to review and possible adjustment by the Internal Revenue Service and state tax authorities. Net operating loss and tax credit carryforwards may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant shareholders over a three-year period in excess of 50%, as defined under Sections 382 and 383 of the Internal Revenue Code, respectively, as well as similar state provisions. This could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The amount of the annual limitation is determined based on the value of the Company immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years.

TESARO, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the Three Months Ended March 31, 2011 and 2012
and the Period from March 26, 2010 (Inception) to March 31, 2012 is unaudited)

7. Income Taxes (Continued)

        The Company's reserves related to taxes are based on a determination of whether and how much of a tax benefit taken by the Company in its tax filings or positions is more likely than not to be realized following resolution of any potential contingencies present related to the tax benefit. The Company recognized no material adjustment for unrecognized income tax benefits. Through December 31, 2011, the Company had no unrecognized tax benefits or related interest and penalties accrued.

        The principal components of the Company's deferred tax assets are as follows:

	Year Ended December 31,
	2010	2011
Deferred tax assets:
Depreciation and amortization	$2,589	$2,599
Accruals and other	21	101
Restricted Stock	—	29
Federal net operating loss carryforwards	569	5,622
State net operating loss carryforwards	89	864
Tax Credits	—	295

Deferred tax assets	3,268	9,510
Less valuation allowance	(3,268)	(9,510)

Net deferred tax assets	$—	$—

        ASC 740 requires a valuation allowance to reduce the deferred tax assets reported, if based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, the Company has recorded a valuation allowance against its deferred tax assets at December 31, 2011 and 2010, respectively because the Company's management has determined that is it more likely than not that these assets will not be fully realized. The increase in the valuation allowance in 2011 primarily relates to the net loss incurred by the Company.

        A reconciliation of income tax expense (benefit) at the statutory federal income tax rate and income taxes as reflected in the financial statements is as follows:

	Year Ended December 31,
	2010	2011
Federal income tax (benefit)/expense at statutory rate	(34.0)%	(34.0)%
State income tax benefit	(5.3)	(4.8)
Permanent items	2.9	2.6
Federal R&D Credit	—	(1.8)
Change in valuation allowance	36.4	38.0

Effective income tax rate	—%	—%

TESARO, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the Three Months Ended March 31, 2011 and 2012
and the Period from March 26, 2010 (Inception) to March 31, 2012 is unaudited)

8. Employee Benefit Plan

        In 2010, the Company adopted a retirement plan, which is qualified under section 401(k) of the Internal Revenue Code for its U.S. employees. The plan allows eligible employees to defer, at the employee's discretion, pre-tax or post-tax compensation up to the IRS annual limits. Company contributions may be made at the discretion of the Board of Directors.

        Effective as of January 1, 2012, the Company amended its 401(k) plan to provide for employer matching contributions equal to (1) 100% of employee deferral contributions up to a deferral rate of 3% compensation plus (2) 50% of employee deferral contributions up to a deferral rate of an additional 2% compensation.

9. Commitments and Contingencies

        The Company leases office space in Waltham, Massachusetts under a non-cancelable operating lease agreement. The lease term commenced December 1, 2011 and expires on March 31, 2013. The lease agreement provides for free rent for the first month. The rental expense is recognized on a straight-line basis over the lease term. Future minimum rental commitments, by fiscal year and in the aggregate, for the Company's operating lease is provided below (in thousands):

December 31, 2011
2012	$176
2013	44
2014	—
2015	—
2016	—
Thereafter	—

Total minimum lease payments	$220

        The Company recorded $28,652 and $76,786 in rent expense for period from March 26, 2010 (inception) to December 31, 2010 and the year ended December 31, 2011, respectively.

Litigation

        The Company is not a party to any litigation and does not have contingency reserves established for any litigation liabilities.

10. License Agreements

Rolapitant In-License

        In December 2010, the Company entered into a license agreement with OPKO Health, Inc. ("OPKO") to obtain an exclusive, royalty-bearing, sublicensable worldwide license to research, develop, manufacture, market and sell rolapitant. The license agreement also extended to an additional, backup compound, SCH900978, to which the Company has the same rights and obligations as rolapitant. Under the OPKO license the Company is obligated to use commercially reasonable efforts to conduct

TESARO, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the Three Months Ended March 31, 2011 and 2012
and the Period from March 26, 2010 (Inception) to March 31, 2012 is unaudited)

10. License Agreements (Continued)

all preclinical, clinical, regulatory and other activities necessary to develop and commercialize rolapitant. Under the terms of the OPKO license, the Company paid OPKO $6.0 million upon signing the agreement and issued 1,500,000 shares of our Junior Preferred Stock. At the time of the license transaction, the fair value of Junior Preferred Stock was determined to be $630,000. The Company is also required to make development milestone payments to OPKO of up to an aggregate of $30.0 million if specified regulatory and initial commercial sales milestones are achieved. In addition, the Company is required to make additional milestone payments to OPKO of up to an aggregate of $85.0 million if specified levels of annual net sales of rolapitant are achieved. If commercial sales of rolapitant commence, the Company is required to pay OPKO tiered royalties on the amount of annual net sales achieved in the United States and Europe at percentage rates that range from the low teens to the low twenties, which the Company expects will result in an effective royalty rate in the low teens. The royalty rate on annual net sales outside of the United States and Europe is slightly above the single digits. If the Company elects to develop and commercialize rolapitant in Japan through a third-party licensee the Company will share equally with OPKO all amounts received by it in connection with such activities under the Company's agreement with such third party, subject to certain exceptions and deductions. OPKO also retains an option to become the exclusive distributor of such products in Latin America, provided that OPKO exercises that option within a defined period following specified regulatory approvals in the United States. The Company is responsible for all preclinical, clinical, regulatory and other activities necessary to develop and commercialize rolapitant. There were no ongoing clinical trials for rolapitant at the time of its acquisition. None of the assets acquired have alternative future uses, nor have they reached a stage of technological feasibility. As no process or activities were acquired along with the license, the transaction was accounted for as an asset acquisition by recording the entire purchase price to acquired in-process research and development expense of $6.6 million. As of March 31, 2012, the Company has not made any additional milestone payments under this license agreement.

ALK In-License

        In March 2011, the Company entered into a license agreement with Amgen, Inc., or Amgen, under which it received an exclusive, royalty bearing, sublicensable worldwide license under certain of Amgen's patent rights to research, develop, manufacture, market and sell licensed ALK inhibitor compounds, including TSR-011. The Company is also responsible for using commercially reasonable efforts to conduct all preclinical, clinical, regulatory and other activities necessary to develop and commercialize an ALK product. In the event that the Company wishes to sublicense any of the development and commercialization rights to any third party, it is required to grant to Amgen a right of first negotiation with respect to the rights it proposes to sublicense. Under the terms of the license agreement, the Company made an up-front payment to Amgen of $0.5 million. The Company is required to make milestone payments to Amgen of up to an aggregate of $138 million if specified clinical development, regulatory, initial commercialization and annual net product sales milestones are achieved. If commercial sales of a product commence, the Company will pay Amgen royalties at percentage rates ranging from the mid-single digits to slightly above the single digits based on cumulative worldwide net sales. At the time of the license transaction, ALK was a preclinical

TESARO, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the Three Months Ended March 31, 2011 and 2012
and the Period from March 26, 2010 (Inception) to March 31, 2012 is unaudited)

10. License Agreements (Continued)

compound. None of the assets acquired have alternative future uses, nor have they reached a stage of technological feasibility. As no processes or activities were acquired along with the license, the transaction was accounted for as an asset acquisition by recording the entire purchase price to acquired in-process research and development expense of $0.5 million. Future milestone payments will also be expensed as achieved. As of March 31, 2012 the Company has not made any additional milestone payments under this license agreement.

11. Subsequent Events

2012 Omnibus Incentive Plan

        On April 27, 2012, the stockholders of the Company approved the TESARO, Inc. 2012 Omnibus Incentive Plan (the "2012 Incentive Plan"), which had been previously adopted by the Board of Directors. Upon effectiveness of the 2012 Incentive Plan, the Company ceased making awards under the 2010 Incentive Plan. The 2012 Incentive Plan allows the Company to grant awards for up to 1,428,571 shares of Common Stock plus the number of shares of Common Stock available for grant under the 2010 Incentive Plan as of the effectiveness of the 2012 Incentive Plan (which is an additional 6,857 shares). Each year starting with 2013, the number of shares available for grants of awards under the 2012 Incentive Plan will be increased automatically on January 1 by a number of shares of Common Stock equal to the lesser of 4% of the shares of Common Stock outstanding at such time or the number of shares determined by the Company's board of directors. Awards under the 2012 Incentive Plan may include the following award types: stock options, which may be either incentive stock options or nonqualified stock options; stock appreciation rights; restricted stock; restricted stock units; dividend equivalent rights; performance shares; performance units; cash-based awards; other stock-based awards, including unrestricted shares; or any combination of the foregoing.

Niraparib In-License (Unaudited)

        On May 23, 2012, the Company entered into a license agreement with Merck Sharp & Dohme Corp., a subsidiary of Merck & Co., Inc. ("Merck"), under which the Company obtained exclusive, worldwide rights to certain patents and non-exclusive rights to certain Merck know-how, to research, develop, manufacture, market and sell niraparib and a backup compound, MK-2512, for all therapeutic and prophylactic uses in humans. The Company is not currently advancing MK-2512. Under the Merck license, the Company is obligated to use diligent efforts to develop and commercialize a licensed product. Under the terms of the license agreement, the Company is required to make an up-front payment to Merck of $7 million in June 2012. The Company is also required to make milestone payments to Merck of up to $57 million in development and regulatory milestones for the first indication, up to $29.5 million in development and regulatory milestones for each successive indication, and up to $87.5 million in one-time sales milestones based on the achievement of annual sales objectives. If commercial sales of niraparib commence, the Company will pay Merck tiered royalties at a percentage rate in the low teens based on worldwide annual net sales. None of the assets acquired have alternative future uses, nor have they reached a stage of technological feasibility. As no process or activities were acquired along with the license, the transaction will be accounted for as an asset

TESARO, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2012, for the Three Months Ended March 31, 2011 and 2012
and the Period from March 26, 2010 (Inception) to March 31, 2012 is unaudited)

11. Subsequent Events (Continued)

acquisition by recording the entire purchase price of $7 million as acquired in-process research and development expense.

Employee Stock Purchase Plan (Unaudited)

        On June 6, 2012, the Board of Directors adopted the TESARO, Inc. 2012 Employee Stock Purchase Plan (the "ESPP"). Subject to prior stockholder approval, the ESPP will become effective immediately prior to the closing of the Company's initial public offering. A total of 275,000 shares of common stock will be reserved for future issuance under the ESPP and are pursuant to purchase rights granted to the Company's employees or to employees of the Company's designated subsidiaries.

6,000,000 Shares

TESARO, INC.

Common Stock

PRELIMINARY PROSPECTUS
                    , 2012

Citigroup
Morgan Stanley
Leerink Swann

BMO Capital Markets
Baird

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other expenses of issuance and distribution.

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale of common stock being registered. All amounts shown are estimates, except the Securities and Exchange Commission registration fee, the Financial Industry Regulatory Authority filing fee and the NASDAQ Global Market listing fee.

Securities and Exchange Commission registration fee	$11,862
Financial Industry Regulatory Authority filing fee	10,850
NASDAQ Global Market listing fee	125,000
Legal fees and expenses	1,500,000
Accountants' fees and expenses	575,000
Printing expenses	250,000
Transfer agent and registrar fees and expenses	3,500
Blue Sky fees and expenses	5,000
Miscellaneous	58,788

Total	$2,540,000

Item 14.    Indemnification of directors and officers.

Limitation on liability and indemnification of directors and officers

        Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, provides that a Delaware corporation, in its certificate of incorporation, may limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

  •
  transaction from which the director derived an improper personal benefit;

  •
  act or omission not in good faith or that involved intentional misconduct or a knowing violation of law;

  •
  unlawful payment of dividends or redemption of shares; or

  •
  breach of the director's duty of loyalty to the corporation or its stockholders.

        Section 145(a) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) because that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, so long as the person acted in good faith and in a manner he or she reasonably believed was in or not opposed to the corporation's best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        Section 145(b) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to obtain a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action, so long as the person acted in good faith and in a manner the person reasonably believed was in or not opposed to the corporation's best interests, except that no indemnification shall be permitted without judicial approval if a court has determined that the person is to be liable to the corporation with respect to such claim. Section 145(c) of the DGCL further provides that, if a present or former director or officer has been successful in defense of any action referred to above, the corporation must indemnify such officer or director against the expenses (including attorneys' fees) he or she actually and reasonably incurred in connection with such action.

        Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise against any liability asserted against and incurred by such person, in any such capacity, or arising out of his or her status as such, whether or not the corporation could indemnify the person against such liability under Section 145 of the DGCL.

        Our amended and restated certificate of incorporation and our amended and restated bylaws, each of which will become effective in connection with the closing of this offering, provide for the indemnification of our directors and officers to the fullest extent permitted under the DGCL.

        We have entered into indemnification agreements with each of our directors. These indemnification agreements may require us, among other things, to indemnify each such director for some expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by him or her in any action or proceeding arising out of his or her service as one of our directors. Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

        We intend to purchase and maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

        We have entered into an underwriting agreement, which provides for indemnification by the underwriters of us, our officers and directors, for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, or the Securities Act.

        See also the undertakings set out in response to Item 17 herein.

Item 15.    Recent sales of unregistered securities.

        Set forth below is information regarding shares of common stock and preferred stock issued and options granted by us within the past three years that were not registered under the Securities Act (after giving effect to a 1 for 3.50 reverse stock split of our common stock effectuated on June 18, 2012). Also included is the consideration, if any, received by us for such shares and options and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

(a)
Issuances of Capital Stock:

(1)
On March 26, 2010, we issued an aggregate of 1,071,426 shares of our common stock to our founders at a price per share of $0.00004 for an aggregate purchase price of $37.50, which, in addition to reflecting the reverse stock split mentioned above, reflects a 1,000 for 1 stock split of our common stock on May 10, 2010.

  (2)
  On May 10, 2010, we issued an aggregate of 10,000,000 shares of our Series A-1 preferred stock at a price per share of $1.00 for an aggregate purchase price of $10,000,000.

  (3)
  On December 10, 2010, we issued an aggregate of 1,500,000 shares of our Series O preferred stock. The shares were issued as part of the consideration for the exclusive worldwide rights to research, develop, manufacture and sell rolapitant under a licensing agreement between the Company and OPKO Health, Inc.

  (4)
  On February 7, 2011, we issued 188,570 shares of our common stock to our named executive officers and an employee pursuant to restricted stock awards.

  (5)
  On February 11, 2011, we issued an aggregate of 10,000,000 shares of our Series A-2 preferred stock at a price per share of $1.00 for an aggregate purchase price of $10,000,000.

  (6)
  On June 6, 2011, we issued an aggregate of 18,390,796 shares of our Series B preferred stock at a price per share of $2.175 for an aggregate purchase price of $39,999,993.

  (7)
  On July 7, 2011, we issued an aggregate of 1,161,523 shares of our Series B preferred stock at a price per share of $2.175 for an aggregate purchase price of $2,526,313.

  (8)
  On March 21, 2012, we issued an aggregate of 26,884,442 shares of our Series B preferred stock at a price per share of $2.175 for an aggregate purchase price of $58,473,678.

(b)
Grants of Stock Options:

(1)
From September 21, 2010 through May 16, 2012, we granted stock options to purchase an aggregate of 1,844,985 shares of our common stock with exercise prices ranging from $0.04 to $6.62 per share, to certain of our employees and directors in connection with services provided by such parties to us.

        We deemed the issuances of the securities described in paragraph (a)(1) above to be exempt from registration under the Securities Act, in reliance on Section 4(2) of the Securities Act, relative to transactions by an issuer not involving a public offering in that the shares were issued to our founders, who are also our executive officers. We deemed the offers, sales and issuances of the securities described in paragraphs (a)(2) and (a)(3) and paragraph (a)(5) through (a)(7) above to be exempt from registration under the Securities Act, in reliance on Section 4(2) of the Securities Act, including Regulation D and Rule 506 promulgated thereunder, relative to transactions by an issuer not involving a public offering.

        We deemed the grant of restricted stock awards and stock options described in paragraphs (a)(4) and (b)(1) to be exempt from registration under the Securities Act in reliance on Rule 701 pursuant to the Securities Act as offers and sales of securities under compensatory benefit plans and contracts relating to compensation in compliance with Rule 701. The grant of restricted stock awards described in paragraph (a)(4) was deemed to be exempt from registration under the Securities Act, in reliance on Section 4(2) of the Securities Act relative to transactions by an issuer not involving a public offering in that the shares were issued to our founders, who are also our executive officers. Each of the recipients of securities in any transaction exempt from registration either received or had adequate access, through employment, business or other relationships, to information about us.

        All purchasers of securities in transactions exempt from registration pursuant to Regulation D represented to us that they were accredited investors and were acquiring the shares for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from the registration requirements of the Securities Act.

        All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. The certificates representing the issued shares of capital stock described in this Item 15 included appropriate legends setting forth that the applicable securities have not been registered and reciting the applicable restrictions on transfer. There were no underwriters employed in connection with any of the transactions set forth in this Item 15.

Item 16.    Exhibits and financial statement schedules.

  (a)
  Exhibits

        See the Index to Exhibits attached to this registration statement, which is incorporated by reference herein.

  (b)
  Financial Statement Schedules

        Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

        (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 5 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Waltham, in the Commonwealth of Massachusetts, on this June 19, 2012.

TESARO, INC.
By:	/s/ LEON O. MOULDER, JR. Leon O. Moulder, Jr. Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ LEON O. MOULDER, JR. Leon O. Moulder, Jr.	Chief Executive Officer, Director (Principal Executive Officer)	June 19, 2012
* Mary Lynne Hedley, Ph.D.	President, Chief Scientific Officer and Director	June 19, 2012
/s/ RICHARD J. RODGERS Richard J. Rodgers	Executive Vice President, Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer and Principal Accounting Officer)	June 19, 2012
* David M. Mott	Chairman of the Board of Directors	June 19, 2012
* Lawrence M. Alleva	Director	June 19, 2012
* Arnold L. Oronsky, Ph.D.	Director	June 19, 2012
* Paul Walker	Director	June 19, 2012

Signature	Title	Date

* Beth Seidenberg, M.D.	Director	June 19, 2012

*By:	/s/ RICHARD J. RODGERS Richard J. Rodgers Attorney-in-fact

INDEX TO EXHIBITS

Exhibit Number		Exhibit Description
1.1	†	Form of Underwriting Agreement.
3.1	#	Third Amended and Restated Certificate of Incorporation of the Company, as currently in effect.
3.2	#	Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of the Company, dated as of July 7, 2011.
3.3		Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation of the Company, dated as of June 18, 2012.
3.4	#	Bylaws of the Company, as currently in effect.
3.5		Form of Amended and Restated Certificate of Incorporation of the Company, to be effective upon the closing of this offering.
3.6		Form of Amended and Restated Bylaws of the Company, to be effective upon the closing of this offering.
4.1		Form of Certificate of Common Stock.
4.2	#	Second Amended and Restated Investors' Rights Agreement, dated as of June 6, 2011, as amended, between the Company and certain investors named therein.
4.3	#	Amendment No 1. to the Second Amended and Restated Investors' Rights Agreement.
5.1	†	Form of opinion of Hogan Lovells US LLP regarding the validity of the securities being registered.
10.1	+#	TESARO, Inc. 2010 Stock Incentive Plan, as amended, and forms of agreement thereunder.
10.2	+	TESARO, Inc. 2012 Omnibus Incentive Plan.
10.3	+	TESARO, Inc. 2012 Employee Stock Purchase Plan.
10.4	+	Form of Option Agreement under 2012 Omnibus Incentive Plan.
10.5	+#	Form of Indemnification Agreement between the Company and each of Leon O. Moulder, Jr., Mary Lynne Hedley, Ph.D., Richard J. Rodgers and Lawrence M. Alleva.
10.6	+#	Indemnification Agreement between the Company and David M. Mott.
10.7	+#	Indemnification Agreement between the Company and Arnold L. Oronsky.
10.8	+#	Indemnification Agreement between the Company and Paul Walker.
10.9	+#	Indemnification Agreement between the Company and Beth Seidenberg, M.D.
10.10	+	Amended and Restated Offer Letter Agreement by and between the Company and Leon O. Moulder, Jr., dated June 18, 2012.
10.11	+	Amended and Restated Offer Letter Agreement by and between the Company and Mary Lynne Hedley, dated June 18, 2012.
10.12	+	Amended and Restated Offer Letter Agreement by and between the Company and Richard J. Rodgers, dated June 18, 2012.
10.13	+#	Restricted Stock Agreement by and between the Company and Leon O. Moulder, Jr., dated May 10, 2010.

Exhibit Number		Exhibit Description
10.14	+#	Restricted Stock Agreement by and between the Company and Mary Lynne Hedley, dated May 10, 2010.
10.15	+#	Restricted Stock Agreement by and between the Company and Richard J. Rodgers, dated May 10, 2010.
10.16	+#	Form of Non-Disclosure and Inventions Assignment Agreement by and between the Company and each of Messrs. Moulder and Rodgers and Dr. Hedley.
10.17	#*	Exclusive License Agreement by and between the Company and OPKO Health, Inc., dated December 10, 2010.
10.18	#*	Exclusive License Agreement by and between the Company and Amgen, Inc., dated as of March 18, 2011.
10.19	#*	Process Development and Manufacturing Services Agreement by and between the Company and Hovione Inter Limited, dated March 31, 2012.
10.20	#*	License Agreement by and between the Company and Merck Sharpe & Dohne Corp., dated May 23, 2012.
23.1		Consent of Ernst & Young LLP.
23.2		Consent of Hogan Lovells US LLP (included in Exhibit 5.1).
24.1	#	Power of Attorney (included on the signature page).
99.1	#	Confidential Draft of Amendment No. 1 to the Company's Registration Statement on Form S-1 (File No. 333-180309).
99.2	#	Confidential Draft of Amendment No. 2 to the Company's Registration Statement on Form S-1 (File No. 333-180309).

#
Previously filed.

†
To be filed by amendment.

+
Indicates management contract or compensatory plan.

*
Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.